Exhibit 10.1

LOAN AGREEMENT

Dated as of July 20, 2022

Among

THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO,

collectively, as Borrower,

BANK OF AMERICA, N.A.,

CITI REAL ESTATE FUNDING INC.,

BARCLAYS CAPITAL REAL ESTATE INC.,

MORGAN STANLEY BANK, N.A.,

and

SOCIETE GENERALE FINANCIAL CORPORATION

collectively, as Lender

i

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v

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SCHEDULES AND EXHIBITS

Schedule 1.1(a)	–	Allocated Loan Amounts
Schedule 1.1(b)	–	Existing Management Agreement
Schedule 1.1(c)	–	Intentionally Omitted
Schedule 1.1(d)	–	Preapproved Alterations
Schedule 1.1(e)	–	Preapproved Leases
Schedule 1.1(f)	–	Aggregate Square Footage
Schedule 1.1(g)	–	Building Park Property
Schedule 1.1(h)	–	Single Legal Property
Schedule 1.1(i)	–	Tenant Purchase Option Property
Schedule 1.1(j)	–	Reciprocal Easement Agreements
Schedule 1.1(k)	–	Net Operating Income Calculation
Schedule 1.1(l)	–	MICC Association Documents and Fifth Wellington Association Documents
Schedule 1.1(m)	–	Property
Schedule 1.1(n)	–	Permitted Encumbrances
Schedule 1.1(o)	–	Deferred Borrower
Schedule 1.1(p)	–	Deferred Property
Schedule 1.1(q)	–	Previously-Owned Property
Schedule 1.1(r)	–	Previously-Owned Property Borrower
Schedule 1.1(s)	–	Pool A Properties
Schedule 1.1(t)	–	Pool B Properties
Schedule 2.6.2	–	Pre-Identified Release Parcels
Schedule 2.9	–	Section 2.9 Certificate
Schedule 4.1.1	–	Organizational Chart of Borrower
Schedule 4.1.4	–	Litigation
Schedule 4.1.5	–	Agreements
Schedule 4.1.6	–	Title
Schedule 4.1.12	–	Condemnations
Schedule 4.1.16	–	Combined Lots
Schedule 4.1.17	–	Assessments
Schedule 4.1.22	–	Zoning Issues
Schedule 4.1.26(a)	–	Leases
Schedule 4.1.26(b)	–	Rent Roll Discrepancies
Schedule 4.1.26(c)	–	Notice of Tenant Defaults Under Major Leases
Schedule 4.1.26(d)	–	Prepaid Rent
Schedule 4.1.26(e)	–	Outstanding Landlord Work
Schedule 4.1.26(f)	–	Rights of First Refusal or Similar Rights
Schedule 4.1.26(g)	–	Tenant Termination Rights
Schedule 4.1.28	–	Borrower Principal Place of Business
Schedule 4.1.30	–	Special Purpose Entity/Separateness
Schedule 4.1.31	–	Management Agreements
Schedule 4.1.33	–	No Change in Facts or Circumstances; Disclosure
Schedule 4.1.38	–	Equipment, Fixtures and Personal Property
Schedule 4.1.40	–	Underwriting Representations
Schedule 5.1.30	–	Required Repairs

Schedule 5.1.31	–	Multifamily Property
Schedule 5.2.10	–	REIT Election
Schedule 5.2.14	–	Leasing Matters
Schedule 7.7.1	–	Unfunded Obligations
Schedule 7.7.2	–	Outstanding Free Rent Amount

Exhibit A	–	Borrower
Exhibit B	–	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit C	–	Form of Excess Cash Flow Guaranty
Exhibit D	–	Intentionally Omitted
Exhibit E	–	Intentionally Omitted
Exhibit F	–	Form of Joinder Agreement
Exhibit G	–	Form of Debt Yield Trigger Cure Guaranty
Exhibit H	–	Intentionally Omitted
Exhibit I	–	Form of Pre-Negotiation Agreement

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of July 20, 2022 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), is by and among BANK OF AMERICA, N.A., having an address at 620 South Tryon Street, NC1-030-21-01, Charlotte, North Carolina 28255 (“BOA”), CITI REAL ESTATE FUNDING INC., a New York corporation, having an address at 388-390 Greenwich Street, Trading Floor 4, New York, New York 10013 (“Citi”), BARCLAYS CAPITAL REAL ESTATE INC., a Delaware corporation, having an address at 745 Seventh Avenue, New York, New York 10019 (“Barclays”), MORGAN STANLEY BANK, N.A., having an address at 1585 Broadway, 25th Floor, New York, New York 10036 (“MS”) and SOCIETE GENERALE FINANCIAL CORPORATION, having an address at 245 Park Avenue, New York, New York 10167 (“SocGen”; together with BOA, Citi, Barclays and MS, individually or collectively, as the context may require, together with their respective successors, assigns, and/or alternate branches, “Lender”) and THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO AS BORROWER, each having its principal place of business at c/o Blackstone Real Estate Advisors L.P., 345 Park Avenue, New York, New York 10154 (each an “Individual Borrower” and collectively and/or individually as the context may require, “Borrower”) with respect to those certain Properties set forth on Schedule 1.1(m) attached hereto.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“40% Gap” shall have the meaning set forth in Section 6.1(b) hereof.

“40% Standard” shall have the meaning set forth in Section 6.1(b) hereof.

“60% Gap” shall have the meaning set forth in Section 6.1(b) hereof.

“60% Standard” shall have the meaning set forth in Section 6.1(b) hereof.

“Acceptable Blanket Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Protection Agreement (or the guarantor of such counterparty’s obligations) that (a) until the expiration of the applicable Interest Rate Protection Agreement has and shall maintain, (i) if any of the Securities or any class thereof in any Securitization is rated by Moody’s, a long-term senior unsecured debt or counterparty rating of at least A2 from Moody’s, (ii) if any of the Securities or any class thereof in any Securitization is rated by S&P, a long-term senior unsecured debt or counterparty rating of at least A+ by S&P and (iii) if any of the Securities or any class thereof in any Securitization is rated by Fitch, a short-term unsecured debt or counterparty rating of at least F-1 by Fitch or (b) is otherwise acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Rated Securitization. Notwithstanding anything to the contrary, (i) U.S. Bank, N.A. shall qualify as an Acceptable Counterparty, and (ii) SMBC Capital Markets, Inc. shall qualify as an Acceptable Counterparty subject to providing, if such entity does not itself satisfy the foregoing credit requirements, a guaranty on SMBC’s then-customary form from an affiliate satisfying the foregoing credit ratings requirements. Notwithstanding the foregoing, if none of the foregoing rating agencies rate the securities issued in the first Securitization of the Loan, or the Loan is not subject to a Rated Securitization, then the rating requirements of the Acceptable Counterparty shall be mutually agreed upon by Borrower and Lender (provided, in no event shall such rating requirements be higher than those set forth in clause (a) above).

“Access Laws” shall have the meaning set forth in the definition of “Legal Requirements”.

“Additional Administrative Agent Decision” shall have the meaning set forth in Section 10.30(a) hereof.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Additional Insolvency Opinion Condition” shall mean that the aggregate amounts guaranteed pursuant to all Ancillary Guaranties, TI Guaranties and Letters of Credit provided by any Insolvency Opinion Affiliate (or any Affiliate thereof that is also an Insolvency Opinion Affiliate), is in an aggregate amount equal to or greater than fifteen percent (15%) of the Outstanding Loan Amount.

“Additional Interest” shall have the meaning set forth in Section 2.4.1(a) hereof.

“Administrative Agent” means, as applicable, (i) BOA or any successor thereof in accordance with Section 10.30(d) of this Agreement, (ii) following the Securitization of the last portion of the Loan (including a Securitization of the entire Loan), the trustee under such Securitization or any Servicer selected by such trustee and (iii) if the Loan is sold by Lender such that the Loan is held by a single Lender, then automatically, and without any further action by Lender, such single Lender that holds the Loan for so long as such Lender is the sole holder of the Loan.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Properties” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an affiliate of such Person.

“Affiliate Lender” shall have the meaning set forth in Section 10.28 hereof.

“Affiliate Management Fee Subordination Condition” shall have the meaning set forth in the definition of “Capped Actual Management Fee Condition.”

“Affiliate Manager” shall mean any Manager in which Borrower, SPE Constituent Entity or Guarantor Controls or has, directly or indirectly, fifty percent (50%) or more of the legal, beneficial or economic interest therein.

“Agent” shall mean the “Cash Management Bank” under the Cash Management Agreement.

“Aggregate LTV Ratio” shall mean the ratio of (a) (i) the Outstanding Loan Amount as of the date of the closing of the Mezzanine Loan, plus (ii) the principal amount of the Mezzanine Loan (including any undisbursed funds) to (b) the aggregate value of the Properties as determined pursuant to appraisals ordered by Lender in connection with the closing of the Mezzanine Loan.

“Aggregate Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation, or value of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Net Operating Income) taken as a whole, (c) the enforceability, validity, perfection or priority of the lien of the Mortgages or the other Loan Documents, in each case, taken as a whole or (d) the ability of Borrowers, as a whole, to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrowers’ other material obligations under the Loan Documents.

“Aggregate Square Footage” shall mean the aggregate rentable square footage in any of the improvements at the Properties (excluding the rentable square footage of each Release Property that shall have been released from the Lien of the related Mortgage pursuant to Section 2.6 prior to the date of determination). As of the Closing Date, the Aggregate Square Footage of each Individual Property is as set forth on Schedule 1.1(f) hereof; provided that, following any Multifamily Conversion, the Aggregate Square Footage of all improvements at any Multifamily Property shall be updated to reflect the updated square footage of any of such improvements after giving effect to the Multifamily Conversion and Schedule 1.1(f) shall be deemed updated accordingly.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the amount set forth on Schedule 1.1(a) hereof (as may be reduced or reallocated from time to time pursuant to the terms and conditions hereof). For the avoidance of doubt, no portion of the Loan shall be allocated to any of the Release Parcels/Rights.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alternate Release Price” shall have the meaning set forth in Section 2.6.1 hereof.

“Alterations” shall have the meaning set forth in Section 5.1.21(a) hereof.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21(b) hereof.

“Alterations Guarantor” shall mean any of (i) Guarantor, (ii) one or more Replacement Sponsor Guarantors, (iii) one or more Replacement Affiliate Guarantors, or (iv) from and after a substitution in accordance with the terms hereof and of the Alterations Guaranty, any Replacement Guarantor.

“Alterations Guaranty” shall have the meaning set forth in Section 5.1.21(b) hereof.

“Alterations Guaranty Assumption” shall have the meaning set forth in Section 5.2.10(d)(i) hereof.

“Alterations Threshold Amount” shall mean five percent (5%) of the sum of the Outstanding Loan Amount and, if applicable, the Outstanding Mezzanine Loan Amount.

“Alternate Index Rate” shall mean with respect to any Benchmark Transition Event the sum of: (a) the alternate benchmark rate that has been selected by Lender (after consultation with Borrower) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated stand-alone floating rate CMBS loans with sponsors similar to Sponsor at such time and (b) the Alternate Rate Spread Adjustment, provided, that, in no event shall the Alternate Index Rate for any Interest Period be deemed to be less than zero.

“Alternate Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Alternate Index Rate determined as of the applicable Determination Date plus the Spread for each Component.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate for the Note (or each Component, as applicable).

“Alternate Rate Spread Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Alternate Index Rate, an amount (which may be a positive or negative value or zero) equal to the difference (expressed as the number of basis points) between (1) the average value of the then-current Benchmark during the ninety (90) day period ending as of the most recent Determination Date for which such Benchmark was available and (2) the average value of the applicable Unadjusted Alternate Index Rate during such period.

“Alternate Strike Price” shall mean a strike price chosen by Borrower in its sole discretion which is greater than the Strike Price (but in no event greater than a rate equal to the greater of (i) 3.85% and (ii) the rate that yields a per annum interest rate that would result in the Debt Service Coverage Ratio being no less than 1.10:1.00 (calculated assuming that for all times, Term SOFR (or the Prime Index Rate or if the Loan is an Alternate Rate Loan, the Unadjusted Alternate Index Rate, as applicable) is equal to the new Strike Price (rather than the then current Strike Price) for purposes of determining the Debt Service and Term SOFR (as defined in the Mezzanine Loan Agreement (if any)) (or the Prime Index Rate or if the Loan is an Alternate Rate Loan, the Unadjusted Alternate Index Rate (as each is defined in the Mezzanine Loan Agreement (if any)) is equal to the new Strike Price (as defined in the Mezzanine Loan Agreement (if any)) (rather than the current Strike Price (as defined in the Mezzanine Loan Agreement (if any)))) and with respect to which the Alternate Strike Price Condition has been satisfied.

“Alternate Strike Price Condition” shall mean that Borrower has either (i) deposited in the Rate Cap Reserve Account, (ii) delivered a Letter of Credit, and/or (iii) delivered a Rate Cap Reserve Guaranty to Lender, in accordance with the terms and conditions of this Agreement, in each case, in an amount equal to, or with respect to the delivery of a Rate Cap Reserve Guaranty, guaranteeing the payment of an amount equal to, the applicable Rate Cap Reserve Amount (or permitted portion thereof pursuant to the Loan Documents).

“Ancillary Guarantor” shall mean, individually or collectively, as the context requires, Alterations Guarantor, Excess Cash Flow Guarantor, Rate Cap Reserve Guarantor, Reserve Guarantor and Debt Yield Trigger Cure Guarantor (in each case, only to the extent such entity has delivered the applicable Ancillary Guaranty in accordance with the terms of this Agreement and such Ancillary Guaranty has not terminated pursuant to its terms).

“Ancillary Guaranty” shall mean, individually or collectively, as the context requires, (a) the Alterations Guaranty, (b) the Excess Cash Flow Guaranty, (c) the Rate Cap Reserve Guaranty, (d) the Reserve Guaranty and (e) the Debt Yield Trigger Cure Guaranty (in each case, only to the extent delivered in accordance with the terms of this Agreement).

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by or on behalf of Borrower in accordance with Section 5.1.11(e) hereof for the annual budgeting period.

“Applicable Similar Law” shall have the meaning set forth in Section 4.1.9 hereof.

“Approval Standards” shall have the meaning set forth in Section 10.30(e) hereof.

“Approved Accounting Principles” shall mean (a) GAAP or (b) such other consistently applied accounting basis that is acceptable to Lender.

“Approved Alterations” shall have the meaning set forth in Section 5.1.21(a) hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved Borrower Sub” shall have the meaning set forth in Section 5.2.10(f) hereof.

“Approved Control Party” shall mean (x) one or more entities comprising any Initial Sponsor, (y) following a Permitted Assumption, the Permitted Assumption Party(ies) or (z) following a Public Sale, the applicable Public Vehicle.

“Approved Drop Downs” shall have the meaning set forth in Section 5.2.10(f) hereof.

“Approved Sponsor Entity” shall mean any entity comprising Initial Sponsor and/or any Blackstone Fund Entity.

“Assignment of Interest Rate Protection Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the Closing Date, by and among Lender, Borrower and Existing Manager, as manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Sub-Management Agreement” shall mean those certain Assignments of Sub-Management Agreement and Subordination of Sub-Management Fees, each dated as of the Closing Date, by and among Lender, the applicable Borrower, Manager and the applicable sub-manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority to Borrower or any of its Affiliates in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EEA Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors. A Bankruptcy Action shall automatically cease upon a Bankruptcy Action Cure to the extent such Bankruptcy Action is eligible to be cured in accordance with the definition of “Bankruptcy Action Cure”.

“Bankruptcy Action Cure” shall mean, in the event of an involuntary Bankruptcy Action that was not consented to by Borrower or any SPE Constituent Entity, such Bankruptcy Action being discharged, stayed or dismissed within ninety (90) days of the filing thereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state or foreign bankruptcy or insolvency law.

“Barclays” shall have the meaning set forth in the introductory paragraph hereto.

“Base Fee” shall have the meaning set forth in the definition of “Capped Actual Management Fee Condition.”

“Benchmark” shall mean (i) initially, the Term SOFR Reference Rate for a one-month tenor; and (ii) on and after the conversion to an Alternate Index Rate pursuant to Section 2.2.5 hereof, the Alternate Index Rate determined in accordance with the terms and conditions hereof.

“Benchmark Replacement Condition” means either (i) an opinion of nationally recognized REMIC counsel as to the compliance of such conversion with applicable REMIC requirements as determined under the Code, the regulations, revenue rulings, revenue procedures and other administrative, legislative and judicial guidance relating to the tax treatment of REMIC Trusts (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender) obtained at Borrower’s costs and expense or (ii) formal guidance issued by the IRS that such conversion will comply with REMIC requirements.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); and

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

Notwithstanding the foregoing, if the Loan is included in a REMIC Trust, in no event shall the Benchmark Replacement Date occur prior to satisfaction of the Benchmark Replacement Condition or waiver thereof by Lender.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that the Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Unavailability Period” shall mean unless and until an Alternate Index Rate is implemented with respect to the then-current Benchmark pursuant to Section 2.2.5(d) (rather than pursuant to Section 2.2.5(b)), each Interest Period (if any) for which Lender determines that (a) adequate and reasonable means do not exist for ascertaining Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) (including, if the Benchmark is the Term SOFR Reference Rate, that Term SOFR cannot be determined in accordance with the definition thereof) or (b) that it is unlawful to use the then-current Benchmark to determine the applicable Interest Rate for any Interest Period.

“Blackstone Fund” shall mean, individually or collectively, as the context requires, BREIT, BPP, any BREP Fund and/or any Other Blackstone Fund.

“Blackstone Fund Entity” shall mean, individually or collectively, as the context requires, any entity comprising (i) Initial Sponsor, (ii) Blackstone Real Estate Partners IX L.P., including any parallel vehicles or alternative investment vehicles comprising such fund (including Blackstone Real Estate Partners IX NQ L.P.) and any co-investment or managed vehicles Controlled by or under common Control with any of the foregoing entities (“BREP IX”), (iii) Blackstone Real Estate Income Trust, Inc. or any successor thereto, and BREIT Operating Partnership L.P. or any successor thereto (collectively, “BREIT”), (iv) Blackstone Property Partners Lower Fund 1 L.P. and Blackstone Property Partners Lower Fund 2 L.P. or any successor thereto, together with any parallel vehicles or alternative investment vehicles comprising the real estate investment fund commonly known as Blackstone Property Partners and any co-investment or managed vehicles Controlled thereby (collectively, “BPP”), (v) any entity comprising any real estate investment fund commonly known as a Blackstone Real Estate Partners fund (including, without limitation, Blackstone Real Estate Partners VIII or BREP IX), including any parallel vehicles or alternative investment vehicles comprising such fund and any co-investment or managed vehicles Controlled by or under common Control with any of the foregoing entities (each such fund, a “BREP Fund”), or (vi) any entity comprising any other real estate investment fund sponsored by Blackstone Inc. any parallel vehicles or alternative investment vehicles comprising such fund and any co-investment or managed vehicles Controlled by or under common Control with any of the foregoing entities (each, an “Other Blackstone Fund”).

“BOA” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns.

“Borrower DY Deficiency Reserve” shall have the meaning set forth in Section 2.6.1(a)(v) hereof.

“Borrower Interest Rate Cap Party” shall mean the Representative Borrower or any other Individual Borrower selected by Borrower and party to any Interest Rate Protection Agreement or Replacement Interest Rate Protection Agreement, as may be in effect from time to time, in accordance with the terms hereof.

“Borrower Reporting Update” shall have the meaning set forth in Section 5.1.11(l) hereof.

“BPP” shall have the meaning set forth in the definition of “Blackstone Fund Entity”.

“Breakage Costs” shall have the meaning set forth in Section 2.2.5(h) hereof.

“BREIT” shall have the meaning set forth in the definition of “Blackstone Fund Entity”.

“BREP Fund” shall have the meaning set forth in the definition of “Blackstone Fund Entity”.

“BREP IX” shall have the meaning set forth in the definition of “Blackstone Fund Entity”.

“Budget Submission Date” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Building Park Building” shall have the meaning set forth in Section 2.6.1(a)(xi)(F).

“Building Park Property” shall mean an Individual Property shown on Schedule 1.1(g) attached hereto that has a single legal description and single Allocated Loan Amount as of the Closing Date but contains multiple buildings that are subject to such single Allocated Loan Amount.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (i) national banks in New York, New York, (ii) the New York Stock Exchange, (iii) the Federal Reserve Bank of New York or (iv) provided that Borrower shall have received written notice thereof (which written notice, in the case of any determination of any Payment Date or the date upon which any other payment hereunder is required to be made pursuant to Section 2.3.2 shall have been delivered to Borrower not less than thirty (30) days prior to such date), (A) the principal place of business of the trustee under a Securitization (or, if no Securitization has occurred, the principal place of business of Lender), (B) the principal place of business of any Servicer or (C) the principal place of business of the Agent, the Lockbox Bank or the financial institution that maintains any Reserve Account.

“Cap Account” shall have the meaning set forth in the Assignment of Interest Rate Protection Agreement.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under Approved Accounting Principles (including expenditures for building improvements, replacements or major repairs, leasing commissions and tenant improvements).

“Capped Actual Management Fee Condition” shall mean satisfaction of each of the following: (i) Manager is an Affiliate of Borrower (and no third-party sub-management agreement has been entered into), (ii) no Cash Sweep Event (including resulting from an Event of Default) is then continuing and (iii) all amounts payable to such Manager pursuant to the applicable Management Agreement which exceeds 1.5% of Gross Income from Operations (the “Base Fee”) with respect to any Individual Property shall be paid to such Manager only from available cash flow from the operation of such Individual Property after payment to Lender of Debt Service (including Mezzanine Debt Service) and payment of all other Priority Waterfall Payments (this clause (iii), the “Affiliate Management Fee Subordination Condition”).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean the Closing Date Cash Management Agreement or any Replacement Cash Management Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Cure Date” shall mean the first date following the occurrence of a Cash Sweep Event on which (i) with respect to a Cash Sweep Event caused by a Debt Yield Trigger Event, a Debt Yield Trigger Event Cure has taken place, (ii) with respect to a Cash Sweep Event caused by an Event of Default, no Event of Default is continuing, (iii) with respect to a Cash Sweep Event caused by a Mezzanine Loan Default, no Mezzanine Loan Default is continuing, or (iv) with respect to a Cash Sweep Event as a result of a Bankruptcy Action of Borrower, a Bankruptcy Action Cure has occurred.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) a Mezzanine Loan Default, (c) any Bankruptcy Action of Borrower; or (d) a Debt Yield Trigger Event.

“Cash Sweep Period” shall mean the period commencing on the occurrence of a Cash Sweep Event and terminating on the Cash Sweep Cure Date.

“Cash Sweep Period Instructions” shall have the meaning set forth in Section 2.7.1(c) hereof.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(f) hereof.

“Casualty/Condemnation Threshold Amount” shall mean, with respect to any Individual Property, the greater of (x) ten percent (10%) of the sum of the Allocated Loan Amount of such Individual Property, and, if applicable, the allocated loan amount for such Individual Property under the Mezzanine Loan and (y) five percent (5%) of the sum of the Outstanding Loan Amount and, if applicable, the Outstanding Mezzanine Loan Amount.

“Certificate of Rent Roll” shall mean a Certificate of Rent Roll, dated as of the Closing Date, certifying and attaching a rent roll for each Individual Property, which rent roll shall not be dated any earlier than the month prior to the Closing Date.

“Citi” shall have the meaning set forth in the introductory paragraph hereto.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Borrower and Lender and acknowledged and agreed to by Existing Manager, as the same may be subsequently joined to or assumed by Agent.

“Closing Date Debt Yield” shall mean 7.41%.

“Closing Date Debt Yield (Pool A)” shall mean 5.91%.

“Closing Date Debt Yield (Pool B)” shall mean 9.62%.

“Closing Date Lockbox Agreement” shall mean that certain Deposit Account Control Agreement (Soft Lockbox), dated as of the Closing Date, among the applicable Borrowers, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collective Group” shall mean, collectively, each Borrower and each SPE Constituent Entity.

“Commercial Gross Income from Operations” shall mean, for any date of determination, the sum of (a) total annualized base rent in place as of such date of determination based on executed Commercial Leases with respect to Commercial Properties, including (i) executed Commercial Leases with respect to Commercial Properties with future lease term commencement dates, (ii) executed Commercial Leases with respect to Commercial Properties with free rent periods currently in effect and (iii) any contractual rent increases within the twelve (12) calendar months following such date of determination, but excluding (1) any Commercial Tenants with respect to Commercial Properties (A) in monetary default under their Commercial Lease with respect to a Commercial Property with respect to the payment of base rent in excess of ninety (90) days or (B) in bankruptcy who have not assumed their Commercial Leases with respect to a Commercial Property or (2) any Commercial Tenants and/or Non-Commercial

Tenants with respect to any Improvements located on any Individual Property that are undergoing a Multifamily Conversion as of such date of determination (provided that, for the avoidance of doubt, in the event of a Phased Multifamily Conversion, “Commercial Gross Income from Operations” shall include Commercial Tenants with respect to any Improvements located on such Individual Property that are not undergoing or subject to a Multifamily Conversion as of such date of determination) and (b) reimbursed expenses and/or reimbursements to the extent such expenses and/or reimbursements are provided for pursuant to the applicable Commercial Lease with respect to a Commercial Property, percentage and overage rent and income received from the Commercial Properties during the twelve (12) month period immediately preceding such date of determination and (c) ancillary income (including, without limitation, parking, tenant services and signage) received during the twelve (12) month period immediately preceding such date of determination (without duplication of any amounts set forth in clauses (a) and (b) above) with respect to Commercial Properties, but excluding (solely for purposes of calculating Net Operating Income with respect to the Commercial Properties) one-time extraordinary income or non-recurring income; provided, that Commercial Gross Income from Operations shall be adjusted to include reimbursements for Taxes or Insurance Premiums with Commercial Properties on account of the Commercial Tax and Insurance Adjustment solely to the extent such reimbursements are payable to Borrower by Commercial Tenants pursuant to the applicable Commercial Leases with respect to the Commercial Properties.

“Commercial Lease” shall mean a Lease of space at an Individual Property entered into with a Commercial Tenant.

“Commercial Operating Expenses” shall mean, without duplication, as of any date of determination, all ordinary costs and expenses of Borrower with respect to the operation, management, maintenance, repair and use of the Commercial Properties, Taxes (with respect to the Commercial Properties) and Insurance Premiums (with respect to the Commercial Properties) for the twelve (12) month period immediately preceding the date of determination, adjusted to reflect an assumed management fee equal to the greater of (x) one percent (1.0%) of (A) the base rent under the underlying executed Commercial Leases with respect to the Commercial Properties or (B) Commercial Gross Income from Operations, as applicable, in each case based on the method of calculating the management fees under the applicable Commercial Lease with respect to the Commercial Properties and (y) the actual management fee provided pursuant to the Management Agreements with respect to the Commercial Properties (or if there is a sub-management agreement in place, the sub-management agreement); provided, however, at the election of Borrower (which election may be changed at any time upon written notice to Lender) (the “Management Fee Cap Election”), if the Capped Actual Management Fee Condition has been satisfied with respect to any Property, for purposes of calculating Net Operating Income only with respect to such Property following the Closing Date, the actual management fees for such Property shall equal the lesser of (A) the actual management fee provided pursuant to the Management Agreements with respect to such Property (or if there is a sub-management agreement in place, the sub-management agreement) and (B) the Base Fee; provided, further, however, that such expenses shall not include (i) non-cash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan or the Mezzanine Loan, (iii) deposits into reserve accounts required to be maintained pursuant to the Loan Documents or the Mezzanine Loan Documents, (iv) income taxes or other taxes in the nature of income taxes, (v) extraordinary expenses, extraordinary losses or non-recurring expenses, (vi) Capital Expenditures or capital reserves, (vii) leasing commissions, (viii) equity distributions or (ix) without duplication of any amounts set forth in (i) through (viii) hereof, expenses that are subject to reimbursement by any third party or under any insurance policy; provided, further, that the foregoing shall be adjusted as of the applicable date of determination for any known changes in Taxes or Insurance Premiums that will take effect during the succeeding twelve (12) months as of the applicable date of determination (the “Commercial Tax and Insurance Adjustment”).

“Commercial Qualified Manager” shall mean (a) the Existing Manager and/or an Affiliate thereof, (b) any Person that is an Affiliate of any entity comprising Initial Sponsor, (c) any Person that is an Affiliate of a Blackstone Fund Entity, (d) (i) a reputable and experienced real estate management organization possessing experience in managing during the five (5) years immediately preceding such management company’s engagement as a Manager with at least thirty (30) industrial or office properties with square footage in excess of 2,500,000 leasable square feet in the aggregate at such time and which is not then subject of a Bankruptcy Action or (ii) a management organization otherwise reasonably acceptable to Lender, (e) CBRE, (f) Colliers, (g) Cushman & Wakefield, (h) Jones Lang LaSalle (JLL), (i) NAI, (j) Transwestern, (k) ProLogis, (l) Cassidy Turley, (m) DCT Industrial Trust Inc., (n) First Industrial Realty Trust Inc., (o) Duke Realty, (p) PS Business Parks, Inc., (q) LBA, (r) DTZ, (s) Kidder Matthews, (t) Terreno, (u) Rexford, (v) Seefried Properties, (w) Stream Realty, (x) Westcore, (y) Cabot, (z) The Peterson Company, (aa) Venture One, (bb) EQ Office Properties and/or EQ Office Management, (cc) Lincoln Properties and/or Lincoln Property Company, (dd) Lee & Associates, (ee) an Affiliate of (i) a Qualified Transferee following a Permitted Assumption in accordance with the terms and conditions of Section 5.2.10(e) hereof or (ii) a Qualified Public Company following a Public Sale in accordance with the terms and conditions of Section 5.2.10(d)(ii) hereof, in each case, which Affiliate possesses experience in managing during the five (5) years immediately preceding such management company’s engagement as a Manager with respect to the Commercial Properties at least ten (10) industrial or office properties with square footage in excess of 1,000,000 leasable square feet and (ff) any Person Controlled by or under common Control with any management company set forth in subclause (e) through (ee), provided that with respect to clauses (d) through (ff), such Person is not the subject of a Bankruptcy Action (that has not otherwise been cured or terminated in accordance with the definition thereof).

“Commercial Property” shall mean, individually and/or collectively, any Individual Property which is to be used for industrial, warehouse, manufacturing, office, laboratory, research and development, life sciences and/or other appurtenant, ancillary and related uses. For the avoidance of doubt, “Commercial Property” shall exclude any Multifamily Property (provided, that, for the avoidance of doubt, in the event of any Individual Property undergoing or subject to a Phased Multifamily Conversion, “Commercial Property” shall only exclude the applicable Multifamily Conversion Property) and Storage Property.

“Commercial Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Commercial Lease which is to be used for industrial, warehouse, manufacturing, office, laboratory, research and development, life sciences and/or other appurtenant, ancillary and related uses but which is not to be used for storage space or residential space. “Commercial Tenants” shall be deemed to (i) include Tenants under any

Commercial Property and (ii) exclude Tenants under any Multifamily Property (provided, that, for the avoidance of doubt, in the event of any Individual Property undergoing or subject to a Phased Multifamily Conversion, “Commercial Tenant” shall only exclude Tenants with respect to the applicable Multifamily Conversion Property) and Storage Property.

“Combined Tax Lot Property” shall have the meaning set forth in Section 4.1.16 hereof.

“Competitor” shall mean any direct competitor of Guarantor, Initial Sponsor, Blackstone Inc. or any of their respective Affiliates that is primarily engaged in the business of owning or operating commercial real estate in the ordinary course; provided that Affiliates of such competitors that are regularly engaged in the business of commercial real estate lending, including Affiliates of such competitors who regularly purchase commercial real estate debt securities, shall not be “Competitors.”

“Component” shall mean, individually, any one of Component A, Component B, Component C, Component D, Component E, Component F, and Component HRR, as described in Section 2.1.5 hereof.

“Components” shall mean, collectively, Component A, Component B, Component C, Component D, Component E, Component F, and Component HRR.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Confidential Information” shall have the meaning set forth in Section 10.32 hereof.

“Conforming Changes” shall mean, with respect to the use, administration, adoption or implementation of any Alternate Index Rate, any technical, administrative or operational changes (including changes to the definition of “Business Day,” “Determination Date”, “Interest Period,” and “U.S. Government Securities Business Day,” preceding and succeeding business day conventions and other administrative or operational matters, timing and frequency of determining rates and other administrative matters, but expressly excluding changes to the frequency of making payments of interest) that Lender determines (after consultation with Borrower) are necessary to reflect the adoption and implementation of such Alternate Index Rate in a manner consistent with market practice for U.S. dollar-denominated floating rate securitized loans at such time with sponsors similar to Sponsor (or, if Lender decides (after consultation with Borrower) that adoption of any portion of such market practice is not administratively feasible for Lender, in such other manner of administration as Lender (after consultation with Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided, in each case, in no event shall Conforming Changes (a) result in an increase to (x) the number of days between the Payment Date and the end of the applicable Interest Period or (y) the Interest Rate in effect immediately prior to the adoption of such Conforming Changes other than a change due to the Alternate Rate Spread Adjustment or (b) amend the Payment Date.

“Consent Request Date” shall have the meaning set forth in Section 10.30(f) hereof.

“Consumer Price Index” shall mean the All Items Consumer Price Index for all Urban Consumers (CPI-U) for the US City Average, 1982-84=100, as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the Closing Date, by and among each Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise; provided that customary major decisions rights of holders of direct or indirect interests in Borrower shall not constitute “Control” by such holders nor shall such major decision rights negate “Control” by the party that is subject to such major decision rights. “Controlled” and “Controlling” shall have correlative meanings.

“Controlling Interest Transfer” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Converted Interest Rate Protection Agreement” shall have the meaning set forth in Section 2.2.7(g)(i) hereof.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Covered Provided Information” shall mean, in connection with a Rated Securitization, any and all financial information (including without limitation any Lease and Tenant Information) (including any updates thereto) with respect to the Borrowers or the Properties that (i) is provided to Lender in writing (which may be via e-mail) at any time by, or on behalf of, Borrower, SPE Constituent Entity, Guarantor, Sponsor and/or Manager (if the Manager is an Affiliate Manager) and (ii) is relied upon by Lender in connection with statements made in the term sheet (other than a pre-marketing term sheet) and preliminary offering circular prepared in connection with the applicable Securitization or is otherwise provided to the Rating Agencies in connection with the Securitization; provided that Covered Provided Information shall not include (x) any third party reports or information (including financial information or forecasted information) that is solely obtained from any third party report, including, without limitation, zoning reports, appraisals, property condition reports or environmental reports or (y) any statements and information relating to the cities and regions in which the Properties are located.

“Covered Sections” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Debt” shall mean the Outstanding Loan Amount, together with all interest accrued and unpaid thereon (including, after a Securitization, any interest that would accrue on the Outstanding Loan Amount through and including the end of any applicable Interest Period, even if such Interest Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date), any Spread Maintenance Premium that, in each case, becomes due pursuant to Section 2.4 hereof, and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the period in question in which (a) the numerator is the Net Operating Income and (b) the denominator is the aggregate amount of Debt Service and Mezzanine Debt Service that would be payable pursuant to this Agreement and, if there is a Mezzanine Loan outstanding at such time, the Mezzanine Loan Agreement during the twelve (12) month period following the date of calculation calculated using (A) with respect to the Loan, (i) the Outstanding Loan Amount as of the applicable date of determination and (ii) an Interest Rate calculated based on the sum of (x) (I) the Weighted Average Spread, if the Loan is a SOFR Loan, (II) the Prime Rate Spread, if the Loan is a Prime Rate Loan and (III) the Weighted Average Spread plus the Alternate Rate Spread Adjustment, if the Loan is an Alternate Rate Loan, as applicable and (y) the applicable Strike Price and (B) with respect to the Mezzanine Loan, if any, (i) the Outstanding Mezzanine Loan Amount as of the applicable date of determination and (ii) an Interest Rate (as defined in the Mezzanine Loan Agreement) calculated based on the sum of (I) the Spread (as defined in the Mezzanine Loan Agreement, if the Mezzanine Loan is a SOFR Loan (as defined in the Mezzanine Loan Agreement)), (II) the Prime Rate Spread (as defined in the Mezzanine Loan Agreement), if the Mezzanine Loan is a Prime Rate Loan (as defined in the Mezzanine Loan Agreement) and (III) the Spread (as defined in the Mezzanine Loan Agreement) plus the Alternate Rate Spread Adjustment (as defined in the Mezzanine Loan Agreement), if the Mezzanine Loan is an Alternate Rate Loan (as defined in the Mezzanine Loan Agreement), as applicable, and the applicable Strike Price (as defined in the Mezzanine Loan Agreement).

“Debt Yield” shall mean, as of any date of determination, a fraction (a) the numerator of which is the Net Operating Income calculated as of such date and (b) the denominator of which is the aggregate of (x) the then Outstanding Loan Amount as of such date and (y) if there is a Mezzanine Loan outstanding at such time, the then Outstanding Mezzanine Loan Amount as of such date (provided, that if there is a Mezzanine Loan outstanding and such Mezzanine Loan has been the subject of a Discounted Payoff, then the Outstanding Mezzanine Loan Amount shall be deemed reduced by the amount of such Mezzanine Loan retired in connection with the related Discounted Payoff).

“Debt Yield Cure Collateral” shall have the meaning set forth in the definition of “Debt Yield Trigger Event Cure”.

“Debt Yield Cure Collateral Amount” shall mean the amount by which Net Operating Income would need to increase in order to achieve a Debt Yield equal to the Debt Yield Threshold.

“Debt Yield Deficiency” shall mean the amount by which the then Outstanding Loan Amount and the then Outstanding Mezzanine Loan Amount, in the aggregate, need to be reduced in order for the Release Debt Yield to equal or be greater than (x) with respect to the Pool A Properties, the Closing Date Debt Yield (Pool A) and/or (y) with respect to the Pool B Properties, the Closing Date Debt Yield (Pool B), as applicable.

“Debt Yield Determination Date” shall mean the date of Borrower’s delivery to Lender of the quarterly financial reporting set forth in Section 5.1.11(d) hereof (or if Borrower shall fail to deliver to Lender such financial reporting set forth in Section 5.1.11(d) hereof by the deadlines set forth in Section 5.1.11(d) hereof, such date as selected by Lender to reflect such period as would have been covered in the quarterly financial reporting set forth in Section 5.1.11(d) if the same was delivered by the deadlines set forth in Section 5.1.11(d) hereof).

“Debt Yield Threshold” shall mean five and one-quarter percent (5.25%).

“Debt Yield Trigger Cure Guarantor” shall mean any of (i) Guarantor, (ii) one or more Replacement Sponsor Guarantor(s) or (iii) one or more Replacement Affiliate Guarantors.

“Debt Yield Trigger Cure Guaranty Assumption” shall have the meaning set forth in Section 5.2.9(d)(i) hereof.

“Debt Yield Trigger Cure Guaranty” shall have the meaning ascribed to such term in the definition of “Debt Yield Trigger Event Cure” hereof.

“Debt Yield Trigger Cure Prepayment Amount” shall mean the aggregate amount of the Loan and the Mezzanine Loan that if prepaid would result in a Debt Yield equal to the Debt Yield Threshold or that would avoid a Cash Sweep Period from occurring.

“Debt Yield Trigger Event” shall mean that, as of any Debt Yield Determination Date, the Debt Yield for the two (2) consecutive calendar quarters immediately preceding such Debt Yield Determination Date is less than the Debt Yield Threshold.

“Debt Yield Trigger Event Cure” shall mean the occurrence of any of the following: (i) the Debt Yield, as determined as of the first day of each of any two (2) consecutive calendar quarters following the occurrence of the applicable Debt Yield Trigger Event is no less than the applicable Debt Yield Threshold, (ii) Borrower prepays the Loan in an amount equal to Lender’s Allocation of the Debt Yield Trigger Cure Prepayment Amount and, if a Mezzanine Loan is outstanding, the Mezzanine Borrower prepays the Mezzanine Loan in an amount equal to Lender’s Allocation (as defined in the Mezzanine Loan Agreement) of the Debt Yield Trigger Cure Prepayment Amount (provided that in the event of a prepayment pursuant to this clause (ii), the Debt Yield Trigger Period shall cease upon such prepayment without any obligation to wait two (2) consecutive calendar quarters) or, in each case to avoid a Cash Sweep Period from occurring, (iii) Debt Yield Trigger Cure Guarantor delivers to Lender a guarantee in form and substance of the Debt Yield Trigger Cure Guaranty attached as Exhibit G hereto or otherwise reasonably acceptable to Administrative Agent (the “Debt Yield Trigger Cure Guaranty”) which Debt Yield Trigger Cure Guaranty shall (1) be in an amount equal to Lender’s Allocation of the Debt Yield Trigger Cure Prepayment Amount and (2) if the Additional Insolvency Opinion Condition is satisfied, then Borrower shall deliver an Additional Insolvency Opinion reasonably acceptable to Lender, which takes into account such Debt Yield Trigger Cure Guaranty, and, if a Mezzanine Loan is outstanding, Debt Yield Trigger Cure Guarantor shall deliver to Mezzanine Lender a guarantee in form and substance as the form attached to the Mezzanine Loan Agreement or as otherwise reasonably acceptable to Mezzanine Lender (the “Mezzanine Debt Yield Trigger Cure Guaranty”) which Mezzanine Debt Yield Trigger Cure Guaranty shall (1) be in an amount equal to Lender’s Allocation (as defined in the Mezzanine Loan Agreement) of the Debt Yield Trigger Cure Prepayment Amount and (2) if the Additional Insolvency Opinion Condition is satisfied, then Mezzanine Borrower shall deliver an Additional Insolvency Opinion reasonably acceptable to Mezzanine Lender, which takes into account such Mezzanine Debt Yield Trigger Cure Guaranty, and such Debt Yield Trigger Cure Guaranty shall be terminated by Lender and, if a Mezzanine Loan is outstanding, such Mezzanine Debt Yield Trigger Cure Guaranty shall be terminated by Mezzanine Lender upon the earlier of (x) the occurrence of a Debt Yield Trigger Event Cure pursuant to clause (i) or (ii) above or (iv) below (provided that no other Cash Sweep Period is then in effect), and (y) with respect to the portion guaranteed by Guarantor to Lender or Mezzanine Lender, the repayment of the Debt or the Mezzanine Loan Debt, as applicable, in full, or (iv) Borrower delivers to Lender cash and/or a Letter of Credit in an amount equal to Lender’s Allocation of the Debt Yield Cure Collateral Amount or to avoid a Cash Sweep Period from occurring (the “Debt Yield Cure Collateral”) and Mezzanine Borrower delivers to the Mezzanine Lender cash and/or a Letter of Credit in an amount equal to Lender’s Allocation (as defined in the Mezzanine Loan Agreement) the Debt Yield Cure Collateral Amount or to avoid a Cash Sweep Period from occurring (the “Mezzanine Debt Yield Cure Collateral”), which such Debt Yield Cure Collateral shall be held by Lender in escrow as additional collateral for the Loan (and shall be held by Mezzanine Lender in escrow as additional collateral for the Mezzanine Loan) and shall be returned to Borrower by Lender and be returned to Mezzanine Borrower by Mezzanine Lender upon the earlier of (x) the occurrence of a Debt Yield Trigger Event Cure pursuant to clause (i), (ii) or (iii) above (provided that no other Cash Sweep Period is then in effect), and (y) with respect to the portion held by Lender or Mezzanine Lender, the repayment of the Debt or the Mezzanine Loan Debt, as applicable, in full. For the avoidance of doubt, (1) the Debt Yield Cure Collateral shall not be applied by Lender and the Debt Yield Cure Guaranty shall not be drawn on by Lender to satisfy any portion of the Debt other than during the continuance of a Priority Payment Cessation Event and (2) the Mezzanine Debt Yield Cure Collateral shall not be applied by Mezzanine Lender and the Mezzanine Debt Yield Cure Guaranty shall not be drawn on by Mezzanine Lender to satisfy any portion of the Mezzanine Loan Debt other than during the continuance of a Priority Payment Cessation Event (as defined in the Mezzanine Loan Agreement). In the event the Debt Yield Trigger Event Cure is achieved by delivery of the Debt Yield Cure Collateral or the Debt Yield Trigger Cure Guaranty to Lender and delivery of the Mezzanine Debt Yield Cure Collateral or the Mezzanine Debt Yield Trigger Cure Guaranty to Mezzanine Lender in accordance with the terms hereof, the applicable Debt Yield Trigger Period shall cease upon delivery of (y) such Debt Yield Cure Collateral to Lender and such Mezzanine Debt Yield Cure Collateral to Mezzanine Lender or (z) such Debt Yield Trigger Cure Guaranty to Lender and such Mezzanine Debt Yield Trigger Cure Guaranty to Mezzanine Lender, without any obligation to wait two (2) consecutive calendar quarters.

“Debt Yield Trigger Period” shall mean the period from the date of the occurrence of a Debt Yield Trigger Event until the date that a Debt Yield Trigger Event Cure occurs in respect of such Debt Yield Trigger Event.

“Deemed Approval Requirements” means, with respect to a request by Borrower for Lender’s approval or consent, that:

(i) if the first correspondence from Borrower to Lender requesting such approval or consent contains a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE PROJECT SEQUOIA CMBS LOAN. FAILURE TO RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period, and

(ii) if Lender fails to grant or withhold its approval to such request within such ten (10) Business Day period, a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE PROJECT SEQUOIA CMBS LOAN. FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN 5 BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as reasonably requested by Lender in writing prior to the expiration of such five (5) Business Day period, and if Lender fails to grant or withhold its approval to such request (or denies such request without stating the grounds for such denial in reasonable detail) prior to the expiration of such five (5) Business Day period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Interest Rate otherwise applicable to each Component.

“Default Release” shall have the meaning set forth in Section 2.6.1(c) hereof.

“Deferred Advance” shall have the meaning set forth in Section 2.1.7(a) hereof.

“Deferred Borrower” shall mean each entity set forth on Schedule 1.1(o) attached hereto, until the Deferred Advance has been made (and, for the avoidance of doubt, following the making of the Deferred Advance, each Deferred Borrower shall no longer be a Deferred Borrower for the purposes of this Agreement).

“Deferred Mortgage” shall mean, with respect to each Deferred Property, each deed of trust, mortgage or similar agreement, dated as of the date of the Deferred Advance, executed and delivered by the related Deferred Borrower as security for the Loan and encumbering the applicable Deferred Property. From and after the delivery of the each Deferred Mortgage to Lender in accordance with the terms and provisions of Section 2.1.7 hereof, each Deferred Mortgage shall constitute a “Loan Document” hereunder and under the other Loan Documents.

“Deferred Property” shall mean each Individual Property set forth on Schedule 1.1(p) attached hereto.

“Determination Date” shall mean, with respect to any Interest Period, (x) if the Loan is a SOFR Loan, the Periodic Term SOFR Determination Date for such Interest Period, (y) if the Loan is a Prime Rate Loan, the date that is two (2) Business Days prior to the commencement date of such Interest Period and (z) if the Loan is an Alternate Rate Loan, the date and time determined by Lender (after consultation with Borrower) in accordance with the definition of “Conforming Changes.”

“Disclosure Document(s)” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet (but excluding any pre-marketing term sheet), or other similar offering documents provided to prospective investors (but excluding any such similar offering documents delivered in connection with the pre-marketing of the applicable Rated Securitization), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto, used to offer Securities in connection with a Rated Securitization that has been (i) delivered to Borrower by Lender for Borrower’s review and (ii) designated as a “Disclosure Document” by Lender in its reasonable discretion in a written notice to Borrower (which may be by email).

“Discounted Payoff” shall have the meaning set forth in Section 10.33 hereof.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division pursuant to, or as permitted by, §18-217 of the Delaware Limited Liability Company Act.

“DY Guaranty Amount” shall have the meaning assigned thereto in Section 5.2.10(d)(i) hereof.

“EEA Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Requirements” means, with respect to any Person, that such Person together with its Affiliates (i) is regularly engaged in the business of making, originating or owning commercial mortgage or mezzanine real estate loans or interests in such commercial mortgage and/or mezzanine real estate loans and holds at least $500,000,000 of such commercial real estate loans (and/or interest therein), (ii) is not an Embargoed Person and has never been convicted of, or pled guilty or no contest to, any unlawful activity, including money laundering, terrorism or terrorism activities, (iii) has not been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors or the subject of any material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such Person has been found liable in a final non-appealable judgment for attempting to hinder, delay or defraud creditors, each within seven (7) years prior to the date of determination and (iv) if such Person is not a bank or an insurance company, has no material then outstanding and unpaid judgments against such Person.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable and, following a Rated Securitization, held by a Servicer acceptable to the Rating Agencies. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” shall mean (A) during the continuance of an Event of Default, any Person (provided that so long as no Priority Payment Cessation Event has occurred, such Person shall not be a Competitor) and (B) so long as no Event of Default has occurred and is continuing, any Person (other than a natural person) that is any of the following, provided that any such Person shall at the time it acquires an interest in the Loan satisfy the Eligibility

Requirements: (a) a commercial bank or investment bank organized under the laws of the United States, or any state thereof which regularly invests in or makes commercial real estate loans; (b) a commercial bank or investment bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country which regularly invests in or makes commercial real estate loans (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD); (c) a Person that is engaged in the business of commercial real estate banking and that is: (1) an Affiliate of a Lender, or (2) a Person of which a Lender is a subsidiary; (d) an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which regularly invests in or makes commercial real estate loans; (e) a fund (other than a mutual fund) which regularly invests in or makes commercial real estate loans; (f) any Lender or (g) such other Person reasonably approved by Borrower. Notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any Lender that is a defaulting lender under any Lender Document, (y) any Competitor (other than during the continuance of an Event of Default if a Priority Payment Cessation Event has occurred) or Embargoed Person or (z) Borrower or its Affiliates, except to the extent permitted by, and subject to, Section 10.28. Notwithstanding anything to the contrary contained herein, if any proposed transferee of the Loan is not an Eligible Assignee, Borrower’s reasonable consent to such transferee will be required (provided, if the proposed transferee is a Competitor, Borrower’s consent may be given or withheld in its sole and absolute discretion). Notwithstanding the foregoing, following the occurrence of a Securitization of the Loan (or any portion thereof), then with respect to the portion of the Loan subject to such Securitization only, no restriction set forth herein shall prevent Lender from selling or distributing the related certificates (or similar interests) to any Person or entity in connection with such Securitization.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s), or (b) in its capacity as Agent or Lockbox Bank, Bank of America, N.A., KeyBank National Association, Wells Fargo Bank, National Association, Capital One, N.A., PNC Bank, N.A. or U.S. Bank, N.A. or such other financial institution reasonably acceptable to Lender, provided, that, in each case the applicable ratings of such entity are not reduced below the lower of (i) the ratings set forth in subsection (a) hereof and (ii) such entity’s ratings in effect as of the Closing Date.

“Embargoed Person” shall mean any Person, entity or government targeted by trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, or targeted by any economic sanctions regime administered or enforced by the U.S. Government (including those administered by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Kingdom, Canada or the European Union, with the result that the investment in Borrower, any SPE Constituent Entity, Guarantor or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1 hereof.

“Excess Cash Flow” shall mean all funds outstanding in the Cash Management Account (in excess of any required minimum balance) after payment or disbursement of all amounts which are required to be paid or disbursed pursuant to Sections 3(a) through (j) of the Cash Management Agreement.

“Excess Cash Flow Deposit Cap” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Flow Guarantor” shall mean any of (i) Guarantor, (ii) one or more Replacement Sponsor Guarantors or (iii) one or more Replacement Affiliate Guarantors.

“Excess Cash Flow Guaranty” shall mean an Excess Cash Flow Guaranty entered into by an Excess Cash Flow Guarantor for the benefit of Lender in the form of the Excess Cash Flow Guaranty attached hereto as Exhibit C and entered into in accordance with Section 7.5.2(c) hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Excess Cash Flow Guaranty Assumption” shall have the meaning set forth in Section 5.2.10(d)(i) hereof.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Net Proceeds” shall have the meaning set forth in Section 6.4(b)(vii) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1(m) hereof.

“Excluded Entity” shall mean any entity comprising Initial Sponsor or any other Approved Sponsor Entity or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor or any other Approved Sponsor Entity.

“Excluded Lease” shall mean (a) any leases for solar panels, storage, rooftop equipment, vivarium usage or parking, and (b) ordinary course (i) agreements for catering, business and similar special events or functions at any of the Properties, (ii) space license agreements for telecommunications equipment and antennas, (iii) leases for management offices and (iv) de minimis billboard leases.

“Excluded Taxes” shall mean any of the following Section 2.9 Taxes imposed on or with respect to a recipient: (a) Section 2.9 Taxes that are imposed on a recipient’s overall net income (and franchise Section 2.9 Taxes imposed in lieu thereof or in addition thereto), by the jurisdiction under the laws of which such recipient is organized or in which the principal office is located or, in the case of any Lender, in which its applicable lending office is located or as a result of a present or former connection between the recipient and the jurisdiction imposing such tax (unless such Section 2.9 Taxes are imposed solely as a result of the recipient having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents), (b) Section 2.9 Taxes that are branch profits taxes imposed by the United States or any other jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal Section 2.9 Taxes resulting from any Legal Requirement in effect on the date Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such Section 2.9 Taxes pursuant to Section 2.9(a), (d) any Section 2.9 Taxes attributable to Lender’s (or other relevant recipient’s) failure to comply with Section 2.9(e) and (e) any Section 2.9 Taxes imposed pursuant to FATCA.

“Existing Management Agreement” shall mean those certain Property Management Agreements set forth on Schedule 1.1(b) attached hereto, pursuant to which Existing Manager is to provide management and other services (as applicable) with respect to the Properties.

“Existing Manager” shall mean Link Logistics Real Estate Management LLC.

“Exiting Guarantor” shall have the meaning set forth in Section 5.2.10(d)(i) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Strike Price” shall have the meaning set forth in the definition of “Strike Price” hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Face Amount” shall mean the actual principal amount of any Mezzanine Loan (or portion thereof) being retired pursuant to a Discounted Payoff.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fifth Wellington Association” shall mean Fifth Wellington, Inc., a Florida non-for-profit corporation.

“Fifth Wellington Association Documents” shall mean those certain documents set forth on Schedule 1.1(l) hereto.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Force Majeure” shall mean any event, circumstance or condition beyond the reasonable control of Borrower, including without limitation, strikes, labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, fire, casualty, accidents, disease, pandemic, epidemic, quarantine, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or materials, in each case which prevents, hinders or delays Borrower’s ability to perform its obligations hereunder.

“Foreclosure” shall have the meaning set forth in Section 9.2(a)(vi) hereof.

“Free Excess Cash Flow” shall mean, as of any date of determination during a Cash Sweep Period, all Excess Cash Flow that is not (x) Reserved Excess Cash Flow or (y) guaranteed pursuant to the Excess Cash Flow Guaranty.

“Free Prepayment Amount” shall have the meaning set forth in Section 2.4.1(b) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over, as applicable, Borrower, Guarantor and/or any Property (and any operations conducted thereat).

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean, collectively (a) with respect to Commercial Properties, Commercial Gross Income from Operations, (b) with respect to Multifamily Properties, Multifamily Gross Income from Operations and (c) with respect to Storage Properties, Storage Gross Income from Operations.

“Guaranteed Excess Cash Flow” shall have the meaning set forth in the Excess Cash Flow Guaranty.

“Guarantor” shall mean, individually or collectively, as the context may require, (a) Initial Guarantor or (b) from and after a substitution in accordance with the terms hereof and of the Guaranty, as applicable, any Replacement Sponsor Guarantor, any Replacement Affiliate Guarantor and/or any Replacement Guarantor.

“Guarantor Bankruptcy Event” shall have the meaning assigned thereto in Section 8.1(a)(ix) hereof.

“Guarantor Default” shall have the meaning assigned thereto in Section 8.1(a)(xvi) hereof.

“Guarantor Misrepresentation” shall have the meaning assigned thereto in Section 8.1(a)(vi) hereof.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date and executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty Assumption” means (i)(x) a Replacement Sponsor Guarantor and/or a Replacement Affiliate Guarantor executes a replacement guaranty substantially in the form of the Guaranty or Ancillary Guaranty being replaced or otherwise in a form reasonably satisfactory to Lender or (y) a Guarantor or Ancillary Guarantor that is not an Exiting Guarantor is, or agrees to become, liable pursuant to such Guaranty or Ancillary Guaranty for all Guaranteed Obligations (as defined in the applicable Guaranty or Ancillary Guaranty executed by the Exiting Guarantor) of the Exiting Guarantor occurring from and after such Transfer or (ii) Borrower delivers a replacement guaranty substantially in the form of the Guaranty or Ancillary Guaranty being replaced or otherwise in a form reasonably satisfactory to Lender, from (x) with respect to the

Guaranty, any Alterations Guaranty or Reserve Guaranty, a Replacement Guarantor that Controls Borrower, or is under common Control with Borrower (or if in connection with a Public Sale, a Qualified Public Company) or (y) with respect to any Excess Cash Flow Guaranty, Rate Cap Reserve Guaranty or Debt Yield Trigger Cure Guaranty, a Replacement Sponsor Guarantor or Replacement Affiliate Guarantor, in each case, which replacement guaranty shall include all liability for all such acts under the applicable Guaranty or Ancillary Guaranty for which Exiting Guarantor was so released. In connection with any Guaranty Assumption, Borrower shall deliver to Lender (A) the organizational documents of the applicable Replacement Guarantor, (B) resolutions authorizing such Replacement Guarantor to enter into either the assumption of the Guaranty or Ancillary Guaranty, as applicable, or the replacement guaranty referenced above and (C) an enforceability and due execution opinion covering the enforceability of such assumption of the Guaranty or Ancillary Guaranty, as applicable, or such replacement guaranty in the same form and substance as the enforceability opinion delivered to Lender on the Closing Date (or in such other form as reasonably approved by Lender); provided, however, if a Blackstone Fund Entity or any other Approved Sponsor Entity is the Replacement Guarantor, Borrower shall not be required to deliver the organizational documents referenced in clause (A) above.

“Guarantor Release” shall have the meaning assigned thereto in Section 5.2.10(d)(i) hereof.

“Guaranty Release Conditions” shall have the meaning assigned thereto in Section 5.2.10(d)(i) hereof.

“Immaterial Transfer/Release” shall have the meaning set forth in Section 5.2.2(b) hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) the face amount of the obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed, provided that “Indebtedness” described in this clause (g) shall not include any Permitted Encumbrances.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (a) Lender, (b) any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with such Securitization, (c) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in such Securitization, (d) any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in such Securitization, (e) each Person who Controls (within the meaning of Section 15 of the Exchange Act) any Person described in any of the foregoing clauses, (f) any Person who is or will have been involved in the origination of the Loan, (g) Servicer, (h) any Person in whose name the Liens created by the Mortgages are or will be recorded, (i) any Person who holds or acquires or has held or acquired a full or partial interest in the Loan (including, but not limited to, investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (j) any Person who holds or acquires an interest in the Loan, (k) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business and (l) the respective officers, directors, shareholders, partners, employees, agents, representatives, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

“Indemnified Persons” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Independent Director” or “Independent Manager” or “Independent Trustee” means a natural person who has prior experience as an independent director, independent manager, independent trustee or independent member who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or independent managers, another nationally-recognized company reasonably approved by Lender that provides professional independent directors or independent managers and other corporate services in the ordinary course of its business and is not an Affiliate of Borrower or any SPE Constituent Entity, and which natural person is duly appointed as an Independent Director or Independent Manager or Independent Trustee, as applicable, and is not, and has never been, and will not while serving as an Independent Director or Independent Manager or Independent Trustee, as applicable, be, any of the following:

(a) a member, partner, equityholder, beneficial owner, manager, director, trustee, officer or employee of Borrower, any SPE Constituent Entity or any of their respective Affiliates (other than as an Independent Director or Independent Manager or Independent Trustee of (i) Borrower or any SPE Constituent Entity or (ii) any Affiliate of Borrower that does not own a direct or indirect interest in the Borrower and that is required by a creditor to be a “single purpose bankruptcy remote entity”, provided that (A) such Independent Director or Independent Manager or Independent Trustee is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business and (B) the fees that such Independent Director or Independent Manager or Independent Trustee earns from serving as an Independent Director or Independent Manager or Independent Trustee of Borrower, each SPE Constituent Entity and any Affiliate of Borrower in any given calendar year constitute, in the aggregate, less than five percent (5%) of the annual income of such Independent Director or Independent Manager or Independent Trustee for that calendar year);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower, any SPE Constituent Entity, or any of their respective Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or independent managers or independent trustees and other corporate services to Borrower, any SPE Constituent Entity or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any Person referenced in the foregoing clauses (a) and (b) that is a natural person; or

(d) a Person that Controls any Person referenced in any of the foregoing clauses (a), (b) or (c).

For purposes of this definition, a “single purpose bankruptcy remote entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions of the definition of “Special Purpose Entity” below.

“Index Rate Conversion” shall have the meaning set forth in Section 2.2.7(g) hereof.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns. For the avoidance of doubt, provided, however, each Deferred Borrower shall not be an “Individual Borrower” hereunder or under any of the other Loan Documents, until such time as each Deferred Borrower delivers the Joinder Agreement in accordance with the terms and provisions of Section 2.1.7 hereof.

“Individual Management Fee Cap” shall have the meaning set forth in Section 4.1.31(b) hereof.

“Individual Material Adverse Effect” shall mean in respect of an Individual Property, any event or condition that has a material adverse effect on (a) the use, operation, or value of the Individual Property, (b) the business, profits, operations or financial condition of the applicable Borrower, (c) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents, or (d) the ability of the applicable Individual Borrower to satisfy any of its material obligations under the Loan Documents applicable to such Individual Borrower.

“Individual Property” shall mean each parcel or parcels of real property listed on Schedule 1.1(a), the Improvements thereon and all personal property owned by an Individual Borrower (or leased pursuant to the PILOT Lease) and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each such Mortgage and referred to therein as the “Property”. For the avoidance of doubt, “Property” and “Individual Property” shall not include any personal property owned by a Person which is not Borrower and provided, further, each Deferred Property shall not be an “Individual Property” hereunder or under any of the other Loan Documents, until such time as Borrower delivers the Joinder Agreement with respect to such Deferred Property in accordance with the terms and provisions of Section 2.1.7 hereof.

“Initial 30% Prepayment” shall have the meaning set forth in Section 2.4.1(b) hereof.

“Initial Guarantor” shall mean, collectively, Sequoia Parent LP, a Delaware limited partnership, Sequoia Parent 2 LP, a Delaware limited partnership and Sequoia Parent 3 LP, a Delaware limited partnership.

“Initial Maturity Date” shall mean the Payment Date occurring in August of 2024.

“Initial Sponsor” shall mean, (a) initially, individually or collectively, as the context requires, BREP IX or any successor thereto, and (b) upon or following a Permitted Assumption, Transfer or assignment to another Blackstone Fund Entity, the applicable Blackstone Fund Entity and any parallel partnerships or alternative investment vehicles comprising the related Blackstone Fund Entity and any co-investment or managed vehicles Controlled by the foregoing entities.

“Initial Strike Price” shall have the meaning set forth in the definition of “Strike Price” hereof.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insolvency Opinion Affiliate” shall mean any Person that (i) directly or indirectly, Controls Borrower or (ii) directly or indirectly owns more than forty-nine percent (49%) of the beneficial interests in Borrower.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Interest Period” shall mean, with respect to each Component, (a) the period commencing on (and including) the Closing Date (or such earlier date on which interest begins to accrue pursuant to any escrow letter between Borrower and Lender) and ending on (and including) August 14, 2022, and (b) thereafter, the period commencing on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the following calendar month. Each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean the rate at which the Outstanding Loan Amount bears interest from time to time in accordance with Section 2.2 hereof.

“Interest Rate Protection Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto), between an Acceptable Counterparty and Borrower obtained by one or more Individual Borrowers as and when permitted or required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Protection Agreement to Lender, the term “Interest Rate Protection Agreement” shall be deemed to mean such Replacement Interest Rate Protection Agreement and such Replacement Interest Rate Protection Agreement shall be subject to all requirements applicable to the Interest Rate Protection Agreement.

“Interest Shortfall” shall mean, with respect to any repayment or prepayment of any portion of the Loan (including a repayment on the Maturity Date) that is subject to a Rated Securitization and which is made during the Interest Shortfall Period, the interest that would have accrued on such portion of the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Period relating to the Payment Date following the date of such prepayment.

“Interest Shortfall Period” shall mean, following a Rated Securitization of the Loan, the period beginning on the date immediately following each Payment Date and ending on the date which is immediately prior to, but not including, the first Determination Date immediately following such Payment Date.

“Joinder Agreement” shall mean the Joinder Agreement executed and delivered by each Deferred Borrower, which shall be substantially in the form attached hereto as Exhibit F.

“KBRA” shall mean Kroll Bond Rating Agency, Inc.

“KYC Searches” shall mean, with respect to any Person, customary satisfactory “know your customer” compliance screening searches of such Person consisting of a search and evaluation of (x) OFAC sanctions and other government-required sanctions lists, (y) negative news screening of such Person associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes and (z) such customary statutes and other customary information reasonably required by Lender to confirm that such Person is not an Embargoed Person.

“Lease” shall mean, as the context may require, (a) any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Commercial Tenant and/or Non-Commercial Tenant, as applicable, is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property entered into by or on behalf of Borrower (but excluding (i) the Excluded Leases and (ii) Permitted Equipment Leases), (b) every modification, amendment or other supplemental or side agreement relating to the agreements described in clause (a) above, and (c) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto with respect to the agreements described in clause (a) above. For the avoidance of doubt, in no event shall the Excluded Leases, the PILOT Lease or Permitted Equipment Leases constitute a Lease.

“Lease and Tenant Information” shall mean information regarding the Leases and the occupancy of or payment of rent by the Tenants pursuant to such Leases (including, without limitation, any Tenant communication that may impact occupancy or payment of rent (other than an estoppel certificate delivered by such Tenant for the benefit of Lender)).

“Leasing Costs” shall have the meaning set forth in Section 7.4.1 hereof.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, but not limited to, the Americans With Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, and all federal, state and local laws and ordinances related to handicapped access, and all rules, regulations and orders issued pursuant thereto (“Access Laws”)) affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or Alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Lender Documents” shall mean any agreement among Lender, Mezzanine Lender and/or any participant or any fractional owner of a beneficial interest in the Loan or Mezzanine Loan relating to the administration of the Loan, the Mezzanine Loan, the Loan Documents or the Mezzanine Loan Documents, including without limitation any intercreditor agreements, co-lender agreements, trust and servicing agreements, pooling and servicing agreements and participation agreements.

“Lender’s Allocation” shall mean a fraction, expressed as a percentage as of the date of determination, the numerator of which is the Outstanding Loan Amount and the denominator of which is the aggregate of the Outstanding Loan Amount and the Outstanding Mezzanine Loan Amount.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Eligible Institution.

“Liability Percentage” shall mean, (x) prior to a Several Liability Event, one hundred percent (100%) and (y) following a Several Liability Event, the “Liability Percentage” (as defined in the applicable Guaranty or Ancillary Guaranty) of the applicable Guarantor or Ancillary Guarantor. In no instance shall the Liability Percentage of all entities comprising a Guarantor or Ancillary Guarantor be permitted to be, in the aggregate, less than (or greater than) one hundred percent (100%).

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and evidenced and secured by the Note and the other Loan Documents.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Sub-Management Agreement, the Closing Date Lockbox Agreement, the Cash Management Agreement, the Contribution Agreement, the Post-Closing Obligations Letter, the Assignment of Interest Rate Protection Agreement, the Excess Cash Flow Guaranty, the Alterations Guaranty, any PILOT Bond Pledge Agreement, the Reserve Guaranty, the Debt Yield Trigger Cure Guaranty and the Rate Cap Reserve Guaranty, in each instance, if applicable and all other documents executed and/or delivered in favor of Lender in connection with the Loan, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean Borrower, any SPE Constituent Entity and Guarantor.

“Loan Split Documents” shall have the meaning set forth in Section 9.1.2(b) hereof.

“Loan Splitting” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio (expressed as a percentage) of (a) the then current Outstanding Loan Amount as of the date of such calculation to (b) the fair market value of the Properties (for purposes of the REMIC provisions, only, based solely on real property and excluding any personal property or going concern value) as established by Borrower to Lender’s reasonable satisfaction using any commercially reasonable method permitted to a REMIC Trust (which may include (i) an existing appraisal if such release occurs within twenty-four (24) months of the appraisal date, (ii) a new appraisal, (iii) a broker’s price opinion or (iv) other written determination of value using a commercially reasonable valuation method).

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean the Closing Date Lockbox Agreement or any Replacement Lockbox Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean Wells Fargo Bank, National Association, a national banking association or any Replacement Lockbox Bank.

“Lockbox Consolidation” shall have the meaning set forth in Section 2.7.1(g) hereof.

“Losses” shall mean any actual liabilities, losses, damages, obligations, fees, interest, penalties and actual out-of-pocket costs and expenses (including reasonable attorneys’ fees); provided that Losses shall not include (i) special, consequential, exemplary or punitive damages and/or lost profits and diminution in value claims, except to the extent Lender is required in a final judgment to pay the same to a third party (without duplication) and (ii) any of the forgoing to the extent resulting from the gross negligence, illegal acts, fraud or willful misconduct of the Person otherwise entitled to indemnification or recourse for such Losses.

“Low Debt Yield Release Amount” shall have the meaning set forth in Section 2.6.1(a)(v) hereof.

“Major Lease” shall mean, with respect to any Individual Property any Commercial Lease (i) demising an Aggregate Square Footage of more than one hundred forty thousand (140,000) square feet at such Individual Property or (ii) entered into by a Commercial Tenant that is a Tenant under another Commercial Lease at such Individual Property or that is an Affiliate of any other Tenant under a Commercial Lease at such Individual Property if, pursuant to such Leases, such Tenant (or such Tenant and its Affiliate(s)) leases an Aggregate Square Footage of more than one hundred forty thousand (140,000) square feet at the applicable Individual Property. Notwithstanding the foregoing, in no event shall (x) the Excluded Leases and/or (y) any Lease with respect to a Multifamily Property or Storage Property constitute a Major Lease.

“Management Agreement” shall mean, as the context may require, the applicable Existing Management Agreement or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager, as applicable, is managing one or more of the Individual Properties (including, any parking lot, parking garage, parking facility or parking area, as applicable) in accordance with the terms and provisions of this Agreement.

“Management Default Election Notice” shall have the meaning set forth in Section 8.1(a)(xiv) hereof.

“Manager” shall mean Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Individual Properties (including, any parking lot, parking garage, parking facility or parking area, as applicable) in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Actions” shall have the meaning set forth in paragraph (xii) of the definition of “Special Purpose Entity” below.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Allocated Loan Amounts” shall mean “Allocated Loan Amounts” as defined in the Mezzanine Loan Agreement.

“Mezzanine Borrower” shall mean one or more special purpose vehicles that serve as borrowers under the Mezzanine Loan and own the limited liability company interests or limited partnership interests, as applicable, of Borrower.

“Mezzanine Borrower DY Deficiency Reserve” shall have the meaning set forth in Section 2.6.1(a)(v) hereof.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, interest payments then due under the Mezzanine Loan.

“Mezzanine Debt Yield Cure Collateral” shall have the meaning ascribed to such term in the definition of “Debt Yield Trigger Event Cure” hereof.

“Mezzanine Debt Yield Trigger Cure Guaranty” shall have the meaning ascribed to such term in the definition of “Debt Yield Trigger Cure.”

“Mezzanine Lender” shall mean, any holder of the Mezzanine Loan, together with their respective successors and/or assigns.

“Mezzanine Loan” shall have the meaning set forth in Section 2.10 hereof.

“Mezzanine Loan Agreement” shall mean the loan agreement entered into in connection with the Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or modified, from time to time.

“Mezzanine Loan Debt” shall mean, the “Debt” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Default” shall mean an “Event of Default” under the Mezzanine Loan Documents.

“Mezzanine Loan Documents” shall mean the mezzanine loan documents entered into in connection with such Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or modified, from time to time.

“Mezzanine Mandatory Prepayment Amount” shall mean the “Mezzanine Mandatory Prepayment Amount” as such term is defined in the Mezzanine Loan Agreement.

“Mezzanine Release Amount” shall mean the “Release Amount” as defined in the Mezzanine Loan Agreement.

“MICC Association” shall mean Miami International Commerce Center Association, Inc., a Florida not for profit corporation.

“MICC Association Documents” shall mean those certain documents set forth on Schedule 1.1(l) hereto.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on each Component of the Loan for the related Interest Period.

“Monthly Rate Cap Reserve Amount” shall mean, with respect to any Interest Period, an amount equal to the product of (a) the Strike Price Delta for the initial term of the Loan (or the related Extension Term, if applicable), (b) the Outstanding Loan Amount, and (c) the quotient of (i) the number of days in such Interest Period for which the calculation is being determined and (ii) 360, as the same shall be reasonably calculated by Lender.

“Monthly Strike Price Differential Amount” shall mean, with respect to any Interest Period, an amount equal to the product of (a) Term SOFR (or the Unadjusted Alternate Index Rate or Prime Index Rate, as applicable) for the applicable Interest Period less the applicable Strike Price, (b) the Outstanding Loan Amount and (c) the quotient of (i) the number of days in such Interest Period for which the calculation is being determined and (ii) 360, as the same shall be reasonably calculated by Lender.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain Mortgage/Deed of Trust/Deed to Secure Debt, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the Closing Date, executed and delivered by the applicable Borrower to Lender as security for the Loan and encumbering an Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time; provided, however, each Deferred Mortgage shall not be a “Mortgage” hereunder or under any of the other Loan Documents, until such time as Borrower delivers such Deferred Mortgage in accordance with the terms and provisions of Section 2.1.7 hereof.

“Mortgage Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.4.2(a) hereof.

“Multifamily Conversion” shall have the meaning set forth in Section 5.1.31 hereof.

“Multifamily Conversion Property” shall have the meaning set forth in Section 5.1.31 hereof.

“Multifamily Gross Income from Operations” shall mean the sum of all revenue derived from the ownership and operation of the Multifamily Properties from whatever source, including, without limitation, for any date of determination, the sum of (a) total annualized base rent in place as of such date of determination based on executed Non-Commercial Leases with respect to such Multifamily Properties (net of concessions for residential Non-Commercial Tenants of Multifamily Properties), including (i) executed Non-Commercial Leases with in-place Non-Commercial Tenants with respect to such Multifamily Properties based on the current rent roll, (ii) executed Non-Commercial Leases with respect to such Multifamily Properties with future lease commencement dates provided that (x) such future lease commencement date is scheduled to occur within twelve (12) months of the date of determination and (y) the applicable Non-Commercial Tenant with respect to such Multifamily Property has no ability to terminate the Non-Commercial Lease prior to its commencement, and (iii) any contractual rent increases within the twelve (12) months following such date of determination, but excluding Non-Commercial Tenants with respect to such Multifamily Properties (A) in monetary default under their Non-Commercial Lease at such Multifamily Properties with respect to the payment of base rent in excess of ninety (90) days, or (B) Non-Commercial Tenants with respect to such Multifamily Properties in bankruptcy who have not assumed their Non-Commercial Leases, (b) tenant reimbursements and percentage and overage rent and income received from the Multifamily Properties during the twelve (12) month period immediately preceding such date of determination and (c) ancillary income (including, without limitation, parking, tenant services and signage) received during the twelve (12) month period immediately preceding such date of determination with respect to such Multifamily Properties (without duplication of any amounts set forth in clauses (a) and (b) above), but excluding (solely for purposes of calculating Net Operating Income with respect to such Multifamily Properties) one-time extraordinary income or non-recurring income; provided, that Multifamily Gross Income from Operations shall be adjusted to include reimbursements for Taxes or Insurance Premiums with respect to such Multifamily Properties on account of the Multifamily Tax and Insurance Adjustment solely to the extent such reimbursements are payable to Borrower by Non-Commercial Tenants pursuant to the applicable Non-Commercial Leases at such Multifamily Properties.

“Multifamily Operating Expenses” shall mean, without duplication, as of any date of determination, all ordinary costs and expenses of Borrower with respect to the operation, management, maintenance, repair and use of the Multifamily Properties, Taxes with respect to the Multifamily Properties and Insurance Premiums with respect to the Multifamily Properties; provided, however, that such expenses shall not include (i) non-cash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan or the Mezzanine Loan, (iii) deposits into Reserve Accounts required to be maintained pursuant to the Loan Documents or the Mezzanine Loan Documents, (iv) income taxes or other taxes in the nature of income taxes, (v) extraordinary expenses, extraordinary losses, or non-recurring expenses, (vi) Capital Expenditures or capital reserves, (vii) leasing commissions, (viii) equity distributions, (ix) costs or expenses in connection with any Multifamily Conversion or (x) without duplication of any amounts set forth in (i) through (ix) hereof, expenses that are subject to reimbursement by any third party or under any insurance policy; provided, further, that the foregoing shall be adjusted as of the applicable date of determination (A) for any changes in Taxes or Insurance Premiums that will take effect during the succeeding twelve (12) months following the applicable date of determination known as of the time of determination (the “Multifamily Tax and Insurance Adjustment”), (B) to include

Capital Expenditures at an assumed rate of Two Hundred Fifty and No/100 Dollars ($250.00) per residential unit at the Multifamily Properties, and (C) to include an assumed management fee equal to the greater of (x) two and one-half percent (2.5%) of Multifamily Gross Income from Operations and (y) the actual management fee payable pursuant to the Management Agreement with respect to such Multifamily Properties.

“Multifamily Property” shall have the meaning set forth in Section 5.1.31 hereof.

“Multifamily Qualified Manager” shall mean (a) any Person that is an Affiliate of any entity comprising Initial Sponsor, (b) any Person that is an Affiliate of a Blackstone Fund Entity, (c) following a Permitted Transfer, an Affiliate of a Qualified Transferee or following a Public Sale, an Affiliate of a Qualified Public Company, in each case that satisfies the experience test set forth in clause (d) of this definition, (d) (I) a reputable and experienced real estate management organization possessing experience in managing at least ten (10) multifamily properties with no less than two thousand five hundred (2,500) rentable units in the aggregate during the five (5) years immediately preceding such management company’s engagement as a Manager with respect to the Multifamily Properties (and in each instance, exclusive of the Multifamily Properties) that is not the subject of an ongoing Bankruptcy Action or (II) a management organization otherwise reasonably acceptable to Lender, (e) Avenue5, (f) FPI, (g) Greystar, (h) LivCor, (i) ConAm, (j) Cortland, (k) Lincoln Properties, (l) Pinnacle, (m) Alliance, (n) BH Management, (o) Bell Partners, (p) Gold Oller, (q) Oden Hughes, (r) Westdale, (s) Bridge, (t) Davlyn, (u) Colliers, (v) Dayrise and (w) any Person Controlled by or under common Control with any management company set forth in subclause (d) through (v), provided that with respect to clauses (d) through (w), such Person is not the subject of an ongoing Bankruptcy Action.

“MS” shall have the meaning set forth in the introductory paragraph hereto.

“Net Operating Income” shall mean, for any date of determination, the amount obtained by subtracting (i) Operating Expenses for the previous twelve (12) month period from (ii) Gross Income from Operations. For reference purposes, a sample calculation of Net Operating Income (including a sample calculation of the assumed management fee) is attached as Schedule 1.1(k) to this Agreement.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“Net Sales Proceeds” shall mean one hundred percent (100%) of the gross proceeds from the sale of an Individual Property to be received by or on behalf of the applicable Individual Borrower in respect of such sale, less and except: any reasonable and customary brokerage fees and sales commissions payable to third parties, transfer, stamp and/or intangible taxes, reasonable, customary and market closing costs and any other reasonable and customary third party costs and expenses actually incurred by such Borrower in connection with such sale, as evidenced by a settlement statement or customary invoice.

“Net Worth” shall have the meaning set forth in the Guaranty.

“Net Worth Threshold” shall mean $400,000,000.

“New Borrowers” shall have the meaning set forth in Section 10.35 hereof.

“New Note” shall have the meaning set forth in Section 9.1.2(b) hereof.

“New Note Amount” shall have the meaning set forth in Section 9.1.2(b) hereof.

“New TRS Borrower” shall have the meaning set forth in Section 10.29 hereof.

“Non-Commercial Lease” shall mean a Lease of space at an Individual Property entered into with a Non-Commercial Tenant.

“Non-Commercial Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Non-Commercial Lease which is to be used for multifamily housing, ancillary retail, self-storage and/or other appurtenant, ancillary and related uses. “Non-Commercial Tenants” shall be deemed to (i) include Tenants under any Multifamily Conversion Property (provided, that, for the avoidance of doubt, in the event of any Individual Property undergoing or subject to a Phased Multifamily Conversion, shall exclude Tenants with respect to any Improvements located on such Individual Property that are not undergoing or subject to a Multifamily Conversion) and/or Storage Property, as applicable, and (ii) exclude Commercial Tenants.

“Non-Consenting Lender” shall have the meaning set forth in Section 10.30(f) hereof.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 5.1.20 hereof.

“Non-Excluded Taxes” shall mean (a) Section 2.9 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non-Pledged Account” shall have the meaning set forth in Section 2.7.1(c) hereof.

“Non-Recourse Assumption” shall have the meaning set forth in Section 5.2.10(d)(i) hereof.

“Non-U.S. Lender” shall have the meaning set forth in Section 2.9(e)(i) hereof.

“Note” shall mean, individually or collectively, as the context may require, Note A-1, Note A-2, Note A-4, Note A-4 and Note A-5.

“Note A-1” shall mean that certain Promissory Note A-1 of even date herewith in the principal amount of FIVE HUNDRED FORTY-SIX MILLION SEVEN HUNDRED TWENTY-FOUR THOUSAND AND 00/100 DOLLARS ($546,724,000.00), made by the Borrowers in favor of BOA, as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time.

“Note A-2” shall mean that certain Promissory Note A-2 of even date herewith in the principal amount of FIVE HUNDRED FORTY-SIX MILLION SEVEN HUNDRED TWENTY-FOUR THOUSAND AND 00/100 DOLLARS ($546,724,000.00), made by the Borrowers in favor of Citi, as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time.

“Note A-3” shall mean that certain Promissory Note A-3 of even date herewith in the principal amount of FIVE HUNDRED FORTY-SIX MILLION SEVEN HUNDRED TWENTY-FOUR THOUSAND AND 00/100 DOLLARS ($546,724,000.00), made by the Borrowers in favor of Barclays, as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time.

“Note A-4” shall mean that certain Promissory Note A-4 of even date herewith in the principal amount of FIVE HUNDRED FORTY-SIX MILLION SEVEN HUNDRED TWENTY-FOUR THOUSAND AND 00/100 DOLLARS ($546,724,000.00), made by the Borrowers in favor of MS, as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time.

“Note A-5” shall mean that certain Promissory Note A-5 of even date herewith in the principal amount of FIVE HUNDRED FORTY-SIX MILLION SEVEN HUNDRED TWENTY-FOUR THOUSAND AND 00/100 DOLLARS ($546,724,000.00), made by the Borrowers in favor of SocGen, as the same may be amended, restated, replaced, supplemented, split or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner or the managing member or sole member of Borrower, as applicable.

“Open Prepayment Date” shall mean the day immediately preceding the Payment Date occurring in August of 2023. With respect to any prepayment of any portion of the Loan that is subject to a Rated Securitization and is made after the Payment Date in July of 2023, but on or prior to the Open Prepayment Date, the Spread Maintenance Premium shall be zero.

“Operating Expenses” shall mean, collectively (a) with respect to Commercial Properties, Commercial Operating Expenses, (b) with respect to Multifamily Properties, Multifamily Operating Expenses and (c) with respect to Storage Properties, Storage Operating Expenses.

“Organizational Documents” means as to any Person, the certificate of organization or certificate of formation and operating agreement or limited liability company agreement with respect to a limited liability company, the certificate of limited partnership and limited partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Blackstone Fund” shall have the meaning set forth in the definition of “Blackstone Fund Entity”.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and Section 2.9 Taxes, amounts due under the PILOT Lease (other than any payments which are made by book entry and do not require any out-of-pocket expense to be incurred by Borrower) and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Obligations” shall have the meaning as respectively set forth in the Mortgages.

“Other Taxes” shall have the meaning set forth in Section 2.9(b) hereof.

“Outstanding Loan Amount” shall mean, as of any date of determination, (i) the sum of (x) the amount of the Initial Advance, and (y) the amount of the Deferred Advance actually funded to Borrower as of such date, less (ii) the amount of the Loan which has been prepaid or repaid by Borrower as of such date in accordance with the terms of this Agreement.

“Outstanding Mezzanine Loan Amount” shall mean, as of any date of determination, (i) the amount of any Mezzanine Loan, less (ii) the amount of each Mezzanine Loan which has been prepaid or repaid by the applicable Mezzanine Borrower as of such date in accordance with the terms of this Agreement.

“PACE Debt” means any amounts owed in respect of energy retrofit lending programs, commonly known as “PACE Loans”. For avoidance of doubt, PACE Debt is not Permitted Debt and Liens securing PACE Debt are not Permitted Encumbrances.

“Payment Date” shall mean, with respect to any Component, the ninth (9th) day of each calendar month during the term of the Loan, until and including the Maturity Date. The parties hereto acknowledge that the first Payment Date shall be September 9, 2022.

“Payment Direction” shall have the meaning set forth in Section 2.7.1 hereof.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”

“Permitted Adjustment Events” shall mean (i) any voluntary prepayment of the Loan made after a Rated Securitization in accordance with Section 2.4.1 or 2.6.1 (other than any Initial 30% Prepayment), (ii) any mandatory prepayment of the Loan under Section 2.4.2 in connection with a Casualty or Condemnation, (iii) any application of principal during the continuance of an Event of Default or (iv) if a Mezzanine Loan is outstanding, a voluntary prepayment of principal of the Mezzanine Loan (or any components of the Mezzanine Loan) on a reverse sequential basis without a corresponding prepayment of the Loan in accordance with the terms and conditions hereof.

“Permitted Assumption” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Permitted Assumption Party” shall mean (x) a Qualified Transferee and/or a Person Controlled by a Qualified Transferee and/or (y) any entity comprising Sponsor and/or any other Approved Sponsor Entity.

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgages and the other Loan Documents, (b) obligations under Leases existing on the Closing Date and any amendments thereto entered into in accordance with the terms and conditions of this Agreement and obligations under other Leases which are entered into in accordance with the terms and conditions of this Agreement, (c) trade payables, Permitted Equipment Leases or other similar arrangements incurred in the ordinary course of Borrower’s business, not secured by Liens on any one or more Individual Properties (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such trade payables, Permitted Equipment Leases and other similar arrangements (i) do not, in the aggregate, exceed at any one time five percent (5%) of the original principal balance of the Loan and, if any Mezzanine Loan is then outstanding, the original principal balance of the Mezzanine Loan, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of such Individual Property in the ordinary course of the operation of Borrower’s business or the routine administration of such Borrower’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note, (d) Taxes and Other Charges not yet delinquent or being contested in good faith in accordance with the terms and conditions hereof, (e) Insurance Premiums not yet delinquent, (f) Capital Expenditures incurred in accordance with the Loan Documents, (g) utility charges (including payments under power purchase contracts) and/or other property charges not yet delinquent or being contested in good faith in accordance with the terms and conditions hereof, provided, such charges and payments do not subject the Individual Property to PACE Debt or otherwise result in an unpermitted monetary Lien against the Individual Property, (h) Permitted Encumbrances, (i) Permitted POP Obligations, (j) obligations under the PILOT Lease, (k) customary and ordinary course indemnification of Manager in connection with the operation of the Properties, (l) obligations with respect to the MICC Association and the Fifth Wellington Association and (m) without limiting Borrower’s covenants with respect to Liens, contracts and other agreements entered into with respect to a Multifamily Conversion so long as such contracts and agreements are not evidenced by a note. Nothing contained herein shall be deemed to require Borrower to pay any trade payable, so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, or lost, (y) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any amounts contested, together with all interest and penalties thereon to the extent that the aggregate amount at issue exceeds $9,000,000 (excluding any amounts required to be paid directly by Tenants) (provided, (A) in no event shall Borrower be required to furnish any such security in connection with any such contest to the extent the amounts at issue are actually paid by Borrower prior to delinquency (including if such payment is made under protest) and Borrower delivers to Lender receipts for payment or other evidence reasonably satisfactory to Lender that such amounts are actually paid by Borrower prior to delinquency (including if such payment is made under protest)) and (B) in no event shall the security requested by Lender be in an amount greater than one hundred percent (100%) of such excess amount that is reasonably expected by Lender to be payable in the event such contest is unsuccessful (including all reasonable out-of-pocket costs and expenses), and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount (or Borrower pays the same under protest). For the avoidance of doubt, nothing herein shall prohibit any direct or indirect owner of Borrower from incurring indebtedness not secured by the collateral for the Loan.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy relating to such Individual Property or any part thereof (including Liens disclosed in the title commitment for which Lender has either received affirmative coverage or for which the title insurance company has received adequate protections to remove such items as exceptions in the Title Insurance Policy and such item was so removed), (c) Liens, if any, for Section 2.9 Taxes, Taxes and Other Charges imposed by any Governmental Authority not yet delinquent or that are being contested in accordance with the terms hereof, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) all easements, reciprocal easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property and that do not have, or could not reasonably be expected to have an Individual Material Adverse Effect, (f) rights of Tenants, as Tenants only, and rights of tenants under Excluded Leases, along with such rights of first refusal, rights of first offer and tenant options which are granted to tenants under Leases and Excluded Leases existing as of the date hereof or under Leases or Excluded Leases entered into following the date hereof in accordance with Section 5.1.20 hereof, (g) any easements, rights of way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property as a result of any Release Parcel/Rights in accordance with Section 2.6.2, if applicable, (h) mechanics’, materialmens’ or similar Liens in each case only if such Liens are discharged or bonded over within sixty (60) days of their filings or that are being contested in accordance with the terms hereof or do not materially and adversely affect the value or use of such Individual Property or Borrower’s ability to repay the Loan, (i) Liens related to Permitted Equipment Leases that satisfy the conditions set forth in the definition of “Permitted Debt”, (j) all easements, rights-of-way and other non-monetary encumbrances, if any, created by or resulting from or reasonably necessary to complete any Approved Alterations or any Immaterial Transfer/Release, (k) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances created or resulting from any Transfer or grant in accordance with Section 5.2.2(b) hereof, (l) deed restrictions and other agreements permitted under Section 5.2.6 hereof, (m) encumbrances contemplated to be created as described on Schedule 1.1(n) attached hereto, and (n) obligations pursuant to the PILOT Lease.

“Permitted Equipment Lease” shall mean a lease or financing that is (a) entered into on arms-length terms and conditions in the ordinary course of Borrower’s business, (b) related to Personal Property which will be (i) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (ii) readily replaceable without material interference or interruption to the operation of the applicable Individual Property and (c) in the case of a financing, secured only by the financed equipment or Personal Property.

“Permitted Equipment Transfer” shall mean removal or other Transfer by Borrower of Equipment, Fixtures and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of the applicable Individual Property, provided that such removal or other Transfer will not (i) materially adversely affect the value of such Individual Property, (ii) materially adversely impair the utility of such Individual Property or (iii) result in a reduction or abatement of, or right of offset against, the Rents under any Lease in respect of such Individual Property.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(a) the following obligations of, or the following obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year:

(i) U.S. Treasury obligations (all direct or fully guaranteed obligations);

(ii) U.S. Department of Housing and Urban Development public housing agency bonds (previously referred to as local authority bonds);

(iii) Federal Housing Administration debentures;

(iv) Government National Mortgage Association (GNMA) guaranteed mortgage-bank securities or participation certificates;

(v) RefCorp debt obligations; and

(vi) SBA-guaranteed participation certificates and guaranteed pool certificates;

(b) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or, following a Rated Securitization, such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(c) deposits that are fully insured by the Federal Deposit Insurance Corp.;

(d) commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”; and

(e) following a Rated Securitization, such other investments as to which each Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted PILOT Arrangement” shall have the meaning set forth in Section 5.1.23(a).

“Permitted POP Obligations” shall have the meaning set forth in Section 4.1.30(j).

“Permitted Return” shall have the meaning set forth in Section 7.5.2(a) hereof.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, provided if such decedent Controlled Borrower, then any such Person or Persons succeeding to Control shall have the same expertise and experience in owning the Properties as the decedent, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, provided if such incapacitated Person Controlled Borrower, then any such Person or Persons succeeding to Control shall have the same expertise and experience in owning the Properties as the incapacitated Person prior to such incapacity, (c) any Transfer of any interest in an Affiliate Manager if such Transfer does not otherwise result in a Transfer of an interest in Borrower that is not permitted hereunder, (d) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.2(b), Section 5.2.10 or Section 10.29, (e) any Lease of space in any of the Improvements to Tenants in accordance with (or that is not restricted by) the provisions of Section 5.1.20, (f) any Permitted Equipment Transfer, (g) Permitted Encumbrances, (h) the release of any Property or portion thereof (or an Unencumbered Borrower) in connection with a release in accordance with Section 2.4.2, Section 2.6 or Section 6.4, (i) (I), if applicable, any direct or indirect pledge (or any Transfer occurring upon the foreclosure of, or other remedial action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same) by the Mezzanine Borrower to the Mezzanine Lender of the direct or indirect ownership interests in Borrower, any SPE Constituent Entity, Mezzanine Borrower and/or any SPE Constituent Entity (as defined under the Mezzanine Loan Agreement) and other collateral pursuant to the applicable Mezzanine Loan Agreement and/or (II) if applicable, any exercise of rights and remedies by Mezzanine Lender under the Mezzanine Loan Documents in accordance with Section 5.2.10, (j) Transfers of indirect interests in or Control of Borrower (including Transfers of direct interests in the Mezzanine Borrower) or any SPE Constituent Entity by and among the entities comprising Initial Sponsor or any Approved Sponsor Entity and/or their respective Affiliates and respective Affiliated subsidiaries from time to time or Transfers of direct or indirect interests in any entity comprising Initial Sponsor or any Approved Sponsor Entity and their respective Affiliates, (k) any Sale or Pledge of an Excluded Entity, (l) any issuance or Transfer of Publicly Traded Shares in a Public Vehicle or of any direct or indirect equity interest of any Person whose only equity interest in Borrower consists of Publicly Traded Shares in a Public Vehicle, (m) an Immaterial Transfer/Release, (n) the creation of a Mezzanine Borrower in connection with the Mezzanine Loan and any contribution, distribution or assignment of the interests in Borrower or an Approved Borrower Sub to Mezzanine Borrower in connection with an Approved Drop Down, (o) the acquisition by Borrower of fee title to the PILOT Property in accordance with the terms and conditions of the PILOT Lease, (p) any Transfer resulting from any exercise by Lender of its rights and remedies under the Loan Documents and (q) any Condemnation.

“Permitted Uses” shall have the meaning set forth in Section 4.1.22 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the applicable granting clause of the related Mortgage with respect to each Individual Property.

“Phased Multifamily Conversion” shall have the meaning set forth in Section 5.1.30 hereof.

“PILOT Bond” means, individually and/or collectively, any bonds or similar instruments issued in connection with any Permitted PILOT Arrangement.

“PILOT Documents” shall mean (a) any PILOT Bond, (b) any PILOT Lease, and (c) any PILOT Bond Pledge Agreement.

“PILOT Bond Pledge Agreement” shall have the meaning set forth in Section 5.1.23(a) hereof.

“PILOT Lease” means, a lease entered into in accordance with Section 5.1.23(a) hereof in connection with a Permitted PILOT Arrangement.

“PILOT Leasehold Mortgage” shall have the meaning set forth in Section 5.1.23(a)(iii) hereof.

“PILOT Lessee” shall have the meaning set forth in Section 5.1.23(a).

“PILOT Lessor” means the lessor under the applicable PILOT Lease.

“PILOT Property” shall mean, individually and/or collectively as the context requires, any Individual Property at which a PILOT Lease is put in place in connection with a Permitted PILOT Arrangement.

“Plan Assets” shall have the meaning set forth in Section 4.1.9 hereof.

“Pledge Agreement” shall mean the “Pledge Agreement” as defined in the Mezzanine Loan Agreement.

“Pledge Foreclosure” shall have the meaning set forth in Section 5.2.10(d) hereof.

“PLL” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“PLL Policy” or “PLL Policies” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“PLL Policy Limit” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Pool A Properties” shall mean, individually and/or collectively, as the context may require, those certain Individual Properties set forth on Schedule 1.1(s) attached hereto.

“Pool B Properties” shall mean, individually and/or collectively, as the context may require, those certain Individual Properties set forth on Schedule 1.1(t) attached hereto.

“Portfolio Property” shall mean, individually and/or collectively, as the context may require, (i) each Building Park Property, (ii) each Single Legal Property and (iii) each Combined Tax Lot Property.

“Portfolio Release Property” shall have the meaning set forth in Section 2.6.1(a)(xi) hereof.

“Post-Closing Obligations Letter” shall mean that certain Post-Closing Obligations Agreement dated as of the date hereof made by Borrower in favor of Lender.

“Pre-Identified Release Parcels” shall mean those certain pre-identified release parcels set forth on Schedule 2.6.2 hereof.

“Pre-Public Sale Cap” shall have the meaning set forth in the definition of “Required REIT Distributions.”

“Preapproved Alterations” shall mean the Alterations more particularly described on Schedule 1.1(d) hereto.

“Preapproved Leases” shall mean the Leases more particularly described on Schedule 1.1(e) hereto.

“Preferred Shareholders” shall mean any holder of the Preferred Shares.

“Preferred Shares” shall mean (i) 5.25% Cumulative Preferred Stock, Series X of PS Business Parks, Inc., (ii) 5.20% Cumulative Preferred Stock, Series Y of PS Business Parks, Inc., (iii) 4.875% Cumulative Preferred Stock, Series Z of PS Business Parks, Inc. and (iv) any depositary shares representing a share or fraction of a share of any of the foregoing in clauses (i)-(iii).

“Prepayment Notice” shall have the meaning set forth in Section 2.4.1(a) hereof.

“Previously-Owned Property” shall mean the individual properties set forth on Schedule 1.1(q).

“Previously-Owned Property Borrower” shall mean the Individual Borrowers set forth on Schedule 1.1(r).

“Prime Index Rate” shall mean, with respect to each Interest Period, the annual rate of interest published in The Wall Street Journal from time to time as the “Prime rate” for the U.S. on the related Determination Date. If The Wall Street Journal ceases to publish the “Prime rate,” the Lender shall select an equivalent publication that publishes such “Prime rate,” and if such “Prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event shall the Prime Index Rate be less than zero percent.

“Prime Rate” shall mean, with respect to each Interest Period, the per annum rate of interest equal to the Prime Index Rate plus the Prime Rate Spread for each Component; provided, however, that such rate shall not be less than the Spread for each Component.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the Prime Rate for each Component.

“Prime Rate Spread” shall mean, with respect to each Note and each Component, the difference (expressed as the number of basis points) between (a) the Term SOFR Reference Rate (or the Unadjusted Alternate Index Rate, as applicable) plus the Spread for such Note or such Component on the date Term SOFR Reference Rate (or the Unadjusted Alternate Index Rate, as applicable) was last applicable to the Loan and (b) the Prime Index Rate on the date that Term SOFR Reference Rate (or the Unadjusted Alternate Index Rate, as applicable) was last applicable to the Loan.

“Priority Payment Cessation Event” shall mean (a) the acceleration of the Loan during the continuance of an Event of Default, (b) the initiation of (x) judicial or nonjudicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by this Agreement or the other Loan Documents relating to all or a material portion of the applicable Individual Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing Lender from exercising its remedies under this Agreement or the other Loan Documents.

“Priority Waterfall Payments” shall mean the payments described in Sections 3(a) through (d) of the Cash Management Agreement of Taxes, Other Charges and Insurance Premiums and the fees and expenses of the Agent under the Cash Management Account.

“Pro Rata Share” means, as to any co-Lender, the ratio, expressed as a percentage of (a) the sum of the unpaid Outstanding Loan Amount owing to such co-Lender as of such date to (b) the sum of the aggregate unpaid Outstanding Loan Amount as of such date.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Provided Information” shall mean any and all financial and other information (including any updates thereto) provided at any time by, or on behalf of, Borrower, SPE Constituent Entity, Guarantor, Mezzanine Borrower, Sponsor and/or Manager (if the Manager is an Affiliate Manager).

“Public Sale” shall mean (a) the Sale or Pledge in one or a series of transactions, of all or a portion of the direct or indirect legal or beneficial interests in Borrower and Mezzanine Borrower to a Qualified Public Company, or (b) the Sale or Pledge in one or a series of transactions, through which any direct or indirect owner of a legal or beneficial interest in Borrower and Mezzanine Borrower becomes, or is merged with or into, a Qualified Public Company. For the avoidance of doubt, any provisions of this Agreement relating to a “Public Sale” shall not apply to an Excluded Entity.

“Public Vehicle” shall mean a Person whose securities are approved for listing on (i) the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange or (ii) the Toronto Stock Exchange, the Frankfurt Stock Exchange, the London Stock Exchange, Euronext, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, the Shanghai Stock Exchange, the Tokyo Stock Exchange or the Korea Exchange (KRX), and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Publicly Traded Shares” shall mean securities that approved for listing on (i) the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange or (ii) the Toronto Stock Exchange, the Frankfurt Stock Exchange, the London Stock Exchange, Euronext, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, the Shanghai Stock Exchange, the Tokyo Stock Exchange or the Korea Exchange (KRX).

“Purchaser” shall have the meaning set forth in Section 4.3(b) hereof.

“Qualified Manager” shall mean (a) with respect to a Commercial Property, a Commercial Qualified Manager (b) with respect to a Multifamily Property, a Multifamily Qualified Manager, and (c) with respect to a Storage Property, a Storage Qualified Manager.

“Qualified Public Company” shall mean a Public Vehicle with a market capitalization equal to or exceeding $400,000,000 as of the date of the Public Sale.

“Qualified Transferee” shall mean a Person (or series of Persons under common Control) (a) (I) that is a Qualified Public Company, (II) has an aggregate Net Worth as of the date of the Public Sale or Permitted Assumption, as applicable, equal to, or in excess of, the Net Worth Threshold or (III) has been approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed, (b) that has not been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors or the subject of any material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such Person has been found liable in a final non-appealable judgment for attempting to hinder, delay or defraud creditors, each within seven (7) years prior to the date of the proposed Transfer, and (c) is able to remake the applicable representations set forth in Section 4.1.35 hereof and is able to comply with the applicable covenants set forth in Section 5.1.27 hereof.

“Radius” shall have the meaning set forth in Section 6.1(c) hereof.

“Rate Cap Guaranty Assumption” shall have the meaning set forth in Section 5.2.10(d)(i) hereof.

“Rate Cap Reserve Account” shall have the meaning set forth in Section 7.6 hereof.

“Rate Cap Reserve Amount” shall mean an amount equal to the interest that would accrue on the then Outstanding Loan Amount during the initial term or applicable Extension Term, as applicable, if the interest rate were equal to the Strike Price Delta, based on a 360 day year and the actual number of days elapsed, all as reasonably calculated by Lender.

“Rate Cap Reserve Amount Cash Share” shall mean a fraction, expressed as a percentage, in which (i) the numerator of which is the amount of cash initially deposited in the Rate Cap Reserve Account and (ii) the denominator is the Rate Cap Reserve Amount.

“Rate Cap Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Rate Cap Reserve Guarantor” shall mean any of (i) Guarantor, (ii) one or more Replacement Sponsor Guarantor(s) and/or (iii) one or more Replacement Affiliate Guarantors.

“Rate Cap Reserve Guaranty” shall mean (i) that certain Rate Cap Reserve Guaranty, dated as of July 21, 2022 and executed and delivered by Guarantor in connection with the Loan and for the benefit of Lender and (ii) any other guaranty delivered by Rate Cap Reserve Guarantor to Lender pursuant to Section 7.6 hereof and substantially in the form of such guaranty delivered to Lender pursuant to the immediately preceding clause (i), as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Rated Securitization” shall mean, any Securitization where all or a portion of the Securities are rated by a Rating Agency.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, KBRA, DBRS Morningstar or any other nationally recognized statistical rating organization that has been approved by Lender, and that has been engaged by or on behalf of Lender or its designee to rate the Loan and actually assigns a rating to the Loan or the Securities.

“Rating Agency Confirmation” shall mean, collectively, in connection with or following a Rated Securitization, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Rating Agency elects not to consider whether to grant or withhold such an affirmation, then the term Rating Agency Confirmation by such Rating Agency shall be deemed instead to require the written reasonable approval of Lender.

“REA” or “Reciprocal Easement Agreement” shall mean the reciprocal easement agreements or similar agreements affecting any Individual Property or portion thereof and set forth on Schedule 1.1(j).

“REA Default Election Notice” shall have the meaning set forth in Section 8.1(a)(xv) hereof.

“Reallocation Property” shall mean each Individual Property other than any Individual Property located in a State where mortgage recording tax or similar tax is applicable to the recording of the applicable Mortgage or any amendment thereto.

“Recourse Party” shall have the meaning set forth in Section 9.2(a)(i).

“Register” shall have the meaning set forth in Section 10.24 hereof.

“REIT” shall have the meaning set forth in Section 5.2.10(h) hereof.

“REIT Election” shall have the meaning set forth in Section 5.2.10(h) hereof.

“REIT Restructuring” shall have the meaning set forth in Schedule 5.2.10 hereof.

“Related Parties” shall have the meaning set forth in Section 10.32 hereof.

“Release Amount” shall mean, for an Individual Property or a Release Parcel/Rights, the lesser of:

(a) the Debt; or

(b) an amount equal to the Allocated Loan Amount for such Individual Property set forth on Schedule 1.1(a) (as adjusted in accordance with this Agreement, if applicable) multiplied by (1) one hundred and five percent (105%) until such time that the Outstanding Loan Amount has been reduced to $1,913,534,000.00 and (2) thereafter, one hundred and ten percent (110%).

“Release Amount Shortfall” shall have the meaning set forth in Section 2.6.1(g) hereof.

“Release Debt Yield” shall have the meaning set forth in Section 2.6.1(a)(v) hereof.

“Release Default” shall have the meaning set forth in Section 2.6.1(c) hereof.

“Release Parcel/Rights” shall have the meaning set forth in Section 2.6.2 hereof.

“Release Property” shall have the meaning set forth in Section 2.6.1(a) hereof.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remaining Building Park Property” shall have the meaning set forth in Section 2.6.1(a)(xi)(F) hereof.

“Remaining Portfolio Properties” shall mean any adjacent parcels to a Portfolio Release Property that shall remain collateral for the Loan after the release of the Portfolio Release Property in accordance with Section 2.6.1(a)(xi) hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D of the Code) that holds the Note or a portion thereof.

“Rent Deferral” shall have the meaning set forth in Section 5.1.20(a) hereof.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, any fees, payments or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or rental insurance. Notwithstanding the foregoing, in no event shall any payment made by Borrower under the PILOT Lease be considered Rent.

“Replacement Affiliate Guarantor” shall mean individually or collectively as the context may require, one or more Affiliate(s) of any Blackstone Fund Entity(ies) (other than Initial Guarantor or any Blackstone Fund Entity). In the event that a Several Liability Event has occurred, the liability of such Replacement Affiliate Guarantor shall be several and not joint.

“Replacement Agent” shall mean any successor to Servicer that is an Eligible Institution and either (a) assumes the obligations of the Agent being replaced under the then-existing Cash Management Agreement or (b) executes and delivers a Replacement Cash Management Agreement, in each case, acting in such Person’s capacity as Agent under the Replacement Cash Management Agreement.

“Replacement Cash Management Agreement” shall mean any cash management agreement entered into by and among Borrower, Lender and a Replacement Agent, provided that such cash management agreement is in form and substance substantially similar to the Closing Date Cash Management Agreement or is otherwise in form and substance reasonably acceptable to Lender and Borrower.

“Replacement Guarantor” shall mean one or more of any of (1) a Replacement Sponsor Guarantor, (2) Replacement Affiliate Guarantor, (3) a substitute guarantor which as of the date of determination (x) has (i) a Net Worth equal to, or in excess of, the Net Worth Threshold multiplied by the Liability Percentage of such Person or (ii) a market capitalization equal to or exceeding $400,000,000 multiplied by the Liability Percentage of such Person and (y) satisfies the requirements of a Qualified Transferee other than clause (a) of the definition thereof or (4) one or more substitute guarantors reasonably acceptable to Lender, as applicable. In the event that a Several Liability Event has occurred, the liability of each Replacement Guarantor shall be several and not joint.

“Replacement Interest Rate Protection Agreement” shall mean, collectively, one or more interest rate protection agreements from an Acceptable Counterparty with a strike price no greater than the Strike Price (or, if the Alternate Strike Price Condition has been satisfied, the Alternate Strike Price) and on other terms substantially similar to the Interest Rate Protection Agreement (or as otherwise reasonably acceptable to Lender) except that the same shall be effective as of the date required in Section 2.2.7(c) or (x) if such interest rate protection agreement is delivered in connection with an extension of the Maturity Date pursuant to Section 2.8 shall meet the requirements set forth in Section 2.8(c) and (y) if such interest rate protection agreement is delivered in connection with an Index Rate Conversion, shall meet the requirements set forth in Section 2.2.7(h).

“Replacement Lockbox Agreement” shall mean any lockbox agreement entered into by and among Borrower, Manager, Lender and a Replacement Lockbox Bank, provided that such lockbox agreement is in form and substance substantially similar to the Closing Date Lockbox Agreement delivered at Closing, as applicable, or is otherwise in form and substance reasonably acceptable to Lender.

“Replacement Lockbox Bank” shall mean any successor to the Lockbox Bank that is an Eligible Institution which maintains and holds the Lockbox Account and either (a) assumes the obligations of the Lockbox Bank being replaced under the then-existing Lockbox Agreement or (b) executes and delivers a Replacement Lockbox Agreement, in each case, acting in such Person’s capacity as Lockbox Bank under the Replacement Lockbox Agreement.

“Replacement Management Agreement” shall mean, collectively, (a) any of (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, (ii) a management agreement with a Qualified Manager, entered into on an arm’s length basis and on commercially reasonable terms or (iii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, and (b) an assignment of management agreement and subordination of management fees substantially in the form delivered to Lender in connection with the closing of the Loan (or of such other form and substance reasonably acceptable to Lender) (provided that the last sentence in Section 2 of the Assignment of Management Agreement shall not apply if such Qualified Manager is not an Affiliate of Manager) (a “Replacement Management Subordination”), in each case, executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense. For the avoidance of doubt, no Rating Agency Confirmation will be required in connection with any Replacement Management Subordination.

“Replacement Management Subordination” shall have the meaning ascribed to such term in the definition of “Replacement Management Agreement” hereof.

“Replacement Sponsor Guarantor” shall mean, individually or collectively as the context may require, one or more of the entities comprising Initial Sponsor or an Approved Sponsor Entity, which, for the avoidance of doubt, shall not be required to satisfy any minimum Net Worth requirement. In the event that a Several Liability Event has occurred, the liability of each Replacement Sponsor Guarantor shall be several and not joint.

“Representative Borrower” shall have the meaning set forth in Section 10.6(b) hereof.

“Repurchase” shall have the meaning set forth in Section 9.1.2(d) hereof.

“Required Ownership Interest” shall mean (i) for so long as one or more Approved Sponsor Entities individually or collectively Controls Borrower and Mezzanine Borrower (including, without limitation, through a Qualified Public Company), not less than five percent (5%) of the ultimate direct or indirect interests in Borrower and the Mezzanine Borrower, or (ii) in the event that an Approved Sponsor Entity does not individually or collectively Control Borrower and Mezzanine Borrower, not less than fifteen percent (15%) of the ultimate direct or indirect interests in Borrower and the Mezzanine Borrower.

“Required PLL Period” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“Required REIT Distributions” shall mean an amount equal to (a) the minimum amount required to be distributed by a Borrower in cash (as opposed to equity) such that distributions received by the Person that is a REIT following a REIT Restructuring and/or each direct and/or indirect owner of the Borrower that is a REIT, with respect to any taxable year, equals the amount of the dividend such REIT must distribute in cash (as opposed to equity) to qualify or maintain its status as a REIT and to avoid any U.S. federal or state income Taxes imposed under Sections 857(b)(1) and 857(b)(3) of the Code (or similar provisions of state or local law) and any excise Taxes imposed under Section 4981 of the Code or (b) the necessary amount to redeem any preferred shareholders of any Person described in clause (a); provided, however, (1) prior to a Public Sale to a Qualified Public Company, the amount of Required REIT Distributions made in any year shall not exceed the greater of (x) $250,000 per annum and (y) when aggregated with all prior distributions pursuant to this definition of “Required REIT Distributions”, ten percent (10%) of the aggregate of all deposits made into the Excess Cash Flow Reserve Account through any date of determination (the “Pre-Public Sale Cap”) and (2) after a Public Sale to a Qualified Public Company, the amount of Required REIT Distributions made in any year shall not exceed the greater of (x) the Pre-Public Sale Cap and (y) the amount of Required REIT Distributions that would be permitted to be made pursuant to clause (a) of this definition assuming Borrower itself were a REIT, that such REIT’s assets were limited to the assets of Borrower, and that such REIT’s income was limited to Borrower’s net taxable income or the net taxable income of Borrower’s owner for U.S. federal income tax (or state or local income tax, as applicable) purposes that is attributable to its interest in Borrower.

“Required Repairs” shall have the meaning set forth in Section 5.1.30 hereof.

“Required Strike Price” shall mean (a) for the period from the Closing Date through and including the Initial Maturity Date, the Initial Strike Price and (b) for any Extension Term, the Extension Strike Price.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Rollover Reserve Account, the Excess Cash Flow Reserve Account, the Rate Cap Reserve Account, the Unfunded Obligations Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Cap Period” shall have the meaning set forth in Section 7.10 hereof.

“Reserve Funds” shall mean, collectively, the Tax Reserve Funds, the Insurance Reserve Funds, the Rollover Reserve Funds, the Excess Cash Flow Reserve Funds, the Rate Cap Reserve Funds, the Unfunded Obligations Reserve Funds and any funds deposited into any other Reserve Account.

“Reserve Guarantor” shall mean any of (i) Guarantor, (ii) one or more Replacement Sponsor Guarantors, (iii) one or more Replacement Affiliate Guarantors or (iv) from and after a substitution in accordance with the terms hereof and of the Reserve Guaranty, any Replacement Guarantor.

“Reserve Guaranty” shall mean that certain Reserve Guaranty, dated as of the Closing Date and executed and delivered by Reserve Guarantor in connection with the Loan, to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Reserve Guaranty Assumption” shall have the meaning set forth in Section 5.2.10(d)(i) hereof.

“Reserve Release Threshold” shall mean Nine Million and No/100 Dollars ($9,000,000.00).

“Reserved Excess Cash Flow” shall have the meaning set forth in Section 7.5.1 hereof.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such Alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, any Mezzanine Borrower and each SPE Constituent Entity and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, any Mezzanine Borrower any SPE Constituent Entity, or any non-member manager; provided that an Excluded Entity (and any Person owning a direct or indirect interest in any Excluded Entity) shall not be a Restricted Party and with respect to clause (b), excluding any shareholders or owners of stock or equity interest (including depositary shares) that are publicly traded on any nationally or internationally recognized stock exchange or any accommodation shareholders of preferred shares (including depositary shares) in any REITs in the Borrowers’ ownership structure for REIT compliance purposes, in each case, that are not Affiliates of Borrower or any Mezzanine Borrower. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of Administrative Agent or Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity.

“Restricted Pledge Party” shall mean, collectively, Borrower, any Mezzanine Borrower, any SPE Constituent Entity, any SPE Constitute Entity (as defined in the Mezzanine Loan Agreement) or any other direct or indirect equity holder in Borrower up to, but not including, the first direct or indirect equity holder of Borrower that has substantial assets other than its indirect interest in the Properties, provided, that no Excluded Entity (or any Person owning a direct or indirect interest in any Excluded Entity) shall be a Restricted Pledge Party.

“Retained Affiliate Lender Rights” shall have the meaning set forth in Section 10.28 hereof.

“Reviewed Materials” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Cap” shall mean an amount equal to twelve (12) multiplied by the Rollover Reserve Monthly Deposit.

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Monthly Deposit” shall mean, for each date of determination, (i) for any Commercial Property, one twelfth (1/12) of the amount equal to the Aggregate Square Footage of such Commercial Property multiplied by Thirty Cents ($0.30), (ii) for any Multifamily Property, one twelfth (1/12) of the amount equal to the number of residential units at such Multifamily Property multiplied by Two Hundred Fifty and No/100 Dollars ($250.00), and (iii) for any Storage Property, one twelfth (1/12) of the amount equal to the Aggregate Square Footage of such Storage Property multiplied by Fifteen Cents ($0.15).

“S&P” shall mean S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option to purchase or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Section 2.9 Certificate” shall have the meaning set forth in Section 2.9(e)(i)(C) hereof.

“Section 2.9 Taxes” shall have the meaning set forth in Section 2.9(a) hereof.

“Secured Amount Deficiency” shall have the meaning set forth in Section 2.6.1(g) hereof.

“Securities” shall have the meaning set forth in Section 9.1.1(a) hereof.

“Securities Act” shall have the meaning set forth in Section 9.1.1(m) hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1(a) hereof.

“Securitization Vehicle” shall mean the issuer of certificates in a Securitization.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Several Liability Event” shall mean that (x) Replacement Sponsor Guarantors comprising more than one Blackstone Fund become the Guarantor or any Ancillary Guarantor or (y) Replacement Affiliate Guarantors owned by more than one Blackstone Fund become the Guarantor or any Ancillary Guarantor.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Single Borrower Documents” shall have the meaning set forth in Section 2.6.1(f) hereof.

“Single Legal Property” shall mean, collectively, a group of two or more Individual Properties shown on Schedule 1.1(h) attached hereto, each of which has a separate Allocated Loan Amount as of the Closing Date but for which such Individual Properties share the same legal description.

“SocGen” shall have the meaning set forth in the introductory paragraph hereto.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the SOFR Rate.

“SOFR Rate” shall mean the sum of (i) Term SOFR applicable to such Interest Period and (ii) the Spread for each Component.

“SPE Constituent Entity” shall mean the Special Purpose Entity (which shall be a Delaware single member limited liability company (or in the case of B9 Sequoia 1 TX Member LP, a Delaware limited partnership with a general partner who is a single member limited liability company)) that is the general partner of Borrower (or in the case of B9 Sequoia 1 TX Member LP, the sole member of the general partner of a Borrower) or of another SPE Constituent Entity, if such Borrower or SPE Constituent Entity is a limited partnership, or the managing member of Borrower, if Borrower is a multi-member limited liability company or the general partner or managing member, as applicable, of Borrower if Borrower is not organized under the laws of the State of Delaware. Notwithstanding anything herein to the contrary, B9 Sequoia 1 TX GP LLC, B9 Sequoia 1 TX Member GP LLC, B9 Sequoia 1 TX Member LP shall each at all times be a SPE Constituent Entity.

“Special Purpose Entity” shall mean a limited partnership or limited liability company that, at all times on and after the Closing Date, has complied with and shall at all times comply with the following requirements:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, redeveloping, owning, holding, selling, leasing, ground leasing, transferring, exchanging, managing, renovating, improving, financing, refinancing and operating the Properties or its Individual Property (or any portion thereof), or the MICC Association or the Fifth Wellington Association, as applicable, entering into and performing its obligations under the PILOT Lease (in the case of PILOT Lessee) and the Loan Documents with Lender, refinancing the Properties in connection with a permitted repayment of the Loan, performing its duties with respect to the MICC Association and the Fifth Wellington Association, as applicable, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing and (B) in the case of an SPE Constituent Entity, acting as a general partner of the limited partnership that owns any one or more Individual Properties or as member of the limited liability company that owns any one or more Individual Properties and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) shall not engage in any business unrelated to the activities set forth in clause (i) of this definition;

(iii) shall not own any real property other than, in the case of Borrower, any one or more Individual Properties;

(iv) does not have and shall not have any assets other than (A) in the case of Borrower, its interest in one or more Individual Properties or (x) with respect to PSBP Industrial, L.L.C., a Delaware limited liability company, and PSB MICC 2323, LLC, a Delaware limited liability company, its respective interest in the MICC Association, as applicable, and (y) with respect to PSB Wellington Commerce Park I, LLC, PSB Wellington Commerce Park II, LLC and PSB Wellington Commerce Park III, LLC, each a Delaware limited liability company, their interest in the Fifth Wellington Association, as applicable, and personal property necessary or incidental to its interest in and operation of such Individual Property or Individual Properties and (B) in the case of an SPE Constituent Entity, its partnership interest in the limited partnership or the member interest in the limited liability company that owns any one or more Individual Properties and personal property necessary or incidental to its ownership of such interests;

(v) shall not engage in, seek, consent to or permit (A) to the fullest extent permitted by law, any dissolution, winding up, liquidation, consolidation, Division or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business other than in connection with a sale of any Individual Property in accordance with the terms of this Agreement, except as permitted by the Loan Documents, or (C) in the case of an SPE Constituent Entity, any transfer of its partnership interest or member interest in Borrower, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its articles of organization, certificate of formation or other formation document or its limited partnership agreement, limited liability company agreement or operating agreement (as applicable) with respect to the matters set forth in this definition or matters as to which such formation document expressly requires prior written consent of Lender, in each case without the prior written consent of Lender;

(vii) if such entity is a limited partnership, shall be either a Delaware entity or an entity formed in the United States outside of the State of Delaware, and has and shall have, in each instance, at least one general partner and has and shall have, in each instance, as its only general partners, a SPE Constituent Entity each of which (A) is a single-member Delaware limited liability company, (B) has two (2) Independent Directors or Independent Managers, and (C) holds a direct interest as general partner in the limited partnership of not less than one-tenth of one percent (0.1%);

(viii) intentionally omitted;

(ix) intentionally omitted;

(x) intentionally omitted;

(xi) if such entity is a limited liability company, (A) is and shall be a Delaware limited liability company (or is and shall be a limited liability company formed in the United States outside of the State of Delaware with a managing member that is an SPE Constituent Entity), (B) has and shall have (or, in the case of a limited liability company formed in the United States outside of the State of Delaware, has a managing member that is a SPE Constituent Entity that has and shall have) at least two (2) Independent Directors or Independent Managers, (C) shall not take any Material Action and shall not cause or permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if the limited liability company is an SPE Constituent Entity, with respect to Borrower, in each case unless two (2) Independent Directors or Independent Managers then serving as managers of the limited liability company shall have given their prior written consent to such action, and (D) has and shall have two (2) natural persons who are not members of the limited liability company, that have signed its limited liability company agreement and that, under the terms of such limited liability company agreement become a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the limited liability company;

(xii) shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable or (b) a limited partnership, has a limited partnership agreement that, in each case, provide that such entity shall not) (I) to the fullest extent permitted by law, dissolve, merge, be subject to a Division, liquidate, consolidate; (II) sell all or substantially all of its assets; (III) except for amendments entered into prior to the date hereof, amend its organizational documents with respect to the matters set forth in this definition without the prior written consent of Lender and, following a Rated Securitization of the Loan, unless the Rating Agency Confirmation is satisfied; or (IV) without the affirmative vote of two (2) Independent Directors or Independent Managers of itself or the consent of an SPE Constituent Entity that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a voluntary or any other bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing (actions described in clauses (A) through (D), collectively, the “Material Actions”);

(xiii) intends to remain solvent and pay its debts and liabilities (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the operations of the Property to do so; provided, however, that the foregoing shall not require any shareholder, owner, partner or member of such entity, as applicable, to make additional capital contributions to such entity);

(xiv) shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xv) except (i) with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan and (ii) as contemplated by the Loan Documents with respect to any other Borrower or any SPE Constituent Entity, shall maintain books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns or is a disregarded entity for tax purposes;

(xvi) intentionally omitted;

(xvii) except (i) with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, (ii) as contemplated by the Loan Documents with respect to each Borrower or each SPE Constituent Entity, and (iii) as contemplated by the Assignment of Interest Rate Protection Agreement, shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person;

(xviii) shall hold its assets in its own name;

(xix) shall hold itself out, identify itself and conduct its business as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than its Affiliate, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as its agent;

(xx) except with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by Approved Accounting Principles; provided, however, that, any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity except as provided herein with respect to each other Borrower or any SPE Constituent Entity;

(xxi) except (i) with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan and (ii) with respect to each other Borrower or any SPE Constituent Entity as contemplated by the Loan Documents, shall pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, provided there is sufficient cash flow to do so, and shall maintain a sufficient number of employees in light of its contemplated business operations provided there exists sufficient cash flow from the operations of the Property to do so;

(xxii) shall observe all partnership or limited liability company formalities, as applicable, that are necessary to maintain its separate existence;

(xxiii) (I) in the case of Borrower, shall have no Indebtedness other than (A) the Loan, (B) Permitted Debt, (C) intentionally omitted, (D) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law and (E) with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, provided, however this covenant shall not require any shareholder, owner, partner or member of Borrower to make additional capital contributions to Borrower and (II) in the case of an SPE Constituent Entity shall have no Indebtedness other than (A) liabilities of such SPE Constituent Entity as a general partner and/or limited partner of a limited partnership or the member of a limited liability company, in the capacity as such and (B) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Special Purpose Entity in which it holds an interest in and routine administration of the Special Purpose Entity in which it holds an interest in, provided that (x) the outstanding liabilities at any time shall not exceed $25,000.00 (provided, however, this restriction shall not apply to liabilities incurred by such SPE Constituent Entity as a general partner of a limited partnership or the managing member of a limited liability company, in its capacity as such) and (y) such liabilities are normal and reasonable under the circumstances; and (C) with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan; provided, however, that this covenant shall not require any shareholder, owner, partner or member of an SPE Constituent Entity to make additional capital contributions to any such entity;

(xxiv) in the case of Borrower or in the case of an SPE Constituent Entity that is a general partner or managing member of Borrower, in its capacity as such, shall not assume or guarantee or become obligated for the debts of any other Person, and shall not hold out itself or its credit or assets as being available to satisfy the obligations of any other Person (or any division or part of any other Person), in each case, except (i) as contemplated by the Loan Documents with respect to each other Borrower and/or such SPE Constituent Entity, (ii) as otherwise imposed by law and (iii) other than with respect to an SPE Constituent Entity with respect to prior financings that have been repaid or otherwise discharged as of the closing of the Loan;

(xxv) shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate except with respect to each SPE Constituent Entity, such SPE Constituent Entity’s general partner and/or limited partner interest or member interest and obligations with respect to the Borrower in which it owns an interest and (x) with respect to PSBP Industrial, L.L.C., a Delaware limited liability company, and PSB MICC 2323, LLC, a Delaware limited liability company, its respective interests in the MICC Association, and (y) with respect to PSB Wellington Commerce Park I, LLC, PSB Wellington Commerce Park II, LLC and PSB Wellington Commerce Park III, LLC, each a Delaware limited liability company, their interest in the Fifth Wellington Association, as applicable;

(xxvi) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates or any guarantor of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) except (i) as contemplated by the Loan Documents with respect to each other Borrower or any SPE Constituent Entity and (ii) other than with respect to any SPE Constituent Entity, with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, shall not pledge its assets to secure the obligations of any other Person;

(xxix) intentionally omitted;

(xxx) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person (or division or part of any other Person);

(xxxi) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than (A) cash and (B) investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) except as is contemplated in the Loan Documents;

(xxxii) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxxiii) except, in each case with respect to each Individual Borrower and each SPE Constituent Entity, (i) as contemplated under the Loan Documents and (ii) for capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and in each case on terms which are intrinsically fair, commercially reasonable and are comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) intentionally omitted;

(xxxvi) shall not have any of its obligations guaranteed by any Affiliate except (i) with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, (ii) as provided by the Loan Documents with respect to each other Borrower, with respect to the Lockbox Agreement, and with respect to the Guaranty and each Ancillary Guaranty, and (iii) certain guaranties required pursuant to the terms of any Leases with respect to the landlord’s obligations for tenant improvements under such Leases in the ordinary course of business and which are provided to, or are for the benefit of, the Tenant under the applicable Lease (the “TI Guaranties”); provided, that in the event that Borrower elects to deliver a TI Guaranty, if the Additional Insolvency Opinion Condition is satisfied, then Borrower shall deliver an Additional Insolvency Opinion acceptable to Lender which takes into account such TI Guaranty;

(xxxvii) shall not form, acquire or hold any subsidiary, other than in connection with any Approved Drop Down, an Approved Borrower Sub or any other wholly-owned subsidiary or as expressly permitted in this Agreement, except, in the case of an SPE Constituent Entity, the Borrower in which it owns an interest and (x) with respect to PSBP Industrial, L.L.C., a Delaware limited liability company, and PSB MICC 2323, LLC, a Delaware limited liability company, its respective interests in the MICC Association, and (y) with respect to PSB Wellington Commerce Park I, LLC, PSB Wellington Commerce Park II, LLC and PSB Wellington Commerce Park III, LLC, each a Delaware limited liability company, their interest in the Fifth Wellington Association, as applicable;

(xxxviii) shall comply with all of the terms and provisions contained in its organizational documents;

(xxxix) except with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, shall maintain its bank accounts separate from those of any other Person and shall not permit any Affiliate independent access to its bank accounts (other than Existing Manager, acting in its capacity as agent pursuant to the Management Agreement, or any other Manager that is under common Control with Existing Manager or Guarantor), except as otherwise contemplated by the Loan Documents with respect to each Borrower;

(xl) is, and shall continue to be duly formed, validly existing, and in good standing in the state of its formation and duly qualified in all other jurisdictions where it is required to be qualified in order to do business;

(xli) has no material contingent or actual obligations, other than, (A) in the case of Borrower, material contingent or actual obligations related to the Individual Property or Individual Properties owned by it and Permitted POP Obligations (or obligations relating to the Previously-Owned Property that are covered by insurance or subject to reimbursement by a third party) and (B) in the case of an SPE Constituent Entity, material contingent or actual obligations related to its ownership of the applicable Special Purpose Entity; and

(xlii) if treated as a “disregarded entity” for tax purposes, does not have and shall not have any obligation to reimburse its equityholders or any of their Affiliates for any taxes that such equityholders or any of their Affiliates may incur as a result of any profits or losses of such entity.

“Split Loan” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Splitting Documentation” shall have the meaning set forth in Section 9.1.2(a) hereof.

“Sponsor” shall mean (a) initially, Initial Sponsor, (b) following a Permitted Assumption, the applicable Permitted Assumption Parties or (c) following a Public Sale, the applicable Public Vehicle.

“Spread” shall mean, with respect to (i) Component A, 2.70%, (ii) Component B, 2.70%, (iii) Component C, 2.70%, (iv) Component D, 2.70%, (v) Component E, 2.70%, (vi) Component F, 2.70% and (vii) Component HRR, 2.70%.

“Spread Maintenance Premium” shall mean with respect to any voluntary prepayment or release prepayment of all or a portion of the Outstanding Loan Amount prior to the Open Prepayment Date, a payment to Lender in an amount equal to the product of (i) the Weighted Average Spread applicable to the portion of the Loan which is being repaid, (ii) the portion of the Loan which is being repaid that is subject to the Spread Maintenance Premium and (iii) a fraction, (x) the numerator of which is the number of days (a) with respect to any portion of the Loan that is not subject to a Rated Securitization, following the date on which such portion of the Loan has been (or will be concurrently with such prepayment) prepaid to (and including) the Open Prepayment Date and (b) with respect to any portion of the Loan that is subject to a Rated Securitization, from (but excluding) the last day of the Interest Period in which such prepayment is made to (and including) the end of the Interest Period associated with the Payment Date occurring in August of 2023) and (y) the denominator of which is 360. Notwithstanding the foregoing, in no event shall Borrower be obligated to pay the Spread Maintenance Premium on account of any days for which Borrower is otherwise paying interest on the Loan to Lender.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Storage Gross Income from Operations” shall mean, for any date of determination, the sum of (a) total annualized storage rental revenues generated by the Storage Property for the fiscal quarter immediately preceding the date of determination, including base rent in place as of such date of determination based on executed Leases, including (i) executed Commercial Leases with future term commencement dates, (ii) executed Leases with free rent periods currently in effect and (iii) any contractual Commercial Lease rent increases within the twelve (12) calendar months following such date of determination, but excluding any Tenants (A) in monetary default under their Lease with respect to the payment of base rent in excess of ninety (90) days, or (B) in bankruptcy who have not assumed their Leases, (b) reimbursed expenses and/or reimbursements to the extent such expenses and/or reimbursements are provided for pursuant to the applicable Lease, percentage and overage rent and income received from the Storage Properties during the twelve (12) month period immediately preceding such date of determination and (c) ancillary income (including, without limitation, tenant insurance, fees and late charges, retail sales, tenant services and truck rentals) received during the twelve (12) month period immediately preceding such date of determination (without duplication of any amounts set forth in clauses (a) and (b) above), but excluding (solely for purposes of calculating Net Operating Income) one-time extraordinary income or non-recurring income; provided, that Storage Gross Income from Operations shall be adjusted to include reimbursements for Taxes or Insurance Premiums on account of the Storage Tax and Insurance Adjustment solely to the extent such reimbursements are payable to Borrower by Tenants pursuant to the applicable Commercial Leases.

“Storage Operating Expenses” shall mean, without duplication, as of any date of determination, all ordinary costs and expenses of Borrower with respect to the operation, management, maintenance, repair and use of the Storage Properties, Taxes and Insurance Premiums, adjusted to reflect an assumed management fee equal to the greater of (x) four percent 4.00% of Storage Gross Income from Operations and (y) the actual management fee provided pursuant to the Management Agreements for the Storage Properties (or if there is a sub-management agreement in place, the sub-management agreement); provided, however, that such expenses shall not include (i) non-cash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) deposits into reserve accounts required to be maintained pursuant to the Loan Documents,

(iv) income taxes or other taxes in the nature of income taxes, (v) extraordinary expenses, extraordinary losses or non-recurring expenses, (vi) Capital Expenditures, (vii) leasing commissions or (viii) equity distributions; provided, further, that the foregoing shall be adjusted as of the applicable date of determination for any known changes in Taxes or Insurance Premiums as of the applicable date of determination (the “Storage Tax and Insurance Adjustment”).

“Storage Properties” shall mean any portion of the following Individual Properties that is used for storage: (i) Wellington Commerce Park III located at 11360 Fortune Circle, (ii) Wellington Commerce Mini I located at 11380 Fortune Circle, (iii) Wellington Commerce Mini II located at 3111 Fortune Way & 11340 Fortune Circle, (iv) Wellington Commerce Mini III located at 11576 Pierson Rd, and (v) Boca Commerce Mini located at 10018 Spanish Isles Blvd.

“Storage Qualified Manager” shall mean, with respect to the Storage Properties, (a) any Person that is an Affiliate of any entity comprising Initial Sponsor, (b) any Person that is an Affiliate of a Blackstone Fund Entity, (c) (i) a reputable and experienced real estate management organization possessing experience in managing during the five (5) years immediately preceding such management company’s engagement as a Manager with at least ten (10) storage properties with square footage in excess of 1,000,000 leasable square feet in the aggregate at such time and which is not then subject of a Bankruptcy Action or (ii) a management organization otherwise reasonably acceptable to Lender, (d) Cubesmart, (e) Extra Space, (f) Public Storage, (g) Life Storage, (h) National Storage Affiliates Trust, (i) William Warren Group / StorQuest, (j) Simply, (k) Morningstar Stroage, (l) U-Haul International, (m) StorageMart, (n) Westport Properties / US Storage Centers, (o) SmartShop Self Storage, (p) Metro Storage, (q) Andover Properties, LLC, and (r) Simply Storage.

“Strike Price” shall mean (a) for the period from the Closing Date through and including the Initial Maturity Date, a rate no greater than 3.85% (the “Initial Strike Price”); (b) as of the commencement date for any Extension Term, a rate equal to the greater of (i) the Initial Strike Price and (ii) the rate that yields a per annum interest rate that would result in the Debt Service Coverage Ratio being no less than 1.10:1.00 (calculated assuming that for all times, Term SOFR (or the Prime Index Rate or if the Loan is an Alternate Rate Loan, the Unadjusted Alternate Index Rate, as applicable) is equal to the new Strike Price (rather than the then current Strike Price) for purposes of determining the Debt Service and Term SOFR (as defined in the Mezzanine Loan Agreement (if any)) (or the Prime Index Rate or if the Loan is an Alternate Rate Loan, the Unadjusted Alternate Index Rate (as each is defined in the Mezzanine Loan Agreement (if any)) is equal to the new Strike Price (as defined in the Mezzanine Loan Agreement (if any)) (rather than the current Strike Price (as defined in the Mezzanine Loan Agreement (if any))) for purposes of determining the Mezzanine Debt Service) (the “Extension Strike Price”) and (c) if elected by Borrower in its sole discretion, a rate that is lower than the Required Strike Price.

“Strike Price Delta” shall mean the difference between (a) the Alternate Strike Price and (b) the Required Strike Price.

“Substitute Interest Rate Protection Agreement” shall have the meaning set forth in Section 2.2.7(h) hereof.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State in which such Individual Property is located and satisfactory to Lender and the company or companies issuing the applicable Title Insurance Policy relating to such Individual Property or any part thereof, and containing a certification of such surveyor satisfactory to Lender.

“Syndication” shall have the meaning set forth in Section 9.1.1(a) hereof.

“Tax and Insurance Adjustment” shall have the meaning set forth in the definition of “Operating Expenses” hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Bill” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“TC Cap” shall have the meaning set forth in Section 6.1(a)(ix) hereof.

“Tenant” shall mean, as the context may require, any Commercial Tenant and/or Non-Commercial Tenant, as applicable.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Tenant Purchase Option” shall mean the purchase options granted to each Tenant pursuant to the applicable Lease as set forth on Schedule 1.1(i) hereof.

“Tenant Purchase Option Property” shall mean each Individual Property set forth on Schedule 1.1(i) hereof which is subject to a Tenant Purchase Option.

“Tenant Purchase Option Release” shall have the meaning set forth in Section 2.6.1(d) hereof.

“Term SOFR” shall mean, with respect to each Interest Period, the Term SOFR Reference Rate for a one-month period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than zero.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the one-month forward-looking term rate based on SOFR, currently identified on the CME Group’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html or any successor source.

“Title Company” shall mean, individually or collectively, First American Title Insurance Company, Commonwealth Land Title Insurance Company, Chicago Title Insurance Company, Fidelity National Title Insurance Company, Stewart Title Guaranty Company, Old Republic National Title Insurance Company, and Lexington National Land Services.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the Lien of the Mortgage encumbering such Individual Property.

“Transaction Agreement” shall mean that certain Merger Agreement, dated as of April 24, 2022, among PS Business Parks, Inc., a Maryland corporation, Sequoia Parent LP, a Delaware limited partnership, Sequoia Merger Sub I LLC, a Maryland limited liability company, Sequoia Merger Sub II LLC, a Maryland limited liability company, and PS Business Parks, L.P., a California limited partnership.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.

“TRIPRA” shall have the meaning set forth in Section 6.1(a)(ix) hereof.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) in connection with or following a Rated Securitization, to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“UCC” or “Uniform Commercial Code” shall mean, unless otherwise set forth herein, the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Alternate Index Rate” means the Alternate Index Rate excluding the Alternate Rate Spread Adjustment.

“Unanimous Decisions” shall have the meaning set forth in Section 10.30(c) hereof.

“Undeveloped Land” shall have the meaning set forth in Section 2.6.2 hereof.

“Unencumbered Borrower” shall have the meaning set forth in Section 2.6.1(f) hereof.

“Unfunded Obligations” shall have the meaning set forth in Section 7.7.1 hereof.

“Unfunded Obligations Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Unfunded Obligations Reserve Fund” shall have the meaning set forth in Section 7.7.1 hereof.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Weighted Average Spread” shall mean the weighted average of the Spreads for each Component, weighted on the basis of their respective principal balances.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EEA Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zoning Reports” shall mean those certain planning and zoning reports provided to Lender in connection with the origination of the Loan.

Section 1.2 Principles of Construction. All references to Sections and schedules are to Sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept an initial advance in the amount of $2,106,417,000.00 on the Closing Date (the “Initial Advance”). Subject to and upon the terms and conditions set forth herein, Lender agrees to make the Deferred Advance in accordance with the provisions of Section 2.1.7 hereof.

2.1.2 No Reborrowings. Any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed. Borrower acknowledges and agrees that the Initial Advance was fully funded as of the Closing Date. With respect to the Deferred Advance, Borrower shall comply with the conditions set forth in Section 2.1.7 hereof.

2.1.3 Intentionally Omitted.

2.1.4 The Note, Mortgages and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.

2.1.5 Use of Proceeds. Borrower used the proceeds of the Loan to (a) pay a portion of the consideration due under the Transaction Agreement in order to indirectly acquire the Properties, (b) pay carrying costs with respect to the Properties, (c) make deposits (if any) into the Reserve Funds on the Closing Date in the amounts provided herein, if any, (d) pay costs and expenses incurred in connection with the closing of the Loan, the operation of the Properties and other transaction costs, (e) make distributions to any direct or indirect equity holders in Borrower, (f) fund any working capital requirements of the Properties, and (g) to the extent any proceeds of the Loan remain after satisfying clauses (a) through (f), to fund such other general purposes as Borrower shall determine in its sole discretion.

2.1.6 Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Component A, Component B, Component C, Component D, Component E, Component F and Component HRR. The initial principal amount of the Components (after giving effect to the Deferred Advance) shall be as follows:

COMPONENT	INITIAL PRINCIPAL AMOUNT
A	$2,733,619,994.00
B	$1.00
C	$1.00
D	$1.00
E	$1.00
F	$1.00
HRR	$1.00

2.1.7 Deferred Advance.

(a) Borrower shall have the right to obtain from Lender an additional advance of the Loan in the amount of $627,203,000.00 in connection with the addition of the Deferred Properties as collateral for the Loan (the “Deferred Advance”). Lender shall fund the Deferred Advance one (1) Business Day following the Closing Date (the “Deferred Advance Funding Date”), subject to satisfaction of the following conditions:

(i) (A) Each Deferred Borrower shall have executed and delivered (x) the executed Joinder Agreement and (y) an executed and acknowledged Deferred Mortgage for each Deferred Property and (B) Borrower shall have authorized the Title Company to record the Deferred Mortgages on behalf of Lender;

(ii) Lender shall have received either a proforma title insurance policy (or a marked, signed and re-dated commitment to issue policy) insuring the Lien of each Deferred Mortgage as a first mortgage lien on each Deferred Property in the amount of the applicable Allocated Loan Amount for the applicable Deferred Property, each dated as of the Deferred Advance Funding Date, and each in substantially the form of the title insurance proforma policies attached to the escrow letter between Borrower and Lender dated as of the Closing Date. Lender also shall have received copies of paid receipts or other evidence of payment showing that all costs of or premiums for such title insurance policies have been paid or will be paid in connection with the Deferred Advance;

(iii) Each Deferred Borrower shall deliver to Lender evidence that Borrower has the organizational authority to undertake and complete the execution and delivery of the Deferred Mortgages and the Joinder Agreement;

(iv) Each Deferred Borrower shall deliver or cause to be delivered to Lender opinions of counsel opining as to the Deferred Borrowers and the enforceability of the Deferred Mortgages and the Joinder Agreement in substantially the same form and substance as the opinions of counsel from Borrower’s counsel originally delivered at the Closing Date;

(v) The operating agreements of each Deferred Borrower shall be amended and restated in the form previously approved by Lender and delivered to Lender in escrow on the Closing Date; and

(vi) The Deferred Borrowers shall deliver to Lender an executed Lockbox Agreement, in the form previously approved by Lender.

(b) Borrower shall deliver, no later than five (5) Business Days after the date of the Deferred Advance, tenant direction letters to all Tenants with respect to each Deferred Property, instructing all Tenants in writing to deliver all Rents payable to Borrower thereunder directly to the Lockbox Account (to the extent such Tenant is not already delivering all Rents to the Lockbox Account).

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, subject to Section 2.2.4, interest on each Component outstanding from time to time shall, subject to Section 2.2.5, accrue at the SOFR Rate from (and including) the Closing Date until (and including) the Maturity Date. Borrower shall pay to Lender on each Payment Date the interest accrued on the Outstanding Loan Amount for the related Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Interest Period for which such calculation is being made by (b) a daily rate based on the Interest Rate applicable to such Component and a three hundred sixty (360) day year by (c) the Outstanding Loan Amount.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Loan Amount and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until (i) in the event of an Event of Default that is non-monetary in nature, the cure of such Event of Default by Borrower or (ii) in the event of an Event of Default that is monetary in nature, the actual receipt and collection of the

Debt (or that portion thereof that is then due). This Section 2.2.3 shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note and this Agreement to accelerate and to continue to demand payment of the Debt during the continuance of any Event of Default.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5 Determination of Interest Rate.

(a) Interest Rate. The Interest Rate with respect to each Note of the Loan shall be: (A) the SOFR Rate with respect to the applicable Interest Period if the Loan is a SOFR Loan, (B) the Alternate Rate with respect to the applicable Interest Period if the Loan is an Alternate Rate Loan or (C) the Prime Rate with respect to the applicable Interest Period if the Loan is a Prime Rate Loan, in each case determined by Lender as of the Determination Date.

(b) Benchmark Unavailability Period. During a Benchmark Unavailability Period, following Borrower’s receipt of notice of the commencement of such Benchmark Unavailability Period, the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) shall be replaced, as of the first day of the next succeeding Interest Period and for the remainder of such Benchmark Unavailability Period, with the Prime Index Rate and the Loan shall be converted to a Prime Rate Loan bearing interest based on the Prime Rate in effect on each applicable Determination Date.

(c) Subject to the terms and conditions hereof, the Loan shall be either a SOFR Loan, a Prime Rate Loan or an Alternate Rate Loan, as applicable, and Borrower shall pay interest on the Outstanding Loan Amount at the SOFR Rate, the Prime Rate or at the Alternate Rate, as applicable, for the applicable Interest Period. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(d) Effect of a Benchmark Transition Event.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Periodic Term SOFR Determination Day (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Date) for any Interest Period, the Alternate Index Rate will replace the then current Benchmark for all purposes hereunder or under any Loan Document in respect of such determination and all determinations on all subsequent Periodic Term SOFR Determination Days (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Dates) (without any amendment to, or further action or consent of any other party to, this Agreement).

(ii) In connection with the use, administration, adoption, or implementation of an Alternate Index Rate, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of the Borrower or any other party to this Agreement or any other Loan Document.

(iii) Lender will promptly notify Borrower of (A) any Benchmark Replacement Date, (B) the implementation of any Alternate Index Rate, (C) the effectiveness of any Conforming Changes, and/or (D) any Benchmark Unavailability Period. Any determination, decision or election that is made by Lender pursuant to and in accordance with this Section, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of a Benchmark Replacement Date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error.

(iv) Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert (A) a SOFR Loan to a Prime Rate Loan or an Alternate Rate Loan, (B) a Prime Rate Loan to a SOFR Loan or an Alternate Rate Loan or (C) an Alternate Rate Loan to a SOFR Loan or a Prime Rate Loan.

(e) If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a SOFR Loan or Alternate Rate Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a SOFR Loan or Alternate Rate Loan or to convert a Prime Rate Loan to a SOFR Loan or an Alternate Rate Loan shall be canceled forthwith and (ii) any outstanding SOFR Loan or Alternate Rate Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees actually payable by Lender to lenders of funds obtained by it in order to make or maintain the SOFR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(e) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of Term SOFR (or the Prime Rate or the Alternate Index Rate, as applicable) hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital (other than Section 2.9 Taxes) as a consequence of its obligations hereunder to a level below that which Lender could have achieved under the Loan Documents but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(iii) shall hereafter subject any Lender to any Section 2.9 Taxes (other than Non-Excluded Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv) shall hereafter impose on Lender any other condition (other than Section 2.9 Taxes) and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.5(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.5(h) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(f) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.5 for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued prior to the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim for compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for the calculation of the additional amounts owed to Lender under this Section 2.2.5, which statement shall be conclusive and binding on all parties absent manifest error, and (ii) any earlier date provided Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Lender received written notice of such change in law or circumstance.

(g) Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a SOFR Loan or Alternate Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain a SOFR Loan or Alternate Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the SOFR Loan or Alternate Rate Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain the SOFR Loan or Alternate Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the SOFR Loan to a Prime Rate Loan or an Alternate Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain a SOFR Loan or Alternate Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”), subject to Section 2.4.1 and Section 2.4.4; provided, however, (x) in no event shall Breakage Costs with respect to any instance of the foregoing exceed the interest that would be payable on the Loan through the end of the then-current Interest Period, (y) Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence and (z) Breakage Costs with respect to any instance of the foregoing shall only be payable to Lender if such Breakage Costs arise from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain a SOFR Loan hereunder. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.6 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the SOFR Loan or Alternate Rate Loan, as applicable, and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.5(f), including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the SOFR Loan or Alternate Rate Loan, as applicable, or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.7 Interest Rate Protection Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower Interest Rate Cap Party shall enter into an Interest Rate Protection Agreement with a strike price no greater than the Initial Strike Price or, if the Alternate Strike Price Condition has been satisfied, the Alternate Strike Price. The Interest Rate Protection Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender with respect to such matters not otherwise set forth in this Agreement, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Cap Account, or during the continuance of an Event of Default, as directed by Lender, any amounts due Borrower Interest Rate Cap Party under such Interest Rate Protection Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a term through the end of the then-applicable Maturity Date of the Loan (or to the extent a Rated Securitization has occurred, through the end of the Interest Period associated with the then-applicable Maturity Date of the Loan) and (v) shall at all times have a notional amount equal to (or at Borrower’s sole discretion, greater than) the then Outstanding Loan Amount and shall at all times provide for the applicable Strike Price or, if the Alternate Strike Price Condition has been satisfied, the Alternate Strike Price. Borrower Interest Rate Cap Party shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Protection Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Protection Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cap Account) and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower Interest Rate Cap Party shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Protection Agreement to Borrower Interest Rate Cap Party or Lender shall be directly deposited in the Cap Account, or during the continuance of an Event of Default, as directed by Lender. Borrower Interest Rate Cap Party shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Protection Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of Borrower Interest Rate Cap Party’s rights thereunder without Lender’s prior written consent; provided, Lender’s consent shall not be required for any modification to the Interest Rate Protection Agreement entered into in order to extend the term of any Interest Rate Protection Agreement.

(c) In the event that the counterparty to the Interest Rate Protection Agreement (or the guarantor of such counterparty’s obligations, if any) is no longer an Acceptable Counterparty (whether as a result of downgrade, withdrawal or qualification of the rating of such counterparty (or the guarantor of such counterparty’s obligations, if any)), Borrower Interest Rate Cap Party shall replace or cause the cap provider to replace the Interest Rate Protection Agreement with a Replacement Interest Rate Protection Agreement not later than the period of time provided for in such Interest Rate Protection Agreement following such downgrade, withdrawal or qualification (not to exceed ten (10) Business Days), provided, Borrower Interest Rate Cap Party shall not be required to replace the Interest Rate Protection Agreement with a Replacement Interest Rate Protection Agreement so long as within ten (10) Business Days of such downgrade, withdrawal or qualification, the Acceptable Counterparty under the Interest Rate Protection Agreement either (x) provides a guaranty of its obligations from a guarantor that is an Acceptable Counterparty pursuant to such terms as (1) prior to a Rated Securitization, are reasonably acceptable to Lender and (2) following a Rated Securitization, are acceptable to the Rating Agencies or (y) posts collateral pursuant to a credit support annex that was executed on the effective date of the Interest Rate Protection Agreement, which credit support annex is reasonably acceptable to the Lender and, following a Rated Securitization, satisfies all applicable Rating Agency criteria.

(d) In the event that Borrower Interest Rate Cap Party fails to purchase and deliver to Lender the Interest Rate Protection Agreement or fails to maintain the Interest Rate Protection Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Protection Agreement and the cost incurred by Lender in purchasing such Interest Rate Protection Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Protection Agreement, Borrower Interest Rate Cap Party shall obtain and deliver to Lender within fifteen (15) Business Days following (x) the Closing Date or (y) the later of (A) the first day of any applicable Extension Term or (B) Borrower’s entrance into an Interest Rate Protection Agreement in accordance with Section 2.8 hereof, as applicable (i) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Protection Agreement reasonably acceptable to Lender, and (ii) an opinion (which may be in pdf form) from counsel (which counsel may be in-house counsel for the Acceptable Counterparty and otherwise on such Acceptable Counterparty’s then-customary form) for the Acceptable Counterparty (upon which Lender may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(ii) the execution and delivery of the Interest Rate Protection Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Protection Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Protection Agreement shall automatically terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Protection Agreement and to notify Acceptable Counterparty of such release.

(g) Notwithstanding anything to the contrary contained in this Section 2.2.7 or elsewhere in this Agreement, if, at any time, the Loan is converted from (I) a SOFR Loan to either a Prime Rate Loan or an Alternate Rate Loan, (II) a Prime Rate Loan to an Alternate Rate Loan or (III) an Alternate Rate Loan to an Alternate Rate Loan based on a different Alternate Index Rate in accordance with Section 2.2.5 hereof (each, a “Index Rate Conversion”), then:

(i) within thirty (30) days after such Index Rate Conversion, Borrower Interest Rate Cap Party shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Protection Agreement (and in connection therewith, but not prior to Borrower Interest Rate Cap Party taking all the actions described in this clause (i), Borrower Interest Rate Cap Party shall have the right to terminate any then-existing Interest Rate Protection Agreement) or (B) cause the then-existing Interest Rate Protection Agreement to be modified such that such then-existing Interest Rate Protection Agreement satisfies the requirements of a Substitute Interest Rate Protection Agreement as set forth below in the definition thereof (a “Converted Interest Rate Protection Agreement”); and

(ii) on or after such Index Rate Conversion, in lieu of satisfying the condition described in Section 2.8(c) with respect to any outstanding Extension Term, Borrower Interest Rate Cap Party shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Protection Agreement on or prior to the first day of such Extension Term.

(h) As used herein, “Substitute Interest Rate Protection Agreement” shall mean an interest rate protection agreement between an Acceptable Counterparty and Borrower Interest Rate Cap Party, obtained by Borrower Interest Rate Cap Party and collaterally assigned to Lender pursuant to this Agreement and shall contain each of the following:

(i) a term expiring no earlier than the then-applicable Maturity Date or, to the extent a Rated Securitization has occurred, through the end of the Interest Period associated with the then applicable Maturity Date;

(ii) the notional amount of the Substitute Interest Rate Protection Agreement shall be equal to (or at Borrower’s sole discretion, greater than) the then Outstanding Loan Amount;

(iii) it provides that the only obligation of Borrower Interest Rate Cap Party thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof;

(iv) it provides to Lender and Borrower Interest Rate Cap Party (as determined by Lender in its sole but good faith discretion) for the term of the Substitute Interest Rate Protection Agreement, a hedge against rising interest rates that is no less beneficial to Borrower Interest Rate Cap Party and Lender than (A) in the case of clause 2.2.7(g)(i) above, that which was provided by the Interest Rate Protection Agreement being replaced by the Substitute Interest Rate Protection Agreement and (B) in the case of clause 2.2.7(g)(ii) above, that which was intended to be provided by the Interest Rate Protection Agreement that, but for the operation of this Section 2.2.7(h), would have been required to have been delivered by Borrower Interest Rate Cap Party pursuant to Section 2.8(c) hereof as a condition to the requested Extension Term; and

(v) without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) of Section 2.2.7(a) hereof.

From and after the date of any Index Rate Conversion, all references to “Interest Rate Protection Agreement” and “Replacement Interest Rate Protection Agreement” herein (other than in the definition of “Interest Rate Protection Agreement”, the definition of “Replacement Interest Rate Protection Agreement” and as referenced in the first sentence of Section 2.2.7(a) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Protection Agreement or a Converted Interest Rate Protection Agreement, as the case may be.

Notwithstanding anything to the contrary set forth in this Section 2.2.7, Borrower shall not be required to obtain a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement, as applicable, during any period when the Loan is outstanding as a Prime Rate Loan (a) if the Index Rate Conversion occurs prior to a Rated Securitization, if such a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement, as the case may be, is (1) not then commercially available at commercially reasonable rates and (2) not required for commercial mortgage loans similar to the Loan or (b) if the Index Rate Conversion occurs following a Rated Securitization, if a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement, as the case may be, is not then commercially available. If Borrower is not required to obtain a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement pursuant to the terms of this Section 2.2.7, then Borrower and Lender shall work together to find a mutually agreeable alternative to a Substitute Interest Rate Protection Agreement or Converted Interest Rate Protection Agreement that would afford Lender substantially equivalent protection from increases in the interest rate.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the Outstanding Loan Amount for the initial Interest Period and (b) on September 9, 2022, and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount.

2.3.2 Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include August 14, 2022. Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal of the Loan due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including (x) with respect to any portion of the Loan that is not subject to a Rated Securitization, the Maturity Date or (y) with respect to any portion of the Loan that is subject to a Rated Securitization, the last day of the related Interest Period. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless required by applicable law. In connection with the first pooled Securitization of the Loan, Lender shall have the right, in its sole discretion, upon not less than ten (10) Business Days prior written notice to Borrower, to change the Payment Date to a different calendar day and/or the Interest Period to different starting and ending calendar days and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such changes; provided, however, that if Lender shall have elected to change the Payment Date as aforesaid, Lender shall also be required to adjust the Interest Period such that the Payment Date is the day following the last day of the Interest Period. All payments of principal and interest shall be applied to Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5 on a pro rata and pari passu basis.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Loan Amount, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the balloon payment due on the Maturity Date) are not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments.

(a) Borrower may, at its option, prepay the Debt in full or in part at any time and from time to time; provided, that, (i) Borrower gives Lender not less than five (5) days’ prior written notice (which notice shall be revocable and subject to modification) (a “Prepayment Notice”) of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment; (ii) if such prepayment occurs following a Rated Securitization of any portion of the Loan and is made during the Interest Shortfall Period, Borrower shall pay to Lender the Interest Shortfall, if any, estimated by Lender to be due in connection with such prepayment, provided, that (1) in the event a portion (but not all) of the Loan is subject to such Rated Securitization, the Interest Shortfall shall only be payable with respect to such portion of the Loan that is subject to such Rated Securitization, and (2) once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(a), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(a), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency; and (iii) Borrower pays Lender, in addition to the portion of the Outstanding Loan Amount to be prepaid, (A) all interest which would have accrued on the amount of the Debt to be prepaid through and including (without duplication of any Interest Shortfall paid by Borrower) (x) if such prepayment occurs with respect to any portion of the Loan that is not subject to a Rated Securitization, the date on which such prepayment is made or (y) if such prepayment occurs with respect to any portion of the Loan that is subject to a Rated Securitization, the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Payment Date, interest which would have accrued on the amount of the Debt to be prepaid through and including the last day of the Interest Period related to such Payment Date (all such interest payable under this clause (A), the “Additional Interest”); (B) (I) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the actual Breakage Costs (if any and provided that if such prepayment includes the payment of Additional Interest, no Breakage Costs shall be payable to Lender) and (II) all of Lender’s reasonable, out-of-pocket costs and expenses (including reasonable actually incurred attorneys’ fees and disbursements) actually incurred by Lender in connection with such prepayment or in connection with a rescinded or extended Prepayment Notice; and (C) subject to Section 2.4.1(b), if such prepayment occurs prior to the Open Prepayment Date and such prepaid amount is in excess of the Free Prepayment Amount, any Spread Maintenance Premium then due and payable on the amount of such excess over the Free Prepayment Amount. Notwithstanding anything to the contrary contained in this Section 2.4.1(a), Borrower may rescind a Prepayment Notice upon delivery of written notice to Lender on or prior to the date specified for prepayment in the Prepayment Notice; provided Borrower shall be responsible for the reasonable, out-of-pocket costs and expenses actually incurred by Lender in connection with the rescission of such Prepayment Notice, including any applicable actual Breakage Costs and reasonable actually incurred attorneys’ fees.

(b) Notwithstanding the other provisions of this Section 2.4.1, at any time and from time to time after the Closing Date, including prior to the Open Prepayment Date, Borrower may prepay a portion of the Loan in an aggregate amount up to $820,086,000.00 (the “Free Prepayment Amount” and each such prepayment, an “Initial 30% Prepayment”) without being obligated to pay a Spread Maintenance Premium or other prepayment penalty, premium or charge, provided (i) Borrower provides a Prepayment Notice to Lender in the manner specified in Section 2.4.1(a), (ii) if such prepayment occurs with respect to any portion of the Loan that is subject to a Rated Securitization of the Loan and is made during the Interest Shortfall Period, Borrower shall pay to Lender the Interest Shortfall with respect to such portion of the Loan subject to a Rated Securitization, if any, estimated by Lender to be due in connection with such prepayment, provided, that once the Interest Rate for the next occurring Interest Period can be determined, Lender shall calculate the actual amount of interest required to be paid by Borrower for such prepayment and (x) if the Interest Shortfall paid to Lender is in excess of the amount required to be paid pursuant to this Section 2.4.1(b), Lender shall promptly return to Borrower such excess amount and (y) if the Interest Shortfall is less than the amount required to be paid pursuant to this Section 2.4.1(b), Borrower shall pay to Lender within three (3) Business Days of notice from Lender, the amount of such deficiency; and (iii) Borrower pays Lender, in addition to the Outstanding Loan Amount to be prepaid, (A) Additional Interest and (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the actual Breakage Costs (if any and provided that if such prepayment includes the payment of Additional Interest, no Breakage Costs shall be payable to Lender) and all of Lender’s reasonable, out-of-pocket costs and expenses (including reasonable actually incurred attorneys’ fees and disbursements) actually incurred by Lender in connection with such prepayment. Notwithstanding anything to the contrary contained herein, any Casualty/Condemnation Prepayment, prepayments of the Loan made in connection with the terms and conditions of Section 2.4.2 hereof or prepayments of the Loan made in connection with a Default Release, each in accordance with the terms and conditions hereof, shall not constitute an Initial 30% Prepayment and shall not count toward the Free Prepayment Amount. In the event of any other release of a portion of an Individual Property not contemplated by Section 2.6.1 or Section 2.6.2 hereof, Lender agrees that consent to such release shall not be conditioned upon a prepayment of the Loan in excess of the lesser of (x) Lender’s Allocation of one hundred percent (100%) of the Net Sales Proceeds derived from the sale of such portion of the Individual Property or (y) the agreed upon release amount for the release of such portion of the Individual Property, unless a greater amount is required to be prepaid in order for the Securitization to maintain its status as a REMIC Trust.

(c) Upon receipt by Lender of any (i) voluntary prepayment of the Loan permitted pursuant to the terms of this Agreement, (ii) prepayments of the Loan made in connection with a release of any Individual Property or Release Parcel/Rights (if any) from the Lien of the Mortgage in excess of the Allocated Loan Amount of the applicable Individual Property or Release Parcel/Rights (if any), or (iii) prepayments of the Loan made in connection with the terms and conditions of Section 2.4.2 hereof in excess of the Allocated Loan Amount of the applicable Individual Property or Release Parcel/Rights (if any), in each case the Allocated Loan Amount for each Individual Property or Release Parcel/Rights (if any) which is then subject to the Lien of the Mortgages shall be reduced on a pro rata basis by the amount of such excess.

(d) Subject to the following sentence, the Mezzanine Loan may not be voluntarily prepaid in whole or in part unless there is a simultaneous pro rata prepayment of the Loan and the Mezzanine Loan. Notwithstanding the foregoing and for so long as no Event of Default has occurred and is continuing, at the option of Borrower and/or Mezzanine Borrower, any voluntary prepayments may be applied by the Mezzanine Borrower to the Mezzanine Loan in reverse sequential order (i.e., first, to the Mezzanine Loan until the Mezzanine Loan is paid in full) in accordance with the Mezzanine Loan Documents, without any obligation of Borrower to make a corresponding prepayment of the Loan; provided that the foregoing shall not apply to (i) prepayments made to achieve a Debt Yield Trigger Event Cure, which shall be made concurrently with a pro rata prepayment of the Loan (which portion of which prepayment applicable to the Loan shall be applied in accordance with Section 2.4.4 hereof) and the Mezzanine Loan, (ii) prepayments made from Excess Cash Flow Reserve Funds, which shall be made concurrently with a pro rata prepayment of the Loan under this Agreement and the Mezzanine Loan under the Mezzanine Loan Agreement (provided however, if such prepayments are in an amount in excess of the amount necessary to achieve a Debt Yield Trigger Event Cure and a Cash Sweep Event has not otherwise occurred and is not continuing, then such prepayments in excess of the amount necessary to achieve such Debt Yield Trigger Event Cure may be applied by the Mezzanine Borrower to the Mezzanine Loan in reverse sequential order) and (iii) prepayments in connection with a release of any Property from the Lien of the Mortgage (which portion of such prepayment applicable to the Loan shall be applied in accordance with Section 2.4.4 hereof). Provided no Event of Default is continuing, nothing herein or in any other Loan Document shall prohibit Mezzanine Borrower from prepaying at a discount all or any portion of the Mezzanine Loan subject to and in accordance with Section 10.33 hereof.

2.4.2 Mandatory Prepayments.

(a) On the next occurring Payment Date following the date on which Lender shall receive any Net Proceeds Prepayment that Lender is entitled to apply in accordance with this Section 2.4.2 and not otherwise make available or deliver to Borrower pursuant to Section 6.4, Borrower shall prepay or authorize Lender to apply such Net Proceeds Prepayment as a prepayment of all or a portion of the Outstanding Loan Amount in an amount equal to the aggregate of (1) the Net Proceeds Prepayment up to an amount equal to the Release Amount for the affected Individual Property, (2) following a Rated Securitization of the Loan, all Additional Interest with respect to the portion of the Loan subject to such Rated Securitization and (3) the actual reasonable costs of Lender in connection with such prepayment to the extent such amounts are not paid to Lender in accordance with Article VI hereof, excluding any Breakage Costs (collectively, the “Mortgage Mandatory Prepayment Amount”). Amounts paid to or applied by Lender as a Mortgage Mandatory Prepayment Amount shall first be applied to amounts required to be paid by Borrower to Lender pursuant to clause (3) above and then to the amounts set forth in clauses (1) and (2) on a pro rata and pari passu basis. Except during the continuance of an Event of Default, any Net Proceeds Prepayment to be applied pursuant to this Section 2.4.2 in excess of the Mortgage Mandatory Prepayment Amount shall be remitted to Borrower. During the continuance of an Event of Default, Lender may apply such Net Proceeds Prepayment to the Debt (until paid in full) in any order or priority as Lender may determine in its sole discretion. No Spread Maintenance Premium or other premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2. The Release Amount for the Individual Property with respect to which such Net Proceeds Prepayment was applied shall be reduced by an amount equal to the principal portion of such prepayment applied to the Loan; provided, that, nothing herein shall be construed to reduce the aggregate Release Amount for any other Individual Property required to be paid to Lender prior to obtaining a release of the applicable Individual Property. Lender shall provide to Borrower, upon ten (10) days’ prior notice, (i) a release of the Individual Property if (A) at any time the Release Amount is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as the Borrower shall reasonably request, or (B) Lender is required to deliver such release pursuant to a court order issued in connection with a Condemnation or (ii) a release of the portion of an Individual Property that is subject to a Condemnation.

(b) As provided in Section 6.4(f) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Lender in accordance with said Section 6.4(f) shall be in the amount of the Release Amount in respect of the applicable Individual Property. No Spread Maintenance Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment.

(c) In connection with any release under this Section 2.4.2, in the event that such release would result in an Individual Borrower being an Unencumbered Borrower (but subject at all times to the penultimate sentence of Section 2.6.1(f)), such Unencumbered Borrower shall automatically be released by Lender from the obligations of the Loan Documents in accordance with Section 2.6.1(f). Lender agrees to deliver (i) a UCC-3 financing statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

2.4.3 Prepayments After Default. If payment of all or any part of the Debt (other than payment of the Monthly Debt Service Payment Amount then due and payable) is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds) during the continuance of an Event of Default, such tender or recovery shall be made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount then due and payable and shall, subject to Section 2.6.1(c), be deemed a voluntary prepayment by Borrower pursuant to Section 2.4.1(a) hereof.

2.4.4 Application of Interest and Prepayments to Components. Provided no Event of Default has occurred and is continuing, payments of interest shall be applied by Lender as follows: (i) first, to the payment of interest then due and payable under Component A; (ii) second, to the payment of interest then due and payable under Component B; (iii) third, to the payment of interest then due and payable under Component C; (iv) fourth, to the payment of interest then due and payable under Component D; (v) fifth, to the payment of interest then due and payable under Component E, (vi) sixth, to the payment of interest then due and payable under Component F, and (vii) seventh, to the payment of interest then due and payable under Component HRR. Except for any Initial 30% Prepayment, following a Rated Securitization of all or any portion of the Loan any prepayment of the principal of the Loan made pursuant to Section 2.4 hereof shall be applied by Lender as follows: (a) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (c) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (d) fourth, to the reduction of the outstanding principal balance of Component D until reduced to zero, (e) fifth, to the reduction of the outstanding principal balance of Component E until reduced to zero, (f) sixth, to the reduction of the outstanding principal balance of Component F until reduced to zero, and (g) seventh, to the reduction of the outstanding principal balance of Component HRR until reduced to zero. Except for any Initial 30% Prepayments, following a Rated Securitization of all or any portion of the Loan any prepayments of the Loan in connection with the release of any Individual Property pursuant to Section 2.6.1 hereof shall be applied to the Components of the Loan as follows: (a) first, to the reduction of the outstanding principal balance of Component A until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (c) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (d) fourth, to the reduction of the outstanding principal balance of Component D until reduced to zero, (e) fifth, to the reduction of the outstanding principal balance of Component E until reduced to zero, (f) sixth, to the reduction of the outstanding principal balance of Component F until reduced to zero, and (g) seventh, to the reduction of the outstanding principal balance of Component HRR until reduced to zero. Notwithstanding the foregoing, during the continuance of any Event of Default, any payment of principal and interest from whatever source may be applied by Lender between the Components in Lender’s sole discretion. Notwithstanding the foregoing, so long as no Event of Default is continuing (i) any Initial 30% Prepayments shall be applied to each Component of the Loan on a pro rata and pari passu basis (including any Initial 30% Prepayments made after a Securitization) and (ii) prior to a Rated Securitization of all or any portion of the Loan, any voluntary prepayment of the principal of the Loan made pursuant to Section 2.4 hereof and/or Section 2.6.1 hereof shall be applied to each Component of the Loan on a pro rata and pari passu basis. Each Note will be represented by the Components on a pro rata basis for purposes of calculations hereunder.

Section 2.5 Reallocation of Allocated Loan Amounts. Following the Closing Date and for so long as no Event of Default is continuing, Borrower at its sole option and sole cost and expense, may deliver to Lender a FIRREA appraisal (or an update to the existing appraisal) of each Individual Property then secured by the Mortgages conducted by an independent MAI appraiser and conforming to all regulatory requirements, indicating the value of such Individual Properties which are then secured by the Mortgages. Upon receipt of such appraisals (or updates to existing appraisals), at Borrower’s request, Lender shall use reasonable efforts to agree with Borrower, in their reasonable discretion, to reallocate the then outstanding Allocated Loan Amounts related to such Individual Properties based on the “as-is” values of such Individual Properties (inclusive of any portfolio premium) identified in such appraisals (or updates to such appraisals) so long as after giving effect to such reallocation (i) the aggregate Allocated Loan Amounts with respect to the Loan shall be equal to such aggregate amounts immediately prior to such reallocation and (ii) if the Loan is included in a REMIC Trust, Lender shall have received an opinion of counsel that, after giving effect to such reallocation, the Securitization will not fail to maintain its status as a REMIC Trust or be subject the imposition of a tax (including but not limited to the tax on prohibited transactions as defined in Code Section 860(F)(a)(2) and the tax on prohibited contributions as defined in Code Section 860(G)(d)) as a result of such reallocation. In connection with any such reallocation contemplated by this Section 2.5, in no event shall Lender require (i) an amendment to any Mortgage other than for an Individual Property for which such reallocation results in the amount secured by such Mortgage being less than the aggregate Allocated Loan Amount for the applicable Individual Properties secured by such Mortgage after giving effect to such reallocation or (ii) a bring-down or upsizing of the Title Insurance Policy for an Individual Property unless such reallocation results in the amount of coverage under the applicable Title Insurance Policy (including, without limitation, pursuant to any aggregation or tie-in endorsements) for such Individual Property being less than the reallocated Allocated Loan Amount for such Individual Property (or, if such Individual Property is incapable of being tied in with other Individual Properties, less than 125% of the re-allocated Allocated Loan Amount for such Individual Property). Notwithstanding anything to the contrary contained herein, Lender’s receipt of a Rating Agency Confirmation shall not be required in connection with a reallocation pursuant to this Section 2.5.

Section 2.6 Release of Properties. Except as set forth in Section 2.4.2 or this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property. For the avoidance of doubt, any prepayment of the Loan in connection with a Condemnation or Casualty, and the related release of any Lien of any Mortgage on such Property in connection with such Condemnation or Casualty, if applicable, shall be governed solely by Section 2.4.2, Section 6.3 and Section 6.4 hereof.

2.6.1 Release of Individual Property. (a) At any time Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon and related Loan Documents (each such Individual Property, a “Release Property”) and the release of Borrower’s obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i) Borrower shall deliver notice to Lender of the proposed release of such Release Property;

(ii) no Event of Default shall be continuing on the date that the Release Property is released from the Lien of the Mortgage thereon other than as expressly permitted below;

(iii) Borrower shall have paid to Lender the applicable Release Amount together with any Spread Maintenance Premium then required (if any);

(iv) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Lien (and the related Loan Documents) (or an assignment of Lien and a release of the related Loan Documents) for such Release Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which such Release Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower shall provide all documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Individual Properties subject to the Loan Documents not being released);

(v) After giving effect to such release, the Debt Yield as of the Debt Yield Determination Date immediately preceding the date of such release (the “Release Debt Yield”) is greater than or equal (x) with respect to a release of a Pool A Property, to the Closing Date Debt Yield (Pool A) and/or (y) with respect to a release of a Pool B Property, to the Closing Date Debt Yield (Pool B); provided, however, that in order to satisfy the Debt Yield requirement set forth in this clause (v), either (x) Borrower may make a prepayment of a portion of the Loan in accordance with Section 2.4.1 hereof in an amount equal to Lender’s Allocation of the Debt Yield Deficiency and Mezzanine Borrower may make a prepayment of a portion of the Mezzanine Loan in accordance with Section 2.4.1 of the Mezzanine Loan Agreement in an amount equal to Lender’s Allocation (as defined in the Mezzanine Loan Agreement) of the Debt Yield Deficiency or (y) Borrower may deposit cash with Lender to be held in a Reserve Account as cash collateral for the Loan in accordance with this Agreement in an amount equal to Lender’s Allocation of the Debt Yield Deficiency (the “Borrower DY Deficiency Reserve”) and, if a Mezzanine Loan is outstanding, Mezzanine Borrower may deposit cash with Mezzanine Lender to be held in a reserve account as cash collateral for the Mezzanine Loan in accordance with the Mezzanine Loan Agreement in an amount equal to Lender’s Allocation (as defined in the Mezzanine Loan Agreement) of the Debt Yield Deficiency (the “Mezzanine Borrower DY Deficiency Reserve”); provided, further that in the event the foregoing Debt Yield requirement set forth in this clause (v) is not satisfied and the release of the Release Property is in connection with an arms-length transaction to a third-party Person which is not an Affiliate of Borrower or Mezzanine Borrower (including, without limitation, pursuant to the exercise of a right of first refusal, right of first offer or similar right to purchase the applicable Release Property by a third-party Person which is not an Affiliate of Borrower or Mezzanine Borrower), Borrower shall be permitted to release such Release Property from the Lien of the Mortgage and the related Loan Documents upon the payment to Lender of an amount (the “Low Debt Yield Release Amount”) equal to the lesser of (I) Lender’s Allocation of one hundred percent (100%) of the Net Sales Proceeds derived from the sale of the Release Property and (II) the greater of (x) the applicable Release Amount for the Release Property together with any Spread Maintenance Premium then required (if any) and (y) an amount necessary to, after giving effect to such release, satisfy the Debt Yield requirement set forth in this clause (v) (the lesser of (I) and (II), the “Alternate Release Price”) together with any Spread Maintenance Premium then required (if any). For the purpose of calculating the Debt Yield for this Section 2.6.1 only, (A) Borrower may elect to deliver a Letter of Credit to Lender as additional collateral for the Loan to be counted against the Outstanding Loan Amount on a dollar for dollar basis in the calculation of the Debt Yield and (B) if the release is scheduled to occur before the first Debt Yield Determination Date occurring hereunder, the Debt Yield shall be deemed to equal (x) with respect to the Pool A Properties, the Closing Date Debt Yield (Pool A) and (y) with respect to the Pool B Properties, the Closing

Date Debt Yield (Pool B). The Debt Yield Deficiency (if any) shall be calculated on a quarterly basis on each Debt Yield Determination Date and on such other date as may be requested by Borrower. If, as of any such date, the amounts on deposit in (i) the Borrower DY Deficiency Reserve exceed Lender’s Allocation of the then current Debt Yield Deficiency, or (ii) the Mezzanine Borrower DY Deficiency Reserve exceed Lender’s Allocation (as defined in the Mezzanine Loan) of the then current Debt Yield Deficiency, the amount of such excess shall be distributed to the Borrower and Mezzanine Borrower, respectively. For the avoidance of doubt, (1) amounts on deposit in the Borrower DY Deficiency Reserve shall not be applied by Lender to satisfy any portion of the Debt other than during the continuance of an Event of Default, and (2) amounts on deposit in the Mezzanine Borrower DY Deficiency Reserve shall not be applied by Mezzanine Lender to satisfy any portion of the Mezzanine Loan other than during the continuance of a Mezzanine Loan Default. Upon request from Lender, Borrower shall deliver to Lender Borrower’s calculation of the applicable Release Amount, the Release Debt Yield, and, if applicable, the Low Debt Yield Release Amount and Net Sales Proceeds;

(vi) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses actually incurred by Lender (including, without limitation, reasonable actually incurred attorneys’ fees and disbursements) and Borrower shall have paid all third-party fees, costs and expenses actually incurred in connection with any such release, including but not limited to, (A) the current fee being assessed by such Servicer to effect such release, which fee shall not exceed (x) $2,000.00 in the aggregate with respect to the coordinated release (simultaneously or on or about the same date) of between one (1) and four (4) Individual Properties and (y) $10,000.00 in the aggregate with respect to the coordinated release (simultaneously or on or about the same date) of five (5) or more Individual Properties; and (B) any other charges incurred in connection with the release of any Liens, including the payment of all recording charges, filing fees, taxes or other similar expenses incurred in the reasonable judgment of the Lender or the Servicer in order to effectuate the release;

(vii) If any Mezzanine Loan is then outstanding, concurrently with the payment of the Release Amount (or, if applicable, the Alternate Release Price), the Mezzanine Borrower shall make a partial prepayment of the Mezzanine Loan equal to the Mezzanine Release Amount (as defined in the Mezzanine Loan Agreement) (or, if applicable, the Alternate Release Price (as defined in the Mezzanine Loan Agreement)) applicable to such Individual Property, together with any related interest, fees, prepayment premiums or other amounts payable as set forth in Section 2.6.1 of the Mezzanine Loan Agreement in connection with such prepayment;

(viii) To the extent any Lease at an Individual Property that will remain collateral for the Loan following the release of such Release Property is cross-defaulted with any Lease at the Release Property, the Lease for the Individual Property that will remain collateral for the Loan following such release shall be amended to remove such cross-default except to the extent such cross-default runs to the benefit of a Borrower;

(ix) Subsequent to such release, each Individual Borrower and each SPE Constituent Entity shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;

(x) To the extent that Borrower has used disbursements from the Excess Cash Flow Reserve Account pursuant to Section 7.5.2(a) or the Guaranteed Excess Cash Flow (as defined in the Excess Cash Flow Guaranty) has been reduced by amounts, in each instance, to fund any Alterations on or to any Undeveloped Land or any Pre-Identified Release Parcel, such Undeveloped Land or Pre-Identified Release Parcel shall be simultaneously released with such related Individual Property adjacent or immediately proximate to such Undeveloped Land or Pre-Identified Release Parcel;

(xi) Solely with respect to the release of a portion of a Portfolio Property (such portion, a “Portfolio Release Property”), Borrower shall have delivered to Lender the following:

(A) if any portion of a Remaining Portfolio Property was not separately described in the Survey delivered in connection with the closing of the Loan, Borrower shall have delivered (i) a new survey in form and substance reasonably acceptable to Lender of the Remaining Portfolio Properties and (ii) to the extent that such Portfolio Release Property is part of a Single Legal Property and/or a Building Park Property, a metes and bounds description of the Portfolio Release Property and the Remaining Portfolio Properties;

(B) evidence which would be satisfactory to a prudent lender acting reasonably (which may be satisfied by delivery of an Officer’s Certificate from Borrower) that (I) the Portfolio Release Property does not form part of the same (legally unsubdivided) lot, tract or parcel as the Remaining Portfolio Properties or has been legally subdivided from the Remaining Portfolio Properties (in which subdivision Lender shall cooperate by executing the customary required consents promptly upon a request therefor by Borrower); (II) after giving effect to such release, the Remaining Portfolio Properties are part of one or more tax lots constituting one or more tax lots separate from the Portfolio Release Property (or, if any Remaining Portfolio Property is not one or more separate tax lots from the Portfolio Release Property, Borrower has taken all action necessary under applicable Legal Requirements in order for such Remaining Portfolio Property to be designated as one or more tax parcels separate from the Portfolio Release Property other than recordation of the deed of the Portfolio Release Property to the applicable transferee); and (III) none of the Remaining Portfolio Properties shall, by reason of such release, fail to comply in all material respects with applicable Legal

Requirements or any material covenants, agreements, restrictions and encumbrances contained in any instrument of record and the Portfolio Release Property is either (a) not necessary for the Remaining Portfolio Properties to comply with any zoning, building, land use or parking or other Legal Requirements or any material covenants, agreements, restrictions and encumbrances contained in any instrument of record applicable to the Remaining Portfolio Properties or for the then-current use of the Remaining Portfolio Properties, including, without limitation, for access, driveways, parking, utilities or drainage or (b) to the extent that the Portfolio Release Property is necessary for any such purpose set forth in clause (a) of this Section 2.6.1(a)(xi)(B)(III), either (i) alternate means for such purpose(s) exist on the Remaining Portfolio Property and the Remaining Portfolio Property can be reconfigured without (A) incurring any material cost to provide for such purpose(s) and (B) materially disrupting the operations of the Tenants’ businesses pursuant to Leases at the Remaining Portfolio Property and/or such Tenants existing use of the Remaining Portfolio Property prior to giving effect to such release of the Portfolio Release Property or (ii) a reciprocal easement agreement or other agreement has been executed and recorded (or shall be executed simultaneously with such release and recorded promptly thereafter) that would allow the owner of the Remaining Portfolio Properties to continue to use the Portfolio Release Property to the extent necessary for such purpose on arms’ length terms that would not reasonably be expected to have an Individual Material Adverse Effect, in which case Lender shall reasonably cooperate by executing, prior to or simultaneously with such release, (x) customarily required consents and subordinations and (y) any easements reasonably approved by Lender which benefit the Portfolio Release Property and do not actually adversely affect (other than to a de minimis extent) the Remaining Portfolio Properties; provided, that if the subdivision and tax lot split required in order to release such Portfolio Release Property that is part of a Single Legal Property pursuant to this clause (B) allocates taxes or other shared obligations as between the Portfolio Release Property and the Remaining Portfolio Properties in a manner such that the obligations of the Remaining Portfolio Properties vary by an amount of ten percent (10%) or more from the assumed allocation of obligations in the appraisals delivered on the Closing Date, then upon Lender’s request, Borrower shall either (1) at its option, deliver to Lender an appraisal (or an update to the existing appraisal) in form and substance reasonably acceptable to Lender, indicating the value of the Portfolio Property (both inclusive and exclusive of the Portfolio Release Property) and the Allocated Loan Amount for the Portfolio Release Property or (2) request that Lender reasonably determine the value of the Portfolio Property (both inclusive and exclusive of the Portfolio Release Property) and the Allocated Loan Amount for the Portfolio Release Property, and, in each case, the Allocated Loan Amount for the Remaining Portfolio Property shall each be adjusted to reflect one hundred percent

(100%) of the difference in the value of the applicable Portfolio Property including the Portfolio Release Property, and excluding the Portfolio Release Property, as set forth in the appraisal obtained pursuant to the immediately preceding clause (B)(1) or as reasonably determined by Lender pursuant to the immediately preceding clause (B)(2), provided that the sum of the Allocated Loan Amount of the Remaining Portfolio Property and the Portfolio Release Property following such adjustment shall equal the Allocated Loan Amount of the Portfolio Property prior to such determination. Notwithstanding anything to the contrary contained herein (other than Section 2.6.1(e)), the Release Amount and the Mezzanine Release Amount (as defined in the Mezzanine Loan Agreement) required to be paid in Section 2.6.1(a)(iii) and (vii) with respect to any Portfolio Release Property, shall be calculated using the Allocated Loan Amount for the Portfolio Release Property determined pursuant to the immediately preceding sentence or, if applicable, the corresponding sentence of the Mezzanine Loan Agreement;

(C) to the extent any Portfolio Release Property was included in the same Title Insurance Policy as any of the then Remaining Portfolio Properties, if reasonably requested by Lender, either (1) an endorsement or comfort letter with regard to the Title Insurance Policy with respect to such Remaining Portfolio Properties (to the extent available and without any requirement to extend the date of any tie-in endorsement not relating to the Remaining Portfolio Properties) (I) extending the effective date of the Title Insurance Policy relating to the Remaining Portfolio Properties to the effective date of the release (without any requirement to extend the date of any tie-in endorsement or any other endorsement not relating to the Remaining Portfolio Properties); (II) confirming no change in the priority of the Mortgages on the balance of the Remaining Portfolio Properties (exclusive of the Portfolio Release Property); and (III) to the extent commercially available at commercially reasonable rates, insuring the rights and benefits under any new or amended reciprocal easement agreement or such other agreement (for the benefit of the Remaining Portfolio Properties) required pursuant to clause (B) and clause (F) of this Section 2.6.1(a)(xi), if any or (2) a new Title Insurance Policy for each Remaining Portfolio Property in form and substance reasonably acceptable to Lender that is (I) effective as of the effective date of the release, (II) confirms that the Mortgage on each such Remaining Portfolio Property (exclusive of the Portfolio Release Property) is a first priority security interest on such Remaining Portfolio Property and is in an amount equal to the lesser of (x) one hundred and twenty-five percent (125%) of the Allocated Loan Amount of such Remaining Portfolio Property and (y) the insured amount of the Title Insurance Policy insuring such Remaining Portfolio Property prior to the release and (III) to the extent commercially available at commercially reasonable rates, insures the rights and benefits under any new or amended reciprocal easement agreement or such other agreement (for the benefit of such Remaining Portfolio Properties) required pursuant to clause (B) and clause (F) of this Section 2.6.1(a)(xi);

(D) evidence of compliance, in all material respects, with any requirements applicable to the release (if any) in the Leases, PILOT Lease, parking agreements (pursuant to which any of the applicable Remaining Portfolio Properties obtain access to parking necessary for their lawful operation) or other similar agreements affecting the applicable Remaining Portfolio Properties (in each case, which may be satisfied by the delivery of an Officer’s Certificate from Borrower) and, to the extent necessary to comply with such documents, the transferee of the Portfolio Release Property has assumed Borrower’s obligations, if any, relating to the Portfolio Release Property under such documents;

(E) intentionally omitted;

(F) evidence (which may be satisfied by the delivery of an Officer’s Certificate from Borrower) that ingress to and egress from the Remaining Portfolio Property shall, after giving effect to such release, be over (a) physically open and fully dedicated public roads or (b) vehicle and pedestrian easements which (1) provide vehicular and pedestrian access to a physically open and fully dedicated public road, (2) are recorded in the chain of title to both the property which is encumbered thereby and the applicable Remaining Portfolio Property, and (3) are irrevocable and non-terminable without the consent of the owner of the applicable Remaining Portfolio Properties (so long as such owner complies with the terms of such easements); and to the extent that Borrower is requesting the release of a Portfolio Release Property that includes a building at a Building Park Property, and such Portfolio Release Property did not have an Allocated Loan Amount as of the Closing Date and which has not been previously ascribed an Allocated Loan Amount pursuant to the terms and conditions of this clause (xi) (a “Building Park Building”), Lender shall have received an appraisal in form and substance reasonably acceptable to Lender of the Building Park Building and the remainder of the Building Park Property (exclusive of the Building Park Building) (the “Remaining Building Park Property”) and Lender shall have determined, in Lender’s reasonable discretion, an Allocated Loan Amount for the Building Park Building and for the Remaining Building Park Property, provided, that the sum of such Allocated Loan Amounts for the Building Park Building and Remaining Building Park Property shall equal the Allocated Loan Amount for the Building Park Property prior to such determination. Notwithstanding anything to the contrary contained herein (other than Section 2.6.1(e)), the Release Amount and the Release Amount (as defined in the Mezzanine Loan Agreement) required to be paid in Section 2.6.1(a)(iii) and (vii) with respect to any Building Park Building, shall be calculated using the Allocated Loan Amount for the Building Park Building determined pursuant to the immediately preceding sentence or, if applicable, the corresponding sentence of the Mezzanine Loan Agreement.

(b) Intentionally Omitted.

(c) Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause the release of any Individual Property in order to cure a Default, Event of Default, Default (as defined in the Mezzanine Loan Agreement) or Mezzanine Loan Default (each, a “Release Default”) related to an Individual Property provided that (i) either (x) prior to releasing such Individual Property, Borrower demonstrates to Lender that, to the extent such Release Default is curable, it has in good faith pursued a cure of such Release Default (which efforts shall not require any capital contributions to be made to Borrower or any Mezzanine Borrower or include any obligations of Borrower, any Mezzanine Borrower or Guarantor to use any operating income or Rents from any Property other than the Individual Property that is the subject of the Release Default to effectuate such cure), or (y) such Release Default related to an environmental condition at the Individual Property and (ii) such Release Default was not caused by (or at the direction of) Borrower or an Affiliate thereof in bad faith to circumvent the requirements of this Section 2.6.1 (a “Default Release”). In connection with any Default Release, Borrower shall be required to satisfy the conditions set forth in this Section 2.6.1, except that (I) Borrower shall not be required to satisfy the condition set forth in Section 2.6.1(a)(ii) to the extent any such Release Default relates to the Individual Property that is the subject of the Default Release and (II) Borrower shall not be required to satisfy the condition set forth in Section 2.6.1(a)(v) and provided, further, that with respect to any transfer of the Individual Property related to such Default Release to an Affiliate of Borrower, Borrower provides an Additional Insolvency Opinion addressing such transfer to an Affiliate. Any prepayment of the Loan in connection with a Default Release shall be deemed a voluntary prepayment, and shall be subject to satisfaction of the conditions set forth in Section 2.4.1(a) (other than the requirement to provide ten (10) days prior written notice; provided, that no Spread Maintenance Premium or other premium, penalty or charge shall be due in connection with any prepayment made in connection with a Default Release and any such prepayment shall not count toward the Free Prepayment Amount).

(d) Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause the release of any Tenant Purchase Option Property in connection with a Tenant exercising a Tenant Purchase Option (a “Tenant Purchase Option Release”). In connection with any Tenant Purchase Option Release, Borrower shall be required to satisfy the conditions set forth in this Section 2.6.1, except that if the Debt Yield condition as set forth in Section 2.6.1(a)(v) is not satisfied, in lieu of paying any additional amounts in connection with such release pursuant to Section 2.6.1(a)(v) or the Release Amount as contemplated in Section 2.6.1(a)(iii), the amount of the Outstanding Loan Amount required to be prepaid by Borrower in connection with such Tenant Purchase Option Release shall be equal to the lesser of (i) Lender’s Allocation of one hundred percent (100%) of the Net Sales Proceeds derived from the exercise of the Tenant Purchase Option and (ii) the greater of (1) an amount necessary to, after giving effect to such release, satisfy the Debt Yield requirement set forth in Section 2.6.1(a)(v) and (2) the applicable Release Amount for the Release Property.

(e) Notwithstanding the foregoing provisions of this Section 2.6.1, including clauses (a), (b), (c) and (d) hereof, if the Loan is included in a REMIC Trust, and the Loan-to-Value Ratio of the Loan exceeds or would exceed 125% immediately after giving effect to the release of the Release Property, no such release will be permitted unless the Borrower prepays the principal balance of the Loan by an amount not less than the greater of (A) the Release Amount or (B) the least of one of the following amounts: (i) if the Individual Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated Person, (ii) the fair market value (as determined in accordance with the definition of “Loan-to-Value Ratio”) of the Release Property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio of the Loan after giving effect to the release of the Release Property is not greater than the Loan-to-Value Ratio of the Loan immediately prior to such release, unless Lender receives an opinion of counsel that, if this clause (e) is not followed or is no longer applicable at the time of such release, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the Release Property.

(f) In connection with any release under this Section 2.6, in the event that such release would result in the release of all Individual Properties owned by an Individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be automatically released (provided so long as there is only one (1) Borrower hereunder, that the Debt has been paid in full) by Lender from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement, in each case, without the need for further action or the execution of any documents. In connection with a release of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC-3 financing statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to each Unencumbered Borrower and (ii) instruments executed by Lender reasonably necessary to evidence the release of each Unencumbered Borrower from its obligations under the Loan Documents. Without limiting the foregoing, in the event that (i) an Unencumbered Borrower is the sole counterparty to the Interest Rate Protection Agreement and/or the Assignment of Interest Rate Protection Agreement or (ii) the Cash Management Account is in the name of an Unencumbered Borrower (clauses (i) and (ii), the “Single Borrower Documents”), the release of such Unencumbered Borrower shall additionally be conditioned upon Lender’s receipt of evidence reasonably acceptable to Lender that a remaining Borrower shall have assumed all of the obligations of such Unencumbered Borrower under the Single Borrower Documents. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

(g) As a condition to any release of any Release Property from the Lien of the Mortgage where the Low Debt Yield Release Amount to be prepaid in connection with such release is less than the Allocated Loan Amount of the applicable Release Property (such shortfall, the “Release Amount Shortfall”), the Allocated Loan Amount for each

Reallocation Property which will remain subject to the Lien of the Mortgages following such release shall each be increased on a pro rata basis by the amount of such Release Amount Shortfall. To the extent such reallocation will result in an increase of the Allocated Loan Amount of any Reallocation Property above the Allocated Loan Amount of such Reallocation Property on the Closing Date, Borrower, at its own cost and expense and as a condition precedent to any such release, shall in connection with amending any Mortgage which contains a cap on the amount secured by such Mortgage that is less than the reallocated Allocated Loan Amount (a “Secured Amount Deficiency”), pay the cost of any mortgage recording or similar tax (if any). Notwithstanding anything to the contrary contained herein or in the Loan Documents, in no event shall Lender require (x) an amendment to any Mortgage other than for a Reallocation Property for which the reallocation contemplated by this Section 2.6.1(g) results in a Secured Amount Deficiency or (y) an endorsement, bring down or other upsizing of any Title Insurance Policy.

(h) Any Release Default or Event of Default continuing hereunder with respect to an Individual Property will be deemed cured and no longer continuing upon the release of such Individual Property in accordance with the terms of this Section 2.6.1.

2.6.2 Releases of Release Parcels/Rights. Lender agrees that, upon the request of Borrower, Borrower may obtain the release of (w) unimproved non-income producing land located at an Individual Property whether or not located on the same parcel as the improved portion of such Individual Property (including all undeveloped non-income producing land adjacent to the buildings located at the Properties), (x) land which does not generate material income and such income was not taken into account for purposes of the appraisals obtained in connection with the closing of the Loan (clauses (w) and (x), the “Undeveloped Land”), (y) any air rights, development rights, mineral rights or water rights relating to an Individual Property which are not necessary for the operation of the Individual Property and/or (z) the Pre-Identified Release Parcels (each a “Release Parcel/Rights”) so long as (1) such Release Parcel/Rights is not required to remain part of the collateral at the applicable Individual Property pursuant to the terms of any Leases at such Individual Property and (2) such Release Parcel/Rights is not necessary for use as parking (pursuant to Leases or applicable Legal Requirements or any material covenants, agreements, restrictions and encumbrances contained in any instrument of record) or access, ingress/egress and/or storage at such Individual Property (whether or not required pursuant to the terms of any applicable Leases) (unless, solely with respect to this clause (2), such Individual Property related to such Release Parcel/Rights can be reconfigured at de minimis cost, to provide for substitute parking, to the extent required pursuant to Leases or applicable Legal Requirements or any material covenants, agreements, restrictions and encumbrances contained in any instrument of record, access, ingress/egress and/or storage on such Individual Property remaining as collateral after giving effect to a release in accordance with the terms and conditions of this Section 2.6.2) and the release of Borrower’s obligations under the Loan Documents with respect to each such Release Parcel/Rights that are released from time to time as herein provided (other than those expressly stated to survive) without any requirements to pay any portion of any Allocated Loan Amount, Release Amount, prepayment fee, Spread Maintenance Premium or otherwise upon the satisfaction of each of the following conditions (but not any other conditions):

(a) Borrower shall deliver notice to Lender of the proposed release of such Release Parcel/Rights, which notice shall include the name of the proposed transferee, and no Event of Default shall be continuing on the date that the Release Parcel/Rights is released from the Lien of the Mortgage thereon;

(b) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Release Parcel/Rights for execution by Lender. Such release shall be in a form reasonably satisfactory to a prudent lender and appropriate in each jurisdiction in which the Release Parcel/Rights in question is located;

(c) If the Release Parcel/Rights is not already a legally subdivided parcel, then, to the extent applicable, as of or prior to the transfer and release of the Release Parcel/Rights in question, (i) each applicable municipal authority exercising jurisdiction over such Release Parcel/Rights shall have approved a lot-split ordinance or other applicable action under local law dividing the Release Parcel/Rights from the remainder of the affected Individual Property, which shall trigger issuance of a separate tax identification number for the Release Parcel/Rights in question (with the result that, upon the transfer and release of the Release Parcel/Rights in question, no part of the remaining affected Individual Property shall be part of a tax lot or zoning lot which includes any portion of such Release Parcel/Rights) or (ii) an application has been made under local law to the appropriate Governmental Authority for approval of a lot-split ordinance or other application action and for a separate tax identification number for the Release Parcel/Rights and the transferee and transferor Borrower shall have otherwise entered into a property tax allocation agreement which has the same economic effect of a tax lot subdivision, provided, that Lender shall reasonably cooperate with Borrower in obtaining the foregoing;

(d) If the Release Parcel/Rights is not already a legally subdivided parcel, then, to the extent applicable, all Legal Requirements applicable to the Release Parcel/Rights in question necessary to accomplish the lot split shall have been fulfilled (other than those Legal Requirements that are required to be satisfied after the lot split) in all material respects, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (i) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws or (ii) a zoning report, legal opinion or other evidence confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender (provided that in each case with respect to Legal Requirements that are required to be satisfied after the lot split, Borrower shall deliver an Officer’s Certificate certifying that Borrower shall comply with such applicable Legal Requirements), provided, that Lender shall reasonably cooperate with Borrower in obtaining the foregoing;

(e) If the Release Parcel/Rights is not already a legally subdivided parcel, as a result of the lot split, then, to the extent applicable, the remaining Individual Property (after the release of the Release Parcel/Rights in question from such Individual Property) with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any Major Leases, PILOT Leases and then applicable Legal Requirements or any material covenants, agreements, restrictions and encumbrances contained in any instrument of record and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the applicable Release Parcel/Rights is located;

(f) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Individual Property and the Release Parcel/Rights in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Individual Property, shall be declared and recorded, and the remaining Individual Property and the applicable Release Parcel/Rights shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Individual Property;

(g) Subsequent to such release, each Individual Borrower and each SPE Constituent Entity shall continue to be a Special Purpose Entity pursuant to and in accordance with Section 4.1.30 hereof, provided that Borrower shall not be required to deliver a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion;

(h) Borrower shall have delivered an Officer’s Certificate to the effect that (i), to such officer’s knowledge after diligent inquiry, the conditions in subsections (a)–(g) hereof have occurred or shall occur concurrently with the transfer and release of the applicable Release Parcel/Rights, (ii) that the release of the applicable Release Parcel/Rights will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents other than the release of the same as to the applicable Release Parcel/Rights (and, to the extent applicable, if the Release Parcel/Rights are not already a legally subdivided parcel and there are Legal Requirements that are required to be satisfied after the lot split, that Borrower shall comply with such applicable Legal Requirements in all material respects) and (iii) that Borrower has not used any disbursements from the Excess Cash Flow Reserve Account pursuant to Section 7.5.2(a) or the Guaranteed Excess Cash Flow (as defined in the Excess Cash Flow Guaranty) has not been reduced, in each instance, by amounts to fund Alterations on such Release Parcel/Rights;

(i) Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions;

(j) If the Release Parcel/Rights is not already a legally subdivided parcel, then to the extent that any adjacent parcels to the Release Parcel/Rights (to the extent applicable) shall remain collateral for the Loan and the same were not separately described in the Survey delivered in connection with the closing of the Loan, Borrower shall have delivered a new Survey with legal descriptions for such remaining parcels that are collateral for the Loan;

(k) If reasonably requested by Lender, Borrower shall have delivered to Lender an endorsement or comfort letter with regard to Lender’s Title Insurance Policy (to the extent available in the applicable state) solely with respect to the Individual Property being affected by the release of the Release Parcel/Rights that (i) insures the priority of the Mortgage is not affected, and (ii) to the extent commercially available at commercially reasonable rates in the applicable state, insures the rights and benefits of any new or amended reciprocal easement agreement affecting the Individual Property;

(l) Lender shall have received reimbursement of all Lender’s reasonable out-of-pocket costs and expenses, reasonable counsel fees, expenses and disbursements actually incurred in connection with the release of the Release Parcel/Rights from the Lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith. In addition, Borrower shall have paid all third-party fees, costs and expenses incurred in connection with the release of the applicable Release Parcel/Rights, including but not limited to, the current fee being assessed by such Servicer to effect such release, and any other charges incurred in connection with the release of any Liens, including the payment of all recording charges, filing fees, taxes or other similar expenses incurred in the reasonable judgment of the Lender or the Servicer in order to effectuate the release;

(m) Notwithstanding the foregoing provisions of this Section 2.6.2, if the Loan is included in a REMIC Trust, as a condition to any such release of any Release Parcel/Rights, either (x) Borrower shall have established to Lender’s reasonable satisfaction that the Loan-to-Value Ratio would not exceed 125% immediately after giving effect to the release of the Release Parcel/Rights, or (y) Borrower prepays the principal balance of the Loan by an amount not less than the greater of (A) the Release Amount for such Release Parcel/Rights, if any, or (B) the least of the following amounts: (i) if the Release Parcel/Rights are sold, the net proceeds of an arm’s-length sale of the Release Parcel/Rights to an unrelated Person, (ii) the fair market value of the Release Parcel/Rights at the time of the release (as determined in accordance with the definition of “Loan-to-Value Ratio”), or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to the release, unless the Lender receives an opinion of counsel that, if this clause (B) is not satisfied, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the Release Parcel/Rights;

(n) If any Mezzanine Loan is then outstanding, the applicable conditions set forth in Section 2.6.2 of the Mezzanine Loan Agreement shall have been satisfied; and

(o) Borrower shall simultaneously with the release of the Release Parcel/Rights transfer title to (or ownership of) the Release Parcel/Rights to a Person other than Borrower.

Notwithstanding anything to the contrary in this Section 2.6.2 and for the avoidance of doubt, the provisions of this Section 2.6.2 shall not apply to the release of any Release Parcel/Rights that are being released in connection with the release of an Individual Property to which such Release Parcel/Rights is associated; provided, that for purposes of Section 2.6.1(e), the defined term Release Property shall be deemed to include such Release Parcel/Rights, in addition to the related Individual Property.

2.6.3 Release on Payment in Full. Upon payment in full of the Debt in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, Lender shall, upon the written request and at the sole cost and expense (including Lender’s reasonable actually incurred attorneys’ fees and disbursements) of Borrower, release the Lien of the Mortgage and the other Loan Documents (except that those that expressly survive such release) on each Individual Property, in each case not theretofore released.

2.6.4 Release of Reserve Funds. In connection with a release of a Release Property pursuant to this Agreement, Lender will return to Borrower (or, at Borrower’s election, credit against the amount of any prepayment required to be made by Borrower in connection with such release) a portion of the Reserve Funds (or permit Borrower to deposit reduced replacement Letters of Credit in lieu of any Letters of Credit delivered to Lender in lieu of such Reserve Funds in accordance with Section 7.10) equal to the amount (or reduced by the amount for a Letter of Credit), as determined by Lender in its reasonable discretion, that is allocable to such Release Property, but only to the extent the remaining amount in the applicable Reserve Accounts or the amount of such Letters of Credit with respect to all Individual Properties remaining subject to the Loan Documents are at least equal to the estimated amounts that Lender determines in its reasonable discretion is necessary to satisfy the current obligations for which such Reserve Accounts were established or Letters of Credit were deposited. Following the release of a Release Property in accordance with this Agreement, Lender shall adjust the other amounts thereafter required to be deposited by Borrower into the Reserve Accounts to reflect amounts required solely for the remaining Individual Properties after giving effect to such release.

2.6.5 Assignments of Mortgages. Upon the request of Borrower in connection with the release of any Release Property or in connection with a release pursuant to the provisions of this Agreement, Lender agrees to cooperate, at Borrower’s sole cost and expense (including Lender’s reasonable actual out-of-pocket attorneys’ fees and disbursements), to provide an assignment of the Mortgage and/or assignment or partial assignment of the Note with respect to such Release Property without representation or warranty (other than that it is the holder of such Mortgage and/or Note and such Mortgage and/or Note is not presently assigned, pledged or otherwise encumbered) and without recourse in lieu of the release.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account.

(a) Borrower has established and, during the term of the Loan, shall maintain one or more segregated Eligible Accounts (collectively, the “Lockbox Account”) with Lockbox Bank titled as set forth in the Lockbox Agreement, which Lockbox Account is in trust for the Lender and shall be under the sole dominion and control of Lender to the extent set forth in the Lockbox Agreement. Borrower hereby grants to Lender a security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected security interest in the Lockbox Account, including, without limitation, filing UCC-1 financing statements and continuations thereof. Such financing statements may describe the collateral covered thereby as “all assets of the debtor whether now owned or hereafter acquired” or words to that effect. Lender, Administrative Agent and Servicer shall have the sole right to make withdrawals from the Lockbox Account in accordance with and subject to the Lockbox Agreement. All costs and expenses of establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt.

(b) Unless a Tenant is already delivering Rents into the Lockbox Account as of the Closing Date or the Payment Direction (as defined below) is already included in such Tenant’s Lease or most recent invoice, Borrower shall, or shall cause Manager to, instruct all Commercial Tenants (excluding, for the avoidance of doubt, any Tenants with respect to any Multifamily Property and any Tenant with respect to any Storage Property) in writing to deliver all Rents payable to Borrower thereunder directly to the Lockbox Account (the “Payment Direction”) either (i) with respect to any existing Commercial Tenant (excluding, for the avoidance of doubt, any Tenants with respect to any Multifamily Property and any Tenant with respect to any Storage Property), together with (or as part of) the first regularly scheduled invoice for Rent that is sent by Borrower to such Commercial Tenant following the Closing Date or (ii) with respect to any Commercial Lease executed after the Closing Date (excluding, for the avoidance of doubt, any Tenants with respect to any Multifamily Property and any Tenant with respect to any Storage Property), upon the execution of such Commercial Lease unless the Payment Direction is already included in such new Commercial Lease. In addition, to the extent not delivered directly by the Tenant to the Lockbox Account (including, without limitation, with respect to Non-Commercial Tenants with respect to any Multifamily Property and any Tenant with respect to any Storage Property), Borrower shall, and shall cause Manager on behalf of Borrower, respectively, to, deposit all amounts received by Borrower or Manager constituting Rents (other than (x) with respect to Commercial Properties, security deposits and (y) with respect to Multifamily Properties and any Tenant with respect to any Storage Property, security deposits unless and until the same are forfeited by the applicable Tenant) from the Properties into the Lockbox Account within five (5) Business Days after Borrower or Manager determines that such amounts paid by a Tenant relate to the Properties. For the avoidance of doubt, (x) Borrower shall not be required to cause or direct Non-Commercial Tenants or any Tenant with respect to any Storage Property to deposit Rents directly into the Lockbox Account, and (y) (A) capital contributions of the owners of Borrower and (B) payment of Required REIT Distributions during an Event of Default from equity or sources other than Excess Cash Flow and/or the Properties shall not constitute Rents. Notwithstanding anything contained herein to the contrary, Borrower’s Payment Direction obligation set forth in this Section 2.7.1(b) is not required with respect to any Tenant that is subject to direct debit into the Lockbox Account.

(c) Borrower has obtained from Lockbox Bank its agreement to transfer to the Cash Management Account upon notice from Lender to Lockbox Bank of a Cash Sweep Period (the “Cash Sweep Period Instructions”), all amounts on deposit in the Lockbox Account (other than a reasonable peg balance and the reasonable fees of the Lockbox Bank as more particularly described in the Lockbox Agreement) in accordance with the Cash Sweep Period Instructions, which Cash Sweep Period Instructions may require up to two (2) transfers per week to the Cash Management Account. Upon a Cash Sweep Cure Date, Lender shall, within three (3) Business Days, provide notice to the Lockbox Bank that the Cash Sweep Period Instructions are no longer in effect and that all amounts on deposit in the Lockbox Account shall be transferred by the Lockbox Bank to an account designated by Borrower (together with any other account of Borrower (other than the Lockbox Account) each, a “Non-Pledged Account”). In the event a Cash Sweep Period is not in effect, all amounts on deposit in the Lockbox Account shall be transferred by the applicable Lockbox Bank to one or more Non-Pledged Accounts. Notwithstanding anything to the contrary contained herein, any amounts contained in the Non-Pledged Accounts shall not be collateral for the Loan or subject to any restrictions or limitations set forth in the Loan Documents.

(d) During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in such order and priority as Lender shall determine in its sole discretion; provided, however, unless a Priority Payment Cessation Event has occurred and is continuing, the Lender shall continue to make Priority Waterfall Payments to the extent of funds available therefore in the Lockbox Account.

(e) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 financing statement, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Losses arising from or in any way connected with the Lockbox Account, and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

(g) Notwithstanding anything to the contrary in this Agreement or the other Loan Documents and so long as a Cash Sweep Period does not then exist, Borrower shall be permitted, without the consent of, but with not less than ten (10) Business Days’ prior notice to, Lender, to close any individual Lockbox Account; provided, that either prior to such closure of a Lockbox Account, or contemporaneously therewith, Borrower delivers Payment Direction to all Tenants that were previously delivering Rents to such Lockbox Account to deliver all Rents payable under the applicable Leases directly to another

Lockbox Account (collectively, a “Lockbox Consolidation”). Lender shall reasonably cooperate with Borrower (at Borrower’s sole cost and expense) in order to effectuate any Lockbox Consolidation, including, without limitation, by providing written notice to Lockbox Bank to terminate the Lockbox Agreement with respect to the applicable Lockbox Account to the extent required by Lockbox Bank.

2.7.2 Cash Management Account. (a) Upon the occurrence and during the continuance of a Cash Sweep Period, Representative Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be titled “B9 Sequoia Wiegman Owner LP, a Delaware limited partnership, et al as Borrower fbo BOA, Citi, Barclays, MS and SocGen as Lender”. Representative Borrower hereby grants to Lender a security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected security interest in the Cash Management Account, including, without limitation, filing UCC-1 financing statements and continuations thereof upon Lender’s request therefor. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Borrower will not in any way alter or modify the Cash Management Account without the prior written consent of Lender, and Borrower will notify Lender of the account number of the Cash Management Account. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(a) Funds on deposit in the Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(b) During the continuance of an Event of Default, all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the Debt and/or for any other purpose for which such funds may be applied by Lender pursuant to the provisions of any Loan Document, in such order and priority as Lender shall determine, in its sole discretion, provided, however, the Lender shall continue to make Priority Waterfall Payments to the extent of funds available therefore in the Cash Management Account so long as no Priority Payment Cessation Event has occurred and is continuing.

(c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) Borrower hereby agrees to cooperate with Lender in connection with any amendment to the Cash Management Agreement that Lender deems necessary for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

(e) Notwithstanding anything contained herein or in the other Loan Documents to the contrary, Lender agrees that, notwithstanding the existence of an Event of Default, prior to a Priority Payment Cessation Event, Lender shall apply amounts on deposit in the Cash Management Account to payment of the Priority Waterfall Payments. Any amounts remaining in the Cash Management Account after payment of the Priority Waterfall Payments shall be deposited in the Excess Cash Flow Reserve Account and applied in accordance with Section 7.5 hereof.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Accounts, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates that each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.7.4 Distributions to Mezzanine Borrower. For so long as the Mezzanine Loan is outstanding, all transfers of funds on deposit in the Cash Management Account to or for the benefit of the Mezzanine Lender, pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower, the Mezzanine Borrower and the Mezzanine Lender to constitute, and shall constitute, distributions from Borrower to the Mezzanine Borrower and from one Mezzanine Borrower to another Mezzanine Borrower, as applicable. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and the Mezzanine Lender.

Section 2.8 Extension of the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default with respect to (x) Borrower’s failure to pay Debt Service that is then due and payable, (y) Guarantor’s failure to make any payments under the Guaranty and/or any Ancillary Guaranty that is then due and payable and/or (z) any Bankruptcy Action of Borrower and/or any SPE Constituent Entity, in each instance, shall have occurred and be continuing at the commencement of the applicable Extension Term;

(b) Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than ten (10) Business Days and not earlier than one hundred twenty (120) days prior to the then applicable Maturity Date (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s reasonable, out-of-pocket costs and expenses incurred in connection with processing and documenting the applicable Extension Option);

(c) if required pursuant to the terms of Section 2.2.7 hereof, Borrower shall obtain and deliver to Lender on or prior to the first day of each Extension Term, one or more Interest Rate Protection Agreements, which shall be an Interest Rate Protection Agreement from an Acceptable Counterparty in a notional amount at least equal to the then Outstanding Loan Amount as of the commencement of such Extension Term, which Interest Rate Protection Agreement shall have a Term SOFR (or Unadjusted Alternate Index Rate (if the Loan is an Alternate Rate Loan) or Prime Index Rate (if the Loan is a Prime Rate Loan), as applicable) strike price equal to the Required Strike Price (or, if the Alternate Strike Price Condition has been satisfied, the Alternate Strike Price) and be effective commencing not later than the first date of such Extension Term (or, the later of (a) if the maturity date of the then-current Interest Rate Cap Protection Agreement is a later date, such later date and (b) to the extent a Securitization has occurred, the first day of the first Interest Period commencing during such Extension Term) and shall have a maturity date not earlier than the applicable Extended Maturity Date (or, to the extent a Securitization has occurred, the Interest Period applicable to the related Extended Maturity Date) after giving effect to the option then being exercised; and

(d) if any Mezzanine Loan is then outstanding, the Mezzanine Loan shall have been repaid or extended (or will be contemporaneously extended) through a date not earlier than the applicable Extended Maturity Date.

Borrower acknowledges and agrees that in the event Borrower delivers a notice exercising an Extension Option (which notice shall be revocable by Borrower), Borrower shall reimburse Lender and Servicer, if any, for reasonable third party costs and expenses actually incurred in connection with processing and documenting the Extension Option, including, without limitation, reasonable attorneys’ fees and expenses (provided such reimbursement shall not be a condition precedent to the effectiveness of the exercise of the applicable Extension Option and may be made by Borrower following the exercise of such Extension Option) and the current fee being assessed by Servicer in an amount not to exceed $5,000, regardless of whether the Extension Option is successfully exercised or not. Notwithstanding anything to the contrary herein, Borrower shall not be required to execute any extension letters, extension agreements or other similar documentation in order to exercise an Extension Option or as a condition to the effectiveness of the extension of the Maturity Date.

Section 2.9 Withholding Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party in respect of this Agreement or any other Loan Document to which any Loan Party is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and any penalties, interest and additions to tax with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Section 2.9 Taxes”), unless required under any applicable Legal Requirement. If any Loan Party shall be required under any applicable Legal Requirement to deduct or withhold any Section 2.9 Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Lender, (i) such Loan Party shall make all such deductions and withholdings in respect of Section 2.9 Taxes, (ii) such Loan Party shall pay the full amount deducted or withheld in respect of Section 2.9 Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Legal Requirement, and (iii) if such Section 2.9 Taxes are Non-Excluded Taxes, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.9) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.

(b) In addition, Borrower hereby agrees to timely pay any present or future stamp, recording, documentary, excise, intangible, property or similar taxes, charges or levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement, the Notes or any other Loan Document, other than Excluded Taxes or taxes or charges imposed with respect to an assignment by Lender or resulting from Lender’s funding of any Loan with plan assets subject to ERISA, Section 4975 of the Code or any Applicable Similar Law (collectively, “Other Taxes”) to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(c) Each Loan Party hereby agrees to indemnify Lender for, and to hold it harmless against, the full amount of Non-Excluded Taxes paid or payable by Lender, as the case may be, in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, without duplication of any amounts paid by any Loan Party under Section 2.9(a). The indemnity by any Loan Party provided for in this Section 2.9(c) shall apply and be made whether or not the Non-Excluded Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 2.9(c) shall be paid within ten (10) days from the date on which the Lender makes written demand therefor. Such written demand shall be conclusive of the amount so paid or payable absent manifest error.

(d) As soon as practical after the date of any payment of Non-Excluded Taxes to a taxing authority or other Governmental Authority, any Loan Party (or any Person making such payment on behalf of any Loan Party) shall furnish to Lender the original or a certified copy of the original official receipt issued by such taxing authority or other Governmental Authority evidencing payment thereof.

(e) If Lender is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Loan Document, Lender shall deliver to the relevant Loan Party, at the time or times prescribed by applicable law or reasonably requested by the applicable Loan Party, such properly completed and executed documentation prescribed by applicable law and reasonably requested by any Loan Party as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, Lender, if reasonably requested by any Loan Party, shall deliver such other documentation prescribed by law or reasonably requested by any Loan Party as will enable any Loan Party to determine whether or not Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.9(e)(i) through (iii)) shall not be required if in Lender’s judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense (or, in the case of a change in a law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of Lender. Upon the reasonable request of any Loan Party, Lender shall update any form or certification previously delivered pursuant to this Section 2.9(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect, Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the applicable Loan Party in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Without limiting the generality of the foregoing:

(i) Lender (including for avoidance of doubt any participant, assignee or successor) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (“Non-U.S. Lender”) shall, if it is legally eligible to do so, deliver or cause to be delivered to the relevant Loan Party the following properly completed and duly executed documents:

(A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, a complete and executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms thereto), establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of an applicable tax treaty, including all appropriate attachments or (y) with respect to any other applicable payments under any Loan Document, a complete and executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form thereto), establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; or

(B) a complete and executed U.S. Internal Revenue Service Form W-8ECI (or any successor form thereto); or

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form thereto) and (y) a certificate substantially in the form of Schedule 2.9 (a “Section 2.9 Certificate”) to the effect that Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected; or

(D) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership, an entity disregarded for U.S. federal income tax purposes, or a participating Lender), (x) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) on behalf of itself and (y) with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are not flow through entities (such as corporations) for U.S. federal income tax purposes (all such owners, a “beneficial owner”), the documents that would be required by these clauses (A), (B), (C), and (D) or Section 2.9(e)(ii) with respect to each such beneficial owner if such beneficial owner were a Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (D) are otherwise determined to be unnecessary, all such determinations under this clause (D) to be made in the sole discretion of Loan Party; provided further, that if the Non-U.S. Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Section 2.9 Certificate on behalf of such partners; or

(E) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable any Loan Party to determine the amount of tax (if any) required by law to be withheld.

(ii) Lender (including for avoidance of doubt any participant, assignee or successor) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver or cause to be delivered to any applicable Loan Party a properly completed and duly executed U.S. Internal Revenue Service Form W-9 (or any successor form thereto) certifying that Lender is exempt from U.S. federal backup withholding tax.

(iii) If a payment made to Lender (including for avoidance of doubt any participant, assignee or successor) under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to any applicable Loan Party, at the time or times prescribed by law and at such time or times reasonably requested by Loan Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Loan Party as may be necessary for Loan Party to comply with its obligations under FATCA, to determine that Lender has or has not complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.9(e)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f) Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.9, Lender, at the request of Loan Party, shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), to designate a different applicable lending office for the funding or booking of its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.9 in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(g) If Lender is entitled to additional compensation under any of the foregoing provisions of this Section 2.9 and shall have failed to designate a different applicable lending office as provided in subsection (f) of this Section 2.9, then, so long as no Event of Default shall have occurred and be continuing, the applicable Loan Party may cause such Lender to (and, if the Loan Party so demands, such Lender shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by the Loan Party and reasonably acceptable to the Lender provided that (i) such Lender shall have received payment of an amount equal to the Outstanding Loan Amount accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder, from the assignee (to the extent of such Outstanding Loan Amount and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for additional compensation under any of the foregoing provisions of this Section 2.9, such assignment will result in a reduction in such compensation or payments; provided further, that if, upon such demand by the applicable Loan Party, Lender elects to waive its request for additional compensation pursuant to this Section 2.9, the demand by the Loan Party for Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in subsection (f) of this Section 2.9 or this Section 2.9(g) shall affect or postpone any of the rights of Lender or any of the obligations of any Loan Party under any of the foregoing provisions of this Section 2.9 in any manner. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(h) If Lender determines that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.9, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.9 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of Lender, agrees to repay the amount paid over to such Loan Party to Lender in the event Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

Section 2.10 Replacement Mezzanine Loan. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, Borrower shall have a one-time right without the consent of Lender to cause Mezzanine Borrower to incur Indebtedness in the form of one or more mezzanine loans after the Securitization of the whole Loan (the “Mezzanine Loan”), subject to the satisfaction of all of the following conditions precedent:

(a) no Event of Default shall then be continuing;

(b) the principal amount of the Mezzanine Loan (including any undisbursed funds) shall in no event exceed the amount which, after giving effect thereto, shall yield (x) an Aggregate LTV Ratio not greater than 72% and (y) a Debt Yield not less than the Closing Date Debt Yield;

(c) the collateral for the Mezzanine Loan shall include only pledges of the direct or indirect equity interests in Borrower (which shall not include the Cash Management Account and shall not include any portion of the Property);

(d) the lender of the Mezzanine Loan shall be a Person who satisfies the Eligibility Requirements or such other Person approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed);

(e) the lender of the Mezzanine Loan shall enter into an intercreditor agreement reasonably acceptable to such lender and Lender;

(f) Lender shall have received copies of such Mezzanine Loan Documents, together with such other certificates and legal opinions (including but not limited to an Additional Insolvency Opinion) as Lender shall reasonably request;

(g) all organizational documents of Borrower and all Loan Documents shall be revised and/or amended to the reasonable satisfaction of Lender to reflect such changes as are necessary for the Mezzanine Loan, including, without limitation, that a Mezzanine Loan Default shall be a Cash Sweep Event hereunder and all organizational documents of Mezzanine Borrower shall be subject to the reasonable approval of Lender;

(h) if the Mezzanine Loan bears a floating rate of interest, the Mezzanine Borrower shall acquire and maintain an interest rate cap agreement from an institutional lender in a notional amount that is not less than the outstanding principal balance of the Mezzanine Loan, the strike price of which shall be used hereunder for purposes of calculating the Debt Service Coverage Ratio;

(i) Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with such Mezzanine Loan;

(j) notwithstanding anything to the contrary contained in the Loan Documents, provided that the conditions contained in this Section 2.10 are met, Borrower shall be permitted, including in connection with an Approved Drop Down, to (and no consent of Lender shall be required) cause or permit an affiliate of Borrower to become (whether through assignment, contribution or other method) the direct or indirect owner of Borrower to serve as Mezzanine Borrower;

(k) the Mezzanine Loan shall be co-terminus with the Loan; and

(l) Notwithstanding anything to the contrary and for the avoidance of doubt, no Rating Agency Confirmation shall be required in connection with the incurrence of the Replacement Mezzanine Loan.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date, except with respect to any representations or warranty that is made as of a specific date, in which case it shall be as of such date, that:

4.1.1 Organization. Each Borrower and each SPE Constituent Entity has been duly organized and is validly existing and is in good standing with requisite power and authority to own or lease the applicable Individual Property and/or to transact the businesses in which it is now engaged. Each Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Borrower and each SPE Constituent Entity possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own or lease the applicable Individual Property and/or to transact the businesses in which it is now engaged, except to the extent the failure to possess such rights, licenses and permits would not reasonably be expected to materially and adversely affect Borrower or any Individual Property. Except as otherwise set forth in subsection (i) of the definition of “Special Purpose Entity”, the sole business of each Individual Borrower is the ownership, management, leasing and operation of the related Property. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not in any material respect conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, partnership agreement, management agreement or other material agreement or instrument to which Borrower is a party or, to Borrower’s knowledge, to which any of Borrower’s property or assets are subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any material violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as set forth on Schedule 4.1.4, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, any SPE Constituent Entity or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, any SPE Constituent Entity or any Individual Property, which would, in each case, reasonably be expected to have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Except as set forth on Schedule 4.1.4, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency that resulted in a final judgment against any Borrower or Guarantor that affects any Individual Property that has not been paid in full, or that otherwise materially impairs Guarantor’s ability to fulfill its obligations under the Guaranty.

4.1.5 Agreements. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) Permitted Debt or obligations under the Loan Documents. Other than with respect to the PILOT Lease, Management Agreements, Leases, broker commissions and similar agreements relating to Leases, any MICC Association Documents and the Fifth Wellington Association Documents, contracts relating to Alterations that are permitted without Lender’s consent pursuant to the terms hereof and the other Loan Documents and any documents disclosed in the Title Insurance Policies, and other than as set forth on Schedule 4.1.5, all agreements or other instruments to which Borrower is a party or, to Borrower’s knowledge, to which the Individual Properties are subject, would not reasonably be expected to have an Aggregate Material Adverse Effect.

4.1.6 Title. Borrower has (a) good and insurable fee simple title to the real property comprising part of each Individual Property, and (b) good title to the balance of such Individual Property, and such title is free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate are not reasonably expected to have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, has or will create (a) a valid, perfected first-priority lien on the applicable Individual Property, which is subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases) to the extent a security interest may be perfected therein by the recording of the Mortgage or the filing of a financing statement under the Uniform Commercial Code, all in accordance with the terms thereof, in each case, subject only to any applicable Permitted Encumbrances. Except as set forth in Schedule 4.1.6 or in the Title Insurance Policies, to Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Properties which are or might become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, and as to which Lender has not otherwise received affirmative insurance in the applicable Title Insurance Policy (in form and substance satisfactory to Lender in all respects) or for which the Title Company has received adequate protections to remove such items as exceptions in the Title Insurance Policy and such item was so removed.

4.1.7 Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor, and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan (i) the fair saleable value of Borrower’s assets exceeds Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of Borrower’s assets is greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, and (iii) Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities

(including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, any SPE Constituent Entity or Guarantor in the last seven (7) years, and none of Borrower, any SPE Constituent Entity or Guarantor has, in the last seven (7) years, made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, any SPE Constituent Entity or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to Borrower’s knowledge no Person is contemplating the filing of any such petition against it or against SPE Constituent Entity or Guarantor.

4.1.8 Intentionally Omitted.

4.1.9 No Plan Assets. Except as would not, individually or in the aggregate result in an Aggregate Material Adverse Effect, neither Borrower nor Guarantor sponsors or, is obligated to contribute to, an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title IV of ERISA or Section 412 of the Code. Neither Borrower nor Guarantor is itself an “employee benefit plan” subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower or Guarantor constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA, as amended from time to time (“Plan Assets”) and none of the assets of Borrower or Guarantor will constitute Plan Assets if such condition could subject the Lender to any tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. In addition, (a) neither Borrower nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA, and (b) based upon and subject to the Lender’s and Purchaser’s representation and covenant in Section 4.3(a) and Section 4.3(b) (as such representation and covenant relate to Applicable Similar Law), transactions by or with Borrower or Guarantor are not, and will not be during the term of the Loan, subject to any state or other statute which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”) applicable to Borrower or Guarantor and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Except as set forth in the Zoning Reports and property condition reports delivered in connection with the origination of the Loan for each Individual Property delivered to Lender on or before the Closing Date or on Schedule 4.1.22, Borrower and the Properties (including the respective use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and parking requirements and ratios, except where the failure to comply with such Legal Requirements would not have, or reasonably be expected to have, an Individual Material Adverse Effect on any Individual Property. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which default or violation would be reasonably expected to have an Individual Material Adverse Effect on any Individual Property or an Aggregate

Material Adverse Effect. There has not been committed by Borrower or, to Borrower’s knowledge, by any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data (including, without limitation, the statements of cash flow and income and operating expense) that have been delivered to Lender by or at the direction of Borrower or its Affiliates in connection with the Loan as of the date delivered (a) were true, complete and correct in all material respects (or, to the extent that any such financial data was incorrect in any material respect as of the date delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date), (b) accurately represented the financial condition of Borrower and the Properties, as applicable, in all material respects, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm and described therein as having been prepared in accordance with Approved Accounting Principles, were prepared in accordance with Approved Accounting Principles throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except as set forth in such financial data and except for Permitted Encumbrances and Permitted Debt, none of Borrower or Guarantor have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower or any Individual Property or the current operation thereof for its then existing use (except as referred to or reflected in said financial statements) or, with respect to Guarantor, would materially impair Guarantor’s ability to fulfill its obligations under the Guaranty. Since the date of such financial statements to and including the Closing Date, there has been no material adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.

4.1.12 Condemnation. Except as set forth on Schedule 4.1.12, no Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, threatened in writing or, to Borrower’s knowledge, is contemplated by a Governmental Authority with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property other than to the extent that the same would not be reasonably expected to have an Individual Material Adverse Effect on the Individual Property affected thereby.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Except as set forth in the Title Insurance Policies, the Surveys of the Properties or if the same do not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect on such Individual Property or an Aggregate Material Adverse Effect, (i) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses, (ii) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the applicable Title Insurance Policy and (iii) all roads necessary for the use of each Individual Property for their respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower (or if such entity is a disregarded entity for U.S. federal income tax purposes, such entity’s beneficial owner) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.1.16 Separate Lots. Except as set forth on Schedule 4.1.16 or in the Title Insurance Policies (each such Individual Property, a “Combined Tax Lot Property”), each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. Except as set forth on Schedule 4.1.17 or in the Title Insurance Policies, to Borrower’s knowledge, there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments, except to the extent, in each case, such assessments could not reasonably be expected to have an Individual Material Adverse Effect on such Individual Property.

4.1.18 Enforceability. The Loan Documents to which Borrower or Guarantor are a party are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents to which Borrower or Guarantor are a party are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, any Affiliate Manager, Guarantor, or, to Borrower’s knowledge, any other Manager has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.19 No Prior Collateral Assignment. There are no prior collateral assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding (except for the assignment of Leases and Rents given to Lender on the Closing Date).

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certificates evidencing all Policies, which certificates reflect the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made that are pending, outstanding or otherwise remain unsatisfied under any Policies that, if denied, would be reasonably expected to have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. None of Borrower, Affiliate Manager or Guarantor, nor to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.21 Use of Property. Each Individual Property is used exclusively (i) for (x) industrial, warehouse, manufacturing, office, laboratory, research and development, life sciences, multifamily housing or ancillary retail, self-storage, or any combination of the foregoing uses and/or in each case, other appurtenant, ancillary and related uses, (ii) in a manner consistent with the use of such Individual Property as of the Closing Date, as applicable, or (iii) for any other uses permitted by applicable law so long as the primary use of such Individual Property remains consistent with the uses contemplated in clauses (i) and (ii) herein and any ancillary uses and services (collectively, the “Permitted Uses”).

4.1.22 Certificate of Occupancy; Licenses. Except as set forth on Schedule 4.1.22 or disclosed in the Zoning Reports, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property for the Permitted Uses and required to be maintained by the owner of an Individual Property (collectively, the “Licenses”), have been obtained and are in full force and effect except to the extent the failure to have such Licenses would not have individually or in the aggregate an Individual Material Adverse Effect on such Individual Property. Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property for the Permitted Uses, to the extent the failure to not have such Licenses would have an Individual Material Adverse Effect on such Individual Property. Except as set forth on Schedule 4.1.22 attached hereto, the use being made of each Individual Property is in conformity in all material respects with the certificate of occupancy issued for such Individual Property (if any).

4.1.23 Flood Zone. Except as set forth in the Surveys or the flood determination obtained by Lender, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24 Physical Condition. Except if the same would not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect or Aggregate Material Adverse Effect, and except as disclosed in the engineering reports or physical condition reports commissioned by or delivered to Lender in connection with the origination of the Loan, to Borrower’s knowledge (i) each Individual Property, including, without limitation, all Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects as of such date; and (ii) there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which have not been remedied and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as depicted on the Surveys of the Properties delivered to Lender: (i) all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, (ii) no improvements on adjoining properties encroach upon such Individual Property, and (iii) no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the applicable Individual Property except those which are insured against by the applicable Title Insurance Policy.

4.1.26 Leases. Except as set forth on Schedule 4.1.26(a), as of the date of the rent roll, no Individual Property is subject to any Leases other than the Leases in respect of such Individual Property with Tenants that are described in the Certificate of Rent Roll and certain third-party access agreements, Excluded Leases and except for subtenants under subleases entered into by Tenants at an Individual Property. To Borrower’s knowledge, except (i) as otherwise disclosed on the Certificate of Rent Roll, (ii) as set forth on Schedule 4.1.26(b), and (iii) for discrepancies which, either individually or in the aggregate would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, the rent roll attached to the Certificate of Rent Roll is true, complete and accurate in all respects as of the date of such rent roll. In respect of each Individual Property, (i) Borrower is the owner and lessor of landlord’s interest in the Leases in respect to such Individual Property and (ii) to Borrower’s knowledge, no Person has any possessory interest in such Individual Property or right to occupy the same, in each case, which was granted by or on behalf of Borrower, except under and pursuant to the provisions of the Leases or any Permitted Encumbrances and except for certain third-party access agreements, Excluded Leases and except for subtenants under subleases entered into by Tenants at an Individual Property. To Borrower’s knowledge, except (i) as otherwise disclosed on the Certificate of Rent Roll and (ii) as set forth in the tenant estoppels delivered to Lender on or prior to the Closing Date, as of the date of the Certificate of Rent Roll, the Leases are in full force and effect. Except (i) as disclosed on the Certificate of Rent Roll, (ii) as set forth in the tenant estoppels delivered to Lender on or prior to the Closing Date and (iii) as set forth on Schedule 4.1.26(c), none of Manager or Borrower have received written notice that Borrower is in default under any Major Lease except for violations or defaults (A) that have been cured or (B) that do not, in the aggregate in respect of any Individual Property, have an Individual Material Adverse Effect on such Individual Property. Except (1) as set forth in the tenant estoppels delivered by Borrower to Lender on or prior to the Closing Date, in the Certificate of Rent Roll or on Schedule 4.1.26(c) and (2) if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, (a) none of Manager or Borrower have delivered a written notice to a Tenant at any Individual Property that it is in default under its Major Lease (other than notices relating to defaults that had been cured by such tenant) and no Tenant under any Major Lease is in monetary or, to Borrower’s knowledge, material non-monetary default under its Major Lease, (b) all security deposits are held in accordance with applicable law, (c) except as set forth in the Certificate of Rent Roll or on Schedule 4.1.26(d) hereto, to Borrower’s knowledge with respect to Leases for Non-Commercial Tenants only, no Rent had been paid by any Tenant at any Individual Property more than one (1) month in advance of its due date, and (d) except as otherwise disclosed on Schedule 4.1.26(e) hereto, all tenant improvements, leasing commissions and landlord work under Commercial Leases (other than amendments, modifications or renewals) that are to be performed or funded by Borrower within 12 months following the Closing Date, have been or will be performed or funded as required under the applicable Lease and, with respect to such tenant improvements and landlord work, have been accepted by the applicable Tenant (to the extent such work has been performed). Except as otherwise disclosed on Schedule 4.1.26(f) hereto, no Tenant has a right or option or right of first refusal pursuant to its Lease or otherwise to purchase all or any part of the Individual Property to which such Lease relates. Except if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, and except as set forth on Schedule 4.1.26(g) hereto or as set forth in the tenant estoppels delivered to Lender on or prior to the Closing Date, no Commercial Tenant under any Commercial Lease that demises 100,000 square feet or greater has a right or option pursuant to its Commercial Lease or otherwise to terminate such Commercial Lease prior to the scheduled expiration date thereof, other than any such right or option that is conditional upon the occurrence of certain events or circumstances. Borrower has not, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, encumbered, hypothecated, pledged or granted a security interest in any of the Leases or its interest therein, other than (i) with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan or (ii) pursuant to the Loan Documents.

4.1.27 Survey. Except for matters shown in the Title Insurance Policies, the Survey for each Individual Property delivered to Lender in connection with the origination of the Loan does not fail to reflect any material adverse matter affecting such Individual Property or the title thereto, except to the extent the same would not reasonably be expected to have an Individual Material Adverse Effect.

4.1.28 Principal Place of Business; State of Organization. Schedule 4.1.28 sets forth the address of each Individual Borrower’s principal place of business as of the Closing Date. Borrower is organized under the laws of the state of Delaware.

4.1.29 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in effect on the Closing Date in connection with the execution, delivery, recordation, filing, registration or perfection of any of the Loan Documents, including, without limitation, the Mortgages, have been paid (or sufficient funds have been escrowed with the Title Company for such payment), and, under current Legal Requirements, the Mortgages are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness.

(a) Borrower and each SPE Constituent Entity is a Special Purpose Entity.

(b) The representations and warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any amendment or amendment and restatement of any of Borrower’s or any of SPE Constituent Entity’s organizational documents on or prior to the Closing Date has been accomplished in accordance with, and was permitted by, the relevant provisions of each such organizational document (as the same existed prior to such amendment or amendment and restatement).

(d) All of the stated facts and factual assumptions made in the Insolvency Opinion delivered on the Closing Date, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects as of the Closing Date and any factual assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct, in all material respects, as of the date of such Additional Insolvency Opinion. Borrower and each SPE Constituent Entity have complied, in all material respects, with all of the stated facts and factual assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity intends to comply, in all material respects, with all of the stated facts and factual assumptions made with respect to Borrower, as applicable, in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which a factual assumption is made or a fact stated in the Insolvency Opinion and, in connection with any Additional Insolvency Opinion, will be made, have complied or intends to comply, in all material respects, with all of the factual assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion.

(e) Each assignment or transfer of limited liability company or partnership interests in Borrower and each SPE Constituent Entity by all prior members or partners of such Person to such Person’s successor member, partner or their sole member, as the case may be, and the admission of such Person’s successor member or applicable sole member, as the case may be, as a member of such Person or successor partner as a limited partner or general partner of such Person, as the case may be, were accomplished in accordance with, and were permitted by, the applicable limited liability company agreement or limited partnership agreement governing the affairs of such Person at the time of such assignment or transfer and admission, and following each such assignment and admission, such Borrower or SPE Constituent Entity was continued without dissolution, and that there have at all times been at least one member of each Borrower and SPE Constituent Entity.

(f) Any payments made pursuant to the Loan Documents to or for the benefit of any Borrower or Mezzanine Borrower shall constitute distributions to or at the discretion of the applicable equity owner of such entity.

(g) Borrower has no judgments or Liens of any nature against it except for Section 2.9 Tax liens not yet delinquent and the Permitted Encumbrances.

(h) Borrower has provided Lender with complete financial statements that reflected a fair and accurate view, in all material respects, of the entity’s financial conditions as of the date set forth therein in all material respects.

(i) With respect to each Borrower, (i) such Borrower is and always has been duly formed, validly existing and in good standing in the State in which it was formed and in any other jurisdictions where it is qualified to do business; (ii) such Borrower is in compliance with all laws, regulations and orders applicable to such Borrower in all material respects and had received all material permits necessary for such Borrower to operate, unless a failure to comply with or possess the same would not materially and adversely affect the condition, financial or otherwise, of such Borrower; (iii) subject to Section 4.1.4 hereof, as of the Closing Date, no Borrower was aware of any pending or threatened litigation involving such Borrower that, if adversely determined, would be reasonably likely to materially adversely affect the condition (financial or otherwise) of such Borrower, or the condition or ownership of the property owned by such Borrower; (iv) such Borrower is not involved in any dispute with any taxing authority, other than any contesting of taxes in accordance with the terms and conditions of this Agreement; (v) such Borrower has paid or has caused to be paid all real estate taxes that are due and payable with respect to its applicable Individual Property other than any such taxes which are not yet delinquent or were being contested in accordance with the terms and conditions of this Agreement; (vi) such Borrower has never owned any real property other than its applicable Individual Property and, with respect to the Previously-Owned Property Borrower, the Previously-Owned Property; (vii) such Borrower is not, nor has it ever been party to any lawsuit, arbitration, summons or legal proceeding that, if adversely determined, would reasonably be expected to have an Individual Material Adverse Effect on the condition (financial or otherwise) of such Borrower or the condition or ownership of the property owned by such Borrower; and (viii) except as set forth in the environmental reports delivered to Lender for each Individual Property in connection with the closing of the Loan, the most recent Phase One environmental audit for each Individual Property recommends no action.

(j) Each Loan Party has no material contingent or actual obligations related to the Previously-Owned Property except (i) to the extent such obligations are (x) covered by insurance for a period not less than two (2) years following the sale of such Previously-Owned Property, or (y) subject to reimbursement from a third-party or (ii) Permitted Encumbrances (collectively, “Permitted POP Obligations”).

(k) Except as set forth in Section 4.1.30(m) hereof or the Permitted POP Obligations, Borrower has no material contingent or actual obligations not related to the Property.

(l) The Organizational Documents for each Borrower and SPE Constituent Entity that is a Delaware limited liability company provide and shall at all times during the term of the Loan provide that except for duties to such Borrower and SPE Constituent Entity as set forth in the Organizational Documents (including duties to the member and such Borrower and SPE Constituent Entity’s creditors solely to the extent of their respective economic interests in such Borrower and such SPE Constituent Entity, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of Borrower and such SPE Constituent Entity, and (iii) the interests of any group of Affiliates of which Borrower and such SPE Constituent Entity is a part), the Independent Directors or Independent Managers shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Borrower’s and/or SPE Constituent Entity’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for each Borrower and SPE Constituent Entity that is a Delaware limited liability company provide and shall at all times during the term of the Loan provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director or Independent Manager shall not be liable to Borrower, the member or any other Person bound by the applicable Borrower’s and/or SPE Constituent Entity’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director or Independent Manager acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Borrower and SPE Constituent Entity that is a Delaware limited liability company provide that all right, power and authority of the Independent Directors or Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Loan Party’s Organizational Documents. The Organizational Documents for each Borrower and SPE Constituent Entity that is a Delaware limited liability company provide that notwithstanding any other provision of the applicable Borrower’s and/or SPE Constituent Entity’s Organizational Documents to the contrary, each Independent Director or Independent Manager, in its capacity as an Independent Director or Independent Manager, as applicable, may only act, vote or otherwise participate in those matters referred to in Section 9(j)(iii) of the applicable Borrower’s and SPE Constituent Entity’s Organizational Documents or as otherwise specifically required by the applicable

Organizational Documents, and such Independent Director’s or Independent Manager’s, as applicable, act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Borrower unless, pursuant to the provisions of Section 9(j)(iii) of the applicable Borrower’s and SPE Constituent Entity’s Organizational Documents or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director or Independent Manager. The Organizational Documents of each Borrower and each SPE Constituent Entity that is not a Delaware limited liability company contain terms and provisions similar to the terms and provisions set forth in this subclause (l) to the extent permitted by applicable law.

(m) Except as set forth on Schedule 4.1.30, each Borrower hereby represents with respect to itself that from the date of such Borrower’s formation to the date hereof:

(i) its business has been limited solely to acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing, renovating, improving, financing, refinancing and operating and managing the Properties, the Previously-Owned Property or its Individual Property or the Previously-Owned Property or (x) with respect to PSBP Industrial, L.L.C., a Delaware limited liability company, and PSB MICC 2323, LLC, a Delaware limited liability company, its respective interest in the MICC Association, and (y) with respect to PSB Wellington Commerce Park I, LLC, PSB Wellington Commerce Park II, LLC and PSB Wellington Commerce Park III, LLC, each a Delaware limited liability company, their interest in the Fifth Wellington Association, as applicable, entering into financings and refinancings of the Property and the Previously-Owned Property, and transacting any and all lawful business that was incident, necessary or appropriate to accomplish the foregoing;

(ii) reserved;

(iii) it has never owned any real property other than the Property and the Previously-Owned Property or its Individual Property and it has not engaged in any business other than as set forth in clause (i) above;

(iv) other than capital contributions and distributions permitted under the terms of its organizational documents, it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s length transaction with an unrelated party, except as may have been permitted pursuant to the terms of any prior financings and which agreements are no longer in effect as of the date hereof;

(v) it has not (a) made any loans to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of the Property and (x) with respect to PSBP Industrial, L.L.C., a Delaware limited liability company, and PSB MICC 2323, LLC, a Delaware limited liability company, its respective interest in the MICC Association, and (y) with respect to PSB Wellington Commerce Park I, LLC, PSB Wellington Commerce Park II, LLC and PSB Wellington Commerce Park III, LLC, each a Delaware limited liability company, their interest in the Fifth Wellington Association, as applicable, in each case made to an entity that is not an Affiliate of or subject to common ownership with such entity or (2) cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(vi) it has paid its debts and liabilities from its assets as the same have become due or such debts and liabilities have been repaid or discharged as of the date hereof;

(vii) it has observed or caused to be observed all organizational formalities that are necessary to preserve and keep in full force and effect its existence and rights (charter and statutory);

(viii) except with respect to prior financings that have been repaid or otherwise discharged, it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and Borrower’s assets have not been listed as assets on the financial statement of any other Person, unless (a) the financial statements of such other Person contained an appropriate notation indicating the separateness of Borrower from such Person and indicating that Borrower’s assets and credit were not available to satisfy the debts and other obligations of such Person and (b) such assets were also listed on the Borrower’s own balance sheet. Borrower, to the extent applicable, has filed its own tax returns (except to the extent that it has been a disregarded entity not required to file tax returns under applicable law). Borrower, to the extent applicable, has maintained its books, records, resolutions and agreements as official records;

(ix) except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as its agent, it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and any stationery, invoices and checks maintained or utilized by Borrower have been separate;

(x) it has not commingled its assets with those of any other Person, other than co-borrowers under prior loans that have been repaid in full, and has held all of its assets in its own name;

(xi) it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person, other than co-borrowers or guarantors under prior financings that have been repaid or otherwise discharged or as otherwise imposed by law;

(xii) it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or any of constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing;

(xiii) except with respect to prior financings that have been repaid or otherwise discharged and Permitted Encumbrances, it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets to secure the obligations of any other Person other than with respect to loans secured by the Property and no such security interest, lien, pledge or other encumbrance remains outstanding;

(xiv) it has maintained adequate capital in light of its contemplated business operations;

(xv) it has maintained a sufficient number of employees (if any) in light of its contemplated business operations and has paid the salaries of its own employees (if any) from its own funds;

(xvi) it has not owned any subsidiary or any equity interest in any other Person other than, (x) with respect to PSBP Industrial, L.L.C., a Delaware limited liability company and PSB MICC 2323, LLC, a Delaware limited liability company, its respective interest in the MICC Association and (y) with respect to PSB Wellington Commerce Park I, LLC, PSB Wellington Commerce Park II, LLC and PSB Wellington Commerce Park III, LLC, each a Delaware limited liability company, their interest in the Fifth Wellington Association, as applicable;

(xvii) it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(xviii) reserved;

(xix) it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents;

(xx) it is not now, nor has ever been, party to any material lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(xxi) it has no material contingent or actual obligations not related to the Properties and/or its Individual Property and/or the Previously-Owned Property;

(xxii) it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(xxiii) except for guaranties or obligations that have been released or discharged or that will be released or discharged as of the closing of the Loan, and other than in connection with the Loan, it has not had any of its obligations guaranteed by an Affiliate except for TI Guaranties;

(xxiv) none of the Tenants holding leasehold interests with respect to the Properties or its Individual Property is Affiliated with Borrower;

(xxv) except as set forth in the Title Insurance Policy, has no judgments or liens of any nature against it except for tax liens not yet delinquent;

(xxvi) is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all material permits necessary for it to operate;

(xxvii) is not involved in any material dispute with any taxing authority; and

(xxviii) except as set forth in the Title Insurance Policy, has paid all taxes which it owes except as permitted pursuant to this Agreement.

4.1.31 Management Agreement. (a) Each Management Agreement is in full force and effect and there is no default thereunder by Affiliate Manager or, to Borrower’s knowledge, any other Manager party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Each Management Agreement was entered into on commercially reasonable terms.

(b) Except as set forth on Schedule 4.1.31, no base management fee under any Management Agreement exceeds, with respect to each Individual Property, the greater of (x) three percent (3%) of the applicable Gross Income from Operations attributable to such Individual Property (other than Storage Properties), (y) the management fee reimbursable by the Tenants occupying such Individual Property pursuant to the terms of such Tenants’ Leases, and (z) such other amount in excess of three percent (3%) of the applicable Gross Income from Operations attributable to such Individual Property, so long as, solely with respect to this clause (z), (I) such Management Agreement is terminable upon thirty (30) days prior written notice without payment or penalty and (II)

the aggregate base management fees under all Management Agreements for all Properties (other than Storage Properties) that are then subject to the Lien of the Mortgages does not exceed 3.0% of the applicable Gross Income from Operations (such greater fee, the “Individual Management Fee Cap”). Notwithstanding anything to the contrary, the provisions of this Section 4.1.31(b) shall not apply with respect to any Storage Property.

(c) Without limiting Borrower’s right to revoke or rescind such election by notice to Lender, as of the Closing Date, except as set forth on Schedule 4.1.31, each Individual Property is subject to the Management Fee Cap Election. In no instance shall Borrower pass-through any management fees to any Tenant in excess of the amount permitted under the related Lease.

(d) The base management under any Management Agreement for a Storage Property shall not exceed 6.0% and, for purposes of this Agreement, the Individual Management Fee Cap with respect to any Storage Property shall be 6.0%.

4.1.32 Illegal Activity. No portion of any Individual Property has been or will be purchased by Borrower with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. Except as set forth on Schedule 4.1.33, all information (after giving effect to any supplements to such information submitted to Lender) submitted by and on behalf of Borrower, Guarantor and Affiliate Manager to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Guarantor and Affiliate Manager in this Agreement or in any other Loan Document, in each case, are true, complete and correct in all material respects (or to the extent any such data was incorrect in any material respect when delivered, the same was corrected by information subsequently delivered to Lender on or prior to the Closing Date). The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. Except as set forth on Schedule 4.1.33, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or would be reasonably likely to have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that could have caused any Provided Information or could cause any representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. None of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or, to the best of Borrower’s knowledge, indirectly, by any Embargoed Person. None of the funds or other assets of Guarantor constitute property of, or are beneficially owned, to the best of Borrower’s knowledge directly or indirectly, by any Embargoed Person. No Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or, to the best of Borrower’s knowledge, indirectly), is prohibited by law or the Loan is in violation of law, and none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Cash Management Account.

(a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in each Lockbox Account and the Cash Management Account (to the extent the Cash Management Account is open as of the Closing Date) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than (i) with respect to prior financings that have been repaid or otherwise discharged or that will be repaid or discharged as of the closing of the Loan, (ii) in connection with the Loan Documents or (iii) Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed any Lockbox Account or the Cash Management Account;

(b) Each Lockbox Account and Cash Management Account (to the extent that the Cash Management Account is open as of the Closing Date) constitutes a “deposit account” within the meaning of the Uniform Commercial Code as in effect in the State of New York;

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and the Cash Management Account, to the extent open, and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities, and Borrower has not consented to the Lockbox Bank or Agent complying with instructions with respect to each Lockbox Account and Cash Management Account from any Person other than Lender;

(d) Each Lockbox Account is not in the name of any Person other than Borrower, as pledgor or Lender, as pledgee and the Cash Management Account (to the extent the Cash Management Account is open as of the Closing Date) is not in the name of any Person other than Borrower, as pledgor and Lender, as pledgee; and

(e) None of the Rents from the Properties are deposited by or on behalf of Borrower into any “deposit accounts” or “securities accounts” which are subject to a security interest in favor of third parties, other than pursuant to the Loan Documents.

4.1.37 Reciprocal Easement Agreement. To Borrower’s knowledge, each Reciprocal Easement Agreement is in full force and effect. Except as set forth in REA estoppels delivered to Lender on or prior to the Closing Date, (i) neither the applicable Borrower, nor, to Borrower’s knowledge, any other party to the Reciprocal Easement Agreement, is in default under any of the material provisions thereof (except for violations or defaults that have been cured or that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in an Individual Material Adverse Effect) and (ii) Borrower has not delivered a written notice to any party under a Reciprocal Easement Agreement that it is in default thereunder (other than notices relating to defaults that have been cured by such party) and no such party to a Reciprocal Easement Agreement is in monetary or, to Borrower’s knowledge, material non-monetary default under such Reciprocal Easement Agreement (except for defaults that do not have, or would not reasonably be expected to result in, individually or in the aggregate, an Individual Material Adverse Effect on the applicable Individual Property).

4.1.38 Equipment, Fixtures and Personal Property. Except as set forth on Schedule 4.1.38, Borrower is the owner of all of the Equipment, Fixtures and Personal Property located on or at each Individual Property, other than any such Equipment, Fixtures and Personal Property which are owned by Tenants or other third parties or which has been leased by Borrower as permitted under the terms of this Agreement under any Leases. All of the Equipment, Fixtures and Personal Property were sufficient to operate each Individual Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.39 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement, the other Loan Documents, or any written statement or document furnished by or on behalf of Borrower in connection with the Loan or pursuant to the terms of this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no material fact known to Borrower which has not been disclosed to Lender and which could reasonably be expected to have an Individual Material Adverse Effect, or which could reasonably be expected to materially and adversely affect the business, operations or condition (financial or otherwise) of Borrower or SPE Constituent Entity, or materially impair Guarantor’s ability to fulfill its obligations under the Guaranty.

4.1.40 Underwriting Representations. Except as set forth on Schedule 4.1.40 or as disclosed in writing to Lender prior to the Closing Date, Borrower hereby represents that it:

(a) has no judgments or liens of any nature against it except for Permitted Encumbrances and tax liens not yet delinquent;

(b) is not involved in any dispute with any taxing authorities (other than, for the avoidance of doubt, appeals of real property taxes in accordance with the terms of this Agreement);

(c) is not, nor has it ever been, a party to any lawsuit, arbitration, summons, or legal proceeding that was still pending (other than those that are covered by insurance and which would not reasonably be expected to have an Individual Material Adverse Effect, an Aggregate Material Adverse Effect or, with respect to Guarantor, materially impair Guarantor’s ability to perform its obligations under the Guaranty) or that resulted in a final judgment against it or its assets or properties that had not been paid in full; and

(d) each amendment and restatement of Borrower’s organizational documents, if any, has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to such amendment or restatement from time to time

4.1.41 MICC Association; Fifth Wellington Association. Each of the MICC Association Documents and Fifth Wellington Association Documents are, as applicable, (a) to Borrower’s knowledge, in full force and effect and (b) have not been amended, restated or otherwise modified other than to the extent that it would not be reasonably expected to have a Material Adverse Effect. As of the date hereof, Borrower has received no written notice of default under the MICC Association Documents or the Fifth Wellington Association Documents and, to the Borrower’s knowledge, there are no material defaults by any other party under the MICC Association Documents or the Fifth Wellington Association Documents, in each case to the extent such default remains uncured and such default would be reasonably expected to have a Material Adverse Effect. All material charges, fees, assessments and reserves, if any, payable by Borrower under the MICC Association Documents and the Fifth Wellington Association Documents (whether annual, monthly, regular, special or otherwise) have been paid to the extent they are due and payable as of the date hereof. Borrower has no knowledge of any material pending assessments which have been called for in writing to which Borrower would be subject under the MICC Association Documents or the Fifth Wellington Association Documents.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower (provided, however, such representations and warranties shall not be deemed remade as of any date after the Closing Date). All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 4.3 ERISA Representations of Lender. Lender represents, warrants and covenants that:

(a) As of the Closing Date and for so long as Lender is holder of all or part of the Loan (i) no portion of the assets used by Lender to fund any portion of the Loan constitutes Plan Assets (unless Lender is relying on an applicable prohibited transaction exemption, the conditions for exemptive relief which are and continue to be satisfied in connection with the transactions contemplated under the Loan Documents), (ii) Lender is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iii) the making of the Loan by Lender and the exercise of Lender’s rights under the Loan Documents is not in violation of any Applicable Similar Law.

(b) With respect to transfers of an interest in the Loan by Lender to a third party (a “Purchaser”), Lender shall for the benefit of Borrower:

(i) obtain from such Purchaser (A) a representation essentially the same as the representation set forth in paragraph (a) of this Section 4.3 (but substituting the term “Purchaser” for the term “Lender” therein) or (B) a representation providing reasonable assurance that the transfer of the interest in the Loan and the holding by Purchaser of such interest for so long as Purchaser holds such interest are exempt from or otherwise not prohibited under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and Applicable Similar Law; or

(ii) transfer such interest through the sale of the Loan to a trust or other entity which would issue securities structured in such manner as would not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and Applicable Similar Law.

ARTICLE V

BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release or assignment of the Liens of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to Borrower and the Properties (and the respective use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy. There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair (normal wear and tear excepted), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender (which notice shall not be required in connection with clause (z) below), Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, (x) the validity of any Legal Requirement, (y) the applicability of any Legal Requirement to Borrower or any Individual Property or (z) any alleged violation of any Legal Requirement, provided that, with respect to the foregoing clauses (x) and (y), (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and any Individual Property; and (f) to the extent that the aggregate amount reasonably determined to cause Borrower’s compliance with such Legal Requirement exceeds $9,000,000 (excluding any amounts required to be paid directly by Tenants), Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender (provided, in no event shall the security requested by Lender be in an amount greater than one hundred percent (100%) of the maximum amount reasonably expected by Lender to be payable in the event such contest is unsuccessful), to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Subject to Section 7.2 hereof and except as otherwise provided in this Section 5.1.2, Borrower shall pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof prior to delinquency; provided, the foregoing obligation to pay Taxes directly with respect to the Properties shall be deemed satisfied for so long as Borrower is making deposits into the Tax and Insurance Reserve Account and complies with the terms and provisions of Section 7.2. Except as otherwise provided in this Section 5.1.2, Borrower shall, not later than ten (10) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that all Taxes and Other Charges that are due and payable at such time have been duly paid by Borrower prior to delinquency (provided, however, that Lender shall have no right to deliver such written request to Borrower during any period that such Taxes and Other Charges are being paid by Lender pursuant to Section 7.2 hereof). Except as provided in the following sentence, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien (other than a Permitted Encumbrance) or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider). After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property (or Borrower pays the same under protest); and (f) to the extent that the aggregate amount at issue exceeds $9,000,000 (excluding any amounts required to be paid directly by Tenants or held by Lender in the Tax and Insurance Reserve Account for Taxes) and a Cash Sweep Period shall then be in effect, Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Lender (provided, in no event shall the security requested by Lender be in an amount greater than one hundred percent (100%) of the maximum amount of such excess that is reasonably expected by Lender to be payable in the event such contest is unsuccessful), to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the related Mortgage being primed by any related Lien. Notwithstanding anything to the contrary, the provisions of this Section 5.1.2 shall not apply with respect to any contest of Taxes or Other Charges to the extent such Taxes or Other Charges are actually paid by Borrower prior to delinquency (including if such payment is made under protest) and Borrower delivers to Lender receipts for payment or other evidence reasonably satisfactory to Lender that such Taxes or Other Charges are actually paid by Borrower prior to delinquency (including if such payment is made under protest).

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, any SPE Constituent Entity or any Individual Property which might materially adversely affect the condition of Borrower, any SPE Constituent Entity (financial or otherwise) or business of any Individual Property.

5.1.4 Access to Properties. Subject to the rights of Tenants, during the continuance of an Event of Default, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice. Except during the continuance of an Event of Default, Lender’s access to the Properties pursuant to any other terms of the Loan Documents, may be reasonably conditioned by Borrower in order to comply with the written policies of Tenants of the applicable Individual Property.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in the condition of Borrower or any SPE Constituent Entity, financial or otherwise, or of the occurrence of any Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully, in a commercially reasonable manner, with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, Borrower, and in accordance with and to the extent required under such Loan Documents.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender, in accordance with the relevant provisions of this Agreement, the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable, actual, out-of-pocket expenses incurred in connection therewith (including reasonable actually incurred attorneys’ fees and disbursements, and the payment by Borrower of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) upon written request, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, in each case to the extent in Borrower’s possession, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith, provided that the foregoing shall not require Borrower to obtain updated appraisals after the Closing Date unless specifically required by the terms of this Agreement;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time;

provided, with respect to each of the foregoing clauses (a), (b) and (c), in no event shall any document, instrument, certificate, assignment or other writing furnished to Lender, or any act, conveyance or assurance given, pursuant to this Section 5.1.9 increase any obligations of Borrower or Guarantor or diminish any rights of Borrower or Guarantor beyond those intended by this Agreement and the other Loan Documents.

5.1.10 Supplemental Mortgage Affidavits. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages (or sufficient funds have been escrowed with the Title Company for such payment). If at any time during the continuance of an Event of Default Lender reasonably determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable recording, stamp and like taxes not having been paid upon the execution and recordation of any Mortgage, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, promptly upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule 1.1(a) annexed hereto) for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the Closing Date and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule 1.1(a) annexed hereto), and Borrower shall, on demand, pay any additional taxes.

5.1.11 Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and Approved Accounting Principles, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than twice in any calendar year (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year commencing with the 2023 Fiscal Year financial statements (which 2023 Fiscal Year financial statements, for the avoidance of doubt, shall cover on a partial year, following the Closing Date and shall be delivered within one hundred twenty (120) days following the end of the 2023 Fiscal Year), a complete copy of Borrower’s (or, at Borrower’s election, any direct or indirect owner of Borrower that owns no significant assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower) (the “Reporting Entity”) unaudited annual financial statements prepared in accordance with Approved Accounting Principles (the “Annual Financial Statements”). Such Annual Financial Statements shall set forth the financial condition and the results of operations for the Reporting Entity (on a combined basis) for such Fiscal Year, and shall include, but not be limited to, Net Operating Income, Commercial Gross Income from Operations, Multifamily Gross Income from Operations, Commercial Operating Expenses and Multifamily Operating Expenses. The Annual Financial Statements shall be accompanied by (i) intentionally omitted, (ii) a current rent roll for each Individual Property, (iii) if reasonably requested by Lender, a schedule detailing the Debt Yield calculation as of each Debt Yield Determination Date as of the last day of such Fiscal Year for the Properties on a combined basis and (iv) an Officer’s Certificate certifying (1) such Annual Financial Statements, including each of the schedules described in the immediately preceding subclause (iii), present fairly the consolidated financial condition and the results of operations of Reporting Entity in all material respects, (2) that Annual Financial Statements have been prepared in accordance with Approved Accounting Principles, (3) as of the date thereof whether, to the applicable officer’s knowledge, there exists an event or circumstance which constitutes a Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such officer has knowledge that an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same and (4) to the extent applicable, unaudited supplementary financial statements for such Fiscal Year reconciling such financial statements with Net Operating Income, Commercial Gross Income from Operations, Multifamily Gross Income from Operations, Commercial Operating Expenses and Multifamily Operating Expenses, which shall be prepared in accordance with this Agreement.

(c) Prior to the Securitization of the entire Loan, provided that Lender has the intent to effectuate a Securitization or is actively pursuing the Securitization of the Loan, if reasonably requested by Lender in connection with Lender’s efforts to effectuate a Securitization and provided that such request is not for a period in excess of six (6) months (in the aggregate during the term of the Loan), Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter following the date of such written request (other than the calendar quarter that ends concurrently with the end of the calendar year), (A) an operating statement in respect of such calendar quarter and a trailing twelve (12) month operating statement (on a combined basis with respect to the Properties, but excluding any periods prior to the Closing Date), noting Net Operating Income, Gross Income from Operations, Operating Expenses and for informational purposes only (and not for purposes of determining whether a Debt Yield Trigger Event has occurred), a schedule detailing the Debt Yield calculation for the Properties on a combined basis and containing a comparison of (I) in respect of the operating statement for such calendar quarter, the same calendar quarter in the immediately preceding calendar year, (II) intentionally omitted, and (III) upon Lender’s request, other information reasonably necessary and sufficient to fairly represent in all material respects the financial position and results of operation of the Properties (on a combined basis) during such calendar quarter and (B) a rent roll for the subject period for each Individual Property. Each such quarterly report shall be prepared on an accrual basis accompanied by an Officer’s Certificate stating that the items provided are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis for the applicable period as well as, where applicable, the financial condition and results of operations of each Individual Property, for the applicable calendar quarter. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with Approved Accounting Principles.

(d) Borrower will furnish, or cause to be furnished, to Lender, on or before sixty (60) days after the end of each calendar quarter (other than a calendar quarter ending concurrently with the end of a Fiscal Year, in which case Section 5.1.11(b) shall apply) commencing with the calendar quarter ending in December, 2022 the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis for the applicable period as well as, where applicable, the financial condition and results of operations of each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject period for each Individual Property, (ii) quarterly and trailing twelve (12) month operating statements prepared for each calendar quarter on an accrual basis, noting Net Operating Income, Gross Income from Operations and Operating Expenses for the Properties (on a combined basis but excluding any period prior to the Closing Date), and, upon Lender’s request, other information reasonably necessary and sufficient to fairly represent in all material respects the financial position and results of operation of the Properties (on a combined basis but excluding any period prior to the Closing Date) during such calendar quarter; and (iii) a calculation reflecting the Debt Yield as determined with respect to each Debt Yield Determination Date during the immediately preceding twelve (12) month period.

(e) For each annual budgeting period following the partial annual budgeting period commencing on the Closing Date, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days after the end of Borrower’s Fiscal Year (the “Budget Submission Date”). In respect of the partial annual budgeting period commencing on the Closing Date, Borrower has submitted the existing Annual Budget to Lender on or prior to the Closing Date. The Annual Budget shall be for informational purposes only, provided that, during any Cash Sweep Period, any new Annual Budget shall be subject to Lender’s written approval if a Cash Sweep Cure Date in respect of such Cash Sweep Period does not occur prior to the Budget Submission Date (each such Annual Budget, an “Approved Annual Budget”), which approval shall not be unreasonably withheld or conditioned and shall be, provided no Event of Default has occurred and is continuing, deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto. For the avoidance of doubt, the Annual Budget in effect as of the commencement of a Cash Sweep Period will be deemed approved and will not require any additional consent or approval from Lender. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Lender shall promptly deliver to Borrower a reasonably detailed description of such objections and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same (provided, that it is acknowledged that any resubmitted Annual Budget pursuant to this sentence shall not be subject to the time frames required in the first sentence of this Section 5.1.11(e)) and shall be, provided, no Event of Default has occurred and is continuing, deemed approved by Lender if the applicable Deemed Approval Requirements have been satisfied with respect to such resubmitted Annual Budget). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget or the Deemed Approval Requirements are satisfied. Until such time that Lender approves (or is deemed to approve) a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, (i) each line item of such Approved Annual Budget shall be increased by an amount equal to the increase in the Consumer Price Index for the immediately preceding year (other than the line items in respect of (x) Taxes, Insurance Premiums, association fees and other expenses, including without limitation utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses, (y) variable operating expenses that are directly related to increased revenues at the Properties, which line items shall reflect the actual expenses therefor and (z) life safety or emergency repairs, which Borrower shall be permitted to make any without the consent of Lender, subject to Section 5.1.21 hereof). Subject to the provisions of Section 5.1.21, in the event that, during any Cash Sweep Period, Borrower proposes to incur an extraordinary operating expense or capital expense that is not consistent with the Approved Annual Budget and does not relate to an Approved Alteration (each an “Extraordinary Expense”), Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

(f) Notwithstanding anything to the contrary contained in this Section 5.1.11, Net Operating Income, Gross Income from Operations, Operating Expenses, Debt Yield calculation, or any other metric defined by the terms of this Agreement, and to be included financial statements delivered to Lender pursuant hereto, shall not be required to be prepared in accordance with Approved Accounting Principles.

(g) Intentionally Omitted.

(h) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, Guarantor’s (or, at Guarantor’s election, any 100% direct or indirect owner of Guarantor that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that owns no assets other than such ownership interest in Guarantor) either (at Guarantor’s election) audited or unaudited financial statements prepared in accordance with Approved Accounting Principles and certified by Guarantor, which shall include an annual balance sheet and profit and loss statement of Guarantor (or, at Guarantor’s election, any 100% direct or indirect owner of Guarantor that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that owns no assets other than such ownership interest in Guarantor). Notwithstanding the foregoing, if Initial Guarantor or any entity comprising Initial Sponsor, a Replacement Affiliate Guarantor, a Replacement Sponsor Guarantor or any Approved Sponsor Entity is the Guarantor, then this Section 5.1.11(h) shall not apply.

(i) If an Excess Cash Flow Guaranty is delivered to Lender pursuant to Section 7.5.2(c) of this Agreement, Borrower shall furnish to Lender, within fifteen (15) Business Days after the end of each calendar month in which the Excess Cash Flow Guaranty remains in effect, an Officer’s Certificate certifying to the amount of Guaranteed Excess Cash Flow as of such date, together with any back-up information with respect to the amount of Guaranteed Excess Cash Flow as may be reasonably requested by Lender.

(j) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form, provided that Borrower may elect to provide the same also in paper form and/or on a data storage device. Subject to Section 9.1.1(b), each of Borrower agrees that Lender may disclose information regarding the Properties and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with a Securitization to such parties requesting such information in connection with such Securitization.

(k) Except as expressly set forth in this Agreement and the other Loan Documents, neither Borrower, nor Guarantor shall have any obligation to furnish to Lender, Servicer or their respective agents or representatives any additional reports, statements or information with respect to the operation of the Properties or the financial affairs of Borrower or Guarantor or any Affiliate Manager.

(l) Notwithstanding anything to the contrary, at any time, Borrower shall have the right, but not the obligation, to provide to Lender (and following a Securitization, the Servicer) updates, supplements, amendments or revisions to all or any portion of the reporting required under this to Section 5.1.11 and any other information relating to the Properties, the Borrower or the performance of the Properties (each, a “Borrower Reporting Update”). In connection with any Securitization, any Servicing Agreement shall provide that the Servicer shall post the financial reporting delivered by Borrower pursuant to this Section 5.1.11 and any Borrower Reporting Updates together with Servicer’s posting of regular quarterly reporting to a Servicer controlled website which can be accessed by holders or prospective investors of the Securities issued in any Securitization, or at Borrower’s election, can be accessed by each Privileged Person (as defined in the Servicing Agreement).

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it or the Permitted Uses as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Properties, and it being understood and agreed that (x) a temporary closure or minimization of operations at the Properties as a result of a Force Majeure event or (y) any action (including, without limitation, ceasing operation or terminating Leases) in connection with a Multifamily Conversion shall, in each case, not be deemed a breach of this covenant. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Borrower shall, at all times during the term of the Loan, continue to own or lease (or Manager, as agent for Borrower, in accordance with the Management Agreement, shall lease) all Equipment, Fixtures and Personal Property which are necessary to operate the Properties in accordance with the Permitted Uses, provided that the foregoing shall not be deemed to prohibit or restrict any Permitted Equipment Transfer.

5.1.13 Title to the Properties. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any Losses incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering one or more Individual Properties is foreclosed in whole or in part or that such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Guarantor or any of their respective constituent Persons or an assignment by Borrower, Guarantor or any of their respective constituent Persons for the benefit of its creditors, Borrower, and their successors or assigns, shall be chargeable with and agree to pay all costs of collection and defense, including reasonable actually incurred attorneys’ fees, costs and expenses, incurred by Lender in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes and interest at the Default Rate.

5.1.15 Estoppel Statement.

(a) After written request by Lender, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, Borrower shall not be required to provide such statement more often than two (2) times in any calendar year.

(b) Upon the written request of Lender (i) prior to the Securitization of the entire Loan (except that this clause shall not apply with respect to any Commercial Tenant for which a estoppel certificate was delivered to Lender by such Commercial Tenant in connection with the origination of the Loan), and (ii) at any time that an Event of Default is continuing (whether the same is continuing prior to or following a Securitization), Borrower shall use commercially reasonable efforts to deliver to Lender tenant estoppel certificates from each Commercial Tenant under any Major Lease, in form and substance substantially similar to the tenant estoppel certificate delivered to such Commercial Tenants in connection with the origination of the Loan or otherwise reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year and provided, further, that Borrower shall use commercially reasonable efforts to provide that any such estoppel shall be addressed to Lender or that Lender shall be entitled to rely on such estoppel.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.5 hereof.

5.1.17 Intentionally Omitted.

5.1.18 Confirmation of Representations. If requested by Lender, Borrower shall deliver, in connection with any Rated Securitization, one (1) or more Officer’s Certificates certifying as to the accuracy in all material respects of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization or, if any of such representations require qualification on such date, setting forth such qualifications in reasonable detail.

5.1.19 Intentionally Omitted.

5.1.20 Leasing Matters.

(a) Any Major Lease, including any amendment, modification or supplement thereto, executed after the Closing Date shall be subject to the approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, without limitation of Borrower’s other rights under this Section 5.1.20, Borrower may without the consent of Lender, grant to any Tenant under any Major Lease (x) rent abatements in respect of up to six (6) months’ rent in the aggregate (a “Rent Abatement”) and (y) rent deferrals or forbearances, provided that such deferred rent is required to be repaid prior to the expiration of the term of such Lease (a “Rent Deferral”). Notwithstanding anything to the contrary set forth herein, Lender’s consent shall not be required in connection with (i) any (a) Non-Commercial Lease or (b) Commercial Lease, in each case that is not a Major Lease (including any amendment, modification, or termination thereof), (ii) any Preapproved Leases, (iii) any Major Lease (or amendment, modification or termination thereof) so long as after giving effect to such Major Lease (or amendment, modification or termination thereof), the Debt Yield is greater than or equal to the applicable Debt Yield Threshold, (iv) any renewals, expansions (with respect to Commercial Leases only, not to exceed Aggregate Square Footage of one hundred forty thousand (140,000) square feet) in the aggregate or extensions of any Lease (including a Major Lease) by any Tenant that is a party to such Lease as of the Closing Date so long as the rental terms pursuant to such Lease are reasonably determined by Borrower to be on market rental terms, (v) immaterial modifications to any Major Lease, including but not limited to modifications that do not (I) shorten the term of the Major Lease, (II) materially reduce the rent or additional rent obligations of the Tenant (taken as a whole) under the Major Lease (provided that a Rent Abatement shall not be considered a material reduction in the obligations of the Tenant for purposes of this clause (II) so long as such Rent Abatement otherwise complies with the limits applicable thereto and a Rent Deferral shall not be considered a material reduction in the obligations of Tenant for purposes of this clause (II)) and/or (III) materially increase the obligations of Borrower under the Major Lease, taken as a whole, (vi) termination of any Major Lease arising from a default by the Tenant thereunder made by Borrower in Borrower’s commercially reasonable judgment, (vii) termination by the applicable Tenant of any Major Lease based upon an express termination right contained in such Major Lease, (viii) any amendment, modification or supplement to any Major Lease or Borrower waiving its rights under a Major Lease, in each case, to the extent the applicable Major Lease requires Borrower to act reasonably in approving such action and such approval under the circumstances would be reasonable in Borrower’s judgment, (ix) any amendment, modification or supplement to any Major Lease solely to remove the cross-default contained within such Major Lease to another Lease with respect to an Individual Property that is being released in accordance with the terms of Section 2.6.1(a)(viii) or (x) Excluded Leases at the Properties. Lender may not condition its approval of any Major Lease (or other leasing matters pursuant to this Section 5.1.20) for which Lender’s consent is required pursuant to this Agreement upon the receipt of any reserves, any free rent, tenant improvements or leasing commissions guaranty, Letter of Credit or any increases to the amount guaranteed by any such guaranty, if any, or covered by any Letter of Credit previously delivered with respect to any free rent, tenant improvements or leasing commissions. Upon request, Borrower shall furnish Lender with executed copies of such Leases as are identified by Lender (including all Leases, if requested by Lender, provided that Borrower shall not be required to deliver copies of all Leases more frequently than one (1) time in any calendar year). All proposed Leases with Affiliates (other than Leases to an Affiliate Manager for space used in connection with the property management of property belonging to Borrower or its Affiliates) or renewals thereof (other than contractual renewal options set forth in an existing Lease) shall be on commercially reasonable terms, shall not contain any terms which would have any materially adverse effect on Lender’s rights under the Loan Documents or the value of the applicable Individual Property and shall be on terms which are substantially similar to those available in an arm’s length transaction with an unrelated party. All Leases executed after the Closing Date shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and, with respect to Commercial Leases only, that the Commercial Tenant under such Commercial Lease agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale (provided, with respect to Commercial Leases only, such Commercial Leases may provide that the foregoing is conditioned upon the delivery by Lender of a subordination, attornment and non-disturbance agreement). Lender, at the request of Borrower and at Borrower’s sole cost and expense, shall enter into a subordination, attornment and non-disturbance agreement with any Tenant after the Closing Date in the form required under the applicable Lease so long as such form is on commercially reasonable terms, or if no such specific form is required, the form attached hereto as Exhibit B or in such other form that is reasonably satisfactory to Lender and such Tenant (provided in each case that Lender shall agree to modifications reasonably required by the applicable Tenant, and on commercially reasonable terms, including, but not limited to, modifications to reflect an obligation on behalf of Lender to release any casualty or condemnation proceeds in connection with any restoration required pursuant to a Lease) (a “Non-Disturbance Agreement”) (other than a Lease to (x) a Tenant which is a Controlled subsidiary of Sponsor, so long as Sponsor Controls Borrower or (y) if Sponsor does not Control Borrower, an Affiliate of Borrower) after the Closing Date. In addition, a statement that following a foreclosure by Lender, Lender shall be subject to any offset, rent abatement or self-help rights which such Tenant may be entitled to assert against the prior landlord pursuant to the terms of the applicable Lease or required by law shall be deemed a commercially reasonable term for purposes of this Section 5.1.20, and Lender may not condition its approval or delivery of any Non-Disturbance Agreement, including with respect to any such offset, rent abatement or self-help rights, upon the receipt of any reserves, any free rent, tenant improvements or leasing commissions guaranty, Letters of Credit or any increases to the amounts guaranteed by any such guaranty, if any, or covered by any Letter of Credit previously delivered with respect to any free rent, tenant improvements or leasing commissions. Lender shall promptly respond, at Borrower’s sole cost and expense, to any request by a Tenant for an amendment to an existing Non-Disturbance Agreement. All actual and reasonable, out-of-pocket costs and expenses of Lender and Servicer in connection with the negotiation, preparation, execution and delivery by Lender and Servicer of any Non-Disturbance Agreement, including, without limitation, reasonable actually incurred attorneys’ fees and disbursements and the current fee being assessed by Servicer in connection therewith, shall be paid by Borrower. Notwithstanding anything to the contrary contained in the Loan Documents, the leasing covenants set forth in this Section 5.1.20, Section 5.2.14 and elsewhere in the Loan Agreement and other Loan Documents shall only apply with respect to Commercial Leases with Commercial Tenants.

(b) Borrower shall, subject to Force Majeure, (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner (which may include rent deferrals and abatements subject, in the case of Major Leases, to the limitations set forth in Section 5.1.20) and (ii) except as otherwise provided in Section 5.2.5 and Section 5.2.14, enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved.

(c) At any time that Lender’s approval is required under this Section 5.1.20, provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

(d) Following a written request from Lender, Borrower shall deliver to Lender written notice of any Rent Deferral and copies of any associated agreements or other documentation within ten (10) Business Days of such written request from Lender.

5.1.21 Alterations.

(a) Borrower shall obtain Lender’s prior written consent to any alterations or improvements to (or demolition of) any Improvements (“Alterations”), including Tenant improvements, which consent shall not be unreasonably withheld, conditioned, or delayed except with respect to Alterations that would reasonably be expected to result in an Individual Material Adverse Effect on the applicable Individual Property. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any (i) repairs based on life safety or emergency conditions or which are required to comply with applicable Legal Requirements, (ii) Preapproved Alterations, (iii) non-structural or decorative work performed in the ordinary course of Borrower’s business, (iv) Alterations, the then remaining cost of which to complete, when taken in the aggregate with the then remaining cost to complete all other Alterations then ongoing that would otherwise require Lender’s prior written consent under this Section 5.1.21 (other than Alterations described in the other subsections of this sentence), is less than the Alterations Threshold Amount; (v) Alterations made pursuant to an Approved Annual Budget; (vi) Alterations with respect to any existing Commercial Lease and Non-Commercial Lease, in each case as of the Closing Date or any Commercial Lease and Non-Commercial Lease, in each case entered into in accordance with the terms and conditions of Section 5.1.20; (vii) Alterations and repairs arising out of a Casualty or Condemnation in accordance with the terms and conditions hereof; (viii) the Required Repairs, (ix) any installation or any other addition of antenna or solar panels at any Individual Property, (x) unit renovations, (xi) amenity upgrades, (xii) any repairs required by the Loan Documents, (xiii) any Alterations made on or to any Undeveloped Land or any Pre-Identified Release Parcel, and (xiv) Alterations made by the applicable Borrower and/or a Tenant in connection with any Multifamily Conversion, and (xv) Alterations made by a Tenant (clauses (i) through (xv), the “Approved Alterations”). At any time that Lender’s approval is required under this Section 5.1.21(a), provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

(b) If the total unpaid amounts due and payable with respect to Alterations requiring Lender’s prior written consent at the Properties in the aggregate (other than such amounts (x) to be paid or reimbursed by Tenants under the Leases, (y) to be paid in respect of Approved Alterations with respect to such Properties and (z) on deposit in the Reserve Accounts and which are permitted to be used for such Alterations in accordance with this Agreement) shall at any time exceed the Alterations Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following with respect to such Alteration exceeding the Alterations Threshold Amount (as applicable, the “Alterations Deposit”): (I) cash, (II) U.S. Obligations, (III) other securities having a rating reasonably acceptable to Lender and in respect of which, at Lender’s option following a Rated Securitization of the Loan, Borrower has obtained a Rating Agency Confirmation from the applicable Rating Agencies, (IV) a completion and performance bond or an irrevocable Letter of Credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or Letter of Credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender or (V) a guaranty executed by Alterations Guarantor in favor of Lender in a form reasonably acceptable to Lender (an “Alterations Guaranty”); provided, that in the event that Borrower elects to deliver an Alterations Guaranty pursuant to this Section 5.1.21(b), if the Additional Insolvency Opinion Condition is satisfied, then Borrower shall deliver an Additional Insolvency Opinion reasonably acceptable to Lender which takes into account such Alterations Guaranty. Each such Alterations Deposit shall be (A) in an aggregate amount equal to the excess of the total unpaid amounts with respect to the applicable Alterations on the applicable Individual Property (other than such amounts (x) to be paid or reimbursed by Tenants under the Leases, (y) to be paid in respect of Approved Alterations with respect to such Properties and (z) on deposit in the Reserve Accounts and which are permitted to be used for such Alterations in accordance with this Agreement) over the Alterations Threshold Amount and (B) disbursed or released, as applicable, from time to time by Lender to Borrower for completion of the Alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, in all material respects, such Officer’s Certificate to be accompanied by copies of invoices paid (or to be paid) in excess of $250,000 and any material licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor to be paid by Borrower that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid or will be paid the amounts then due and payable to such contractor in connection with the funds to be disbursed. Each Alterations Deposit shall (if held in cash) be held by Lender in an interest-bearing account and, until disbursed or released in accordance with the provisions of this Section 5.1.21(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, in all material respects, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $250,000 and any material licenses, permits or other approvals by any Governmental Authority required in connection with Alterations and stating that each contractor providing services in connection with the Alterations has been paid in full or will have been paid in full upon such disbursement, in each case, to the extent not received by Lender in connection with prior disbursement requests.

5.1.22 Operation of Property.

(a) Borrower shall cause the Properties to be operated, in all material respects, in accordance with the applicable Management Agreement. In the event that the applicable Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the applicable Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement for the applicable Individual Property with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the applicable Management Agreement and do all things reasonably necessary (using its prudent business judgment) to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the applicable Management Agreement of which it is aware; and (iii) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the applicable Management Agreement, in a commercially reasonable manner.

5.1.23 PILOT Lease.

(a) Any Individual Borrower (in its capacity as lessee under the applicable PILOT Lease in accordance herewith, the “PILOT Lessee”) shall have the right, without the consent of Lender, to enter into a PILOT Lease with respect to the entirety of such fee interest to provide the applicable PILOT Property with the benefit of an arrangement for payments of lieu of taxes (any such arrangement, a “Permitted PILOT Arrangement”), subject to the following terms and conditions:

(i) At the time the PILOT Lease is entered into, no Event of Default has occurred and is continuing;

(ii) The form of PILOT Lease shall be (x) substantially in the form of a PILOT Lease previously approved by Lender or (y) subject to Lender’s reasonable approval.

(iii) The PILOT Lessee shall enter into a leasehold Mortgage (each, a “PILOT Leasehold Mortgage”) for the benefit of Lender encumbering its leasehold interest under the applicable PILOT Lease (which Mortgage shall also encumber the applicable PILOT Lessee’s fee interest in any property or collateral of the applicable PILOT Lessee that was not deeded to the applicable PILOT Lessor and/or is not subject to the applicable PILOT Lease), which PILOT Leasehold Mortgage shall be (x) substantially in the form of a PILOT Leasehold Mortgage previously approved by Lender (with such modifications as are reasonably required for compliance with applicable law and/or local recording requirements) or (y) such other form of leasehold Mortgage as shall be reasonably acceptable to Lender;

(iv) If customarily provided (in Borrower’s reasonable determination) by the applicable PILOT Lessor or expressly provided for in the PILOT Lease, the proposed PILOT Lessor shall enter into a fee Mortgage or a joinder to the PILOT Leasehold Mortgage encumbering the PILOT Lessor’s fee interest under the PILOT Lease (each a “PILOT Lessor Mortgage”), the form of which shall (x) substantially in the form of a PILOT Lessor Mortgage previously approved by Lender (with such modifications as are reasonably required for compliance with applicable law and/or local recording requirements) or (y) subject to Lender’s reasonable approval;

(v) If the Permitted PILOT Arrangement includes a bond financing, the form of any PILOT Bonds shall be (x) substantially in the form of a PILOT Bonds previously approved by Lender or (y) subject to Lender’s reasonable approval;

(vi) If the Permitted PILOT Arrangement includes a bond financing, all PILOT Bonds issued in connection with a Permitted PILOT Arrangement shall be held at all times by the applicable PILOT Lessee and shall be pledged to Lender pursuant to a pledge agreement (a “PILOT Bond Pledge Agreement”), which proposed PILOT Bond Pledge Agreement shall be (x) substantially in the form of a PILOT Bond Pledge Agreement previously approved by Lender or (y) subject to Lender’s reasonable approval;

(vii) The applicable PILOT Lessee shall provide to Lender (1) a Title Insurance Policy in form and substance reasonably acceptable to Administrative Agent (or an endorsement to the Title Insurance Policy for such PILOT Property delivered to Lender on the Closing Date in form reasonably acceptable to Lender) in the amount of the Allocated Loan Amount for the applicable PILOT Property

(provided such Title Insurance Policy shall be deemed reasonably acceptable to the extent (x) it contains endorsements substantially similar to those contained in Title Insurance Policy for such PILOT Property delivered to Lender on the Closing Date (to the extent such endorsements are applicable to such PILOT Property) and (y) does not contain any title exceptions which (i) are not Permitted Encumbrances, (ii) were not contained in Title Insurance Policy for such PILOT Property delivered to Lender on the Closing Date or (iii) are unrelated to the PILOT Documents) and (2) a legal opinion from Borrower’s counsel in the state where the PILOT Property is located and resolutions of Borrower with respect to the PILOT Leasehold Mortgage, in each case, in substantially the form delivered with respect to the Mortgage for the PILOT Property on the Closing Date (or such other forms as reasonably approved by Lender); and

(viii) Borrower shall pay any and all actual and reasonable out of pocket costs actually incurred in connection with this clause (a) (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes).

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, at any time, a PILOT Lessee shall be permitted, without the consent of Lender, to redeem, terminate or cancel any PILOT Lease and the related PILOT Documents in connection with the acquisition of the fee interest held by the applicable PILOT Lessor in accordance with the terms of the PILOT Lease and the Loan Documents.

(b) Except in connection with a PILOT Lessee’s acquisition of fee title to the fee estate held by a PILOT Lessor in accordance with the terms hereof, such PILOT Lessee shall not, without the prior written consent of Lender, which consent shall not be unreasonably delayed or withheld, surrender the leasehold estate created by the applicable PILOT Lease or terminate or cancel such PILOT Lease or modify, change, supplement, alter or amend such PILOT Lease, in writing in any material respect. Any termination, cancellation, modification, change, supplement, alteration or amendment of any PILOT Document in any material respect without the prior written consent of Lender (to the extent required by this Section 5.1.23) shall be void ab initio and of no force and effect; provided, notwithstanding anything to the contrary herein, Lender’s consent shall not be required in order for Borrower to assign and/or transfer any PILOT Documents to any transferee which acquires a PILOT Property in connection with a Permitted Assumption or an Approved Drop Down (provided that such transferee provides Lender collateral with respect to the applicable PILOT Documents that is substantially similar to the collateral provided by the related Borrower to Lender as of the Closing Date).

(c) If a PILOT Lessee shall default in the performance or observance of any material term, covenant or condition of the applicable PILOT Lease on the part of such PILOT Lessee to be performed or observed beyond all applicable cure and/or notice periods, then, without limiting the generality of the applicable Mortgage, this Agreement and the other Loan Documents, and without waiving or releasing such PILOT Lessee from any of its obligations hereunder, Lender shall have the right (upon written notice to such PILOT Lessee and provided that Borrower shall not have notified Lender or does not notify Lender within ten (10) Business Days of receipt of such request of Lender, that (i) such default has been cured (and provides Lender with reasonably satisfactory evidence of the same), (ii) Borrower intends to release the applicable PILOT Property in accordance with Section 2.6.1, or (iii) Borrower intends to acquire fee title to the fee estate held by a PILOT Lessor in accordance with the terms hereof and the terms of the applicable PILOT Lease) but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the applicable PILOT Lease on the part of such PILOT Lessee to be performed or observed on behalf of such PILOT Lessee, to the end that the rights of such PILOT Lessee in, to and under the applicable PILOT Lease shall be kept unimpaired as a result thereof and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify such PILOT Lessee of the making of any such payment, the performance of any such act or the taking of any such action. In any such event, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, subject to the rights of the applicable PILOT Lessor and the rights of Tenants, the right to enter upon the applicable PILOT Property at any reasonable time, on reasonable written notice and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of such PILOT Lessor. All costs and expenses incurred by Lender to cure or attempt to cure any such default shall be paid by the applicable PILOT Lessee to Lender, within five (5) Business Days after demand, together with interest thereon from the day of such payment at the Interest Rate. If payment is not made within such five (5) Business Day period, such PILOT Lessee shall pay interest thereon from the day such payment is due at the Default Rate. Unless prohibited by applicable Legal Requirements, all sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the applicable Mortgage.

(d) If a PILOT Lessor shall deliver to Lender a copy of any notice of default under any PILOT Lease sent by such PILOT Lessor to the applicable PILOT Lessee, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in accordance with this Section 5.1.23, in good faith, in reliance thereon. Except with respect to the Mortgage, such PILOT Lessee will not subordinate or consent to the subordination of the applicable PILOT Lease to any mortgage, security deed, lease or other interest on or in such PILOT Lessor’s interest in all or any part of any fee interest in the applicable PILOT Property, unless, in each such case, the written consent of Lender shall have been first had and obtained.

(e) In connection with any purchase of the fee interest in any PILOT Property pursuant to the applicable PILOT Lease, such PILOT Lessee shall (i) pay all amounts due under the applicable PILOT Lease, including, without limitation, rent payments and attorneys’ fees, and (ii) request, and use diligent efforts to obtain a quitclaim deed and bill of sale, such that, upon such expiration or termination of the applicable PILOT Lease, such quitclaim deed in favor of such PILOT Lessee shall be recorded in the land records simultaneously therewith. In connection with the acquisition of the fee interest in the applicable PILOT Property by such PILOT Lessee, upon the written request of such PILOT Lessee, Lender agrees to promptly provide a release of all Liens relating to the applicable PILOT Lease.

(f) When a PILOT Lessee becomes the owner of fee title to the applicable PILOT Property upon termination of the PILOT Lease or otherwise, the lien of the applicable Mortgage shall spread to cover such fee title. If reasonably requested by Administrative Agent, such PILOT Lessee agrees, at its sole cost, including without limitation Lender’s reasonable actually incurred attorneys’ fees, to (i) execute all documents reasonably necessary to subject the fee title to the applicable PILOT Property to the lien of the Mortgage; (ii) to the extent the Title Insurance Policy did not the insure the same as of the Closing Date, provide to Lender a title insurance policy insuring that the lien of the Mortgage is a first lien on such fee title (or an endorsement to the Title Insurance Policies) and (iii) solely to the extent a new Loan Document is delivered pursuant to clause (i), deliver a due authority, execution and enforceability opinion reasonably acceptable to Administrative Agent with respect to such Loan Document.

(g) Each PILOT Lessee shall: (i) subject to Section 5.1.23(a), pay all sums required to be paid by such PILOT Lessee under and pursuant to the applicable PILOT Lease, as and when such payment is payable, (ii) perform and observe all of the terms, covenants and conditions of the applicable PILOT Lease on the part of such PILOT Lessee to be performed and observed in all material respects and (iii) promptly notify Lender of the receipt by any PILOT Lessee of any written notice claiming the occurrence of any default under any PILOT Lease and promptly upon receipt thereof, each PILOT Lessee shall deliver to Lender a copy of any such written notice (and such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon and in accordance with this Section 5.1.23) and (iv) enforce all of the obligations of each other party under the applicable PILOT Lease in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved. Notwithstanding anything to the contrary contained herein, Lender acknowledges that all payments under any PILOT Bond may be made by Borrower via ledger or book entry only.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, no Rating Agency Confirmation shall be required in connection with any Permitted PILOT Arrangement or any related PILOT Documents or any transaction contemplated by this Section 5.1.23.

5.1.24 Intentionally Omitted.

5.1.25 Updated Appraisals. During the continuance of an Event of Default, Lender may commission (or Lender may request that Borrower commission directly) an updated appraisal of one or more of the Properties then remaining subject to the Lien of a Mortgage. Borrower shall pay directly or promptly reimburse Lender for, as applicable, the reasonable and actual out-of-pocket costs and expenses of obtaining all such updated appraisals.

5.1.26 Principal Place of Business, State of Organization. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements (which financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect), security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in each Individual Property as a result of any change in its principal place of business or place of organization. Borrower shall cause its principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, to continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If any Borrower does not now have an organizational identification number and later obtains one, such Borrower promptly shall notify Lender of such organizational identification number. Borrower shall at all times remain (x) a Delaware limited liability company, (y) a Delaware limited partnership with partners, one limited partner that is a single-member Delaware limited liability company and one general partner that is a Delaware limited liability company that is wholly owned by the single-member Delaware limited liability company that is the limited partner, or (z) a Delaware limited partnership with two partners, one limited partner that is a Delaware limited partnership and one general partner that is a Delaware limited liability company that is wholly owned by the single-member Delaware limited partnership that is the limited partner.

5.1.27 Embargoed Person. Borrower shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any SPE Constituent Entity and Guarantor shall constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, any SPE Constituent Entity or Guarantor, as applicable, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any SPE Constituent Entity or Guarantor, as applicable, shall be derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure.

5.1.28 Special Purpose Entity/Separateness. (a) Borrower shall not engage in any business other than (i) as set forth in clause (i) of the definition of “Special Purpose Entity”, (ii) entering into financing and refinancing of the Properties as permitted by this Agreement and (iii) transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing. No SPE Constituent Entity shall engage in any business other than (i) acting as general partner of the limited partnership that owns any one or more Individual Properties or acting as a member of the limited liability company that owns any one or more Individual Properties, as applicable and (ii) transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing.

(b) Borrower shall not have any Indebtedness other than as set forth in clause (xxiii)(I) of the definition of “Special Purpose Entity”; provided, however, that this covenant shall not require any owner, partner or member of Borrower to make capital contributions or loans to Borrower. Each SPE Constituent Entity shall have no Indebtedness other than (i) liabilities of such SPE Constituent Entity as a general partner and/or limited partner of a limited partnership including, with respect to the Previously-Owned Property Borrower, the Previously-Owned Property, in the capacity as such and (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Borrower in which it holds an interest in and routine administration of the Borrower in which it holds an interest in, provided that (x) the outstanding liabilities at any time shall not exceed $25,000.00 and (y) such liabilities are normal and reasonable under the circumstances; provided, however, that this covenant shall not require any shareholder, owner, partner or member of an SPE Constituent Entity to make capital contributions or loans to any such entity. Without limiting the foregoing, Borrower shall not incur any PACE Debt without the prior written consent of Lender in its sole discretion.

(c) Neither Borrower nor any SPE Constituent Entity shall assume or guaranty or become obligated for the debts of any Person, pledge its assets for the benefit of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person (other than with respect to any Borrower, another Borrower).

(d) Borrower and each SPE Constituent Entity shall each be and continue to be a Special Purpose Entity.

(e) Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion. Borrower covenants that, in connection with any Additional Insolvency Opinion, it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(f) Borrower shall provide Lender with five (5) Business Days’ prior written notice prior to the removal of an Independent Director or Independent Manager of Borrower or any SPE Constituent Entity and Borrower shall not remove any such Independent Director or Independent Manager without Cause (as defined in the organizational documents of Borrower or such SPE Constituent Entity, as applicable).

5.1.29 Access Laws. Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower of any material violations or written allegations of alleged material violations of any Access Laws and of the commencement of any governmental or judicial proceedings or investigations which relate to compliance with any such Access Laws.

5.1.30 Required Repairs. Borrower shall use commercially reasonable efforts to perform (or cause the performance of) the immediate repairs at the Properties as set forth on Schedule 5.1.30 (the “Required Repairs”) within twelve (12) months of the Closing Date. Upon Lender’s request, Borrower shall provide evidence reasonably acceptable to Lender of the completion of such Required Repairs, provided, that in no event shall Borrower be required to provide evidence of completion for any repair the estimated cost of which is less than $20,000 (as set forth in the applicable Property Condition Report).

5.1.31 Multifamily Conversion. Notwithstanding anything to the contrary contained in the Loan Documents, so long as at the time of the commencement of such Multifamily Conversion (as defined below), no Event of Default has occurred and is continuing, Borrower shall have the right to convert all or any portion of each Individual Property set forth on Schedule 5.1.31 (the Individual Property (or portion thereof) undergoing a Multifamily Conversion (as hereinafter defined), the “Multifamily Conversion Properties”) into a multifamily property (such conversion, a “Multifamily Conversion” and such Multifamily Conversion Property upon the substantial completion (other than punch list items) of the Improvements related to the Multifamily Conversion in all material respects free of all liens (other than Permitted Encumbrances) and in accordance with all Legal Requirements in all material respects, a “Multifamily Property”); provided, that (x) in no instance shall Borrower be permitted to be proceeding simultaneously with more than five (5) Multifamily Conversions and (y) on or prior to the completion of the Multifamily Conversion, Borrower shall enter into a Replacement Management Agreement with a Multifamily Qualified Manager in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, Borrower may elect for any Multifamily Conversion to occur in phases or in part, pursuant to which certain Improvements located on the applicable Individual Property undergoing a Multifamily Conversion may be converted to multifamily use (i) either prior to the other Improvements on such Individual Property being so converted or (ii) without the other Improvements on such Individual Property being converted (either such partial conversion, a “Phased Multifamily Conversion”).

5.1.32 MICC Association and Fifth Wellington Association. Borrower covenants and agrees that:

(a) it will comply in all material respects with all of the terms, covenants and conditions on its part to be complied with, pursuant to the MICC Association Documents and/or the Fifth Wellington Association Documents and any rules and regulations that may be adopted for the MICC Association and/or the Fifth Wellington Association Documents, as applicable, as the same shall be in force and effect from time to time (except for violations or defaults that would not reasonably be expected to result, in an Aggregate Material Adverse Effect or Individual Material Adverse Effect); and

(b) it will not, without the prior written consent of the Lender, except as expressly permitted pursuant to this Agreement, take any action to terminate the MICC Association or the Fifth Wellington Association or withdraw any Individual Property from the MICC Association or the Fifth Wellington Association.

Notwithstanding anything to the contrary contained herein, to the extent any Individual Borrower releases any Individual Property subject to the MICC Association or the Fifth Wellington Association in accordance with the provisions of Section 2.6, this Section 5.1.32 shall no longer apply with respect to such Individual Property or such Individual Borrower from and after the date of such release and after the release of all applicable Individual Properties, this Section 5.1.32 shall be of no further force or effect.

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgages in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld) and except with respect to an Individual Property in connection with the release of such Individual Property in accordance with this Agreement: (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as (A) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement (provided that, in the event that such Qualified Manager is an Affiliate of Borrower or Guarantor, at the written request of Lender, Borrower shall deliver an acceptable Additional Insolvency Opinion covering such Qualified Manager if such Qualified Manager was not covered by the Insolvency Opinion) or (B) the proposed replacement manager is a Person that is under common Control with Existing Manager; (ii) reduce or consent to the reduction of the term of the Management Agreement other than in connection with a Multifamily Conversion; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement in a manner that would reasonably be expected to have an Individual Material Adverse Effect other than in connection with a Multifamily Conversion, (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in a manner that would reasonably be expected to have an Individual Material Adverse Effect or (v) enter into an agreement or amendment that provides that the base management fee under any Management Agreement exceeds, with respect to each Individual Property, the greater of (x) three percent (3.0%) of the Gross Income from Operations attributable to such Individual Property or (y) the Individual Management Fee Cap; provided, however, that Lender hereby agrees that none of clauses (i) through (v) shall apply in connection with a Multifamily Conversion. Notwithstanding anything to the contrary contained in the Loan

Documents if (A) elected by Borrower (and subject to Borrower’s right to revoke or rescind such election by notice to Lender) and (B) the Capped Actual Management Fee Condition shall have been satisfied, such base management fee shall be subject to the Affiliate Management Fee Subordination Condition. In no instance shall Borrower pass-through any management fees to any Tenant in excess of the amount permitted under the related Lease. Notwithstanding anything to the contrary contained in the Loan Documents, Borrower may, without consent of Lender, modify, change, supplement, alter, amend or grant a waiver under a Management Agreement in connection with a Multifamily Conversion and/or to the extent the Management Agreement after giving effect to such modification, change, supplement, alteration or modification, as applicable, would qualify as a Replacement Management Agreement.

5.2.2 Liens; Utility and Other Easements. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

(b) Notwithstanding anything to the contrary herein, Borrower may, without the consent of Lender, (i) Transfer immaterial portions of any one or more Individual Properties, including, without limitation, to Governmental Authorities for dedication or public use or in connection with a Condemnation proceeding, or to third parties for private use as roadways or for access, ingress or egress, or (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business (or otherwise in connection with a Condemnation proceeding) for use, access, parking, water and sewer lines, telephone and telegraph lines, gas or electric lines, telecommunications leases, fiberoptic lines and other utilities, provided that no such grant, conveyance or encumbrance shall materially impair the utility and operation of the affected Individual Property or have an Individual Material Adverse Effect on such Individual Property (an “Immaterial Transfer/Release”). In connection with any Immaterial Transfer/Release, if requested by Borrower, Lender shall execute and deliver any instrument necessary or reasonably appropriate and in the form reasonably acceptable to the Lender evidencing its consent to such Immaterial Transfer/Release (and, in the case of any such Transfer as described in the preceding subclause (i), a release of such portion of the Individual Property from the Lien of the applicable Mortgage and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the Lien of the Mortgage encumbering the affected Individual Property to such easement, covenant, reservation or right-of-way) upon receipt by Lender of (and without satisfaction of any other condition):

(A) ten (10) days’ prior written notice thereof;

(B) a copy of the easement, covenant, reservation, right of way or other transfer document;

(C) an Officer’s Certificate stating (I) with respect to any Transfer as described in the preceding subclause (i) above, the consideration, if any, being paid for the Transfer and (II) that such Transfer, easement, covenant, reservation or right of way does not have an Individual Material Adverse Effect on the applicable Individual Property; and

(D) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of Lien or instrument of subordination), including reasonable attorneys’ fee and expenses and the current fee being assessed by the Servicer in an amount not to exceed $2,000.

(c) If Borrower shall receive any consideration in connection with an Immaterial Transfer/Release, Borrower shall have the right to use any such consideration in connection with any Alterations performed in connection with such Immaterial Transfer/Release, provided that, to the extent any such consideration is not used in connection with such Alterations (or any such consideration exceeds the amount required to perform such Alterations), Borrower shall promptly deposit the consideration or such excess amount, as the case may be, into the Lockbox Account.

(d) Notwithstanding the foregoing provisions of this Section 5.2.2, if the Loan is included in a REMIC Trust and if immediately after giving effect to a release of any portion of the Lien (on an Individual Property or any portion of an Individual Property) following a release in accordance with the terms and conditions of this Section 5.2.2 (but taking into account any proposed Restoration on the remaining Individual Property), the Loan-to-Value Ratio is greater than 125%, the Borrower must pay down the principal balance of the Loan by an amount not less than the least of the following amounts: (i) the Net Proceeds plus the net proceeds of any arm’s-length sale of the property to an unrelated Person, (ii) the fair market value (as determined in accordance with the definition of “Loan-to-Value Ratio”) of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to such release, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien.

5.2.3 Dissolution; Amendment of Organizational Documents. Borrower shall not, without obtaining the consent of Lender (a) engage in any dissolution, liquidation, Division, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, development, improvement, leasing, financing, management, maintenance and operation of the Properties, except as set forth in subsection (i) of the definition of “Special Purpose Entity” or the Permitted Uses, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents if such modification or amendment (1) affects any of the “Special Purpose Provisions”, as defined in the related organizational documents, (2) affects any provision or definition on which any opinion of counsel delivered to Lender in connection with the Loan is based (or any assumption contained in such opinion of counsel) or (3) would reasonably be expected to result in an Aggregate Material Adverse Effect or Individual Material Adverse Effect or its qualification and good standing in any jurisdiction or change its state of organization from Delaware to any other state or (e) cause or permit any SPE Constituent Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPE Constituent Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of such SPE Constituent Entity if such modification or amendment (1) affects any of the “Special Purpose Provisions”, as defined in the related organizational documents, (2) affects any provision or definition on which any opinion of counsel delivered to Lender in connection with the Loan is based (or any assumption contained in such opinion of counsel) or (3) would reasonably be expected to result in an Aggregate Material Adverse Effect or Individual Material Adverse Effect, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change in Business. Borrower shall not enter into any line of business other than as set forth in clause (i) of the definition of “Special Purpose Entity” (and any ancillary business related to such activities), or make any material change in the scope or nature of its business objectives, purposes or operations if such change would cause the use of the applicable Individual Property to no longer be a Permitted Use, or undertake or participate in activities other than the continuance of its present business or the Permitted Uses. Nothing contained in this Section 5.2.4 shall be deemed to apply to any Transfers, and for the avoidance of doubt, the rights of Borrower to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with Section 5.2.14 hereof or, provided that no Event of Default is then continuing, forgiveness in the ordinary course of Borrower’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Major Lease, the amount of Rent so forgiven is less than the aggregate amount of six (6) months’ basic Rent under such Major Lease) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Except (i) in connection with a Multifamily Conversion or (ii) as would not have an Individual Material Adverse Effect on an Individual Property or in connection with the release of any Release Parcel/Rights in accordance with the terms and conditions of Section 2.6.2 hereof or a Portfolio Release Property in accordance with the terms and conditions of Section 2.6.1(a)(xi) hereof, Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property, in each case, if such action would be reasonably likely to result in an Individual Material Adverse Effect with respect to the applicable Individual Property, without the prior written consent of Lender. Lender shall use commercially reasonable efforts to respond within fifteen (15) Business Days to any request for consent from Borrower under this Section 5.2.6, provided, however, if Lender shall fail to use such commercially reasonable efforts and/or shall fail to so respond within such fifteen

(15) Business Day period, in no instance shall the same be deemed to constitute Lender’s consent to such request. Notwithstanding the provisions of this Section 5.2.6 or Section 2.6.2, Borrower shall have the right without consent of Lender to submit to any Governmental Authority an application for subdivision or lot split and to consummate such subdivision or lot split with respect to any Individual Property in anticipation of the release of any Release Parcel/Rights or Portfolio Release Property so long as, (i) Borrower shall not take any action that would reasonably be expected to result in the Individual Property which will remain collateral for the Loan becoming a non-conforming use under applicable Legal Requirements and (ii) any release of any Release Parcel/Rights shall be conditioned on Borrower’s compliance with Section 2.6.2 and any release of a Portfolio Release Property shall be conditioned on Borrower’s compliance with Section 2.6.1(a)(xi) and Section 2.6.1(e). Notwithstanding anything in the contrary herein, Borrower may, without consent from or notice to Lender, enter into deed restrictions and agreements restricting the use of an Individual Property to its current use if and to the extent required by applicable Legal Requirements, provided that such restrictions and agreements are not reasonably expected to result an Individual Material Adverse Effect on the applicable Individual Property. Notwithstanding anything to the contrary, this Section 5.2.6 shall not restrict any commencement of any zoning discussions, procedures or proceedings with respect to the use of any Individual Property, provided that such action does not result in a change to the use of such Individual Property or any zoning reclassification with respect to such Individual Property, in each case, that would result in such Individual Property no longer being operated as a Permitted Use for so long as it is collateral for the Loan.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8 Principal Place of Business and Organization. Borrower shall not change (or permit any other Person to change) its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or form of entity unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s form of entity, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Borrower shall not change (or permit any Person to change) the place of its organization without the consent of Lender, which consent shall not be unreasonably withheld.

5.2.9 Intentionally Omitted.

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members and (if Borrower is a trust) beneficial owners, as applicable, and principals of Borrower in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Properties.

(b) Except (i) to the extent otherwise set forth in this Section 5.2.10, (ii) with respect to the release of one or more Individual Properties or any portion thereof (and related collateral) in accordance with this Agreement and (iii) to the extent such Transfer constitutes a Permitted Transfer or Permitted Debt, without the prior written consent of Lender, Borrower shall not and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (x) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant purchase options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein, (y) permit a Sale or Pledge of an interest in any Restricted Party or (z) Borrower entering into, or causing the Property to be subject to, any PACE Debt. Any Transfer made without Lender’s prior written consent (to the extent that such consent is required pursuant to this Section 5.2.10) shall be null and void. Notwithstanding anything to the contrary contained herein, Lender’s receipt of a Rating Agency Confirmation shall not be required in connection with any Transfer that is permitted hereunder, including, without limitation, any Permitted Transfer, Permitted Assumption, Controlling Interest Transfer or Public Sale or the replacement of any Guarantor or Ancillary Guarantor in connection therewith that is consummated in accordance with the terms of this Agreement and the terms of the Guaranty or Ancillary Guaranty, as applicable.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell an Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or substantially all of an Individual Property to a third party for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any Division, merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership, any Division, merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any Division, merger or consolidation or the change, removal, resignation or addition of a member or a non-member manager (other than an Independent Director or Independent Manager that is a springing member in accordance with the terms and conditions hereof) or the Sale or Pledge of the membership interest of a member (other than an Independent Director or Independent Manager that is a springing member in accordance with the terms and conditions hereof) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of membership interests or the creation or issuance of new membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of this Section 5.2.10 the following Transfers shall not require any notice to Lender (unless Borrower is required to deliver any Additional Insolvency Opinion or satisfy any “know your customer” compliance screening as expressly required below) or the consent of Lender or the payment of any transfer fee:

(i) The Sale or Pledge, in one or a series of Transfers, of the direct or indirect equity interests in Borrower or direct or indirect interests in any Restricted Party (excluding, so long as any Mezzanine Loan is outstanding, the direct interests in Borrower or any SPE Constituent Entity); provided, that, (A) after giving effect to such Sale or Pledge (and in the case of a Sale or Pledge that is a pledge for security purposes otherwise permitted hereunder, any subsequent foreclosure thereon (other than a Pledge Foreclosure)), one or more Approved Control Parties (x) shall individually or collectively, directly or indirectly, own the applicable Required Ownership Interest, and (y) individually or collectively, Control Borrower and Mezzanine Borrower, (B) intentionally omitted, (C) intentionally omitted, (D) no Individual Borrower, any Mezzanine Borrower, SPE Constituent Entity or any SPE Constituent Entity (as defined in the Mezzanine Loan Agreement) shall fail to be a Special Purpose Entity by reason of such Sale or Pledge, (E) for so long as the Loan or any Mezzanine Loan shall remain outstanding (I) no pledge of any direct interests in any Restricted Pledge Party shall be permitted (other than pledges securing the Loan or the Mezzanine Loan), except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Properties and (II) no Restricted Pledge Party shall issue preferred equity that has any of the characteristics of debt (such as a fixed maturity date, pledged ownership interests as security, regular payments of interest, a fixed rate of return or rights of the equity holder to demand repayment of its investment) and (F) with respect to any transferee that, as a result of such Transfer, will hold a 20% or greater direct or indirect interest in, or Control, Borrower (and such transferee owned less than 20% of the direct or indirect interest in Borrower or did not Control Borrower immediately prior to such Transfer), Lender shall receive notice of such transfer (provided, however, the failure to provide such notice shall not constitute an Event of Default) and shall receive KYC Searches with respect to such transferee. Notwithstanding anything to the contrary contained in the Loan Documents, no consent of Lender shall be required in connection with (i) any foreclosure of any pledge of an indirect equity interest in Borrower or (ii) the exercise of remedies or acquisition of Control by a provider of preferred equity or debt to an indirect owner of Borrower, in each case, that is permitted by this Agreement (a “Pledge Foreclosure”) that may or may not result in a change of Control of Borrower and no assumption fee shall be payable in connection therewith; provided that (x) the foreclosing party or the party acquiring Control of Borrower or exercising remedies is an Eligible Assignee that is able to remake the applicable representations set forth in Section 4.1.35 and is able to comply with Borrowers’ covenants set forth in Section 5.1.27 and (y) Lender shall receive notice of such transfer (provided, however, the failure to provide such notice shall not constitute an Event of Default) and shall have the right to receive the KYC Searches with respect to any Person that holds a twenty percent (20%) or greater direct or indirect interest in, or Controls, Borrower following such Pledge Foreclosure (and such transferee owned less than twenty percent (20%) of the direct or indirect interest in Borrower or did not Control Borrower immediately prior to such Pledge Foreclosure). If after giving effect to any such sale, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in Borrower and/or any SPE Constituent Entity are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower and/or such SPE Constituent Entity, as applicable, as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Rated Securitization, the Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, (x) no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity or by and among any Excluded Entity and (y) subject to sub-clause (I) above, no Restricted Pledge Party (other than Borrower or the Mezzanine Borrower) shall be restricted from any Sale or Pledge of its direct or indirect assets; provided such direct or indirect assets are not encumbered (or required to be encumbered) by the Loan or the Mezzanine Loan. In connection with a Controlling Interest Transfer or any other Transfer (including, for the avoidance of doubt, without limitation, a Pledge Foreclosure), the result of which is that Guarantor or any Ancillary Guarantor, as applicable, no longer owns a direct or indirect interest in or is no longer an Affiliate of Borrower (individually or collectively as the context requires, the “Exiting Guarantor”), Exiting Guarantor shall be released as a guarantor under the (I) Guaranty for any acts occurring from and after such Transfer; provided that a Guaranty Assumption occurs with respect to the Guaranty (the “Non-Recourse Assumption”), (II) Rate Cap Reserve Guaranty (if any) provided that (x) Borrower shall pay to Lender an amount equal to all amounts guaranteed under the Rate Cap Reserve Guaranty as of such date which amounts shall be deposited by Lender into the Rate Cap Reserve Account or (y) a Guaranty Assumption occurs with respect to the Rate Cap Reserve Guaranty (the “Rate Cap Guaranty Assumption”), (III) Alterations Guaranty (if any), provided that (x) Borrower shall pay to Lender an amount equal to all amounts guaranteed under the Alterations Guaranty as of such date which amounts shall be held by Lender as the Alterations Deposit or (y) a

Guaranty Assumption occurs with respect to the Alterations Guaranty (the “Alterations Guaranty Assumption”), (IV) Excess Cash Flow Guaranty (if any), provided that (x) Borrower shall pay to Lender an amount equal to all amounts guaranteed under the Excess Cash Flow Guaranty as of such date which amounts shall be deposited by Lender into the Excess Cash Flow Reserve Account or (y) a Guaranty Assumption occurs with respect to the Excess Cash Flow Guaranty (the “Excess Cash Flow Guaranty Assumption”), (V) the Reserve Guaranty (if any), provided that (x) Borrower shall pay to Lender an amount equal to all amounts guaranteed under the Reserve Guaranty as of such date which amounts shall be deposited by Lender into the Unfunded Obligations Reserve Account or (y) a Guaranty Assumption occurs with respect to the Reserve Guaranty (the “Reserve Guaranty Assumption”), and (VI) Debt Yield Trigger Cure Guaranty (if any), provided that, at the election of Borrower, (v) Borrower shall pay to Lender an amount equal to all amounts guaranteed under the Debt Yield Trigger Cure Guaranty as of such date (the “DY Guaranty Amount”) to be applied as a prepayment of the Loan, (w) Borrower shall pay to Lender an amount equal to the DY Guaranty Amount to be held by Lender as Debt Yield Cure Collateral in accordance with the definition thereof, (x) Borrower delivers to Lender a Letter of Credit in an amount equal to the DY Guaranty Amount to be held by Lender as Debt Yield Cure Collateral in accordance with the definition thereof, (y) Borrower shall pay to Lender an amount equal to the DY Guaranty Amount which shall be deposited by Lender into the Cash Management Account at which point a Debt Yield Trigger shall be deemed to exist until a Debt Yield Trigger Event Cure has taken place or (z) a Guaranty Assumption occurs with respect to the Debt Yield Trigger Cure Guaranty (the “Debt Yield Trigger Cure Guaranty Assumption”), with the conditions set forth in clauses (I) through (VI) above being referred to herein as the “Guaranty Release Conditions”, and the release of the applicable Guarantor or Ancillary Guarantor being referred to herein as the “Guarantor Release”. Each Guarantor Release shall be effective automatically upon satisfaction of the applicable Guaranty Release Conditions, but Lender agrees to provide written evidence thereof, at Borrower’s sole cost and expense, if the same is reasonably requested by Borrower.

(ii) A Public Sale; provided that (A) if after giving effect to any such Public Sale, more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in Borrower and/or any SPE Constituent Entity are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interest in Borrower and/or such SPE Constituent Entity, as applicable, as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, to the extent a Rated Securitization has occurred, the Rating Agencies, (B) Borrower and any SPE Constituent Entity shall not fail to be a Special Purpose Entity by reason of such Public Sale and (C) with respect to any transferee that, as a result of such transfer, will hold a 20% or greater direct or indirect interest in, or Control, Borrower (and such transferee owned less than 20% of the direct or indirect interest in Borrower or did not Control Borrower immediately prior to such Public Sale), Lender shall receive KYC Searches with respect to such transferee. Upon completion of any such Public Sale subject to and in accordance with the provisions of this Section 5.2.10(d)(ii), Borrower shall have the right to cause the Non-Recourse Guaranty Assumption, the Rate Cap Guaranty Assumption, the Alterations Guaranty Assumption, the Excess Cash Flow Guaranty Assumption and/or the Reserve Guaranty Assumption and each Guarantor Release shall be effective automatically upon satisfaction of the applicable Guaranty Release Conditions and Lender agrees to provide written evidence of such Guarantor Release if the same is reasonably requested by Borrower. Following any Transfer in accordance with this Section 5.2.10(d)(ii), the Qualified Public Company shall be deemed to be an Excluded Entity. For purposes of clarity, the provisions of Section 5.2.3 and this Section 5.2.10 shall not restrict the Qualified Public Company or Public Vehicle (or any direct or indirect owner of the Qualified Public Company or Public Vehicle, but excluding any Borrower, Mezzanine Borrower or any SPE Constituent Entity) from effectuating a restructuring and such Qualified Public Company or Public Vehicle (or any direct or indirect owner of the Qualified Public Company or Public Vehicle, but excluding any Borrower, Mezzanine Borrower or any SPE Constituent Entity) shall be permitted to effectuate a restructuring, including amending or modifying its organizational documents, intercompany commercial arrangements or governance including any amendments or modifications reasonably determined by such Qualified Public Company or Public Vehicle to be required to satisfy stock exchange, quotation system listing or trading requirements. Notwithstanding anything to the contrary contained herein, Lender’s receipt of a Rating Agency Confirmation shall not be required in connection with a Public Sale.

(iii) A pledge made by Mezzanine Borrower to secure the applicable Mezzanine Loan in accordance with the Mezzanine Loan Documents or any Foreclosure thereof and/or exercise of rights and/or remedies under the Mezzanine Loan Documents.

(iv) Permitted Transfers.

(e) In addition to Borrower’s other rights expressly permitted under this Section 5.2.10, (i) a Transfer of all of the Properties to a new borrower or borrowers (“Transferee”), which, if any Mezzanine Loan is outstanding, shall be directly and/or indirectly wholly-owned by the “Transferee” (as defined in the Mezzanine Loan Agreement) or (ii) a Transfer of Controlling interests in the Mezzanine Borrower or, if no Mezzanine Loan is then outstanding, Borrower (a “Controlling Interest Transfer”), and in each instance provided that the same do not otherwise constitute a Permitted Transfer or are otherwise permitted by Section 5.2.10(d) shall each be permitted without Lender’s consent (each, a “Permitted Assumption”); provided, (x) no Permitted Assumption shall occur until the earlier of (I) sixty (60) days after the first Securitization of the Loan and (II) one hundred twenty (120) days after the Closing Date, (y) that Lender receives thirty (30) days’ prior written notice of such Permitted Assumption and (z) no Event of Default has occurred and is continuing at the time the Permitted Assumption is consummated. Notwithstanding anything to the contrary contained in the Loan Documents, Lender’s receipt of a Rating Agency Confirmation shall not be required in connection with a Permitted Assumption. In connection with any Permitted Assumption pursuant to this Section 5.2.10(e), Borrower shall be required to satisfy the following:

(i) Borrower shall pay Lender a fee equal to Lender’s Allocation of $250,000.00 at the time such Permitted Assumption is consummated; provided that such fee shall not be payable (x) if such Permitted Assumption is to an Approved Sponsor Entity or any Affiliate thereof or any other entity directly or indirectly Controlled by Blackstone Inc. or (y) if following such Permitted Assumption, one or more Approved Sponsor Entities will, individually or collectively with a Qualified Transferee, Control Borrower;

(ii) Borrower shall pay any and all reasonable out of pocket costs incurred by Lender in connection with such Permitted Assumption (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes);

(iii) After giving effect to the Permitted Assumption, one or more Permitted Assumption Parties must, individually or collectively, (x) own, directly or indirectly, the applicable Required Ownership Interest, and (y) Control Borrower or Transferee;

(iv) With respect to a Transfer of the Properties, if applicable, Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all material respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(v) After giving effect to the Permitted Assumption, Transferee and Transferee’s SPE Constituent Entities or, in the case of a Controlling Interest Transfer, Borrower and each SPE Constituent Entity must be able to make all of the representations set forth in Sections 4.1.30 and 4.1.35, and perform all of the covenants set forth in Sections 5.1.27 and 5.1.28 of this Agreement, no Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s SPE Constituent Entities shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender, and (B) all certificates and agreements necessary to evidence the Permitted Assumption and any due formation, execution enforceability legal opinions reasonably required by Lender;

(vi) Intentionally omitted;

(vii) If the Permitted Assumption is accomplished by a deed or conveyance of the Properties, rather than an assignment of all of Guarantor’s or a Restricted Party’s interest in Borrower, Borrower shall deliver, at its sole cost and expense, an endorsement to each Title Insurance Policy, as modified by the assumption agreement, confirming the Lien of the Mortgages as a valid first lien on all of the Properties and naming the Transferee as owner of all of the

Properties, which endorsements shall insure that, as of the date of the recording of the assumption agreement, the applicable Individual Property shall not be subject to any additional exceptions or Liens other than those contained in the applicable Title Insurance Policy issued on the Closing Date and the Permitted Encumbrances;

(viii) Each Individual Property shall be managed by Qualified Manager (and, if the Qualified Manager managing any one or more Individual Properties prior to the Transfer is being replaced, the replacement Qualified Manager shall manage such Individual Properties pursuant to a Replacement Management Agreement);

(ix) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion in respect of such Transfer in form and substance reasonably satisfactory to Lender which opinion may be relied upon by Lender and the Rating Agencies with respect to the proposed Transfer;

(x) Lender shall receive KYC Searches with respect to any Person that will as of the date of the Permitted Assumption hold a 20% or greater direct or indirect interest in, or Control, the Transferee or, in the case of a Controlling Interest Transfer, Borrower (and such Person owned less than 20% of the direct or indirect interest in Borrower or did not Control Borrower immediately prior to such Permitted Assumption); and

(xi) To the extent the Mezzanine Loan is outstanding, Mezzanine Borrower shall have complied with the requirements of Section 5.2.10(e) of the Mezzanine Loan Agreement.

Immediately upon the consummation of a Permitted Assumption pursuant to this Section 5.2.10(e), then (I) each Borrower (other than with respect to a Controlling Interest Transfer) shall be released from all liability under this Agreement, the Note, the Mortgages, the Guaranty and the other Loan Documents accruing from and after the date of such Permitted Assumption and (II) each Guarantor Release shall be effective automatically upon the satisfaction of the applicable Guaranty Release Conditions (and Lender agrees to provide written notice thereof if the same is reasonably requested by Borrower).

(f) Notwithstanding anything in the Loan Documents to the contrary, in addition to Borrower’s other rights expressly permitted under this Section 5.2.10, Borrower shall be permitted, without Lender’s consent or the payment of any fee, to Transfer one or more of the Properties to a newly-formed borrower or borrowers, each of which shall be a direct or indirect subsidiary of Borrower (an “Approved Borrower Sub”), provided that (i) Lender receives ten (10) Business Days’ prior written notice of such Transfer to an Approved Borrower Sub (an “Approved Drop Down”), (ii) no Event of Default has occurred and is continuing at the time of the Approved Drop Down, (iii) the Approved Borrower Sub provides Lender collateral that is the same as the collateral provided by the related Borrower to Lender as of the date immediately prior to such Approved Drop Down, and (iv) the conditions set forth in Section 5.2.10(e)(ii), (iv), (v), (vii), (viii), (ix) and (xi) are satisfied.

(g) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon the consummation of a purported Transfer that results in an Event of Default pursuant to the terms of this Section 5.2.10. This provision shall apply to every Transfer that results in an Event of Default pursuant to the terms of Section 5.2.10 regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(h) In the event that (A) any direct or indirect owner of Borrower, including in connection with a Public Sale or (B) a corporation or other Person that is or elects to be a real estate investment trust (the “REIT”) for federal income tax purposes (a “REIT Election”) owns or acquires (pursuant to a Transfer that is permitted pursuant to this Section 5.2.10 and which is made in accordance with and otherwise satisfies the applicable terms and conditions set forth herein) all or a portion of the equity interests in Borrower, Borrower shall have the right to permit a REIT Restructuring in accordance with and subject to satisfaction of, the terms and conditions set forth on Schedule 5.2.10.

(i) Notwithstanding anything to the contrary contained in the Loan Documents, at any time, without the consent of Lender and without any requirement that the same occur in connection with a Transfer of ownership interests in Borrower or that Lender obtain a Rating Agency Confirmation, Borrower shall have the right to cause the Non-Recourse Assumption, the Rate Cap Guaranty Assumption, the Alterations Guaranty Assumption, the Excess Cash Flow Guaranty Assumption, the Reserve Guaranty Assumption and/or the Debt Yield Trigger Cure Guaranty Assumption.

Notwithstanding anything to the contrary contained in this Agreement, with respect to any KYC Searches required by the terms of this Section 5.2.10, (i) Lender agrees to use diligent and commercially reasonable efforts to receive such KYC Searches within fifteen (15) days after Lender receives the requested information necessary to receive such KYC Searches and (ii) the requirement of Borrower to deliver KYC Searches shall not be applicable with respect to any acquisition of ownership interests or Control by any entity comprising Initial Sponsor.

5.2.11 Indebtedness. Borrower shall not incur any Indebtedness other than Permitted Debt.

5.2.12 REA. Borrower agrees that without the prior consent of Lender, Borrower shall not execute modifications to any REA if such modifications are reasonably expected to have an Individual Material Adverse Effect on the affected Individual Property. Without limiting the generality of the foregoing, Borrower shall not, without the prior written consent of Lender, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, any REA. Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of any REA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on Borrower’s part to be complied with pursuant to terms of any REA. Borrower shall take all actions as may be necessary from time to time to preserve and maintain the REAs in accordance with applicable laws, rules and regulations. Borrower shall enforce, in a commercially reasonable manner, the obligations to be performed by the parties to the REA (other than Borrower). Borrower shall promptly furnish to Lender any notice of default delivered to Borrower in connection with any REA by any party to any such REA or any third party. Borrower shall not assign (other than to Lender) or encumber its rights under any REA (other than pursuant to any Permitted Encumbrance).

5.2.13 ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor Guarantor will, during the term of the Loan, be obligated to contribute to an “employee benefit plan” as defined in Section 3(3) of ERISA subject to Title IV of ERISA or Section 412 of the Code.

5.2.14 Leasing Matters. Except as set forth on Schedule 5.2.14, Borrower shall not without Lender’s written consent, not to be unreasonably withheld, conditioned or delayed; (i) terminate any Major Lease or accept a surrender by a Tenant of any Major Lease other than (A) in accordance with Section 5.1.20 hereof, or (B) a termination or surrender by Tenant pursuant to the exercise by such Tenant of any termination right expressly provided in any existing Major Lease or any Major Lease hereafter entered into in compliance with the conditions set forth in Section 5.1.20; (ii) collect any of the Rents more than one (1) month in advance (other than security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass-throughs); (iii) execute any other collateral assignments of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); or (iv) alter, modify or change the terms of the Major Leases in a manner which is not permitted by the Loan Documents.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the closing date, including, but not limited to, loss caused by mudslide and any type of windstorm or hail (including named storm and storm surge) on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) containing an agreed amount endorsement with respect to the

Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $250,000.00 for all such insurance coverage; provided, however, with respect to terrorism, providing for a deductible not to exceed $500,000 and with respect to flood, windstorm and earthquake coverage, providing for a deductible not to exceed five percent (5%) of the total insurable value of the applicable Individual Property, except that to the extent Guarantor provides a guaranty acceptable to Lender and the Ratings Agencies for the difference, such deductible may be up to 15% of the total insurable value of the Property, subject in each case to a $1,000,000 minimum; provided further that (1) Borrower may utilize a $3,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood and (D) if any of the Improvements on any Individual Property or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law and coverage for demolition costs and coverage for increased costs of construction in amounts reasonably acceptable to Lender. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (collectively, the “Flood Laws”), plus excess amounts as Lender shall reasonably require; provided, further that Borrower may obtain the flood coverage required hereunder from a private insurer (to the extent permitted under the Flood Laws) or from federally-backed flood insurance available under the National Flood Insurance Program, (y) earthquake insurance for any Property located in seismic zone 3 or 4 and (z) tsunami insurance with a sublimit acceptable to Lender; provided that the insurance pursuant to subclauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i), and provided further that the insurance amounts for the coverages set forth in subclause (y) hereof shall not be less than the 475 year annual aggregate probable maximum loss as indicated in a portfolio seismic risk analysis for a 475-year return period, including the Properties located in seismic zone 3 or 4, covered by such earthquake limit, with a separate assessment for California to the extent there is a separate sublimit for California under the Policy (such analysis to be approved by Lender and Rating Agencies and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Individual Borrower). Notwithstanding the above, Lender, at Borrower’s expense, shall obtain flood certificates annually for the Property and Lender shall require that Borrower provide coverage for flood with limits acceptable to the Lender;

(ii) business income or rental loss insurance, written for a period of at least 24 months after the date of the Casualty or on an Actual Loss Sustained Basis (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsections (i), (iii), (iv) and (ix) of this Section 6.1(a); (C) in an amount equal to one hundred percent (100%) of the projected gross revenues (less noncontinuing expenses) from the operation of the Properties (as reduced to reflect expenses not incurred during a period of Restoration) for twenty-four (24) months; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues (less noncontinuing expenses) from each Individual Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied in Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or Alterations are being made with respect to the Improvements, and only if each of the Individual Property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as “Owner Contractor’s Protective Liability” (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (ii), (iv) and (ix) of this Section 6.1(a), (3) including permission to occupy such Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate per location and One Million and No/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of each Mortgage to the extent the same is available;

(vi) if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vii) if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Lender;

(viii) umbrella and excess liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (v) above;

(ix) the insurance required under Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan. For so long as Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Notwithstanding anything to the contrary herein, if (A) TRIPRA is not in effect, (B) TRIPRA is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the first sentence of this subclause (ix); provided, however, if any of the events in clauses (A) through (C) occurs, then Borrower shall not be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the required terrorism insurance (but Borrower shall be obligated to purchase the maximum amount of terrorism insurance available with funds equal to the TC Cap). As used above, “TC Cap” shall mean an amount equal to two (2) times the then-current property insurance premium that is payable at such time in respect of the property, business interruption/rental loss and liability insurance required hereunder (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance at the time that any terrorism insurance is excluded from any Policy);

(x) Pollution Legal Liability (“PLL”) Insurance Policies covering the Properties scheduled thereon with minimum coverage limits of $15,000,000 per incident and aggregate limits of $75,000,000 (such coverage limits, the “PLL Policy Limits”, and such policies, collectively, the “PLL Policies”) with a deductible of no more than $50,000 per incident for clean-up costs and legal liability third-party claims. Such PLL Policies shall be for term of at least two (2) years past the then-current Maturity Date (the “Required PLL Period”); provided, however, Borrower may obtain such PLL Policies for various policy terms, all less than the Required PLL Period, so long as at least ten (10) Business Days prior to the expiration thereof, Borrower renews, replaces or extends such PLL Policies for a term not less than the Required PLL Period. Notwithstanding anything to the contrary in the Loan Documents, in the event Borrower fails to renew, replace or extend the PLL Policies for a term not less than the Required PLL Period, such failure should not be a Default or Event of Default, provided, however the terms of Section 9.2(a)(vii) shall apply. In the event the limits which are in place on any of the PLL Policies as of the Closing Date are eroded by fifty percent (50%) or more due to claims, Borrower shall reinstate the available environmental coverage limits within sixty (60) days to the limits in place as of the Closing Date. Solely with respect to coverage for the Properties, such PLL Policies (i) name the Lender as an additional named insured with their successors, assigns and/or affiliates as their interests may appear with an automatic right of assignment to Lender in the event of default throughout the policy term; (ii) in the event the policy is cancelled by the insurers, a copy of such cancellation notice shall also be mailed to Lender; (iii) shall not be cancelled or materially modified by Borrower without prior written consent from Lender; and (iv) shall, throughout the policy term, include the same coverages, terms, conditions and endorsements as the PLL Policies approved on the Closing Date; and

(xi) upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which such Individual Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall satisfy the requirements set forth herein. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A-” or better by S&P and “A” or better by Fitch (to the extent Fitch rates the applicable insurance carrier and the Securities or any class thereof in any Rated Securitization of the Loan); provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) with respect to sixty percent (60%) of such insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members), Borrower shall use commercially reasonable efforts to have such insurance provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A” or better by Fitch (to the extent Fitch rates the applicable insurance carrier and the Securities or any class thereof in any Rated Securitization of the Loan) (the “60% Standard”); provided, if after using commercially reasonable efforts, Borrower is unable to obtain any or all of such sixty percent (60%) of insurance coverage from insurance companies meeting the 60% Standard (the amount of such insurance Borrower is unable to obtain, the “60% Gap”), the 60% Gap shall be provided by insurance companies having a claims paying ability rating of A-:X or better in the current Best’s Insurance Reports (provided, no such individual insurance company providing a portion of the 60% Gap may provide more than ten percent (10%) of the overall insurance coverage) and (B) with respect to the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members), Borrower shall use commercially reasonable efforts to have such insurance provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “BBB+” or better by Fitch (to the extent Fitch rates the applicable insurance carrier and the Securities or any class thereof in any Rated Securitization of the Loan) (the “40% Standard”); provided, if after using commercially reasonable efforts, Borrower is unable to obtain any or all of such forty percent (40%) of insurance coverage from insurance companies meeting the 40% Standard (the amount of such insurance Borrower is unable to obtain, the “40% Gap”), the 40% Gap shall be provided by insurance companies having a claims paying ability rating of A-:VIII or better in the current Best’s Insurance Reports (provided, no such individual insurance company providing a portion of the 40% Gap may provide more than ten percent (10%) of the overall insurance coverage). Notwithstanding the foregoing, Lender shall accept Voyager Indemnity Insurance Company, rated “A XIV” with AM Best as the insurer for the private flood Policy, for so long as the rating of such insurer is not withdrawn or downgraded below the date hereof. In the event such insurer’s rating is withdrawn or downgraded below this rating, Borrower shall promptly notify Lender and replace such insurer with an insurer meeting the rating requirements set forth herein. Notwithstanding anything to the contrary, Borrower shall be permitted without Lender’s consent to replace any insurer under a policy required hereunder so long as the new insurer satisfies the ratings requirements set forth herein and such replacement policies and insurers otherwise satisfy the requirements set forth in Section 6.1(a) through Section 6.1(e) hereof. Borrower shall deliver to Lender (1) upon the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies and (2) within five (5) Business Days of Lender’s request, any other documentation evidencing the Policies (including without limitation certified copies of the Policies or binders if the Policies have not yet been issued) and of the payment of the premiums then due thereunder (the “Insurance Premiums”) as may be reasonably requested by Lender from time to time.

(c) Any blanket insurance Policy shall be subject to Lender’s prior approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only each Individual Property in compliance with the provisions of Section 6.1(a) hereof (any such blanket policy, an “Acceptable Blanket Policy”), subject to review and approval by Lender based on the schedule of locations and values, and such other documentation required by Lender. Further, to the extent the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand (1,000) foot radius of the Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain property and terrorism coverage as set forth in this Section 6.1 for the Property and any and all other locations combined within the Radius that are covered by such Acceptable Blanket Policy calculated on a total insured value basis.

(d) All Policies of insurance provided for or contemplated by Section 6.1(a) shall name Borrower as a named insured and, in the case of liability coverages (other than the PLL Policy, as to which Lender is the named insured), shall name Lender as the additional insured on a form acceptable to the Lender, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender as a mortgagee and lender loss payee and shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender and guaranteeing thirty (30) days’ notice of cancellation to Lender except ten (10) days’ notice for non-payment of premium.

(e) Each Policy shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of Lender’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) such Policy shall not be canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured or, if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice;

(iii) the issuer thereof shall give ten (10) days’ written notice to Lender if the issuers of such Policy elect not to renew the Policy prior to its expiration or, if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Borrower shall deliver to Lender, within ten (10) days of Lender’s written request, certificates of insurance, in a form acceptable to the Lender, setting forth the particulars as to all Policies required hereunder, that all premiums due thereon have been paid and that the same are in full force and effect. Upon the expiration date of each of the Policies required hereunder, Borrower shall deliver to Lender a certificate of insurance, evidencing renewal of coverage as required herein or binders of all such renewal Policies, if available, provided that if the forgoing are not available as of such date, then Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that the coverages required herein shall have been timely renewed, and shall promptly deliver to Lender such certificates and/or binders once they are available. Within thirty (30) days of written request by the Lender, Borrower shall provide declaration pages of all Policies required hereunder. Lender shall not be deemed by reason of the custody of any Policies, certificates or binders or copies thereof to have knowledge of the contents thereof. If Borrower fails to maintain any Policy as required pursuant to this Section 6.1, Lender may, at its option, obtain such Policy using such carriers and agencies as Lender shall elect from year to year (until Borrower shall have obtained such Policy in accordance with this Section 6.1) and pay the premiums therefor, and Borrower shall reimburse Lender on demand for any premium so paid, with interest thereon at the Default Rate from the time such premiums are paid by Lender until the same are reimbursed by Borrower, and the amount so owing to Lender shall constitute a portion of the Debt. The insurance obtained by Lender pursuant to the foregoing may, but need not, protect Borrower’s interest, and the same may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with any Individual Property.

(g) In the event of foreclosure of any Mortgage or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning such Individual Property and all proceeds payable thereunder with respect to such Individual Property shall thereupon vest in the purchaser of such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2 Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”) and the cost to restore the Individual Property is reasonably expected to exceed $250,000, Borrower shall (x) solely if the cost to restore the Individual Property is reasonably expected to exceed the Casualty/Condemnation Threshold Amount, give prompt written notice of such damage to Lender and (y) promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such Alterations as may be reasonably approved by Lender (to the extent approval thereof is required pursuant to Section 5.1.21) and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Threshold Amount, and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall, other than with respect to (x) any proposed or threatened Condemnation which (i) results or would reasonably be expected to result in an Award that is less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and (ii) does not and would not be reasonably expected to have an Individual Material Adverse Effect with respect to the applicable Individual Property or (y) an immaterial temporary taking, promptly give Lender notice of any actual or threatened commencement of any proceeding for the Condemnation (other than an immaterial or temporary taking) of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings that relate to a Condemnation of a material portion of an Individual Property, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and in the case of such proceedings that relate to a Condemnation of a material portion of an Individual Property, shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of out-of-pocket expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. Subject to Section 6.4(a), if any Individual Property or any portion thereof is taken by a condemning authority, (a) if Restoration of such Individual Property would be deemed feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof; provided, that, Borrower shall not be obligated to pursue completion of the Restoration if Lender is obligated to disburse Net Proceeds pursuant to Section 6.4 hereof with respect thereto (and Borrower has satisfied all applicable conditions to such disbursement) and Lender fails to disburse such proceeds and (b) if Restoration of such Individual Property is not considered feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, then Lender shall apply the Net Proceeds of such Condemnation to the principal of the Loan in accordance with Section 2.4.2 hereof. If any Individual Property is sold, through foreclosure or otherwise through the exercise of other remedies available to Lender under the Loan Documents, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt, which amount shall be applied toward payment of the Debt (and any remaining amount shall be remitted to Borrower).

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a) If the Net Proceeds shall be less than the Casualty/Condemnation Threshold Amount and the estimated costs of completing the Restoration shall be less than the Casualty/Condemnation Threshold Amount, the Net Proceeds (i) if the same are paid by the insurance company or the condemnation authority directly to Borrower may be retained by Borrower or (ii) if the same are paid by the insurance company or condemnation authority to Lender, will be disbursed by Lender to Borrower upon receipt, provided that, in each case, no Event of Default shall have occurred and be continuing at the time of the disbursement and, provided further that, with respect to subclause (ii) above, and to the extent the Net Proceeds exceeds $250,000, Borrower delivers to Lender an Officer’s Certificate to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of Section 6.4(b)(i)(D), (E), (G) and (H); except that, with respect to any Casualty or Condemnation of a non-income producing portion of an Individual Property that is not (x) necessary for the operations of Commercial Tenant’s businesses pursuant to such Commercial Tenants’ Commercial Leases at the Individual Property impacted by such Casualty or Condemnation prior to such Casualty or Condemnation and/or other customary uses of the Individual Property by such Commercial Tenants or (y) required for such Individual Property to comply with Legal Requirements in all material respects (in each case, unless such Individual Property can be reconfigured to provide for such Commercial Tenants’ operations or to comply with Legal Requirements in all material respects, as applicable, without (A) incurring any material cost and (B) materially disrupting the operation of Commercial Tenants’ businesses pursuant to Commercial Leases at the Individual Property and/or such Commercial Tenants’ existing use of the Individual Property under Commercial Leases following the Casualty or Condemnation), for which the Net Proceeds are less than the Casualty/Condemnation Threshold Amount and the estimated costs of completing the Restoration are less than the Casualty/Condemnation Threshold Amount, Borrower shall have no obligation to pursue completion of the Restoration of such Individual Property, provided that any Net Proceeds received by Borrower in connection with such Condemnation are deposited into the Lockbox Account to be disbursed in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Threshold Amount, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), Section 6.1(a)(ix) and Section 6.1(a)(xi) as a result of such damage or destruction, after deduction of Lender’s and Borrower’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”) provided, that such costs and expenses of Borrower shall only be reimbursed if Lender is reasonably certain that there will be sufficient Net Proceeds to complete the Restoration (it being understood that to the extent Net Proceeds are not being made available for Restoration or if such Net Proceeds exceed the Release Amount for the applicable Individual Property, the foregoing proviso shall not apply), or (ii) the net amount of the Award, after deduction of Lender’s and Borrower’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), provided, that such costs and expenses of Borrower shall only be reimbursed if Lender is reasonably certain that there will be sufficient Net Proceeds to complete the Restoration (it being understood that to the extent Net Proceeds are not being made available for Restoration or if such Net Proceeds exceed the Release Amount for the applicable Individual Property, the foregoing proviso shall not apply), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration (1) if required pursuant to the terms of a Non-Disturbance Agreement entered into with a Tenant with the approval of Lender or satisfaction of the conditions set forth below but subject to Section 6.4(f) or (2) upon the satisfaction of the following conditions:

(A) no Event of Default shall have occurred and be continuing as of the date the Net Proceeds are to be made available to Borrower;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the Aggregate Square Footage of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, (w) subject to Section 6.4(a), less than thirty percent (30%) of the land constituting the Individual Property is taken, (x) such land is located along the perimeter or periphery of the Individual Property, (y) no portion of the Improvements is located on such land and (z) the Individual Property continues to comply in all material respects with all Legal Requirements applicable thereto, including, without limitation, building and zoning ordinances and codes and certificates of occupancy;

(C) With respect to a Casualty or Condemnation occurring at a Commercial Property, Commercial Leases demising in the aggregate a percentage amount equal to or greater than fifty-one percent (51%) of the total rentable space in such Individual Property under executed and delivered Commercial Leases in effect as of the date of the occurrence of such Casualty or Condemnation shall remain in full force and effect during and after the completion of the Restoration (other than Commercial Leases that expire by their terms), notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Commercial Tenant, as applicable under the respective Commercial Lease, will make all necessary repairs and restorations thereto at their sole cost and expense;

(D) Borrower shall, subject to Force Majeure and any delay caused by Lender’s failure to approve the Restoration budget required by Section 6.4(b)(i)(J) hereof, commence the Restoration as soon as reasonably practicable (but, provided a Force Majeure delay has not occurred, in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs; provided, that such one hundred twenty (120) day period shall be extended until up to one hundred eighty (180) days after the occurrence of the Casualty or

Condemnation if Borrower is working in good faith to commence the Restoration) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements in any material respect; provided that for the purposes of this clause the filing of an application for a building permit for the Restoration work shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(E) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, (3) any unabated rent payable under Leases with respect to the applicable Individual Property, or (4) by other funds of Borrower (including cash flows of the Properties and any Excess Cash Flow Reserve Funds permitted to be disbursed to Borrower to pay such costs and expenses pursuant to Section 7.5.2 hereof);

(F) Lender shall be reasonably satisfied that, subject to Force Majeure and any delay caused by Lender’s failure to approve the Restoration budget required by Section 6.4(b)(i)(J) hereof, the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date (after assuming the exercise of all remaining Extension Options), (2) the earliest date required for such completion under the terms of any Major Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the affected Individual Property as nearly as possible to the condition it was in immediately prior to such Casualty or Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Individual Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements (including, as a legal non-conforming use);

(H) such Casualty or Condemnation, as applicable, does not result in a permanent loss of access to the Individual Property or the related Improvements;

(I) the Net Operating Income with respect to the applicable Individual Property after giving effect to the Restoration, and calculated on a pro forma “as stabilized” basis, shall be equal to or greater than seventy-five percent (75%) of the Net Operating Income with respect to such Individual Property as of the Closing Date;

(J) Borrower shall deliver, or cause to be delivered, to Lender a detailed budget approved in writing by Borrower’s architect or engineer stating the estimated cost of completing the Restoration, which budget shall be subject to Lender’s approval in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Sweep Period as provided in Section 5.1.11(e), provided that, for purposes of clarity, all “deemed approval” provisions shall apply with respect to any Lender approval of the Restoration budget; and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender, Letter of Credit delivered to Lender and any Excess Cash Flow Reserve Funds permitted to be disbursed to Borrower to pay such costs and expenses pursuant to Section 7.5.2 hereof are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property arising out of the Restoration which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the Title Company.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable approval by Lender and the Casualty Consultant. All actual, reasonable out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. At any time that Lender’s approval is required under this clause (iii), provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to (i) ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been fifty percent (50%) completed and (ii) thereafter, five percent (5%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $250,000 or less shall not be required) and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall, before any further disbursement of the Net Proceeds is made either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit in an amount equal to the Net Proceeds Deficiency. The Net Proceeds Deficiency deposited with Lender, or a Letter of Credit delivered to Lender, shall be held by Lender and shall be disbursed, or drawn upon, as applicable, for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed, or drawn upon, as applicable, pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (the “Excess Net Proceeds”) and Lender has received evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be (A) if a Cash Sweep Period is then in effect, deposited in the Cash Management Account and applied in accordance with the Cash Management Agreement (or, at any time that a Cash Sweep Period is not in effect, remitted by Lender to Borrower and applied or distributed by Borrower subject to its compliance with the terms of this Agreement) or (B) if such Excess Net Proceeds are the result of a Condemnation, or if Borrower shall otherwise elect or if an Event of Default shall have occurred and shall be continuing at the time that Excess Net Proceeds become available, applied as a Net Proceeds Prepayment.

(c) In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title to an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(d) Intentionally Omitted.

(e) Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole discretion). All Net Proceeds and the Net Proceeds Deficiency not required to be made available for a Restoration pursuant to this Section 6.4 and any Excess Net Proceeds required to be applied in accordance with subclause (B) of Section 6.4(b)(vii) hereof (as applicable, a “Net Proceeds Prepayment”) shall be applied by Lender to the payment of the Debt in accordance with Section 2.4.2 hereof.

(f) In addition to the foregoing, in connection with any Casualty or Condemnation, if (i) the estimated Net Proceeds shall be equal to or greater than twenty-five percent (25%) of the Allocated Loan Amount of the applicable Individual Property or (ii) the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount and after Borrower shall have used commercially reasonable efforts to satisfy each of the conditions set forth in Section 6.4(b)(i) Borrower is unable to satisfy all such conditions (which shall not require any capital contributions to be made to Borrower or include any obligations of Borrower, Mezzanine Borrower or Guarantor to use any operating income or Rents from any Property other than the Individual Property that is the subject of such Casualty or Condemnation) and Lender does not disburse the Net Proceeds to Borrower for Restoration, then Borrower shall have the right (but not the obligation), regardless of any restrictions contained in Section 2.4.1 hereof, to prepay the Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of the Borrower if such Net Proceeds are less than the Release Amount) and obtain the release of the applicable Individual Property from the Lien of the Mortgage thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.6.1(a)(i), (iv), (vi) (viii) and (ix), and Section 2.6.1(e) hereof (if applicable), (ii) Borrower shall make the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the date the Net Proceeds shall be made available to Borrower for such intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.4.2(b) hereof. Notwithstanding anything in Section 6.2 or Section 6.3 to the contrary, Borrower shall not have any obligation to commence Restoration of an Individual Property upon delivery of the written notice required pursuant to Section 2.6.1(a)(i) hereof unless Borrower shall subsequently fail to pay to Lender the amounts required to be paid pursuant to Section 2.4.2(b) hereof. For the avoidance of doubt, no Spread Maintenance Premium or other premium or penalty or charge shall be due with respect to a Casualty/Condemnation Prepayment and such Casualty/Condemnation Prepayment shall not count towards the Free Prepayment Amount.

(g) Notwithstanding anything to the contrary contained in the Loan Documents (except Section 6.4(h) of this Agreement) with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any PILOT Property, the express provisions set forth in the applicable PILOT Lease shall govern; provided, however, to the extent the compliance by Borrower with the terms and conditions of this Section 6.4 do not create a default under the terms and provisions of the PILOT Lease, Borrower shall comply with the terms and provisions of this Section 6.4; provided, further, that Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds in respect of any PILOT Property if such disbursement would violate the terms and provisions of this Section 6.4 as may be requested or required in connection with the terms and provisions of such PILOT Lease, as applicable, without first obtaining the written consent, approval, or waiver of Lender. Lender shall respond to any request for consent subject to the standards for consent set forth in any PILOT Lease; provided that any request for consent or approval shall either be sent (A) by PILOT Lessor, simultaneously to Lender or (B) by Borrower promptly following Borrower’s receipt of such request for consent or approval from the PILOT Lessor, as applicable.

(h) Notwithstanding the foregoing provisions of this Section 6.4, if the Loan is included in a REMIC Trust and if immediately after giving effect to a release of any portion of the Lien (on an Individual Property or any portion of an Individual Property) following a Casualty or Condemnation (but taking into account any proposed Restoration on the remaining Individual Property), the Loan-to-Value Ratio is greater than 125%, Borrower must prepay the principal balance of the Loan by an amount not less than the least of one of the following amounts: (i) the Net Proceeds plus the net proceeds of any arm’s length sale of the released Individual Property to an unrelated Person, (ii) the fair market value of the released Individual Property at the time of the release (as determined in accordance with the definition of “Loan-to-Value Ratio”), or (iii) an amount such that the Loan-to-Value Ratio after giving effect to the release is not greater than the Loan-to-Value Ratio immediately prior to such release, unless the Lender receives an opinion of counsel that, if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of the Lien, provided, notwithstanding anything to the contrary contained herein, no Spread Maintenance Premium shall be due in connection with any such prepayment and any such prepayment shall not count towards the Free Prepayment Amount.

ARTICLE VII

RESERVE FUNDS

Section 7.1 Intentionally Omitted.

Section 7.2 Tax and Insurance Reserve Funds.

7.2.1 Tax and Insurance Reserve Funds. During the continuance of any Cash Sweep Period, Borrower shall pay or cause to be paid to Lender, on each Payment Date, (A) one-twelfth (1/12) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (exclusive of any Taxes payable by Tenants under Leases in effect on the date hereof or which are entered into after the date hereof in accordance with this Agreement), in each case, in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates (the “Tax Reserve Funds”) and (B) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Insurance Reserve Funds,” and collectively with the Tax Reserve Funds, the “Tax and Insurance Reserve Funds”), provided, that so long as no Event of Default is continuing, to the extent any of the insurance required to be maintained by Borrower under this Agreement or any other Loan Document is effected under one or more blanket insurance policies reasonably acceptable to Lender (which blanket insurance policy insures significant other real property not subject to the Lien of the Mortgage and owned, directly or indirectly, by Guarantor, Sponsor, a Permitted

Assumption Party or an Affiliate of the foregoing, in an amount reasonably acceptable to Lender), Borrower shall not be required to make deposits to the Insurance Reserve Funds with respect to the Insurance Premiums applicable to such blanket policy. The account in which the Tax and Insurance Reserve Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”. Lender will apply any Insurance Reserve Funds on deposit in the Tax and Insurance Reserve Account to payments of Insurance Premiums and will apply any Tax Reserve Funds on deposit in the Tax and Insurance Reserve Account to payments of Taxes, in each case, on or prior to the date such payments are due and, upon written request, shall provide to Borrower evidence of such payment; provided that if sufficient amounts are on deposit in the Tax and Insurance Reserve Account and Borrower continues to be an Affiliate of an Approved Sponsor Entity or a Public Vehicle, Lender shall within five (5) Business Days after receipt of Borrower’s written request, release to Borrower the Tax Reserve Funds to timely pay all Taxes payable by Borrower, or to reimburse Borrower for Taxes actually paid by Borrower so long Borrower’s written request is submitted prior to Lender having already paid such Taxes. Any such request for disbursement shall include an Officer’s Certificate setting forth the tax payments and jurisdictions in which such payments will be made by such disbursement. Upon the written request of Lender, Borrower shall deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that such Taxes have been paid. In making any payment from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (each, a “Tax Bill”) (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, the amount on deposit in the Tax and Insurance Reserve Account shall exceed the amounts due for Taxes and/or Insurance Premiums, as applicable, Lender shall, in its sole discretion, either (1) return any excess to Borrower or (2) credit such excess against future payments required to be made by Borrower to the Tax and Insurance Reserve Account pursuant to the provisions of this Section 7.2.1. If at the time that Borrower ceases to have an obligation to deposit Tax and Insurance Reserve Funds into the Tax and Insurance Reserve Account pursuant to this Section 7.2.1, there shall remain any amount on deposit in the Tax and Insurance Reserve Account, Lender shall promptly upon receipt of the written request of Borrower, return such remaining amount to Borrower. If, at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, Lender reasonably determines that the amount on deposit in the Tax and Insurance Reserve Account is not or will not be sufficient to pay Taxes and Insurance Premiums, as applicable, by the required payment dates set forth above in this Section 7.2.1, Lender shall notify Borrower in writing of such determination and, commencing with the first Payment Date following the date of Borrower’s receipt of such written notice, Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to fund the deficiency. Any Tax and Insurance Reserve Funds remaining on deposit in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be paid to Borrower. Upon the occurrence of a Cash Sweep Cure Date and provided that a Cash Sweep Period shall not then otherwise exist, amounts in the Tax and Insurance Reserve Account shall be released to Borrower on the next Payment Date.

Section 7.3 Intentionally Omitted.

Section 7.4 Rollover Reserve Account.

7.4.1 Deposits to Rollover Reserve Funds. During the continuance of any Cash Sweep Period, on each Payment Date, if and to the extent the amount then on deposit in the Rollover Reserve Account is less than the Rollover Reserve Cap, Borrower shall pay to Lender the Rollover Reserve Monthly Deposit (or such lesser amount which would cause the amounts on deposit in the Rollover Reserve Account to equal the Rollover Reserve Cap), if any, which amounts shall be held by Lender in accordance with Section 7.11 hereof and disbursed to Borrower in accordance with Section 7.4.2 in respect of tenant improvement costs, tenant allowances, tenant relocation costs, tenant reimbursements and leasing commission obligations or other expenditures required pursuant to a Lease which are incurred or otherwise payable following the Closing Date in connection with the entering into, renewal and/or extension of a Lease (collectively, “Leasing Costs”) and for the payment or reimbursement of vacant space preparation costs and marketing costs with respect to potential leasing at the Properties. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”. Any amount held in the Rollover Reserve Account and allocated for an Individual Property shall be retained by Lender and credited toward the future Rollover Reserve Monthly Deposits required by Lender hereunder in the event such Individual Property is released from the Lien of the related Mortgage in accordance with Section 2.6 hereof. Upon a Cash Sweep Cure Date and provided that a Cash Sweep Period shall not then otherwise exist, amounts in the Rollover Reserve Account shall be released to the Borrower on the next Payment Date.

7.4.2 Withdrawal from Rollover Reserve Fund. Lender shall disburse to Borrower the Rollover Reserve Funds (or any portion thereof) upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request for payment shall specify the Leasing Costs and/or vacant space preparation costs and marketing costs for which payment is requested and that such request is not duplicative of any request made for disbursement from the Unfunded Obligations Reserve Fund and/or Excess Cash Flow Reserve Fund in accordance with the terms and conditions hereof; (ii) on the date such payment is to be made, no Event of Default shall be continuing; (iii) with respect to any request for payment relating to tenant improvement costs, Lender shall have received (A) an Officer’s Certificate (1) stating that all tenant improvements at the applicable Individual Property to be performed by Borrower and to be funded by the requested disbursement have been (or will be) completed in good and workmanlike manner and in accordance with all applicable Legal Requirements in all material respects, such certificate to be accompanied by a copy, of any material license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (2) identifying each Person to be paid by Borrower that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (3) stating that each such Person to be paid by Borrower has been paid or will have been paid the amounts then due and payable to such Person in connection with the funds to be disbursed; (iv) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Release Threshold, such request is accompanied by (X) lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $250,000 or less shall not be required) or other evidence of payment reasonably satisfactory to Lender and (Y) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances); (v) with respect to any request for payment of tenant improvements pursuant to any Major Lease as to which the aggregate costs to be incurred exceeds the Alterations Threshold Amount, Lender shall have approved such tenant improvements (including any approval or deemed approval of the same granted pursuant to Section 5.1.21), which approval shall have been deemed given in any case in which Lender shall have approved (or such approval has been deemed to have been given pursuant to Section 5.1.20) the Major Lease pursuant to which such tenant improvement costs have been incurred, provided that the terms of such Major Lease provides for payments or credit of tenant improvement costs by Borrower in an amount not less than the amount requested to be disbursed by Borrower; and (vi) such request is accompanied by such other evidence as Lender shall reasonably request that the tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Rollover Reserve Account with respect to the Properties (i) more than twice in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Rollover Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Rollover Reserve Account shall be made. Any Rollover Reserve Funds remaining on deposit in the Rollover Reserve Account after the Debt has been paid in full shall be paid to Borrower.

Section 7.5 Excess Cash Flow Reserve Fund.

7.5.1 Deposits to Excess Cash Flow Reserve Fund. During the continuance of any Cash Sweep Period, all Excess Cash Flow shall be held by Lender as additional security for the Loan, all as more particularly provided in the Cash Management Agreement; provided, notwithstanding anything in the Loan Documents to the contrary herein, (i) the amount of Excess Cash Flow required to be held in the Cash Management Account pursuant to this Section 7.5 and Section 3(k) of the Cash Management Agreement (the “Reserved Excess Cash Flow”) shall in no event exceed the Debt Yield Trigger Cure Prepayment Amount (as such amount is calculated on a quarterly basis on each Debt Yield Determination Date, the “Excess Cash Flow Deposit Cap”) and (ii) Lender shall disburse any Free Excess Cash Flow to an account designated by Borrower and such Free Excess Cash Flow shall not be additional security for the Loan or otherwise subject to any restrictions or limitations set forth in the Loan Documents. The Reserved Excess Cash Flow so held by Lender shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.5.2 Release of Excess Cash Flow Reserve Fund.

(a) So long as no Event of Default has occurred and is continuing, Borrower will have access to the Excess Cash Flow Reserve Account and Excess Cash Flow Reserve Funds shall be disbursed by Lender to Borrower within three (3) Business Days of Borrower’s written request to pay for cost and expenses in connection with the ownership, management and/or operation of the Properties, including, without limitation for (i) payment of shortfalls in the payment of Debt Service and/or Mezzanine Debt Service; (ii) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in this Agreement and the Cash Management Agreement); (iii) at Borrower’s option, principal prepayments of the Loan, together with the payment of any Spread Maintenance Premium, if applicable and the Mezzanine Loan, together with the payment of any related spread maintenance premium required under the Mezzanine Loan Agreement, if applicable; (iv) at Borrower’s option, prepayments of the Loan and Mezzanine Loan which are required to satisfy any Debt Yield test hereunder or under the Mezzanine Loan Agreement (which prepayment shall be applied pro rata between the Loan and the Mezzanine Loan (which portion of such prepayment applicable to the Loan shall be applied to any Components in accordance with Section 2.4.4 hereof)); (v) payment of any Operating Expenses (including any Capital Expenditures and any corporate overhead costs allocated by Sponsor to the Properties); (vi) payment of management fees due and payable under the Management Agreement; (vii) payment of emergency repairs and/or life-safety items, including any such repairs or items which are Capital Expenditures, Lender hereby acknowledging that it shall endeavor to fund (or cause its Servicer to fund) such requests within one (1) Business Day of request by Borrower, provided further that any failure to fund such request within one (1) Business Day shall in no event create any liability for Lender hereunder; (viii) payment of tenant improvement costs, tenant allowances, tenant relocation costs, tenant reimbursements, tenant inducement payments and leasing commission obligations or other expenditures required under Leases entered into in accordance with the terms of Section 5.1.20 hereof or existing as of the Closing Date; (ix) costs associated with Interest Rate Protection Agreements with respect to the Loan or the Mezzanine Loan, including Replacement Interest Rate Protection Agreements, Substitute Interest Rate Protection Agreements and Converted Interest Rate Protection Agreements; (x) vacant space preparation costs and marketing costs with respect to potential leasing at the Properties; (xi) payment of any shortfall of Net Proceeds with respect to the costs and expenses of Restoration of an Individual Property after a Casualty or Condemnation incurred by, or on behalf of, the Borrower in connection therewith; (xii) payment of any fees and costs payable pursuant to the Loan Documents or pursuant to the applicable Mezzanine Loan Documents, including costs to extend the PLL Policy; (xiii) legal, audit and accounting costs (including actual costs incurred by Sponsor (directly or indirectly) and its service providers for back office accounting and for costs associated with the Properties or Borrower), provided, that such funds shall not be used for the legal fees incurred in connection with the enforcement of Borrower’s, Mezzanine Borrower’s or any Affiliates of Borrower’s or Mezzanine Borrower’s rights pursuant to the Loan Documents or the Mezzanine Loan Documents, respectively; (xiv) any Required REIT Distributions; (xv) Approved Alterations (provided in no instance shall Excess Cash Flow Reserve Funds be disbursed for Alterations made by the applicable Borrower and/or a Tenant in connection with any Multifamily Conversion) or Required Repairs; (xvi) costs and expenses payable pursuant to any PILOT Lease (other than payments that are made by book entry and do not require any out-of-pocket expenses to be incurred by Borrower); (xvii) so long as Sponsor is an Approved Sponsor Entity and Borrower is Controlled by an Approved Sponsor Entity in accordance with the terms and conditions hereof and without duplication of any amounts distributed pursuant to the other sub-clauses of this clause (a), distributions in an amount not to exceed any capital contributions made by Sponsor or any other direct and/or indirect owner of Borrower during the continuance of the then current Cash Sweep Period (a “Permitted Return”) provided, that (A) after giving effect to such release of Excess Cash Flow Reserve Funds pursuant to this clause (xvii), (1) no Event of Default shall result from such distribution and (2) in respect to any distribution of cash received since the last Payment Date or any Permitted Return, after making such distribution, an amount equal to the Debt Service due at the next Payment Date remains on deposit in the Excess Cash Flow Reserve Account, (B) to the extent that Borrower has delivered an Excess Cash Flow Guaranty in accordance with Section 7.5.2(c) hereof, any amounts paid by Borrower with respect to amounts due with regard to the Loan and/or the Properties shall not be deemed to be capital contributions made by Sponsor or any other direct and/or indirect owner of Borrower, and (C) a Permitted Return shall not apply to prepayments of a Mezzanine Loan that is repaid in reverse sequential order, (xviii) any corporate overhead allocated by Sponsor to the Properties, (xix) any payments to the Preferred Shareholders allocated by Sponsor on account of the portion of the Guarantors’ assets comprising the Properties, (xx) payment of condominium common charges, association fees or other expenses and charges of condominiums (if any), (xxi) costs and expenses associated with the MICC Association and/or the Fifth Wellington Association, and (xxii) such other items as may be approved in writing by the Lender, as determined in Lender’s reasonable discretion, provided that, for purposes of clarity, no Mezzanine Lender shall be able to approve items for disbursement from the Excess Cash Flow Reserve Account pursuant to this clause (xxii).

(b) Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account upon a Cash Sweep Cure Date or the date Borrower delivers an Excess Cash Flow Guaranty pursuant to Section 7.5.2(c) hereof shall be paid to Borrower. Subject to Section 7.12, any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account after the Debt and all amounts due to Lender have been paid in full shall be paid to Borrower.

(c) In lieu of Agent depositing all Reserved Excess Cash Flow into the Excess Cash Flow Reserve Account in accordance with Section 7.5.1 hereof and Section 3(k) of the Cash Management Agreement and for so long as no Event of Default has occurred and is continuing, Borrower shall have the right to cause Excess Cash Flow Guarantor to deliver to Lender the Excess Cash Flow Guaranty, provided, that as a condition precedent to the delivery of such Excess Cash Flow Guaranty to Lender, Borrower shall deliver to Lender, at Borrower’s sole cost and expense, a legal opinion that the Excess Cash Flow Guaranty has been duly authorized, executed and delivered by Excess Cash Flow Guarantor, and that the Excess Cash Flow Guaranty is valid, binding and enforceable against Excess Cash Flow Guarantor in accordance with its terms, which opinions shall be in form and substance substantially similar to the opinions delivered by Borrower’s counsel upon the closing of the Loan with respect to validity, authority, execution and enforceability, and which may be relied upon by Lender and, following a Rated Securitization, the Rating Agencies. In no instance shall Borrower be entitled to request, nor shall Lender be obligated to disburse, Reserved Excess Cash Flow to Borrower pursuant to this Section 7.5.2(c) in lieu of depositing the same into the Excess Cash Flow Reserve Account if (I) an Event of Default has occurred and is continuing, (II) such Reserved Excess Cash Flow is not guaranteed pursuant to the Excess Cash Flow Guaranty, and/or (III) such disbursement of such amounts would cause the Additional Insolvency Opinion Condition to be satisfied unless Borrower shall provide an Additional Insolvency Opinion in form and substance reasonably acceptable to Lender. For the avoidance of doubt, during the continuance of a Cash Sweep Period, (x) any Reserved Excess Cash Flow that is in excess of the amount of Excess Cash Flow guaranteed pursuant to the Excess Cash Flow Guaranty shall be deposited into the Excess Cash Flow Reserve Account and (y) all Excess Cash Flow in excess of the amount required to be deposited into the Excess Cash Flow Reserve Account pursuant to the immediately preceding clause (x) (i.e., the Free Excess Cash Flow) shall be disbursed to a Non-Pledged Account designated by Borrower.

Section 7.6 Rate Cap Reserve Funds. On the Closing Date, Borrower has (i) elected an Alternate Strike Price of 5.5% in lieu of the Initial Strike Price with respect to twenty-five percent (25%) of the sum of the Initial Advance and the Deferred Advance and (ii) delivered to Lender a Rate Cap Reserve Guaranty from Guarantor with respect to the Alternate Strike Price set forth in the immediately preceding clause (i). In the event that Borrower elects on or after the Closing Date, in its sole and absolute discretion, to satisfy the Alternate Strike Price Condition, Borrower shall either (i) deposit cash in the Rate Cap Reserve Account, (ii) deliver a Letter of Credit and/or (iii) cause Rate Cap Reserve Guarantor to deliver the Rate Cap Reserve Guaranty in the form delivered to Lender on the Closing Date in an aggregate amount equal to the applicable Rate Cap Reserve Amount (provided, that, in the event the Additional Insolvency Opinion Condition is satisfied as a result of the delivery of the Rate Cap Reserve Guaranty and/or a Letter of Credit, Lender has received an Additional Insolvency Opinion reasonably acceptable to Lender with respect to the same), in each case, which shall be held for disbursement pursuant to this Section 7.6. Amounts so deposited in cash to the Rate Cap Reserve Account shall hereinafter be referred to as Borrower’s “Rate Cap Reserve Funds”, and the account in which such Rate Cap Reserve Funds are held shall be referred to as Borrower’s “Rate Cap Reserve Account”. Provided no Event of Default is then continuing, and provided that the balance of the Rate Cap Reserve Account (together with all amounts guaranteed under the Rate Cap Reserve Guaranty, if any) is greater than zero, all Rate Cap Reserve Funds shall be applied on each Payment Date as follows: (a) with respect to any Interest Period in which Term SOFR (or any Unadjusted Alternate Index Rate (if the Loan is an Alternate Rate Loan) or Prime Index Rate (if the Loan is a Prime Rate Loan), as applicable) is less than the Required Strike Price, the Rate Cap Reserve Amount Cash Share of the Monthly Rate Cap Reserve Amount for such Interest Period shall be distributed to Borrower; (b) with respect to any Interest Period in which Term SOFR (or any Unadjusted Alternate Index Rate or Prime Index Rate, as applicable) is greater than or equal to the Alternate Strike Price, the Monthly Rate Cap Reserve Amount shall be held by Lender and shall be applied by Lender to the Debt Service that is due and payable on the Payment Date related to such Interest Period; and (c) with respect to any Interest Period in which Term SOFR (or any Unadjusted Alternate Index Rate or Prime Index Rate, as applicable)

is greater than or equal to the Required Strike Price, but less than the Alternate Strike Price, an amount equal to the Monthly Strike Price Differential Amount shall be held by Lender and shall be applied by Lender to the payment of the Debt Service that is due and payable on the Payment Date related to such Interest Period and the remainder, if any, of the Rate Cap Reserve Amount Cash Share of such Monthly Rate Cap Reserve Amount shall be distributed to Borrower. Any amount remaining in the Rate Cap Reserve Account after the Debt has been paid in full shall be paid to Borrower. In the event that a Letter of Credit is delivered pursuant to this Section 7.6, the ability of the Lender to draw on such Letter of Credit shall be correspondingly reduced on a pro rata basis by any distributions made to Borrower from the Rate Cap Reserve Funds pursuant to this Section 7.6. So long as no Priority Payment Cessation Event has occurred, notwithstanding the foregoing or anything contained herein to the contrary, (i) in no event shall Lender apply any portion of the Rate Cap Reserve Amount to the payment of any Debt Service owed due to Term SOFR exceeding the Alternate Strike Price and (ii) the Rate Cap Reserve Amount shall be treated as if the same were an Interest Rate Protection Agreement under the Loan Documents. So long as a Priority Payment Cessation Event has not occurred, upon the earliest of (i) Borrower’s entrance into an Interest Rate Protection Agreement in connection with an Extension Option pursuant to Section 2.8 hereof, (ii) Borrower’s entrance into an Interest Rate Protection Agreement or Replacement Interest Rate Protection Agreement in accordance with the terms hereof with a Strike Price equal to the Required Strike Price and (iii) the repayment of the Loan in full, (x) all amounts outstanding in cash in the Rate Cap Reserve Account with respect to the Interest Rate Protection Agreement so replaced or extended shall (1) so long as no Cash Sweep Period has occurred and is continuing, be disbursed to Borrower and (2) to the extent a Cash Sweep Period has occurred and is continuing, be deposited by Lender into the Cash Management Account and (y) any Letter of Credit and/or Rate Cap Reserve Guaranty with respect to the Interest Rate Protection Agreement so replaced or extended shall be returned to Borrower or released, as applicable. In addition to the foregoing, (A) each Letter of Credit delivered with respect to the Alternate Strike Price Condition shall be released upon Borrower’s deposit of cash in the Rate Cap Reserve Account and/or Rate Cap Guarantor’s delivery of a Rate Cap Reserve Guaranty in an aggregate amount equal to the applicable Rate Cap Reserve Amount, (B) each Rate Cap Reserve Guaranty shall be released upon Borrower’s delivery of a Letter of Credit and/or Borrower’s deposit of cash in the Rate Cap Reserve Account in an aggregate amount equal to the applicable Rate Cap Reserve Amount and (C) all amounts on deposit in the Rate Cap Reserve Account shall be disbursed as set forth in clause (x) above upon Borrower’s delivery of a Letter of Credit and/or a Rate Cap Reserve Guaranty in an aggregate amount equal to the applicable Rate Cap Reserve Amount.

Section 7.7 Unfunded Obligations Reserve Fund.

7.7.1 Deposits to Unfunded Obligations Reserve Fund. Schedule 7.7.1 hereto sets forth the amount of outstanding free rent, unfunded tenant improvement allowances and leasing commissions outstanding as of the Closing Date under certain executed Leases which are to be performed or funded during the term of the Loan (the “Unfunded Obligations”). On the Closing Date, Borrower paid to Lender an amount equal to $1,406,719.98, such amount representing, in the aggregate, the difference between the Unfunded Obligations and the amounts guaranteed by the Reserve Guaranty. The amounts so held by Lender shall be hereinafter referred to as the “Unfunded Obligations Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Unfunded Obligations Reserve Account”. The Unfunded Obligations Reserve Funds shall be held by Lender in escrow in accordance with Section 7.11 hereof and disbursed to Borrower in accordance with Section 7.7.2.

7.7.2 Release of Unfunded Obligations Reserve Fund.

(a) Lender shall disburse to Borrower the Unfunded Obligations Reserve Funds (or any portion thereof) for payment of tenant improvement costs and/or leasing commissions solely with respect to the Leases to which such Unfunded Obligations Reserve Funds relate upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request for payment for tenant improvement costs, landlord work and/or leasing commissions shall specify the tenant improvement costs, landlord work and/or leasing commissions to be paid and that such request is not duplicative of any request made for disbursement from the Rollover Reserve Fund in accordance with the terms and conditions hereof; (ii) on the date such payment is to be made, no Event of Default shall be continuing; (iii) with respect to any request for payment relating to tenant improvement costs, Lender shall have received (A) an Officer’s Certificate (1) stating that all tenant improvements at the applicable Individual Property to be performed by Borrower and to be funded by the requested disbursement have been (or will be) completed in good and workmanlike manner and in accordance with all applicable Legal Requirements in all material respects, such certificate to be accompanied by a copy of any material license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (2) identifying each Person to be paid by Borrower that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (3) stating that each such Person to be paid by Borrower has been paid or will be paid the amounts then due and payable to such Person in connection with the funds to be disbursed; (iv) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Release Threshold, such request is accompanied by (X) lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $250,000 or less shall not be required) or other evidence of payment reasonably satisfactory to Lender and (Y) at Lender’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances); (v) reserved; and (vi) such request is accompanied by such other evidence as Lender shall reasonably request that the tenant improvements at the applicable Individual Property associated with the Unfunded Obligation to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.

(b) Provided no Event of Default has occurred and is continuing, Lender shall disburse to Borrower (or, with respect to the free rent referenced in Section 7.7.1 hereof, during the continuance of a Cash Sweep Period, deposit into the Lockbox Account) the Unfunded Obligations Reserve Funds (or any portion thereof) for payment of outstanding free rent amounts (i) in accordance with the payment schedule attached as Schedule 7.7.2 and (ii) solely with respect to the Leases to which the deposit into the Unfunded Obligations Reserve Account set forth in Section 7.7.1 relates. Payment of Unfunded Obligations with respect to any free rent shall be made first through the disbursement of the Unfunded Obligations Reserve Funds prior to the reduction of the amounts guaranteed by the Reserve Guaranty.

(c) Lender shall not be required to make disbursements from the Unfunded Obligations Reserve Funds with respect to the Properties (i) more than twice in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Unfunded Obligations Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Unfunded Obligations Reserve Account shall be made).

(d) Provided no Event of Default has occurred and is continuing, any Unfunded Obligations Reserve Funds remaining on deposit in the Unfunded Obligations Reserve Account shall upon the earlier of (A) payment of the Debt in full or (B) with respect to any Unfunded Obligations associated with a Lease, the earlier of (x) Borrower’s delivery of evidence reasonably acceptable to Lender that all Unfunded Obligations with respect to such Lease have been satisfied in full and (y) the release of the applicable Individual Property in accordance with the terms of this Agreement, be paid (I) so long as no Cash Sweep Period has occurred and is continuing to Borrower and (II) if a Cash Sweep Period has occurred and is continuing, into the Cash Management Account for application in accordance with the terms and conditions hereof and the Cash Management Agreement.

Section 7.8 Intentionally Omitted.

Section 7.9 Intentionally Omitted.

Section 7.10 Letter of Credit. (a) In addition to or in lieu of making the payments to the Rollover Reserve Account as set forth in Section 7.4.1, Borrower may from time to time deliver to Lender a Letter of Credit in accordance with the provisions of this Section 7.10. any Letter of Credit from time to time delivered in lieu of payments to the Rollover Reserve Account shall be for not less than the amount of deposits required to be made by Borrower to such Rollover Reserve Account for the twelve (12) calendar months following the date such Letter of Credit is delivered to Lender in the Rollover Reserve Account (the “Reserve Cap Period”). If during the term of any Letter of Credit delivered by Borrower pursuant to this Section 7.10, the amount of deposits required to be made by Borrower to the Rollover Reserve Account for the Reserve Cap Period following such date shall increase to an amount exceeding the amount of such Letter of Credit, Borrower shall, at its option (A) deliver to Lender an amendment to such Letter of Credit or a replacement Letter of Credit which shall be in an amount not less than the aggregate amount of such deposits required to be made during the Reserve Cap Period or (B) make such excess deposits required to be made in the amounts and frequency set forth in Section 7.4.1. In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit.

(b) Borrower shall give Lender no less than ten (10) days’ revocable notice of Borrower’s election to deliver a Letter of Credit on account of the Rollover Reserve Account or the Rate Cap Reserve Account and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith, if any. Borrower shall not be entitled to draw from any such Letter of Credit. Borrower may replace any Letter of Credit delivered on account of the Rate Cap Reserve Account or the Rollover Reserve Account with a cash deposit to the Rate Cap Reserve Account or the Rollover Reserve Account pursuant to Section 7.6, as applicable. Prior to the return of such a Letter of Credit, Borrower shall deposit an amount equal to the amount that would be on deposit in the Rate Cap Reserve Account or the Rollover Reserve Account (excluding any interest that may have accrued) if such Letter of Credit had not been delivered.

(c) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. During the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine, provided, however, notwithstanding anything to the contrary contained in the Loan Documents, Lender shall not draw on any Letter of Credit delivered to satisfy the Alternate Strike Price Condition (other than in accordance with Section 7.6) unless and until the earlier to occur of (x) an Event of Default continuing with respect to Borrower’s failure to make Monthly Debt Service Payments or (y) a Priority Payment Cessation Event.

(d) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution (except, in each case, Lender shall not have the right to draw in full any Letter of Credit delivered on account of the Rate Cap Reserve Account or the Rollover Reserve Account, if Borrower shall deposit an amount equal to the amount that would be on deposit in the Rate Cap Reserve Account or the Rollover Reserve Account (excluding any interest that may have accrued) if such Letter of Credit had not been delivered); provided, however, that in the event Lender receives any notice referred to in subclause (iv) hereof and Lender, in its reasonable discretion, determines that the security intended to be provided to Lender by the related Letter of Credit is not thereby materially jeopardized, Borrower shall have ten (10) Business Days following receipt of notice from Lender in which to deliver to Lender a replacement Letter of Credit issued by an Eligible Institution; provided, further, that in the event Lender draws on any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above (but specifically excluding any draw related to the occurrence of an Event of Default), Lender shall return to Borrower the funds so drawn in the event Borrower provides Lender with a replacement Letter of Credit issued by an Eligible Institution within thirty (30) days following such draw. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

(e) In the event that Borrower elects to deliver a Letter of Credit pursuant to this Section 7.10 for which an Insolvency Opinion Affiliate provides collateral, and if as a result of the delivery of such Letter of Credit, the Additional Insolvency Opinion Condition is satisfied, then Borrower shall deliver an Additional Insolvency Opinion reasonably acceptable to Lender which takes into account such Letters of Credit.

Section 7.11 Reserve Accounts Generally.

(a) Borrower grants to Lender a perfected security interest in each of the Reserve Accounts and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment of the Debt. Until expended, released or applied in accordance herewith, the Reserve Accounts shall constitute additional security for the Debt.

(b) Subject to making Priority Waterfall Payments to the extent of funds available therefore in the Reserve Accounts prior to the occurrence of a Priority Payment Cessation Event, during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Debt in any order in its sole discretion; provided, however, notwithstanding anything to the contrary contained in the Loan Documents, Lender shall not apply any amounts in the Rate Cap Reserve Fund (other than in accordance with Section 7.6) unless and until the earlier to occur of (x) an Event of Default continuing with respect to Borrower’s failure to make Monthly Debt Service Payments or (y) a Priority Payment Cessation Event.

(c) All interest or other earnings on Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender, provided that Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments if (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable Legal Requirements, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which the applicable Reserve Account was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower, provided that, so long as no Event of Default is continuing, such taxes may be paid from the applicable Reserve

Funds. No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 7.11(c). All interest on Reserve Funds (i) shall be added to and become a part of such Reserve Fund, (ii) shall accrue to the benefit of Borrower and (iii) shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender.

(d) Lender shall hold each Reserve Account in trust and for the benefit of Lender and Borrower as provided in the Loan Documents, and each Reserve Account shall be under the sole dominion and control of Lender. Lender shall have the sole right to make withdrawals from each Reserve Account.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds provided such Reserve Funds are held in an Eligible Account and invested only in Permitted Investments in accordance with the terms of the Loan Documents. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all Losses arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default is continuing.

(f) Amounts deposited in the Rollover Reserve Account shall be available with respect to any Individual Property in accordance with the terms and conditions of this Agreement.

Section 7.12 Distributions to Mezzanine Lenders.

(a) Notwithstanding anything to the contrary contained herein, any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned (A) if any portion of the Mezzanine Loan Debt is then outstanding, to Mezzanine Lender to be held by the Mezzanine Lender pursuant to the Mezzanine Loan Agreement for the purposes described therein and (B) if no portion of the Mezzanine Loan Debt is then outstanding, to Borrower.

(b) Notwithstanding anything to the contrary contained herein, any portions of the Reserve Funds that are to be paid, returned or delivered to Mezzanine Lender shall be in the case paid, returned or delivered to the Mezzanine Lender, deemed to be disbursed to the Mezzanine Borrower for payment to the Mezzanine Lender.

ARTICLE VIII

DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment Amount is not paid on or before the date when due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing subclause (A) or subclause (B) is not paid on or prior to the date when the same is due with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower, (provided, it shall not be an Event of Default if there are sufficient funds in the Cash Management Account or the Excess Cash Flow Reserve Account to pay any such amounts prior to the date upon which such payment becomes delinquent and Lender is required to use such amounts for the payment of such amount hereunder and Servicer or Lender fails to make such payment in accordance with the Loan Documents);

(ii) if any of the (A) real property Taxes are not paid when the same become delinquent, subject to Borrower’s rights to contest same as provided herein (provided, it shall not be an Event of Default if there are sufficient funds in the Tax and Insurance Reserve Account to pay such Taxes prior to the date upon which such payment becomes delinquent and Lender is required to use such amounts for the payment of such Taxes hereunder and Servicer or Lender fails to make such payment in accordance with the Loan Documents) or (B) material Other Charges are not paid on or prior to the date when the same become delinquent with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(iii) if the Policies are not kept in full force and effect to the extent required by, and subject to, Section 6.1 hereof; provided, it shall not be an Event of Default if there are sufficient funds in the Tax and Insurance Reserve Account or the Excess Cash Flow Reserve Account to pay for such Policies and Lender is required to use such amounts for the payment of such Policies hereunder and Servicer or Lender fails to make such payment in accordance with the Loan Documents;

(iv) if Borrower shall fail to deliver to Lender certificates of insurance evidencing the Policies and such other documentation as reasonably requested by Lender in respect of the Policies within the applicable time periods set forth in Section 6.1(b) hereof and such failure is not cured within ten (10) Business Days of receipt of notice from Lender to Borrower; provided, it shall not be an Event of Default if Borrower is unable to deliver such certificates of insurance and/or other documentation as a result of (1) the Policies no longer being in effect, (2) there are or were sufficient funds in the Tax and Insurance Reserve Account or the Excess Cash Flow Reserve Account to pay for such Policies and (3) Lender is required to use such amounts for the payment of such Policies hereunder and Servicer or Lender fails to make such payment in accordance with the Loan Documents;

(v) if any Transfer is consummated in violation of the provisions of Section 5.2.10 hereof; provided, however, that if such violation arises solely from a failure to provide any required notice or information (other than KYC Searches) pursuant to the applicable provisions of the Loan Documents with respect to a Transfer that is otherwise permitted in accordance with the terms of this Agreement (including, without limitation, a Permitted Transfer), then, without limiting clause (xvi) below, such violation shall not constitute an Event of Default pursuant to this clause (v);

(vi) if any representation or warranty made by Borrower herein or by Borrower or Guarantor in any other Loan Document, or in any certificate or other instrument or agreement made by Borrower or Guarantor in favor of Lender in connection with the Loan shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made, provided (x) that if such untrue representation or warranty is susceptible of being cured or corrected, Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender to Borrower and (y) with respect to any representation or warranty made by Guarantor which shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made (a “Guarantor Misrepresentation”), it shall not be an Event of Default under this Section 8.1(a)(vi) if any other Guarantor and/or one or more Replacement Sponsor Guarantors, Replacement Affiliate Guarantors and/or Replacement Guarantors shall have assumed or otherwise agreed to become liable for all of the liabilities and obligations of the Guarantor who made such Guarantor Misrepresentation under the Loan Documents executed by such Guarantor, in each instance, in accordance with the terms hereunder and the terms of the Guaranty and such other Guarantor, Replacement Sponsor Guarantor, Replacement Affiliate Guarantor or Replacement Guarantor is able to make the representation or warranty that was the subject of the Guarantor Misrepresentation;

(vii) if Borrower or any SPE Constituent Entity shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower or any SPE Constituent Entity or if Borrower or any SPE Constituent Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against or consented to by Borrower or any SPE Constituent Entity, or if any proceeding for the dissolution or liquidation of Borrower or any SPE Constituent Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any SPE Constituent Entity it shall only be an Event of Default upon the same not being discharged, stayed or dismissed within ninety (90) days;

(ix) only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion) if (A) any Guarantor shall make an assignment for the benefit of creditors or if, (B) a receiver, liquidator or trustee shall be appointed for any Guarantor or if any Guarantor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against or consented to by any Guarantor, or if (D) any proceeding for the dissolution or liquidation of any Guarantor shall be instituted (a “Guarantor Bankruptcy Event”); provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days; and provided, further, it shall not be an Event of Default under this Section 8.1(a)(ix) if any other Guarantor and/or any one or more Replacement Sponsor Guarantors, Replacement Affiliate Guarantors and/or Replacement Guarantors shall have assumed or otherwise agreed to become liable for all of the liabilities and obligations of the Guarantor subject to such Guarantor Bankruptcy Event under the Loan Documents executed by such Guarantor, in each instance, in accordance with the terms hereunder, and the terms of the Guaranty;

(x) if Borrower or Guarantor voluntarily assigns in writing its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in violation of the Loan Documents, provided, it shall not be an Event of Default under this Section 8.1(a)(x) if with respect to such an assignment by Guarantor, any other Guarantor and/or any one or more Replacement Sponsor Guarantors, Replacement Affiliate Guarantors and/or Replacement Guarantors shall have assumed or otherwise agreed to become liable for all of the liabilities and obligations of the Guarantor subject to such assignment under the Loan Documents executed by such Guarantor, in each instance, in accordance with the terms hereunder, and the terms of the Guaranty;

(xi) if Borrower breaches any covenant contained in Section 5.1.28 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after Borrower obtains knowledge of such breach, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not alter the conclusions set forth in the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xii) with respect to any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period, provided, however, if such provision does not specifically provide that Borrower’s default under such term, covenant or condition beyond such notice requirement and/or grace period constitutes an immediate Event of Default, clause (xvi) of this Section 8.1(a) shall apply;

(xiii) if any of the factual assumptions related to Borrower contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, provided, however, that any such breach shall not constitute an Event of Default (A) (i) if such breach is inadvertent and nonrecurring or (ii) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after Borrower obtains knowledge of such breach, and (B) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not alter the conclusions set forth in the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xiv) if a material default by Borrower has occurred and continues beyond any applicable notice or cure period under the Management Agreement (or any Replacement Management Agreement) that permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) or the term of the Management Agreement (or any Replacement Management Agreement) expires and Lender delivers a written notice of Event of Default in connection therewith to Borrower (a “Management Default Election Notice”) (unless, within forty-five (45) days after receipt of such Management Default Election Notice, (I) Borrower and a new Qualified Manager enter into a Replacement Management Agreement in accordance with Section 5.1.22, (II) Borrower has elected to release the applicable Individual Property released in accordance with Section 2.6.1(c) hereof and releases the Individual Property in accordance with the provisions thereof or (III) the applicable Manager waives such material default);

(xv) if a material default by Borrower has occurred and continues beyond any applicable notice or cure period under any REA that permits any other party to such REA to enforce the REA against Borrower in a manner that is reasonably expected to have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect, and Lender delivers a written notice of Event of Default in connection therewith to Borrower (a “REA Default Election Notice”) (unless, within forty-five (45) days after receipt of such REA Default Election Notice, (I) Borrower has cured such material default under the REA, (II) Borrower has elected to release the applicable Individual Property released in accordance with Section 2.6.1(c) hereof and releases the Individual Property in accordance with the provisions thereof or (III) the applicable counterparty waives such material default);

(xvi) if Borrower continues to be in Default under any of the other terms, covenants or conditions of this Agreement or the other Loan Documents not specified in clauses (i) to (xv) above or (xvii) to (xix) below, and such Default shall continue for ten (10) days (or such longer period as expressly provided for in this Agreement or in the Loan Documents) after written notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice to Borrower from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; provided, with respect to any such default hereunder or under any of the other Loan Documents which is caused solely by actions or omissions of Guarantor (a “Guarantor Default”), it shall not be an Event of Default under this Section 8.1(a)(xvi) if any other Guarantor and/or any one or more Replacement Sponsor Guarantors, Replacement Affiliate Guarantors and/or Replacement Guarantors shall have assumed or otherwise agreed to become liable for all of the liabilities and obligations of the Guarantor who caused such Guarantor Default hereunder or under the Loan Documents executed by such Guarantor, in each instance, in accordance with the terms hereunder and the terms of the Guaranty;

(xvii) if Borrower shall fail to obtain and/or maintain the Interest Rate Protection Agreement or Replacement Interest Rate Protection Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(xviii) intentionally omitted; and

(xix) if the leasehold estate created by any PILOT Lease shall be surrendered or any PILOT Lease shall be terminated or cancelled for any reason or circumstance in violation of this Agreement (except if, in connection with such surrender or termination, Borrower acquires the fee estate from the applicable PILOT Lessor in accordance with the terms of the PILOT Lease), provided, however, that prior to declaring an Event of Default under this clause (xix), Lender shall permit PILOT Lessee, at any time within sixty (60) days of receipt by PILOT Lessee of a notice from PILOT Lessor of such surrender, termination or cancellation, to (i) cause a Default Release with respect to the applicable PILOT Property and (ii) acquire fee title to the fee estate held by PILOT Lessor in accordance with the terms hereof and the terms of the PILOT Lease (if applicable) hereof.

(b) During the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii), or (x) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (x) above, the Debt and the Other Obligations shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, to the extent permitted by applicable law, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and the Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose any or all of the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion. During the continuance of any Event of Default pursuant to clause (i) of Section 8.1 or any other monetary Event of Default, Lender may foreclose any or all of the Mortgages to recover the applicable delinquent payments. If, pursuant to its rights set forth in Section 8.1(b), Lender elects to accelerate less than the entire Outstanding Loan Amount, during the continuance of an Event of Default, Lender may foreclose any or all of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other portions of the Debt as Lender may elect. Notwithstanding any partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to, during the continuance of an Event of Default, execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of three (3) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered by Lender in connection with the exercise of its remedies under this Section 8.2 may be applied by Lender toward the payment of Debt in such order and priority as Lender shall determine in its sole and absolute discretion.

(e) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX

SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Each of Borrower and Lender acknowledge and agree that Lender may, (i) sell or otherwise transfer the Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Loan and the Loan Documents, except that any such sale, transfer, syndication or participation (but not a Securitization, as defined below) shall only be to an Eligible Assignee or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (the transactions referred to in clause (i) are each herein referred to as a “Syndication” and the transactions referred to in clause (ii) shall hereinafter be referred to as a “Securitization”) provided, (x) any Syndication of all or any portion of the Loan shall only be to an Eligible Assignee, (y) in no instance shall the restriction on the sale, assignment, syndication or participation of the Loan or any portion thereof to an Eligible Assignee apply to any Securitization or to any Securities issued in connection therewith and (z) Lender shall structure any Securitization with a REMIC Trust, unless the collateral for the Loan does not satisfy the applicable REMIC requirements, in which event (and which event only), Lender shall be permitted to the structure the Securitization with a Grantor Trust (and in the event Lender elects to structure the Securitization with a Grantor Trust in accordance with this Section 9.1.1, it shall promptly provide notice thereof to Borrower). Notwithstanding anything to the contrary in this Agreement, Lender shall have no right to create any mezzanine loan(s) without Borrower’s consent and in the event Lender obtains Borrower’s consent to create any mezzanine loan(s), Borrower shall have a consultation right with respect to each mezzanine lender. For the avoidance of doubt, under no circumstances shall Borrower be responsible for any costs or expenses incurred by any transferee of the Loan in connection with any Syndication, whether such costs are incurred before or after the Closing.

(b) At the request of Lender prior to a Securitization of the entire Loan, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use commercially reasonable efforts to (i) provide information in the possession or control of, or reasonably available to, Borrower or its Affiliates and not in the possession of Lender or which may be reasonably required by Lender or (ii) take other actions reasonably required by Lender, in each case, in order to (A) comply with disclosure laws applicable to any such Securitization, (B) satisfy inquiries from one or more Rating Agencies relating to any such Securitization, (C) satisfy requests relating to any Securitization or Syndication from actual or potential investors or other interested parties (including any loan subordinate to the Loan created or entered into in connection with any structural changes to the Loan contemplated by this Section 9.1) in any such Securitization or Syndication, or (D) satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization and/or Syndication. Provided that Lender shall not provide (without the prior written consent of Borrower) to any other Person information regarding the identity of the direct or indirect partners, members, shareholders or other owners of Sponsor (provided that Lender may provide to such Persons the organizational chart attached hereto as Schedule 4.1.1), Lender shall have the right to provide to prospective investors in any Securitization and the Rating Agencies (whether or not such Rating Agencies have been engaged by or on behalf of Lender or its designee to rate the Loan to assign a rating to the Loan or the Securities) any information in its possession (including, without limitation, financial statements) relating to Borrower, any SPE Constituent Entity, Manager, Guarantor, the Management Agreements, the Properties and any Tenant. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in Disclosure Documents. Borrower agrees that, subject to the terms of this Section 9.1, Borrower and its officers and representatives, shall, at Lender’s request, reasonably cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization. If requested by Lender, Borrower shall deliver, in connection with any Securitization, certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, each SPE Constituent Entity and Guarantor as of the date that is within sixty (60) days of such Securitization.

(c) In connection with a Rated Securitization, Lender shall cause to be delivered to Borrower the Disclosure Documents highlighting those sections which Lender proposes to include in the Covered Disclosure Information (which such highlighting shall be limited to the Covered Sections) for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents. Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) Borrower has, at Lender’s request in connection with each Securitization, reviewed the following portions of the Disclosure Documents to the extent highlighted and provided to Borrower in accordance with this Section 9.1.1(c): (x) with respect to the offering circular, the sections titled “Summary of the Offering Circular”, “Description of the Properties”, “Description of the Borrower, the Guarantor and Related Parties”, “Description of MICC Association and MICC Association Documents”, “Description of the Fifth Wellington Association and the Fifth Wellington Association Documents”, “Description of the Property Manager” (if the Manager is an Affiliate Manager), “Description of the Management Agreement and Assignment and Subordination of Management Agreement”, “Risk Factors”, Annex A, Annex G – Borrower Organizational Chart and Annex H – Borrower Names (or sections similarly titled or covering similar subject matters) (the “Covered Sections”) and (y) with respect to the term sheet (other than a pre-marketing term sheet), all highlighted sections provided to Borrower in accordance with this Section 9.1.1(c), solely to the extent the foregoing in (x) and (y) relate to Borrower, each SPE Constituent Entity, Sponsor, Guarantor, Manager (if the Manager is an Affiliate Manager) and the Properties (and, for the avoidance of doubt, excluding any sections relating to the Loan, Loan Documents or the terms of this Agreement) (the “Reviewed Materials”), excluding (I) any underwritten financial information (except to the extent such underwritten financial information is included in the Provided Information), (II) any information (including financial information or forecasted information) that is solely obtained from any third party report, including, without limitation, zoning reports, appraisals, property condition reports or environmental reports, (III) any electronic media (except those portions of Annex A that are not otherwise excluded pursuant to this clause (A)), (IV) any financial projections or reforecasts relating to the performance of the Properties and the other collateral for the Loan (except to the extent such projections or reforecasts are included in the Provided Information), (V) in the event Lender does not incorporate any comment provided in writing (including via e-mail) by or on behalf of Borrower (including comments provided by Borrower’s legal counsel) into the Reviewed Materials, any such portion of the Reviewed Materials to which such comment related and (VI) any statements and information relating to the cities and regions in which the Properties are located (other than the Property addresses), including local market information and local market performance data (collectively with the Covered Provided Information, the “Covered Disclosure Information”), and (B) the Covered Disclosure Information contained in such Reviewed Materials do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Covered Disclosure Information, in the light of the circumstances under which they were made, not misleading (but only to the extent that such fact, if it was not omitted, would have constituted Covered Disclosure Information), (ii) jointly and severally indemnifying Lender and any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any Losses to which any such Indemnified Person may become subject (whether or not arising from any third-party claim) insofar as the Losses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or (B) arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information in the Reviewed Materials a material fact required to be stated therein or necessary in order to make the statements in such Covered Disclosure Information, in light of the circumstances under which they were made, not misleading (but only to the extent that such fact, if it was not omitted, would have constituted Covered Disclosure Information), in each case, to the extent highlighted by Lender and provided to Borrower in accordance with this Section 9.1.1(c), and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Losses. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided. Notwithstanding the foregoing, the indemnification agreement shall not require, with respect to any financial projections or reforecasts that are included in the Covered Disclosure Information or in the Disclosure Documents (to the extent such projections or reforecasts are included in the Covered Disclosure Information), that the Borrower be liable for any Losses resulting from the actual results being different from such projections or reforecasts so long as (i) the Borrower had no reason to believe that such projections or reforecasts were materially inaccurate and (ii) the Borrower has disclosed to Lender all facts known to them and have not failed to disclose any fact known to them, in each case that could be reasonably expected to cause any such projections or reforecasts made herein to be materially misleading. Notwithstanding anything to the contrary contained herein, (A) the Borrower shall not be responsible for (x) any liabilities relating to untrue statements or omissions in any Covered Disclosure Information of which Borrower provided notice to Lender in writing, or (y) any liabilities relating to any information contained in the Covered Disclosure Information that Borrower is not first provided a reasonable opportunity to review (other than Covered Provided Information); and (B) Borrower shall not be liable for any misstatements or omissions in the Covered Disclosure Information resulting from (x) Lender’s failure to accurately transcribe written information by or on behalf of the Borrower to Lender unless Borrower was provided a reasonable opportunity and time period within which to review such Covered Disclosure Information (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions or (y) Lender’s failure to incorporate into the Covered Disclosure Information any comment provided by Borrower prior to the date specified by the Lender in writing by which Borrower must deliver such comments.

(d) In connection with filings under the Exchange Act, in connection with a Rated Securitization, Borrower jointly and severally agrees to indemnify (i) the Indemnified Persons for Losses to which any such Indemnified Person may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information in the Reviewed Materials, or the omission or alleged omission to state in such Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in such Covered Disclosure Information, in light of the circumstances under which they were made, not misleading (but only to the extent that such fact, if it was not omitted, would have constituted Covered Disclosure Information) and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Losses; provided, that, notwithstanding anything to the contrary contained herein, (A) the Borrower shall not be responsible for (x) any liabilities relating to untrue statements or omissions in any Covered Disclosure Information of which Borrower provided notice to Lender in writing prior to the applicable filings under the Exchange Act (for the purposes of this sentence, such notice shall be deemed to have been provided if sent via email with the bold subject “URGENT EXCHANGE ACT NOTICE” and receipt is confirmed), or (y) any liabilities relating to any filings under the Exchange Act (or the applicable provisions thereof) that Borrower is not first provided a reasonable opportunity to review; and (B) with respect to any filings under the Exchange Act, the Borrower shall not be liable for any misstatements or omissions in the applicable filings under the Exchange Act relating to such information resulting from (x) Lender’s failure to accurately transcribe written information by or on behalf of the Borrower to Lender unless Borrower was provided a reasonable opportunity and time period within which to review such filings under the Exchange Act of such materials (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions or (y) Lender’s failure to incorporate into the Covered Disclosure Information any comment provided by Borrower prior to the later of the filing or the date specified by the Lender in writing by which Borrower must deliver such comments.

(e) In connection with a Rated Securitization, promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Borrower, notify such Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.1 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Borrower shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.1. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Borrower thereof, such Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Borrower to the Indemnified Person of its election to assume the defense of such claim or action, such Borrower shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both the Borrower, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Borrower, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Borrower is required hereunder to indemnify such Indemnified Person. The Borrower shall not be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(f) Without the prior consent of Lender (which consent shall not be unreasonably withheld), no Borrower shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such Borrower shall have given Lender reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, such Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of such Borrower (which consent shall not be unreasonably withheld).

(g) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.1 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Losses that are the subject of this Section 9.1), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Losses for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.1, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation. Notwithstanding the provisions of this Section 9.1, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Borrower agrees that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by purchase discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan and Securitization.

(h) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.1 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.1.

(i) The liabilities and obligations of the Indemnified Persons and Borrower under this Section 9.1 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(j) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(k) Borrower covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower shall (i) deliver one or more new notes substantially in the form of the Note to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among any new or existing components in Lender’s sole discretion, provided, (1) such new or modified notes, in the aggregate, shall equal the Outstanding Loan Amount immediately prior to the creation thereof, (2) such new or modified notes shall at all times have a weighted average spread equal to the Weighted Average Spread (except in connection with a Permitted Adjustment Event), (3) no amortization of principal of the Loan will be required, (4) such new or modified notes shall not change the stated maturity of the Loan(s), (5) such new or modified notes shall not change any other economic or other material terms of the Loan (including the ability of Borrower and/or Mezzanine Borrower to elect to have a voluntary prepayment applied to the Mezzanine Loan (or any component of the Mezzanine Loan) on a reverse sequential basis without a corresponding payment of the Loan in accordance with the terms and conditions hereof), and (6) such new or modified notes shall not decrease any of the periods during with Borrower or Guarantor is permitted to perform its obligations under the Loan Documents and (7) there shall be no modifications to the Loan Documents except to reflect the creation of such new or modified notes and such new or modified notes shall be in substantially the same form of the Note. and (ii) cooperate with Lender to modify the Cash Management Agreement to reflect such new components; and further provided, that none of the foregoing actions shall have a material adverse effect on Borrower, Guarantor, Sponsor or affect any of the rights or obligations of Borrower, Guarantor or Sponsor under the Loan Documents in any materially adverse respect. Notwithstanding anything to the contrary contained herein, no reallocation or creation of new components pursuant to this Section 9.1.1(k), shall (i) reduce the Free Prepayment Amount, (ii) reduce the percentage of the Loan permitted to be voluntarily prepaid without a Spread Maintenance Premium prior to the Open Prepayment Date or (iii) result in a Spread Maintenance Premium that would not otherwise have been due as of the Closing Date based upon the definition of Spread Maintenance Premium.

(l) Intentionally Omitted.

(m) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended (as applicable, the “Securities Act”), or the Securities Exchange Act of 1934, as amended (as applicable, the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with a Securitization.

(n) In connection with the securitization, syndication or participation of the Loan or sale of all or a portion of the Loan, or any Lender’s underwriting of the Loan, but without limiting any Lender’s ability to consummate any of the foregoing, Lender shall use commercially reasonable efforts to minimize site visits for each Individual Property for the benefit of any Lender, appraisers, rating agencies and any other third parties who request site visits in connection with the performance of due diligence or completion of third party reports in connection with the Loan, including, without limitation, using commercially reasonable efforts to coordinate one combined site visit for each Individual Property for all Lenders. Any site visits shall be subject to any applicable requirements or limitations (i) under the Leases applicable to each Individual Property and (ii) imposed by state, local or other governmental authorities or the Manager in connection with COVID-19.

(o) Lender shall promptly provide written notice to Borrower of any assignment, syndication or participation of the Loan or sale of all or any portion of the Loan but the failure to so notify shall not be a default by Lender hereunder.

9.1.2 Splitting the Loan; Uncross of Properties. (a) Without limitation to Section 9.1.1(b) hereof, at any time prior to a Securitization, Lender and Borrower agree that the Loan may be split and severed into additional loans (any such splitting and severing, a “Loan Splitting” and any such severed and split loan, a “Split Loan”). Upon the written request of Lender in connection with any Loan Splitting, Borrower shall deliver to Lender, at Lender’s expense, (i) the Loan Split Documents, (ii) updates of the opinions of counsel delivered on the Closing Date with respect to due authorization, execution and non-consolidation, (iii) endorsements and/or updates to the Title Insurance Policies, and (iv) such other certificates, instruments and documentation as Lender may reasonably determine are necessary or appropriate to effect the Loan Splitting (the items described in subclauses (i) through (iv) collectively hereinafter shall be referred to as the “Splitting Documentation”), which Splitting Documentation shall be in form and substance reasonably acceptable to Lender (subject to Section 9.1.2(b) hereof) and Borrower.

(b) In furtherance of any Loan Splitting, Lender shall have the right to elect to (i) sever or divide the Note and the other Loan Documents in order to allocate the Split Loan to the applicable Individual Properties (the “Affected Properties”) and to evidence the same with a new note having an original principal amount equal to the New Note Amount (the “New Note”) and other necessary loan documents (such loan documents, collectively with the New Note and the Note and other Loan Documents, as severed and divided, the “Loan Split Documents”), (ii) segregate the applicable portion of each of the Reserve Accounts relating to the Affected Properties and (iii) take such additional action as is reasonably necessary to effect the Loan Splitting; provided, that (A) the Loan Split Documents, together with the Loan Documents secured by the remaining Individual Properties, shall not (1) modify (w) the initial weighted average interest rate payable under the Note (except in connection with a Permitted Adjustment Event), (x) the stated maturity of the Note, (y) the aggregate amortization of principal of the Note, or (z) any other material term of the Loan, as any of the foregoing existed prior to the Loan Splitting, (2) decrease the time periods during which Borrower or Guarantor is permitted to perform its obligations under the Loan Documents, or (3) otherwise modify any provisions of the Loan Documents or the Loan Split Documents other than to effectuate such Loan Splitting and as otherwise necessary to accurately reflect the Loan Split Documents, (B) the Loan Split Documents shall be substantially in the form of the applicable Loan Documents and (C) the Loan Split Documents shall not decrease the rights, or increase the obligations, of Borrower or Guarantor under the Loan Documents. The Loan Split Documents may, at Lender’s option, contain provisions that cross-default and/or cross-collateralize the Split Loan with the Loan and/or one or more other Split Loans. Upon a Loan Splitting, the principal amount of the Loan shall be reduced by an amount equal to the aggregate Allocated Loan Amounts of the Affected Properties (the “New Note Amount”), and the original principal amount of the Split Loan, as evidenced by the New Note, shall be equal to the New Note Amount.

(c) Upon the written request of Lender in connection with any Loan Splitting, Borrower shall deliver to Lender evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Borrower following such Loan Splitting have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion, if the same would be reasonably required by a prudent lender in such circumstances).

(d) Notwithstanding the foregoing, in the event that Lender shall be required to repurchase any portion of the Loan under the operative documents for any Securitization (a “Repurchase”), Lender may effect a Loan Splitting in connection therewith pursuant to, and subject to the terms and provisions of, the foregoing subsections of this Section 9.1.2. In connection with any such Repurchase, Borrower shall reasonably cooperate with Lender to satisfy all requirements necessary in order to (A) following a Rated Securitization, obtain a Rating Agency Confirmation with respect to such Loan Splitting in connection with such Repurchase and (B) obtain an opinion of a nationally-recognized tax counsel that such Loan Splitting does not cause a tax to be imposed on a Securitization Vehicle and (i) if the Loan is included in a REMIC Trust, does not constitute a “significant modification” of the Loan under Treasury Regulations Section 1.860G-2(b)(2) nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust under Treasury Regulations Section 1.860G-2(b)(2) or (ii) if the Loan is included in a Grantor Trust, does not constitute a “significant modification” of the Loan under Section 1001 of the Code, nor cause a Securitization Vehicle to fail to qualify as a Grantor Trust, as applicable. In the event that (and only in the event that) a Repurchase is required due to any misrepresentation made by Borrower in connection with the Disclosure Documents or indirectly due to a material breach of any representation made by Borrower in this Agreement or the other Loan Documents, Borrower shall pay all third-party expenses incurred in connection with the preparation and delivery of Splitting Documentation and the effectuation of the Repurchase and the related Loan Splitting, notwithstanding the provisions of Section 9.1.4 to the contrary, except that in no event shall Borrower be responsible for the costs or expenses (including any premiums) of any title endorsements, updates or policies obtained by or on behalf of Lender in connection with any Loan Splitting or Repurchase unless such endorsements, updates or policies are required due to the inability of any Individual Property or Properties to meet the customary standard for a Securitization of the Properties as a whole.

9.1.3 Intentionally Omitted.

9.1.4 Securitization/Syndication Costs. All reasonable out-of-pocket third-party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s and Guarantor’s compliance with requests made under this Section 9.1 (including any documentary stamp, intangible or other mortgage taxes and any fees and expenses of the Rating Agencies) incurred in connection with a Loan Splitting, Syndication of the Loan and/or Securitization shall be paid by Lender including any AUP costs incurred before or after the Closing Date; provided, that Borrower and Guarantor shall be responsible for the payment of all of Borrower’s and Guarantor’s respective attorneys’ fees and expenses with respect thereto. Notwithstanding the foregoing, from and after the Closing Date, Lender shall be responsible for attorneys’ fees and expenses incurred by Borrower and Guarantor in connection with a Loan Splitting, bifurcation of the Loan into one or more mezzanine loans or the creation of an A/B or senior/subordinate note structure.

Section 9.2 Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender pursuant to the Loan Documents, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (A) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (B) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (C) affect the validity or enforceability of the Guaranty or the Environmental Indemnity or any of the rights and remedies of Lender thereunder; (D) impair the right of Lender to obtain the appointment of a receiver; (E) impair the enforcement of the collateral assignment of leases and rents contained in the Mortgage; (F) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (G) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses to the extent actually incurred by Lender and arising out of or in connection with the following:

(i) fraud or material and willful misrepresentation by Borrower or any SPE Constituent Entity or any of their respective Affiliates that are Controlled by Guarantor (each, a “Recourse Party”) in connection with the Loan;

(ii) willful misconduct of any Recourse Party which results in physical damage or waste to the Property (provided, there shall be no liability for any physical damage or waste to the extent caused by (x) a failure to pay expenses due to insufficient funds having been generated from the Property for Borrower’s business operations or (y) if reserve funds held by Lender (or Administrative Agent) and specifically allocated for such amount or Excess Cash Flow Reserve Funds permitted to be used for such purpose under this Agreement have not been made available to Borrower by Lender (or Administrative Agent) to pay such outstanding amounts and Borrower fails to pay such outstanding amounts);

(iii) other than in connection with Approved Alterations, including, without limitation, after a Casualty or Condemnation, the intentional and wrongful removal or disposal by or on behalf of any Recourse Party of any portion of any Individual Property in violation of the Loan Documents during the continuance of an Event of Default;

(iv) the misappropriation or conversion by any Recourse Party of any of the following in violation of the Loan Documents (A) any Insurance Proceeds paid by reason of any Casualty or proceeds of the PLL Policy, (B) any Awards or other amounts received from a Governmental Authority in connection with a Condemnation, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance, provided that, in no event will it be deemed misappropriation by a Recourse Party to the extent any of the foregoing are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Properties in accordance with the terms of this Agreement or applied to pay other obligations required to be paid pursuant to the Loan Documents, or otherwise delivered to Lender;

(v) a material breach by Borrower or any SPE Constituent Entity or material failure by Borrower or any SPE Constituent Entity to comply with the covenants set forth in Section 5.1.28(b) hereof (provided, however that (1) there shall be no liability hereunder (x) for trade payables or other operational Debt incurred in the ordinary course of business or as may otherwise be permitted in accordance with this Agreement or for the failure to pay such trade payables or operational debt as a result of insufficient funds having been generated from the Property or (y) if reserve funds held by Lender (or Administrative Agent) and specifically allocated for such amount or Excess Cash Flow Reserve Funds permitted to be used for such purpose under this Agreement have not been made available to Borrower by Lender (or Administrative Agent) to pay such outstanding amounts, and (2) the foregoing shall not require Borrower’s equityholders, Guarantor or Sponsor to make any additional capital contributions to Borrower);

(vi) except as permitted by the Loan Documents, if Borrower voluntarily encumbers any Individual Property by any Lien securing indebtedness for borrowed money (other than (i) a Permitted Encumbrance or (ii) a Lien arising out of indebtedness that was Permitted Debt when incurred but which subsequently became prohibited because of a failure to repay the same as required by this Agreement solely as the result of insufficient funds having been generated by the Property) without Lender’s prior written consent; or if Borrower, any SPE Constituent Entity, Guarantor or any of their respective Affiliates fail to obtain Lender’s prior written consent to any voluntary Transfer of title to an Individual Property (or any material portion thereof constituting real property) or any direct or indirect interest in Borrower in any case in which such consent is required to be obtained pursuant to Section 5.2.10 hereof, provided, however, that if such violation or breach arises solely from a failure to provide any required notice or information pursuant to the applicable provisions of the Loan Documents with respect to a Transfer that is otherwise permitted in accordance with the terms of this Agreement (including, without limitation, a Permitted Transfer), there shall be no liability hereunder. For the avoidance of doubt, a Transfer resulting from the exercise of Lender’s rights under the Loan Documents, any Mezzanine Lender’s rights under the applicable Mezzanine Loan Documents or the consummation of any remedial or enforcement action by the Lender or any holder of any Mezzanine Loan of the collateral for the Loan or any Mezzanine Loan, including, without limitation, any foreclosure, power of sale, deed-in-lieu or assignment-in-lieu of foreclosure and the exercise of any rights of Lender under the Mortgages or any Mezzanine Lender under any Pledge Agreement, including, without limitation, the appointment of a receiver, custodian, trustee or examiner by Lender or any Mezzanine Lender or any right to vote any pledged securities or any right to replace officers and directors of any Person (collectively, a “Foreclosure”), shall not be a Transfer in violation of Section 5.2.10 hereof; and

(vii) subject to a cap equal to the aggregated PLL Policy Limit, to the extent that Borrower obtains PLL Policies that do not run through the Required PLL Period and Borrower fails to renew, replace or extend such PLL Policy through the Required PLL Period as required under Section 6.1(a)(x), any liability pursuant to Section 4 (other than Section 4(a)(l)) of the Environmental Indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the Lender.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event of: (i) Borrower or any SPE Constituent Entity filing a voluntary petition under the Bankruptcy Code (other than at the request or direction of Lender); (ii) the filing by any Person (other than Lender) of an involuntary petition against Borrower or any SPE Constituent Entity under the Bankruptcy Code in which any Recourse Party colludes in writing with the petitioning Person (other than Lender) filing such involuntary petition against Borrower or any SPE Constituent Entity; (iii) any Recourse Party filing an answer consenting to or otherwise joining in any involuntary petition filed against

Borrower or any SPE Constituent Entity, by any other Person under the Bankruptcy Code (other than Lender); or (iv) any Recourse Party consenting in writing to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any SPE Constituent Entity, any Individual Property (or any portion thereof) other than with the prior written consent of Lender; provided, that with respect to the foregoing clauses (iii) and (iv), there shall be no liability for (x) failing to file an objection to any such filing and (y) providing a response in any such proceeding if such response is required by applicable law, rule or court order.

Section 9.3 Matters Concerning Manager. If (a) an Event of Default occurs and is continuing or (b) a Bankruptcy Action with respect to Manager has occurred and is continuing (and Borrower has not otherwise replaced the Manager), then, in the case of any of the foregoing, Borrower shall, at the request of Lender (such request being made no less than thirty (30) days in advance if there is an Event of Default continuing), terminate the Management Agreement and replace the Manager with a Qualified Manager (other than the Existing Manager that is subject to the Bankruptcy Action or any Person that is under common Control with the Existing Manager that is subject to the Bankruptcy Action) pursuant to a Replacement Management Agreement, it being understood and agreed that the base management fee for such Qualified Manager shall not exceed then-prevailing market rates (and in no event shall such base management fee exceed, with respect to each Individual Property, the greater of (x) three percent (3.0%) of the Gross Income from Operations attributable to such Individual Property to which such Replacement Management Agreement relates or (y) the Individual Management Fee Cap).

Section 9.4 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender after consultation with Borrower with respect to the initial master servicer and initial special servicer, subject to the last sentence of this Section 9.4, and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, trust and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Prior to the execution of any Servicing Agreement, Lender shall provide Borrower with a copy of such proposed Servicing Agreement for Borrower’s review; provided that Borrower’s approval shall not be required in connection with Lender’s entry into any such Servicing Agreement. Borrower shall not be responsible for any cost or expenses relating to the Servicing Agreement or the services provided by Servicer thereunder, including, without limitation, any set-up fees or other initial costs, the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any other fees or expenses required to be borne by, and not reimbursable to, Servicer, provided that, notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in curing any Event of Default hereunder and which are provided for under the Servicing Agreement or actual, out-of-pocket expenses paid by Servicer in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums), (b) following a Rated Securitization, the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same): (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, provided, that, in no instance shall such liquidation fees exceed 0.15% of liquidation proceeds, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, provided, that, in no instance shall (1) the annual special servicing fees exceed 0.15% of the outstanding amount of the Loan per annum and (2) any work-out fees exceed 0.15% of each collection of interest and principal of the Loan, and (iii) during the continuance of an Event of Default, the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (c) customary and reasonable servicing fees in connection with any special requests made by Borrower to Servicer during the term of the Loan, provided that servicing fees, excluding any reasonable out-of-pocket third party attorneys’ fees and expenses, in connection with the routine and customary lease consent request or other leasing matter shall not exceed $5,000.00 in the aggregate. Borrower hereby acknowledges that KeyBank, National Association has been approved as the initial master servicer and 3650 REIT Loan Servicing, LLC has been approved as the initial special servicer.

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Subject to Section 10.30, whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive other than to the extent expressly set forth in this Agreement or the Loan Documents. Whenever this Agreement expressly provides that Lender is required to be reasonable in its determination of whether or not to consent to or approve a certain matter, such provisions shall also be deemed to require that Lender not unreasonably delay or condition such consent or approval.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED (OTHER THAN WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY, ENFORCEMENT AND FORECLOSURE OF THE SECURITY INTERESTS IN (I) THE LOCKBOX ACCOUNT, (II) THE CASH MANAGEMENT AGREEMENT, AND (III) THE CAP COLLATERAL (AS DEFINED IN THE INTEREST RATE PROTECTION AGREEMENT), WHICH, IN EACH CASE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK), IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

SEQUOIA PARENT LP

C/O BLACKSTONE REAL ESTATE ADVISORS L.P.

345 PARK AVENUE

NEW YORK, NEW YORK 10154

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices.

(a) All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by certified or registered United States mail, postage prepaid, return receipt requested, (c) sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (d) sent by electronic mail (provided that, (x) in connection with any notice sent pursuant to clauses (a) through (c) above, a copy of such notice shall also be delivered by electronic mail as set forth in clause (d), and (y) if sent by electronic mail such delivery must be accompanied or followed by a delivery method specified in clauses (a) through (c) hereof, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6)):

If to Lender:

Bank of America, N.A.

620 South Tryon Street

NC1-030-21-01

Charlotte, North Carolina 28255

Attention: Steven Wasser

Email: steve.l.wasser@bofa.com

Citi Real Estate Funding Inc.

388-390 Greenwich Street, Trading Floor 4

New York, New York 10013

Attention: Ana Rosu Marmann

Email: ana.rosu@citi.com

Barclays Capital Real Estate Inc.

745 Seventh Avenue

New York, New York 10019

Attention: Adam Scotto

Email: adam.scotto@barclays.com

Morgan Stanley Bank, N.A.

1585 Broadway, 25th Floor

New York, New York 10036

Attention: John Maurer

Email: John.Maurer@morganstanley.com

Societe Generale Financial Corporation

245 Park Avenue

New York, New York 10167

Attention: Stewart Whitman

E-mail: Stewart.whitman@sgcib.com

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: David W. Forti, Esq.

Email: david.forti@dechert.com

and to:

Societe Generale Financial Corporation

245 Park Avenue, 11th Floor

New York, New York 10167

Attention: General Counsel

Email: us-glba-abp-cmbs-notices@sgcib.com

If to Borrowers:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel and Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

with a copy to:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Capital Markets Group

Email: CapitalMarkets@blackstone.com

with a copy to:

Link Logistics Real Estate LLC

90 Park Avenue – 32nd Floor

New York, New York 10016

Email: opsdistribution@linklogistics.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Whitney Salinas, Esq.

Email: whitney.salinas@stblaw.com

A notice shall be deemed to have been given: (i) in the case of hand delivery, when delivered; (ii) in the case of registered or certified mail, when delivered or upon the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery service, when delivered or upon the first attempted delivery on a Business Day; and (iv) in the case of electronic mail, upon satisfaction of the foregoing clauses (i) through (iii), as applicable, with respect to such delivery method which accompanied such email.

(b) Borrower hereby appoints B9 Sequoia Wiegman Owner LP, a Delaware limited partnership (the “Representative Borrower”) to serve as agent on behalf of all Individual Borrowers to receive any notices required to be delivered to any or all of the Individual Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers. The Individual Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder in accordance with the Loan Documents. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.

(a) Other than as expressly provided in this Agreement or any other Loan Document, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within five (5) Business Days following Borrower’s receipt of written notice to Borrower from Lender for all reasonable out-of-pocket costs and expenses (including reasonable actually incurred attorneys’ fees, disbursements and expenses) actually incurred by Lender (provided that, other than as expressly provided for herein, such costs and expenses shall not include any fee charged by Servicer or any special servicer in connection therewith) in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower required under this Agreement or the other Loan Documents with respect to the Properties; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, the premiums and other costs and expenses associated with the Title Insurance Policy and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third-party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties or any other security given for the Loan; and (viii) subject to Section 9.4, enforcing any obligations of or collecting any payments due from Borrower or Guarantor under this Agreement, the other Loan Documents or with respect to the Properties (including, without limitation, any fees incurred by a Servicer that is a master servicer in connection with the transfer of the Loan to a Servicer that is a special servicer prior to or following a Default or an Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or any Indemnified Party. During the continuance of an Event of Default, any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or the Cash Management Account, as applicable. Notwithstanding anything to the contrary contained herein or in the Loan Documents, in connection with the closing of the Loan, Borrower shall not be liable on the Closing Date or thereafter for (i) the AUP, (ii) third party underwriting costs of any Lender (other than those incurred by BOA), (iii) costs associated with consultants reviewing third party reports (including, but not limited to, Phase One environmental reports, property condition reports, seismic reports or appraisals) for any Lender, except for those expenses incurred by BOA and (iv) costs associated with entity searches ordered by or on behalf of any Lender (other than those ordered by or on behalf of BOA).

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other Losses that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner (whether or not arising from a third-party claim) relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents (including, without limitation, any material misstatement or omission in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document), or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. Paragraph (b) of this Section shall not apply with respect to Section 2.9 Taxes other than any Section 2.9 Taxes that represent losses, claims, damages, etc. arising from any non-Section 2.9 Tax claim.

(c) Other than as provided in Section 9.1.4 and Section 9.4, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or to any of its Affiliates shall be subject to the prior written approval of Lender in its sole discretion (but subject to the Deemed Approval Requirements); provided, this Section 10.17 shall not restrict Borrower or its Affiliates from disclosing any information relating to the foregoing in connection with any investor communication, statutory reporting requirements or other Legal Requirements applicable to Borrower or its Affiliates.

Section 10.18 Cross-Collateralization; Waiver of Marshalling of Assets. (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Subject to Section 9.1.2, Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) upon the occurrence of any Event of Default, an event of default shall be deemed to have occurred under each of the Mortgages regardless of whether the event constituting such Event of Default related to any particular Individual Property; (ii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iii) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(a) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of any Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all Losses in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements; Notice to Borrower. Borrower is hereby notified that this Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto or thereto.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person comprising Borrower shall be joint and several. The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term “Collective Group”) has been defined to collectively include each Borrower (and in the case of the Collective Group, defined to collectively include each Borrower and each SPE Constituent

Entity). It is the intent of the parties hereto in determining whether there has occurred an event which (i) constitutes a Default or Event of Default or (ii) creates recourse obligations under Section 9.2 hereof, that any such event with respect to any Borrower (or, where applicable, with respect to any single member of the Collective Group) shall be deemed to be such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower and that every Borrower need not have been involved with the event causing the same in order for such event to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower (and likewise, where applicable, that each member of the Collective Group need not have been involved with such event for the same to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable).

Section 10.24 Register. The initial Lender or the Servicer (or in the case of participants, the applicable Lender), as non-fiduciary agent of Borrower, shall maintain a record within the meaning of U.S. Treasury Regulation 5f.103-1(c) that identifies each owner (including successors, assignees and participants) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”) and shall record all transfers of an interest in the Loan, including each assignment and participation, in the Register. The initial Lender or Servicer (or in the case of participants, the applicable Lender) as a non-fiduciary agent of Borrower, shall approve transfers of interests in the Loan (including assignments and participations) and will update the Register to reflect the transfer. Notwithstanding anything in this Agreement to the contrary, the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lenders and the Servicer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender (or participant) hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No transfer is effective until the transferee (or participant) is reflected as such on the Register pursuant to this Section 10.24. The parties intend for the Loan to be in registered form for tax purposes and to the extent of any conflict with this Section 10.24, this Section 10.24 shall be construed in accordance with that intent.

Section 10.25 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, to the extent Lender or any Person who Controls Lender is a “venture capital operating company” within the meaning of 29 C.F.R. Section 2510.3-101, Lender shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at mutually agreeable times, and not more than four (4) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of each Borrower and the operation of the Individual Properties and is otherwise reasonably acceptable to Lender regarding such significant business activities and business and financial developments of Borrower as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances and provided further that neither the Borrower nor its designated representative shall be under any obligation to follow or implement any advice or recommendations of the Lender. The rights of the Lender provided in this Agreement are expressly limited to consultation, and shall not include any other rights or obligations, including without limitation, any right or obligation to supervise or conduct any aspect of the Borrower’s business or operations; and

(b) the right, in accordance with the terms of Section 5.1.11(a) of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower or any Tenants or other occupants of any Individual Property.

The rights described above in this Section 10.25 may be exercised by Lender on behalf of any Person which Controls Lender. The Lender and each such Person agrees to hold in confidence any confidential information provided to or learned by the Lender or the Person or its designated representative in connection with the rights under this Agreement; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to any loan participant, provided that such participants use such information solely in connection with their ownership of their interest in the Loan, (b) subject to an agreement to comply with the provisions of this Section 10.25, to any prospective participant or transferee of an interest in the Loan, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (e) if requested or required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed, or (g) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.26 Intentionally Omitted.

Section 10.27 Use of Borrower Provided Information. Lender agrees to (i) use all Provided Information solely for purposes of its ownership of its interest in the Loan and shall not use such information obtained in its capacity as lender in a manner to compete with Borrower in the business of the ownership and operation of properties similar to the Properties, including, without limitation, multifamily housing similar to the applicable Properties and (ii) keep confidential all Provided Information that is designated by Borrower or Borrower’s Affiliates as confidential; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to any loan participant, provided that such participants use such information solely in connection with their ownership of their interest in the Loan, (b) subject to an agreement to comply with the provisions of this Section 10.27, to any prospective participant or transferee of an interest in the Loan, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (e) if requested or required to do so in connection with any litigation or similar proceeding, (f) that has been publicly disclosed, or (g) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.28 Borrower Affiliate Lender. Lender agrees that the Lender Documents to which it is a party shall not (a) prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning any direct or indirect interest in the Loan and/or any Mezzanine Loan (in such capacity, an “Affiliate Lender”), including, with respect to the Loan, any single or multi-class Securities in respect of any private or public securitization of the

Loan or (b) create any additional conditions to any such acquisition or ownership, provided, however, that the Lender Documents may include restrictions on the exercise of the rights and remedies of Lender under the Loan and/or any Mezzanine Loan by such Affiliate Lender (but not the exercise of rights and remedies by any Lender that is (x) not a Borrower Restricted Party (as defined in the Lender Documents with respect to the Loan, any single or multi-class Securities in respect of any private of public securitization of the Loan) and (y) not a Broad Affiliate (as defined in the Lender Documents related to any Mezzanine Loan)) including, without limitation, (i) restrictions on any such Affiliate Lender having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan and/or any Mezzanine Loan, (ii) restrictions on any such Affiliate Lender’s approval and consent rights under any intercreditor agreement, (iii) restrictions on the making of protective advances and (iv) restrictions on such Affiliate Lender from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan and/or any Mezzanine Loan, against Lender, any Mezzanine Lender or any agent of Lender and/or any Mezzanine Lender with respect to the duties and obligations of such Person in servicing the Loan and/or any Mezzanine Loan to a specified standard under the Lender Documents; provided further, (x) if an Affiliate Lender acquires an interest in the Loan and/or any Mezzanine Loan, such Affiliate Lender shall retain approval or consent rights under the Lender Documents or the Loan or any Mezzanine Loan, respectively, with respect to any action which would disproportionally and adversely affect the interests in the Loan and/or any Mezzanine Loan, as applicable, held by Affiliate Lenders in an economic manner which is (1) different than the effect of any such action on holders of interests in the Loan or any Mezzanine Loan, as applicable, of the same class or priority (if such holder is not an Affiliate Lender), or (2) more adverse than if such interests were held by a Person who/that is not an Affiliate Lender, and (y) notwithstanding anything to the contrary contained herein, the Lender Documents shall not restrict Affiliate Lenders that acquire an interest in the Loan and/or any Mezzanine Loan from (1) collecting any default interest, late payment charges or other fees and expenses in connection with the Loan or any Mezzanine Loan, as applicable, (2) contributing its pro rata share of any cure payment, protective advance or purchase price in the event that the unaffiliated holder(s) of the Loan or any Mezzanine Loan elect to exercise any cure rights, protective advance rights or purchase options, (3) being a party to or participating in any enforcement action commenced or consummated by the unaffiliated holder(s) of the Loan or any Mezzanine Loan, as applicable, (4) agreeing to or being party to any Loan modification that is initiated or consented to by the unaffiliated holder(s) of the Loan or any Mezzanine Loan, as applicable, (5) transferring all or any portion of its interest in the Loan (or any interest therein) or any Mezzanine Loan in accordance with the terms of the applicable lender documents or (6) accessing any electronic platform for distribution of material information (the rights of an Affiliate Lender pursuant to (x) and (y), the “Retained Affiliate Lender Rights”). Notwithstanding anything to the contrary contained herein, (A) the Retained Affiliate Lender Rights shall not apply to any Servicing Agreement or similar document governing the rights of holders of Securities in a public or private Securitization of the Loan and (B) the rights and remedies of holders of any portion of the Loan that is (x) not a Borrower Restricted Party (as defined in the Lender Documents with respect to the Loan, any single or multi-class Securities in respect of any private or public securitization of the Loan) and (y) not a Broad Affiliate (as defined in the Lender Documents related to any Mezzanine Loan) shall not be impaired or limited. In the event of any conflict between the Lender Documents and this Section 10.28, then the provisions of this Section 10.28 shall govern and control.

Section 10.29 TRS Transfer. At Borrower’s option, without Lender’s consent, Borrower may cause an Individual Property to be transferred to a newly formed, wholly-owned subsidiary of Sponsor (as applicable, a “New TRS Borrower”) provided that the following conditions are satisfied:

(a) No Event of Default shall have occurred and be continuing;

(b) The New TRS Borrower shall have organizational documents in a form reasonably approved by Lender and Borrower and New TRS Borrower shall otherwise comply with the provisions of Section 4.1.30 and Section 5.2.10 hereof;

(c) The New TRS Borrower shall execute and deliver such documents reasonably requested by Lender to evidence that the New TRS Borrower shall be bound to the Loan Documents as a Borrower thereunder;

(d) The Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender from Borrower’s counsel with respect to the New TRS Borrower, resolutions authorizing such New TRS Borrower to enter into the documents referenced in Section 10.29(c) and an enforceability and execution opinion covering the enforceability of such documents referenced in Section 10.29(c) in the same form and substance as the enforceability opinion delivered to Lender on the Closing Date; and

(e) Borrower shall reimburse Lender for any actual costs and expenses it reasonably incurs arising from the transactions contemplated by this Section (including, without limitation, reasonable actually incurred attorneys’ fees and expenses).

Section 10.30 Approvals and Consents. Notwithstanding anything to the contrary herein, Section 10.30(d) and Section 10.30(f) shall be of no further force and effect following the Securitization of the controlling Note and Lender acknowledges and agrees, and shall cause the Lender Documents and any Servicing Agreement to provide, that, following the initial Securitization of the Loan, other than in connection with any Major Decision (as defined in the Servicing Agreement and which definition shall be consistent with the definition of “Major Decision” contained in any offering circular approved by Borrower with respect to the initial Securitization of the Loan), any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender which is an Administrative Agent Decision or an Additional Administrative Agent Decision may be given or waived with the written consent of the master servicer and without the consultation, consent or approval of any special servicer (unless the Loan has been transferred to special servicing in accordance with such Lender Documents or Servicing Agreement). With respect to requests for waivers or consents from the Borrower, the controlling class representative shall only have consent and/or consultation rights with respect to the Major Decisions. For the avoidance of doubt, any consents and approvals arising under the Loan and the Loan Documents not expressly requiring the consent of Lender pursuant to Section 10.30(c) hereof shall require the consent of the Administrative Agent only.

(a) Administrative Agent Decisions. Notwithstanding anything to the contrary contained in this Agreement, but subject to the first two sentences of this Section 10.30, Section 10.30(b) and Section 10.30(c) hereof, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender with respect to (i) administrative functions with respect to the Loan, including all determinations relating to the distribution of funds, including, without limitation, the distribution of funds to Borrower from the Reserve Accounts held by Lender (subject to compliance with the terms and conditions set forth in Article VII hereof); (ii) all insurance matters including settlement of Casualty and Condemnation proceeds and determinations regarding restoration and release of proceeds pursuant to Section 6.4 hereof and any changes to insurance requirements that are not otherwise contemplated under the Loan Documents; (iii) confirmation (or determinations) of economic calculations under the Loan Documents (including the Debt Yield and Debt Service Coverage Ratio); (iv) Additional Administrative Agent Decisions; (v) property level consent and approvals (or deemed approvals) including approvals of easements, zoning matters, subordination non-disturbance agreements and reciprocal easement agreements, ground lease matters, property managers and property management agreements (including Replacement Management Subordinations); (vi) budget approvals for any life safety or health matters during the continuance of an Event of Default; (vii) waiver of any non-monetary Event of Default under the Loan, (viii) intentionally omitted; (ix) review and confirmation of the satisfaction of the conditions to the release of any Release Parcel/Rights or any Immaterial Transfer/Release; (x) review and confirmation of any Replacement Guarantor pursuant to clause (3) of the definition thereof and review and confirmation of a Person’s satisfaction of the requirements set forth herein for a Replacement Guarantor or Qualified Public Company and review and confirmation of the qualifications of a Qualified Transferee that is not a Qualified Public Company (but, subject to Section 5.2.10(d)(i)(F), Section 5.2.10(d)(ii)(C) and Section 5.2.10(e)(x), the “know your customer” requirements of each Lender must be satisfied); (xi) the waiver or granting of any extensions with respect to deadlines set forth in the Loan Documents regarding financial reporting or Required Repairs; (xii) approvals of Extraordinary Expenses or other budget approvals during the continuance of a Cash Sweep Period (provided that so long as no Event of Default has occurred and is continuing, no approvals shall be required for non-budgeted expenditures relating to life safety or health matters); (xiii) Alterations other than Approved Alterations, for which Lender’s approval is required under Section 5.1.21(a); (xiv) termination of the Management Agreement or replacement of Manager with any Person pursuant to clause (c)(II) of the definition of Qualified Manager; (xv) consent to or waiver of any non-monetary encumbrance of any Individual Property which is not permitted pursuant to the terms and conditions of the Loan Documents; (xvi) consent and approvals (or deemed approvals) under Section 5.1.23 or with respect to any PILOT Documents or any Permitted PILOT Arrangement; (xvii) approvals of the Approved Annual Budget during the continuance of a Cash Sweep Period pursuant to Section 5.1.11 (provided that so long as no Event of Default has occurred and is continuing, no approvals shall be required for non-budgeted expenditures relating to life safety or health matters) and (xviii) leasing matters related to Major Leases, if required, pursuant to Section 5.1.20 and Section 5.2.14 hereof (collectively, the “Administrative Agent Decisions”) may be given or may be waived with the written consent of Administrative Agent only and without the consultation, consent or approval of any of the other Lenders or the Mezzanine Lender. At any time that Administrative Agent’s approval is required under this Section 10.30(a), provided no Event of Default is continuing, Administrative Agent’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto. Any consent or approval required or permitted by this Agreement or the other Loan Documents that is not (A) an Administrative Agent Decision pursuant to this Section 10.30(a) or (B) a Unanimous Decision pursuant to Section 10.30(c) (each such consent or approval, an “Additional Administrative Agent Decision”) may be given or waived with the written consent of the Administrative Agent, only and without consultation, consent or approval of any other Lenders or the Mezzanine Lender.

(b) Intentionally Omitted.

(c) Unanimous Decisions. Notwithstanding the foregoing, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender to (i) increase the commitment of any Lender; (ii) change the principal of, or Spread that has accrued or that will be charged on the Outstanding Loan Amount; (iii) reduce the amount of any fees payable to Lender in any material respect; (iv) postpone any date fixed for any payment of principal or, or interest on, the Loan (including, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor; (v) change any Lender’s Pro Rata Share; (vi) amend the sections of the Loan Agreement governing waivers under and amendments to the Loan Documents; (vii) release any Guarantor of its obligations under the Loan Documents in any material respect except as permitted by the Loan Documents; (viii) consent to any Transfer that is prohibited by the Loan Documents without consent and which is not an Administrative Agent Decision or an Additional Administrative Agent Decision (it being agreed that with respect to any Transfer to a Qualified Public Company or Transfer to a Qualified Transferee, any determinations to be made under this Agreement relating to the satisfaction of the “Qualified Public Company” and/or “Qualified Transferee” requirements hereunder shall be governed by Section 10.30(a)); (ix) waive any monetary Event of Default; (x) decide not to accelerate the Loan during the continuance of an Event of Default; (xi) consent to or waiver of any further monetary encumbrance of the Property or pledge of the direct or indirect interest in Borrower, in each case, to the extent not otherwise expressly permitted by the Loan Documents or permitted with the approval of the Administrative Agent only pursuant to Section 10.30(a) hereof and the approval of the Administrative Agent has been obtained; (xii) enter into any agreement providing for the subordination of the Loan to any other interest which would constitute a Lien against the Property (provided, however, that approval of the Administrative Agent only (and not the unanimous approval of the applicable Lenders) shall be required for subordination of the Mortgage to a non-monetary encumbrance pursuant to Section 10.30(a) hereof); or (xiii) amend this Section 10.30 or any other co-lender provision in this Agreement or the other Loan Documents (the “Unanimous Decisions”) may only be given or waived, with the written consent of Administrative Agent at the written direction of all Lenders.

(d) Replacement Administrative Agent. Prior to a Securitization of the controlling Note, there shall be an Administrative Agent for the Loan at all times when the Loan is held by more than one Lender. BOA or an affiliate thereof that owns a portion of the Loan shall be the Administrative Agent, provided that at any time (i) neither BOA nor any affiliate thereof owns a portion of the Loan, (ii) during the continuance of an Event of Default with respect to which Administrative Agent has provided written notice thereof to Borrower, (iii) BOA has been replaced as Administrative Agent in accordance with the Lender Documents or (iv) following a default by the Administrative Agent of its obligations under this Agreement or any Lender Documents, the Administrative Agent may resign or be replaced with a single Lender that is either then the sole Lender or is a Lender that (A) has otherwise been designated as the replacement Administrative Agent under the Lender Documents and (B) except in the case of clause (ii) above, has been approved by Borrower in its reasonable discretion. Upon the appointment of any successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to and become the Administrative Agent hereunder and any further resignation or replacement of any successor Administrative Agent shall be subject to the terms and conditions of this Section 10.30(d). Notwithstanding the foregoing, Borrower acknowledges and agrees that if the Loan is sold by BOA, Citi, Barclays, MS, SocGen or any other Lender such that the Loan is held by a single Lender, then automatically, and without any further action by BOA, Citi, Barclays, MS, SocGen or such Lender, all references to Administrative Agent hereunder shall be deemed to refer to such single Lender that holds the Loan.

(e) Lenders. The Lender Documents shall, at all times, provide for the approval standards set forth in this Section 10.30 (the “Approval Standards”) and in the event of any conflict between any Lender Documents or any co-lender arrangement and this Section 10.30, then this Section 10.30 shall govern and control. Except as otherwise provided herein, at all times when the Loan is held by more than one Lender, Borrower shall have no obligation to recognize or deal directly with any Lender. Borrower may direct all notices, financial reporting, and requests for consent or approvals and any other relayed documentation or information to Administrative Agent and may conclusively rely upon the actions of Administrative Agent to bind the Lenders, notwithstanding that any particular action in question may, pursuant to this Agreement or any Lender Document, be subject to the consent or approval of some or all of the Lenders in accordance with this Section 10.30 in accordance with the Approval Standards. The Lenders, including Administrative Agent, and each of their affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower (subject to the terms hereof) or any affiliate of Borrower, or any Person who may do business with or own securities in Borrower or any affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(f) Non-Consenting Lenders. If any Lender declines to consent to any amendment, waiver or consent that shall have been requested in a writing by Borrower to Administrative Agent, which amendment, waiver or consent is a Unanimous Decision (a “Non-Consenting Lender”) and such amendment, waiver or consent is not approved (i.e., all other Lenders and, to the extent required by the Mezzanine Loan Agreement, Mezzanine Lender have consented to such amendment, waiver or consent and such consent is insufficient in accordance with this Agreement to approve such amendment, waiver or consent), then Borrower, upon three (3) Business Days’ written notice to Administrative Agent and such Non-Consenting Lender (the “Consent Request Date”) may, at its sole expense and effort require such Non-Consenting Lender to assign and delegate all of its interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee, or another lender identified by Borrower and approved by Administrative Agent that shall assume such obligations and such Non-Consenting Lender shall promptly execute and deliver an assignment agreement evidencing the same; provided that (i) as of such Consent Request Date, no Event of Default shall have occurred and be continuing other than an Event of Default which results solely from the subject matter of the amendment, waiver or consent that such Non-Consenting Lender disapproved, (ii) such Non-Consenting Lender shall have received from the assignee Lender or Borrower payment of an amount equal to the portion of the Outstanding Loan Amount owed to such Non-Consenting Lender as of the date such Non-Consenting Lender is replaced, together with accrued and unpaid interest thereon, and any other amounts due and payable to the Non-Consenting Lender hereunder and under the other Loan Documents in respect of its interest in the Loan had the Loan been repaid in full at such time, including Breakage Costs (but excluding any Spread Maintenance Premium), (iii) such assignment does not conflict with applicable law and (iv) such assignee Lender consents to the proposed amendment, waiver or consent on account of which Borrower shall have exercised its rights pursuant to this paragraph. A Non-Consenting Lender shall not be required to make any such assignment and delegation if prior thereto, such Non-Consenting Lender consents to the applicable amendment, waiver or consent.

(g) Each Lender hereby designates and appoints the Administrative Agent, as its respective agent with respect to each Lockbox Account, as applicable, and each Lender hereby authorizes the Administrative Agent to take any actions on its behalf under the provisions of the Lockbox Agreements. Each Lender hereby authorizes the Administrative Agent to execute, deliver and perform the Lockbox Agreements on its behalf, and the Administrative Agent acknowledges and agrees to take any such action on behalf of the Lender under such the Lockbox Agreements.

(h) Controlling Note. Lender acknowledges that nothing contained in any Lender Document or any other intercreditor or co-lender arrangement among Lender and/or Mezzanine Lender shall provide for more than one controlling Note at any one time.

Section 10.31 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.32 Pre-Negotiation Agreement. Notwithstanding anything to the contrary contained in the Loan Documents or the Lender Documents, in connection with any request, modification or other negotiation relating to the Loan between Borrower and any Lender (or any agent thereof, including any Servicer, special servicer or controlling class representative), Lender acknowledges and agrees that any pre-negotiation agreement or similar agreement to the extent required by such Lender (or agent thereof, including any Servicer, special servicer or controlling class representative) or requested by Borrower shall be in the form attached here to as Exhibit I. Notwithstanding anything to the contrary contained in the Lender Documents, to the extent that the Mezzanine Lender or its affiliates, partners, members, officers, directors, employees, legal counsel, co-lenders, participants, agents (including administrative agents), servicers, special servicers, insurers, existing financing sources, investors, accountants, regulators, or financial or other professional advisors (including, without limitation, appraisers and brokers), rating agencies, trustees, depositors, certificate administrators, controlling class representatives, certificateholders, operating advisors and bondholders (collectively, “Related Parties”) discloses to Lender, or Lender’s Related Parties, any communications, discussions or negotiations relating to possible compromises, modifications, waivers, consents or deferrals of certain terms of the Loan Documents and/or the applicable Mezzanine Loan Documents, but only to the extent such communications, discussions or negotiations are not otherwise specifically required to be disclosed to Lender pursuant to the requirements of the Loan Documents or Lender Documents (“Confidential Information”), such Confidential Information shall constitute settlement negotiations, and therefore, (i) may not be used for any other purpose (including, without limitation, proof of admissions of liability or for other evidentiary purposes) and (ii) shall be inadmissible for all purposes and shall not be subject to discovery in any judicial or similar proceeding.

Section 10.33 Discounted Payoff.

(a) Notwithstanding anything to the contrary contained in this Agreement or any Lender Documents and without any obligation on the part of Borrower, or any other Loan Party or Mezzanine Borrower to make, or any Lender, or any Mezzanine Lender to accept, a Discounted Payoff under this Agreement or any Mezzanine Loan Agreement, as applicable, Mezzanine Borrower and its Affiliates shall be permitted to prepay at a discount all or any portion of any Mezzanine Loan (including any participations) (a “Discounted Payoff”); provided that, no Event of Default is continuing (solely under the Loan and not any Mezzanine Loan), and provided, further, that the Mezzanine Lender (or any individual co-lender or participant) receiving such Discounted Payoff has consented to such prepayment. Notwithstanding anything to the contrary contained in this Agreement or any Lender Documents, any prepayments made by any Mezzanine Borrower or its Affiliates in connection with a Discounted Payoff shall be applied solely to reduce such portion of any Mezzanine Loan held by the Mezzanine Lender or participant in any Mezzanine Loan by an amount equal to the Face Amount of such Discounted Payoff. For purposes of calculating the Debt Yield, any portion of any Mezzanine Loan deemed outstanding after giving effect to such Discounted Payoff shall be reduced by the Face Amount of the Mezzanine Loan retired in connection with such Discounted Payoff.

(b) Each of Borrower and the other Loan Parties acknowledges and agrees that any Discounted Payoff of any Mezzanine Loan shall in no event be characterized by Borrower or any other Loan Party as a purchase of an interest in any Mezzanine Loan.

(c) Lender acknowledges that nothing contained in any Lender Document or any other intercreditor or co-lender or participation arrangements among Lender and/or any Mezzanine Lender shall restrict Discounted Payoffs of all or any portion of any Mezzanine Loan (or any participation thereof) and shall permit Discounted Payoffs of any Mezzanine Loan (in whole or part) without requiring the consent of Lender or any Mezzanine Lender (or participants) and in the event of any conflict between such Lender Documents or other intercreditor, co-lender or participation arrangements and this Section 10.33, then this Section 10.33 shall govern and control.

(d) Following any Discounted Payoff, the then existing Release Amount (as defined in any Mezzanine Loan) for each Individual Property with respect to any Mezzanine Loan shall be reduced by a percentage expressed as a fraction (x) the numerator of which is the Face Amount of any Mezzanine Loan that is being retired and (y) the denominator of which is the Face Amount of any Mezzanine Loan as of the date immediately prior to such Discounted Payoff.

Section 10.34 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

B9 SEQUOIA HATHAWAY OWNER LP,
B9 SEQUOIA DIABLO OWNER LP,
B9 SEQUOIA CARSON CENTER OWNER LP,
B9 SEQUOIA CANADA CENTER OWNER LP,
B9 SEQUOIA CADILLAC OWNER LP,
B9 SEQUOIA CHARCOT OWNER LP,
B9 SEQUOIA CONCORD OWNER LP,
B9 SEQUOIA LAS PLUMAS OWNER LP,
B9 SEQUOIA PARKWAY CENTER OWNER LP,
B9 SEQUOIA BAY CENTER OWNER LP,
B9 SEQUOIA SANTA CLARA TECH PARK OWNER LP,
B9 SEQUOIA WIEGMAN OWNER LP,
B9 SEQUOIA ROGERS OWNER LP,
B9 SEQUOIA MOPAC OWNER LP,
B9 SEQUOIA FREEPORT INDUSTRIAL OWNER LP,
B9 SEQUOIA SPRINGLAKE OWNER LP,
B9 SEQUOIA RUTLAND OWNER LP,
B9 SEQUOIA NORTHWAY PLAZA OWNER LP,
B9 SEQUOIA WATERFORD OWNER LP,
B9 SEQUOIA MCNEIL OWNER LP,
B9 SEQUOIA RICHARDSON OWNER LP,
B9 SEQUOIA WESTWOOD OWNER LP,
B9 SEQUOIA LA PRADA OWNER LP,
B9 SEQUOIA VALWOOD OWNER LP,
B9 SEQUOIA THE SUMMIT OWNER LP,
B9 SEQUOIA ARAPAHO OWNER LP,
B9 SEQUOIA EASTGATE OWNER LP,
B9 SEQUOIA BAYSHORE OWNER LP,
each a Delaware limited partnership

By:	/s/ David Levine
Name: David Levine
Title: Senior Managing Director and Vice President

[Signature Page to the Loan Agreement]

PSBP INDUSTRIAL, L.L.C.,
PSB MICC 2323, LLC,
B9 SEQUOIA AMMENDALE LLC,
PSB WELLINGTON COMMERCE PARK I, LLC,
PSB WELLINGTON COMMERCE PARK II, LLC,
PSB WELLINGTON COMMERCE PARK III, LLC,
PSB BOCA COMMERCE PARK LLC,
B9 SEQUOIA GROVE OWNER LLC,
B9 SEQUOIA PARKLAWN OWNER LLC,
B9 SEQUOIA GUDE OWNER LLC
each a Delaware limited liability company

By:	/s/ David Levine
Name: David Levine
Title: Senior Managing Director and Vice President

[Signatures continue on the following page]

[Signature Page to the Loan Agreement]

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Steven Wasser
Name: Steven Wasser
Title: Managing Director

CITI REAL ESTATE FUNDING, INC.

By:	/s/ Alicia L. Mioli
Name: Alicia L. Mioli
Title: Vice President

BARCLAYS REAL ESTATE INC.

By:	/s/ Adam Scotto
Name: Adam Scotto
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Jane Lam
Name: Jane Lam
Title: Authorized Signatory

SOCIETE GENERALE FINANCIAL CORPORATION

By:	/s/ Kevin Kelley
Name: Kevin Kelley
Title: Vice President

[Signature Page to the Loan Agreement]